QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 18, 2007

Registration No. 333-140061-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TYCO ELECTRONICS GROUP S.A. (Exact name of registrant as specified in its charter)	TYCO ELECTRONICS LTD. (Exact name of registrant as specified in its charter)
Luxembourg (State or other jurisdiction of incorporation or organization)	Bermuda (State or other jurisdiction of incorporation or organization)
3679 (Primary Standard Industrial Classification Code Number)	3679 (Primary Standard Industrial Classification Code Number)
98-0518566	98-0518048
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

17, Boulevard de la Grande Duchesse Charlotte
L-1331 Luxembourg
Telephone: (352) 464-340-1
(Address, including zip code, and telephone number,
including area code,
of registrant's principal executive offices)	90 Pitts Bay Road, Second Floor Pembroke HM 08, Bermuda Telephone: (441) 292-8674 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert A. Scott
Executive Vice President
and General Counsel
Tyco Electronics
Berwyn, Pennsylvania 19312
Telephone: (610) 893-9560
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert E. Buckholz, Jr. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone: (212) 558-4000 Fax: (212) 558-3588	Steven R. Finley Sean P. Griffiths Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193 Telephone: (212) 351-4000 Fax: (212) 351-4035

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 18, 2007

TYCO ELECTRONICS GROUP S.A.
U.S. $2,000,000,000                % Senior Notes due
Fully and Unconditionally Guaranteed by
TYCO ELECTRONICS LTD.

The Issuer:

        Tyco Electronics Group S.A., or TEGSA, is a newly formed holding company organized under the laws of Luxembourg that is wholly and directly owned by Tyco Electronics Ltd. TEGSA was formed to own directly and indirectly all the operating subsidiaries of Tyco Electronics, to issue the notes and to perform treasury operations for Tyco Electronics.

The Guarantor:

        Tyco Electronics Ltd. is a holding company which, upon completion of the separation of the electronics and healthcare businesses of Tyco International Ltd., will own the electronics business of Tyco International.

The Offering:

        Interest:    The notes will bear interest at the rate of    %, which will be paid on            and             , commencing on            , 2007.

        Maturity:                        , 20    .

        Guarantee:    The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Tyco Electronics Ltd., the parent of TEGSA.

        Ranking:    The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior debt and senior to any subordinated indebtedness that we may incur.

        Make-Whole Redemption:    We may redeem the notes in whole or in part at any time pursuant to a Treasury make-whole provision.

        Use of Proceeds:    We intend to use the net proceeds of this offering to repay indebtedness.

This investment involves risks. See "Risk Factors," beginning on page 8, for a discussion of the risks that you should consider prior to purchasing notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Initial public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to TEGSA		%	$

        The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from            and must be paid by the purchaser if the notes are delivered after            .

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York on                        , 2007.

Prospectus dated                        , 2007

        No dealer, salesperson or other person is authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such unauthorized information or representations must not be relied upon. This prospectus does not offer to sell or solicit offers to buy any securities other than those to which this prospectus relates, and it does not constitute an offer to sell or a solicitation of offers to buy any of the securities in any jurisdiction where it is unlawful to make such offer or solicitation, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of the date of this prospectus.

i

MARKET AND INDUSTRY DATA

        We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications.

ABOUT THIS PROSPECTUS

        Tyco Electronics Group S.A. and Tyco Electronics Ltd. have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. You may review a copy of the registration statement, including exhibits to the registration statement, at the SEC's public reference room at:

Room 1580
100 F Street, N.E.
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC also are available to the public through the SEC's website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

        After our separation from Tyco International, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

        We maintain a website on the Internet at http://www.tycoelectronics.com. We will make available free of charge on or through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this prospectus.

ii

SUMMARY

        This summary highlights information contained in this prospectus relating to Tyco Electronics and the notes we are offering. The term TEGSA refers to Tyco Electronics Group S.A., the issuer of the notes. You should read the entire prospectus, including the risk factors, our historical combined financial statements, our unaudited pro forma combined financial statements and the respective notes to those historical and pro forma financial statements.

        Except as otherwise indicated or unless the context otherwise requires, the information included in this prospectus assumes the completion of the separation. Except as otherwise indicated or unless the context otherwise requires, "Tyco Electronics," "we," "us" and "our" refer to Tyco Electronics Ltd. and its combined subsidiaries, including TEGSA, "Covidien" refers to Covidien Ltd. and its combined subsidiaries and "Tyco International" refers to Tyco International Ltd. and its consolidated subsidiaries. When we intend to refer only to Tyco Electronics Ltd, a Bermuda corporation, without including its combined subsidiaries, we use the term "Tyco Electronics Ltd."

        Unless otherwise indicated, references in this prospectus to fiscal 2007, fiscal 2006, fiscal 2005 and fiscal 2004 are to Tyco Electronics' fiscal years ended September 28, 2007, September 29, 2006, September 30, 2005 and September 30, 2004. Our historical combined financial information has been prepared on a "carve-out" basis to reflect the operations, financial condition and cash flows specifically allocable to the Tyco Electronics component of Tyco International during all periods shown. Our pro forma combined financial information adjusts our historical combined financial information to give effect to our separation from Tyco International and any related financing.

Our Company

        We are a leading global provider of engineered electronic components, network solutions and wireless systems. We design, manufacture and market products for customers in industries from automotive, appliances and aerospace and defense to telecommunications, computers and consumer electronics. With over 8,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics' commitment is our customers' advantage.

        We conduct our business through four reporting segments:

  •
  Our Electronic Components segment is one of the world's largest suppliers of passive electronic components, which includes connectors and interconnect systems, relays, switches, circuit protection devices, touchscreens, sensors, and wire and cable. The products sold by the Electronic Components segment are sold primarily to original equipment manufacturers, or OEMs, and their contract manufacturers in the automotive, computer, consumer electronics, communication equipment, appliance, aerospace and defense, industrial machinery, and instrumentation markets.

  •
  Our Network Solutions segment is one of the world's largest suppliers of infrastructure components and systems for telecommunications and energy markets. These components include connectors, above-and below-ground enclosures, heat shrink tubing, cable accessories, surge arrestors, fiber optic cabling, copper cabling, and racks for copper and fiber networks. This segment also provides electronic systems for test access and intelligent cross-connect applications as well as integrated cabling solutions for cabling and building management.

  •
  Our Wireless Systems segment is an innovator of wireless technology for critical communications, radar, and defense applications. The segment's products include radio frequency components and subassembly solutions such as silicon and gallium arsenide semiconductors, radar sensors, radio frequency identification components, microwave subsystems, and diodes and land mobile radios systems and related products. These products are sold primarily to the aerospace and defense, public safety, communication equipment, and automotive markets.

  •
  Our Other segment designs, manufactures, distributes, and installs power systems and undersea telecommunication systems.

Competitive Strengths

        We believe that we have the following competitive strengths:

  •
  Global leader in passive components. With net sales of approximately $12.8 billion in fiscal 2006, we are significantly larger than many of our competitors.

  •
  Strong customer relationships. As an industry leader, we have established close working relationships with our customers. These relationships allow us to anticipate and be responsive to customer needs when designing new products and new technical solutions.

  •
  Process and product technology leadership. We employ over 8,000 engineers dedicated to product research, development and engineering. We invest over $600 million per year in product and process engineering and development so that we consistently provide innovative, high quality products with efficient manufacturing methods.

  •
  Diverse product mix and customer base. We manufacture and sell a broad portfolio of products to customers in various industries.

  •
  Balanced geographic sales mix. We have an established manufacturing presence in over 25 countries and our sales are global. Our global coverage positions us near our customers' locations and allows us to assist them in consolidating their supply base and lowering their production costs.

  •
  Strong and experienced management team. We believe we have a management team that has the experience necessary to effectively execute our strategy and advance our product and technology leadership.

Strategy

        Our goal is to be the world leader in providing custom-engineered electronic components and solutions for an increasingly connected world. Our business strategy is based upon the following priorities:

  •
  Continue to focus our existing portfolio. We regularly review and will consider the divestiture of underperforming or non-strategic businesses to improve our operating results and better utilize our capital.

  •
  Leverage our market leadership position to increase our market share. We are the global leader in many of the markets that we serve. We believe that we must continue to strengthen our leadership position in these markets.

  •
  Achieve market leadership in attractive and under-penetrated industries. We plan to accelerate growth in end-user markets in which we do not have the number one market share but which we believe have attractive growth and profitability characteristics.

  •
  Extend our leadership in key emerging markets. We seek to improve our market leadership position in emerging geographic regions, including China, Eastern Europe and India. We have been increasing our sales and marketing, engineering and manufacturing resources in these emerging regions in order to more fully capitalize on our skills and technologies.

  •
  Supplement organic growth with strategic acquisitions. We will evaluate and selectively pursue strategic acquisitions that strengthen our market position, enhance our existing product offering, enable us to enter attractive markets, expand our technological capabilities and provide synergy opportunities.

  •
  Improve operating margins. We intend to continue to increase our productivity and reduce our manufacturing costs in order to more than fully offset the impact of price erosion on our operating performance.

  •
  Accelerate new product development through research and development excellence. We intend to focus our research, development, and engineering investment on next generation technologies and highly engineered products and platforms.

Class Action Settlement

        On May 14, 2007, Tyco International entered into a memorandum of understanding with plaintiffs' counsel in connection with the settlement of 32 purported class action lawsuits. Under the terms of the memorandum of understanding, the plaintiffs have agreed to release all claims against Tyco International, the other settling defendants and ten other individuals in consideration for the payment of $2.975 billion to the certified class and assignment to the class of any net recovery of any claims possessed by Tyco International and the other settling defendants against Tyco International's former auditor, PricewaterhouseCoopers. Defendant PricewaterhouseCoopers is not a settling defendant and is not a party to the memorandum. Tyco International and the other settling defendants have denied and continue to deny any wrongdoing and legal liability arising from any of the facts or conduct alleged in the actions.

        Pursuant to the terms of the memorandum of understanding, L. Dennis Kozlowski, Mark H. Swartz and Frank E. Walsh, Jr., also are excluded from the settling defendants, and the class will assign to Tyco International all of their claims against defendants Kozlowski, Swartz and Walsh. In exchange, Tyco International will agree to pay to the certified class 50% of any net recovery against these defendants.

        In connection with the class action settlement, we will incur a charge of $0.922 billion in the third quarter of fiscal 2007 for which we do not expect to recognize any tax benefit. When the Separation and Distribution Agreement is entered into, we will record a $2.975 billion liability and a $2.053 billion receivable from Tyco International and Covidien for their portion of the liability.

        The memorandum of understanding does not address the following securities class actions, which remain outstanding: Stumpf v. Tyco International Ltd., New Jersey v. Tyco, Ballard v. Tyco International Ltd., Sciallo v. Tyco International Ltd., et al., Jasin v. Tyco International Ltd., et al., and Hall v. Kozlowski. The memorandum of understanding also does not address any consolidated ERISA litigation in which Tyco International and certain of its current and former employees, officers and directors have been named as defendants.

Tyco Electronics Group S.A.

        Tyco Electronics Group S.A., or TEGSA, a Luxembourg company, is a wholly-owned subsidiary of Tyco Electronics Ltd. TEGSA's registered and principal offices are located at 17, Boulevard de la Grande Duchesse Charlotte, L-1331 Luxembourg. Its telephone number at that address is (352) 464-340-1. TEGSA is a newly-formed holding company established in connection with the separation of the electronics business of Tyco International to directly and indirectly own all of the operating subsidiaries of Tyco Electronics to issue the notes and to perform treasury operations for Tyco Electronics. Otherwise, it conducts no independent business.

        We have not included separate financial statements for TEGSA, which was formed in December 2006, in this prospectus because its initial capitalization was not material and it will not have any significant operations or assets until shortly before the separation.

Tyco Electronics Ltd.

        Tyco Electronics Ltd. is a Bermuda corporation. Its registered and principal office is located at Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number at that address is (441) 292-8674. Its executive office in the United States is located at 1050 Westlakes Drive, Berwyn, Pennsylvania 19312, and its telephone number at that address is (610) 893-9560.

The Separation

        On January 13, 2006, Tyco International announced that its board of directors had approved a plan to separate Tyco International into three independent, publicly-traded companies: one for Tyco International's electronics businesses (Tyco Electronics), one for its healthcare businesses (Covidien) and one for its fire and security and engineered products and services businesses (Tyco International). Tyco International intends to accomplish this separation through distributions of common shares to Tyco International shareholders. Immediately following the separation of Tyco Electronics and Covidien, Tyco International's shareholders will own 100% of the equity in each of the three companies. We anticipate that the distribution will be tax-free for U.S. federal income tax purposes.

        On                        , 2007, the distribution date, each Tyco International shareholder will receive            Covidien common shares and            Tyco Electronics common shares for each common share of Tyco International held at the close of business on the record date. Immediately following the distributions, Tyco International's shareholders will own 100% of the common shares of Covidien and Tyco Electronics. Tyco International shareholders will not be required to make any payment, surrender or exchange their Tyco International common shares or take any other action to receive their common shares of Covidien and Tyco Electronics. Tyco International anticipates that on the distribution date it will effect a reverse share split, and as a result each Tyco International share will be converted into one-fourth of a share.

Risk Factors

        We face risks in connection with the general conditions and trends of our industry and the end markets we serve, including the following:

  •
  We encounter competition in substantially all areas of the electronic components industry.

  •
  We are dependent on market acceptance of new product introductions and product innovations for continued revenue growth.

  •
  Like other suppliers to the electronics industry, we are subject to continuing pressure to lower our prices.

  •
  The life cycles of our products can be very short.

  •
  Divestitures of some of our businesses or product lines may adversely affect our financial condition, results of operations and cash flows.

  •
  We may be negatively affected as our customers and vendors continue to consolidate their supply base.

  •
  Our results are sensitive to raw material availability, quality, and cost.

  •
  Foreign currency exchange rates may adversely affect our results.

        We face risks in connection with our separation from Tyco International, including the following:

  •
  Our historical and pro forma combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly-traded company and may not be a reliable indicator of our future results.

  •
  We will be responsible for a portion of Tyco International's contingent and other corporate liabilities, primarily those relating to shareholder litigation.

  •
  We will share responsibility for certain of our, Tyco International's and Covidien's income tax liabilities for tax periods prior to and including the distribution date.

  •
  If the distribution or certain internal transactions undertaken in anticipation of the separation are determined to be taxable for U.S. federal income tax purposes, we and Tyco International could incur significant U.S. federal income tax liabilities.

  •
  As an independent, publicly-traded company, we may not enjoy the same benefits that we did as a segment of Tyco International.

  •
  We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the separation or as a result of the separation.

  •
  We might not be able to engage in desirable strategic transactions and equity issuances following the separation because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

        In addition, we face certain risks in connection with our existence as a Bermuda company.

        These and other risks are discussed in the section entitled "Risk Factors" in this prospectus.

Summary Historical and Unaudited Pro Forma Combined Financial Data

        The following table presents summary historical and unaudited pro forma combined financial data for the electronics businesses of Tyco International Ltd. The combined statement of income data for the six months ended March 30, 2007 and the combined balance sheet data as of March 30, 2007 have been derived from our unaudited combined financial statements included elsewhere in this prospectus. The combined statement of income data for each of the fiscal years in the three-year period ended September 29, 2006 and the combined balance sheet data as of September 29, 2006 and September 30, 2005 are derived from our audited combined financial statements included elsewhere in this prospectus. The combined balance sheet data as of September 30, 2004 is derived from our unaudited combined balance sheet that is not included in this prospectus. The financial data for fiscal years 2004 through 2006 have been restated as discussed in Note 1 to the Annual Combined Financial Statements.

        The unaudited pro forma combined financial data have been adjusted to give effect to the following transactions:

  •
  the contribution to Tyco Electronics Ltd. of all of the assets and liabilities, including the entities holding all of the assets and liabilities, of Tyco International's electronics businesses and the distribution of our common shares by Tyco International to its shareholders; and

  •
  the financing adjustments related to the elimination of $    billion of total debt due to Tyco International and the inclusion of $    billion in indebtedness that we expect to hold at separation.

        The unaudited pro forma combined statement of income data assumes the distribution and related transactions occurred on October 1, 2005, the first day of fiscal 2006, for the pro forma statement of income data presented for both the six months ended March 30, 2007 and the fiscal year ended September 29, 2006. The unaudited pro forma combined balance sheet data assumes the distribution and related transactions occurred on March 30, 2007. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and the financing agreements.

        The unaudited pro forma combined financial statements are not necessarily indicative of our results of operations or financial condition had the distribution and related financing transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition. Further information regarding the pro forma adjustments listed above can be found within the Unaudited Pro Forma Combined Financial Statements section of this prospectus.

        On May 14, 2007, Tyco International entered into a class action settlement for $2.975 billion. In the third quarter of fiscal 2007, our results will include an allocated charge of $0.922 billion which is expected to have no tax benefit. The portion allocated to us from Tyco International will be consistent with the sharing percentage included in the Separation and Distribution Agreement which we will enter into at the separation date. The accompanying Unaudited Pro Forma Combined Statements of Income do not reflect this allocation.

	As of or for the Six Months Ended March 30, 2007		As of or for Fiscal
	Pro Forma for the Separation and the Financing	Historical	Pro Forma for the Separation and the Financing 2006	2006 (Restated)	2005 (Restated)	2004 (Restated)
			(in millions)
Combined Statement of Income Data
Net sales	$	$6,662	$	$12,812	$11,890	$11,099
Gross income		1,692		3,365	3,166	3,128
Goodwill impairment		—		316	—	—
Gain on divestiture		—		—	(301)	—
Income from operations		789		1,409	1,970	1,619
Income from continuing operations		509		1,163	990	791
Combined Balance Sheet Data
Total current assets	$	$6,118	$	$6,040	$5,342	$5,163
Total assets		19,364		19,091	18,473	18,789
Total current liabilities		3,177		3,139	3,159	2,957
Long-term debt and obligations under capital lease		3,099		3,371	3,816	5,226
Total parent company equity		11,619		11,160	9,842	8,242

The Notes

        A brief description of the material terms of the notes follows. For a more complete description, see "Description of the Notes and the Guarantee."

Issuer	Tyco Electronics Group S.A., or TEGSA.
Notes Offered	U.S. $2,000,000,000 % Senior Notes due .
Interest	The notes will bear interest at the rate of %, which will be paid on and , commencing , 2007.
Maturity	, 20 .
Guarantee	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Tyco Electronics Ltd., the parent of TEGSA.
Ranking
The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior debt and senior to any subordinated indebtedness that we may incur.
Make-Whole Redemption	We may redeem the notes in whole or in part at any time pursuant to a Treasury make-whole provision.
Use of Proceeds	We intend to use the net proceeds of this offering to repay indebtedness.

RISK FACTORS

        Investing in the notes involves various risks, including the risks described below. You should carefully consider the following risks and the other information contained in this prospectus before investing in the notes. In addition to the risks described below, our business is also subject to the risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions, geopolitical events and international operations. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations, financial condition and our liquidity.

Risks Relating to the Notes

  There may not be a public market for the notes.

        The notes constitute a new issue of securities with no established trading market. No market for the notes may develop, and any market that develops may not last. If the notes are traded, they may trade at a discount from their offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all.

Risks Relating to Our Business

        We face the following risks in connection with the general conditions and trends of our industry and the end markets we serve.

  We encounter competition in substantially all areas of the electronic components industry.

        We operate in highly competitive markets for electronic components. The competition we experience across product lines from other companies ranges in size from large, diversified manufacturers to small, highly specialized manufacturers. The electronic components industry has continued to become increasingly concentrated and globalized in recent years, and our major competitors have significant financial resources and technological capabilities. A number of these competitors compete with us primarily on price, and in some instances may enjoy lower production costs for certain products. We cannot assure you that additional competitors will not enter our markets, nor that we will be able to compete successfully against existing or new competitors.

  We are dependent on market acceptance of new product introductions and product innovations for continued revenue growth.

        The markets in which we operate are subject to rapid technological change. Our long-term operating results depend substantially upon our ability to continually develop, introduce and market new and innovative products, to modify existing products, to respond to technological change and to customize certain products to meet customer requirements. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands.

  Like other suppliers to the electronics industry, we are subject to continuing pressure to lower our prices.

        Over the past several years we have experienced, and we expect to continue to experience, pressure each year to lower our prices. In recent years, we have experienced price erosion averaging from 2% to 5%. In order to maintain our margins, we must continue to reduce our costs by similar amounts. We cannot assure you that continuing pressures to reduce our prices will not have a material adverse effect on our financial condition, results of operations and cash flows.

  The life cycles of our products can be very short.

        The life cycles of certain of our products can be very short relative to the development cycles. As a result, the resources devoted to product sales and marketing may not result in material revenue, and, from time to time, we may need to write off excess or obsolete inventory or equipment. If we were to incur significant engineering expenses and investments in inventory and equipment that we were not able to recover and we were not able to compensate for those expenses, our financial condition, results of operations and cash flows would be materially and adversely affected.

  Divestitures of some of our businesses or product lines may materially adversely affect our financial condition, results of operations and cash flows.

        We continue to evaluate the performance of all of our businesses and may sell businesses or product lines. Any divestitures may result in significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on our financial condition, results of operations and cash flows. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management's attention from other business concerns, the disruption of our business, and the potential loss of key employees. There can be no assurance that we will be successful in addressing these or any other significant risks encountered.

  We may be negatively affected as our customers and vendors continue to consolidate their supply base.

        Many of the industries to which we sell our products, as well as many of the industries from which we buy materials, have become increasingly concentrated in recent years, including the automotive, telecommunications, computer and aerospace and defense industries. As our customers buy in larger volumes, their volume buying power has increased, and they have been able to negotiate more favorable pricing and find alternative sources from which to purchase. Our materials suppliers similarly have increased their ability to negotiate favorable pricing. These trends may adversely affect the profit margins on our products, particularly for commodity components.

  We are dependent on the automotive industry.

        Approximately 29% of our net sales for fiscal 2006 were to customers in the automotive industry. The automotive market is dominated by several large manufacturers who can exert significant price pressure on their suppliers.

        In addition, as a supplier of automotive electronics products, our sales of these products and our profitability could be negatively affected by changes in the operations, products, business models, part-sourcing requirements, financial condition and market share of automobile manufacturers. Demand for our automotive products also is linked to consumer demand for automobiles, which may be adversely affected by negative trends in consumer demand.

  We are dependent on the telecommunications, computer and consumer electronics industries.

        Approximately 17% of our net sales for fiscal 2006 came from sales to the telecommunications industry. Demand for these products is subject to rapid technological change. These markets are dominated by several large manufacturers who can exert significant price pressure on their suppliers. There can be no assurance that we will be able to continue to compete successfully in the telecommunications industry, and our failure to do so would materially impair our financial condition, results of operations and cash flows.

        Approximately 13% of our net sales for fiscal 2006 came from sales to the computer and consumer electronics industries. Demand for our computer and consumer electronics products depends primarily on underlying business and consumer demand for new computer and consumer electronics products.

The amount of this demand, and, therefore our sales and profitability, will be affected by a variety of factors, including the rate of technological change, degree of consumer acceptance of new products and general economic conditions. We cannot assure you that existing levels of business and consumer demand for new computer and consumer electronics products will not decrease.

  Cyclical industry and economic conditions may adversely affect our financial condition, results of operations and cash flows.

        We are heavily dependent on the end-market industry dynamics for our products, and our operating results can be adversely affected by the cyclical demand patterns of these markets. For example, the telecommunications industry, which accounted for approximately 17% of our net sales in fiscal 2006, has historically experienced periods of robust capital expenditure followed by periods of retrenchment and consolidation. The aerospace and defense industry, which accounted for 5% of our net sales in fiscal 2006, has similarly undergone significant fluctuations in demand, depending on worldwide economic and political conditions. These periodic downturns in our customers' industries can significantly reduce demand for certain of our products, which could have a material adverse effect on our financial condition, results of operations and cash flows.

  Our results are sensitive to raw material availability, quality and cost.

        We are a large buyer of resin, copper, gold, brass, steel, chemicals and additives, and zinc. Many of these raw materials are produced in a limited number of regions around the world or are only available from a limited number of suppliers. In addition, the price of many of these raw materials, including copper and gold, has increased dramatically in recent years. Over the last three years, we have only been able partially to offset these increases through higher selling prices. Our financial condition, results of operations and cash flows may be materially and adversely affected if we have difficulty obtaining these raw materials, the quality of available raw materials deteriorates or there are continued significant price increases for these raw materials. Any of these events could have a substantial impact on the price we pay for raw materials and, to the extent we cannot compensate for cost increases through productivity improvements or price increases to our customers, our margins may decline, materially affecting our financial condition, results of operations and cash flows.

  Foreign currency exchange rates may adversely affect our results.

        We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. Over 60% of our net sales for fiscal 2006 were derived from sales in non-U.S. markets, and we expect revenue from non-U.S. markets to continue to represent a significant portion of our net revenue. Therefore, when the U.S. dollar strengthens in relation to the currencies of the countries where we sell our products, such as the euro, our U.S. dollar reported revenue and income will decrease. Changes in the relative values of currencies occur from time to time and, in some instances, may have a significant effect on our financial condition, results of operations and cash flows.

  We may use components and products manufactured by third parties.

        We may rely on third-party suppliers for the components used in our products and we may rely on third-party manufacturers to manufacture certain of our assemblies and finished products. Our financial condition, results of operations and cash flows could be adversely affected if such third parties lack sufficient quality control or if there are significant changes in their financial or business condition. We also have third-party arrangements for the manufacture of certain products, parts and components. If these third parties fail to deliver quality products, parts and components on time and at reasonable prices, our commercial reputation could be damaged, we could have difficulties fulfilling our orders and our sales and profits could decline.

  Our future success is substantially dependent on our ability to attract and retain highly qualified technical, managerial, marketing, finance and administrative personnel.

        Our success depends upon our continued ability to hire and retain key employees at our operations around the world. We depend on highly skilled technical personnel to design, manufacture and support our wide range of electronic components. Additionally, we rely upon experienced managerial, marketing and support personnel to manage our business effectively and to successfully promote our wide range of products. Any difficulties in obtaining or retaining the necessary management and human resource skills to achieve our objectives may have adverse affects on our financial condition, results of operations and cash flows.

  If any of our operations are found not to comply with applicable antitrust or competition laws, our business may suffer.

        Our operations are subject to applicable antitrust and competition laws in the jurisdictions in which we conduct our business, in particular the U.S. and the European Union. These laws prohibit, among other things, anticompetitive agreements and practices. If any of our commercial, including distribution, agreements and practices with respect to the electrical components or other markets is found to violate or infringe such laws, we may be subject to civil and other penalties. We also may be subject to third party claims for damages. Further, agreements that infringe these antitrust and competition laws may be void and unenforceable, in whole or in part, or require modification in order to be lawful and enforceable. If we are unable to enforce any of our commercial agreements, whether at all or in material part, our financial condition, results of operations and cash flows could be adversely affected.

  We are subject to the risks of political, economic and military instability in countries outside the United States.

        Non-U.S. markets account for a substantial portion of our business. During fiscal 2006, non-U.S. markets constituted over 60% of our net sales. We employ more than 76% of our workforce outside the U.S. Our customers are located throughout the world and we have many manufacturing, administrative and sales facilities outside the U.S. Because of our extensive non-U.S. operations, we are exposed to risks that could negatively affect sales or profitability, including:

  •
  tariffs, trade barriers and trade disputes;

  •
  regulations related to customs and import/export matters;

  •
  longer payment cycles;

  •
  tax issues, such as tax law changes, examinations by taxing authorities, variations in tax laws from country to country as compared to the U.S. and difficulties in repatriating in a tax-efficient manner cash generated or held abroad;

  •
  challenges in collecting accounts receivable;

  •
  employment regulations and local labor conditions;

  •
  difficulties protecting intellectual property in non-U.S. countries;

  •
  instability in economic or political conditions, including inflation, recession and actual or anticipated military or political conflicts; and

  •
  the impact of each of the foregoing on our outsourcing and procurement arrangements.

        Many of our products that are manufactured outside of the U.S. are manufactured in Asia. In particular, we have sizeable operations in China, including manufacturing operations, and in fiscal 2006 11% of our net sales were made to customers in China. The legal system in China is still developing and is subject to change. Accordingly, our operations and orders for products in China could be adversely affected by changes to or interpretation of Chinese law.

  We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

        The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree and in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

  Our operations expose us to the risk of material environmental liabilities, litigation and violations.

        We are subject to numerous federal, state, local and non-U.S. environmental protection and health and safety laws governing, among other things:

  •
  the generation, storage, use and transportation of hazardous materials;

  •
  emissions or discharges of substances into the environment;

  •
  investigation and remediation of hazardous substances or materials at various sites; and

  •
  the health and safety of our employees.

        We may not have been, or we may not at all times be, in compliance with environmental and health and safety laws. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators. Environmental laws outside of the United States are becoming more stringent, resulting in increased costs and compliance burdens.

        Certain environmental laws assess liability on current or previous owners or operators of real property for the costs of investigation, removal or remediation of hazardous substances or materials at their properties or at properties at which they have disposed of hazardous substances. Liability for investigative, removal and remedial costs under certain federal and state laws are retroactive, strict and joint and several. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances. We have received notification from the U.S. Environmental Protection Agency and similar state environmental agencies that conditions at a number of formerly owned sites where we and others have disposed of hazardous substances require investigation, cleanup and other possible remedial action and may require that we reimburse the government or otherwise pay for the costs of investigation and remediation and for natural resource damage claims from such sites.

        While we plan for future capital and operating expenditures to maintain compliance with environmental laws, we cannot assure you that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or adversely affect our financial condition and results of operations or that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities.

  Our products are subject to various requirements related to chemical usage, hazardous material content and recycling.

        The European Union, China and other jurisdictions in which our products are sold have enacted or are proposing to enact laws addressing environmental and other impacts from product disposal, use of hazardous materials in products, use of chemicals in manufacturing, recycling of products at the end of their useful life and other related matters. These laws include the EU Restriction on Hazardous Substances, End of Life Vehicle and Waste Electrical and Electronic Equipment Directives, the EU REACH (chemical registration) Directive, the China law on Management Methods for Controlling Pollution by Electronic Information Products and various other laws. These laws prohibit the use of certain substances in the manufacture of our products and directly and indirectly impose a variety of requirements for modification of manufacturing processes, registration, chemical testing, labeling and other matters. We cannot predict the extent to which these laws will proliferate in other jurisdictions or expand to address other materials or other aspects of our product manufacturing and sale. These laws could make manufacture or sale of our products more expensive or impossible and could limit our ability to sell our products in certain jurisdictions.

  We are a defendant to a variety of litigation in the course of our business that could cause a material adverse effect on our financial condition, results of operations and cash flows.

        In the ordinary course of business, we are a defendant in litigation, including litigation alleging the infringement of intellectual property rights, anti-competitive behavior and product liability. In certain circumstances, patent infringement and anti-trust laws permit successful plaintiffs to recover treble damages. The defense of these lawsuits may divert our management's attention, and we may incur significant expenses in defending these lawsuits. In addition, we may be required to pay damage awards or settlements, or become subject to injunctions or other equitable remedies, that could cause a material adverse effect on our financial condition, results of operations and cash flows.

  Future acquisitions may not be successful.

        We will continue to investigate the acquisition of strategic businesses or product lines with the potential to strengthen our market position or enhance our existing product offering. We cannot assure you, however, that we will identify or successfully complete transactions with suitable acquisition candidates in the future. Nor can we assure you that completed acquisitions will be successful. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, our financial condition, results of operations and cash flows could be materially and adversely affected.

  Future acquisitions could require us to issue additional debt or equity.

        If we were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements. This acquisition financing might decrease our ratio of earnings to fixed charges and adversely affect other leverage criteria. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms if and when required. If we were to undertake an acquisition by issuing equity securities or equity-linked securities, the acquisition may have a dilutive effect on the interests of the holders of our common shares.

  Our ability to compete effectively depends, in part, on our ability to maintain the proprietary nature of our technology.

        The electronics industry is characterized by litigation regarding patent and other intellectual property rights. Within this industry, companies have become more aggressive in asserting and defending patent claims against competitors. There can be no assurance that we will not be subject to future litigation alleging intellectual property rights infringement or that we will not pursue litigation to protect our property rights. Depending on the size and importance of the patent or trademark in question, an unfavorable outcome regarding one of these matters may have a material adverse effect on our financial condition, results of operations and cash flows.

Risks Relating to Separating Our Company from Tyco International

        We face the following risks in connection with our separation from Tyco International:

  Our historical and pro forma combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly-traded company and may not be a reliable indicator of our future results.

        The historical and pro forma combined financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as an independent, publicly-traded company during the periods presented or those that we will achieve in the future, primarily as a result of the following factors:

  •
  Prior to our separation, our business was operated by Tyco International as part of its broader corporate organization, rather than as an independent, publicly-traded company. In addition, prior to our separation Tyco International, or one of its affiliates, performed significant corporate functions for us, including tax and treasury administration and certain governance functions, including internal audit and external reporting. Our historical and pro forma financial statements reflect allocations of corporate expenses from Tyco International for these and similar functions.

  •
  Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, historically have been satisfied as part of the company-wide cash management practices of Tyco International. Following the completion of the separation, Tyco International will not be providing us with funds to finance our working capital or other cash requirements. Without the opportunity to obtain financing from Tyco International, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements.

  •
  Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from Tyco International.

  We will be responsible for a portion of Tyco International's contingent and other corporate liabilities, primarily those relating to shareholder litigation.

        Under the Separation and Distribution Agreement and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement, we, Covidien and Tyco International will agree to assume and be responsible for 31%, 42% and 27%, respectively, of certain of Tyco International's contingent and other corporate liabilities. All costs and expenses associated with the management of these contingent and other corporate liabilities will be shared equally among the parties. These contingent and other corporate liabilities primarily relate to consolidated securities litigation and any actions with respect to the separation plan or the distribution brought by any third party. Contingent and other corporate liabilities do not include liabilities that are specifically related to one of the three separated companies, which will be allocated 100% to the relevant company.

        If any party responsible for such liabilities were to default in its payment, when due, of any of these assumed obligations, each non-defaulting party would be required to pay equally with any other non-defaulting party the amounts in default. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

        Many lawsuits are outstanding against Tyco International, some of which relate to actions taken by Tyco International's former senior corporate management. On May 14, 2007, Tyco International entered into a proposed settlement with respect to most of its outstanding securities class action litigation. We do not believe that it is feasible to predict the final outcome or resolution of the unresolved proceedings. Although we will share any costs and expenses arising out of this litigation and any settlement thereof with Tyco International and Covidien, a failure to consummate the proposed settlement on the agreed terms or an adverse outcome from the unresolved proceedings or liabilities or other proceedings for which we will assume joint and several liability under the Separation and Distribution Agreement could be material with respect to our financial condition, results of operations and cash flows in any given reporting period.

        Tyco International will have the right to control the defense and settlement of the class action settlement and other outstanding litigation, subject to certain limitations. The timing, nature and amount of the class action settlement or any other settlement may not be in our best interests. Furthermore, in the event of any subsequent settlement, we may have limited notice before we would be required to pay our portion of the settlement amount. Moreover, Tyco International stipulated, pursuant to a court order, that we, Tyco International and Covidien each will be primarily liable for a portion of the obligations arising from the Tyco International shareholder litigation. The stipulation also provides that if any party defaults on its obligations, the other parties will be jointly and severally liable for the defaulting party's obligations. In accordance with the stipulation, we, Covidien and Tyco International will agree to assume and be responsible for 31%, 42% and 27%, respectively, of the obligations arising from the Tyco International shareholder litigation.

  We will share responsibility for certain of our, Tyco International's and Covidien's income tax liabilities for tax periods prior to and including the distribution date.

        Under the Tax Sharing Agreement, we will share responsibility for certain of our, Tyco International's and Covidien's income tax liabilities based on a sharing formula for periods prior to and including the date of the distribution. More specifically, we, Tyco International and Covidien will share 31%, 27% and 42%, respectively, of U.S. income tax liabilities that arise from adjustments made by tax authorities to our, Tyco International's and Covidien's U.S. income tax returns, certain income tax liabilities arising from adjustments made by tax authorities to intercompany transactions or similar adjustments, and certain taxes attributable to internal transactions undertaken in anticipation of the separation and the distributions. All costs and expenses associated with the management of these shared tax liabilities shall be shared equally among the parties. We will be responsible for all of our own taxes that are not shared pursuant to the Tax Sharing Agreement's sharing formula. In addition, Tyco International and Covidien will be responsible for their tax liabilities that are not subject to the Tax Sharing Agreement's sharing formula.

        All the tax liabilities of Tyco International that are associated with Tyco International subsidiaries that are included in Tyco Electronics following the separation will become our tax liabilities. Although we have agreed to share certain of these tax liabilities with Tyco International and Covidien pursuant to the Tax Sharing Agreement, we remain primarily liable for all of these liabilities. If Tyco International and Covidien default on their obligations to us under the Tax Sharing Agreement, we would be liable for the entire amount of these liabilities.

        If any party to the Tax Sharing Agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party's fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Tyco International's and Covidien's tax liabilities.

        Our, Tyco International's and Covidien's income tax returns are examined periodically by various tax authorities. In connection with such examinations, tax authorities, including the U.S. Internal Revenue Service, have raised issues and proposed tax adjustments. We, Tyco International and Covidien are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies that we have assessed as probable and estimable have been recorded through our income tax provision, equity or goodwill, as appropriate. The calculation of our tax liabilities involves dealing with the uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional income taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of tax liabilities.

        Under the Tax Sharing Agreement, Tyco International will have the right to administer, control and settle all U.S. income tax audits for periods prior to and including the date of the distribution. The timing, nature and amount of any settlement agreed to by Tyco International may not be in our best interests. Moreover, the other parties to the Tax Sharing Agreement will be able to remove Tyco International as the controlling party only under limited circumstances, including a change of control or bankruptcy of Tyco International, or by a majority vote of the parties on or after the second anniversary of the distribution. All other tax audits will be administered, controlled and settled by the party that would be responsible for paying the tax.

  The ownership by our executive officers and some of our directors of common shares, options or other equity awards of Tyco International or Covidien may create, or may create the appearance of, conflicts of interest.

        Because of their current or former positions with Tyco International, substantially all of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, and some of our non-employee director nominees, own common shares of Tyco International, options to purchase common shares of Tyco International or other Tyco International equity awards. Following Tyco International's distribution of Covidien to its shareholders, these officers and non-employee directors will own common shares, options to purchase common shares and other equity awards in Tyco International or Covidien. The individual holdings of common shares, options to purchase common shares or other equity awards of Tyco International and Covidien may be significant for some of these persons compared to their total assets. These equity interests may create, or appear to create, conflicts of interest when these directors and officers are faced with decisions that could benefit or affect the equity holders of Tyco International or Covidien in ways that do not benefit or affect us in the same manner.

  If the distribution or certain internal transactions undertaken in anticipation of the separation are determined to be taxable for U.S. federal income tax purposes, we and Tyco International could incur significant U.S. federal income tax liabilities.

        Tyco International has received private letter rulings from the Internal Revenue Service regarding the U.S. federal income tax consequences of the distribution of our common shares and Covidien common shares to the Tyco International shareholders substantially to the effect that the distribution, except for cash received in lieu of a fractional share of our common shares and the Covidien common shares, will qualify as tax-free under Sections 368(a)(1)(D) and 355 of the Code. The private letter rulings also provide that certain internal transactions undertaken in anticipation of the separation will qualify for favorable treatment under the Code. In addition to obtaining the private letter rulings, Tyco International expects to obtain opinions from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the distribution and certain internal transactions. The private letter rulings and the opinions rely or will rely on certain facts and assumptions, and certain representations and undertakings, from us, Covidien and Tyco International regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter rulings and the opinions, the Internal Revenue Service could determine on audit that the distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distributions should be taxable for other reasons, including as a result of significant changes in stock or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, Tyco International would recognize gain in an amount equal to the excess of the fair market value of our common shares and Covidien common shares distributed to Tyco International shareholders on the distribution date over Tyco International's tax basis in such common shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax. However, we, Covidien and Tyco International would incur significant U.S. federal income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the separation should be treated as taxable transactions.

        In addition, under the terms of the Tax Sharing Agreement, in the event the distribution or the internal transactions were determined to be taxable and such determination was the result of actions taken after the distribution by us, Covidien or Tyco International, the party responsible for such failure would be responsible for all taxes imposed on us, Covidien or Tyco International as a result thereof. If such determination is not the result of actions taken after the distribution by us, Covidien or Tyco International, then we, Covidien and Tyco International would be responsible for 31%, 42% and 27%, respectively, of any taxes imposed on us, Covidien or Tyco International as a result of such determination. Such tax amounts could be significant. In the event that any party to the Tax Sharing Agreement defaults in its obligation to pay distribution taxes to another party that arise as a result of no party's fault, each non-defaulting party would be responsible for an equal amount of the defaulting party's obligation to make a payment to another party in respect of such other party's taxes.

  As an independent, publicly-traded company, we may not enjoy the same benefits that we did as a segment of Tyco International.

        There is a risk that, by separating from Tyco International, we may become more susceptible to market fluctuations and other adverse events than we would have been were we still a part of the current Tyco International organizational structure. As part of Tyco International, we have been able to enjoy certain benefits from Tyco International's operating diversity, purchasing power, available capital for investments and opportunities to pursue integrated strategies with Tyco International's other businesses. As an independent, publicly-traded company, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets.

  We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the separation or as a result of the separation.

        Following the completion of our separation, Tyco International will be obligated contractually to provide to us only those transition services specified in agreements we enter into with Tyco International in preparation for the separation. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Tyco International previously provided to us that are not specified in any transition services agreement. After the expiration of any transition services agreement, we may be unable to replace in a timely manner or on comparable terms the services specified in any such agreement. Upon expiration of any transition services agreement, many of the services that are covered in such agreement will have to be provided internally or by unaffiliated third parties. We may incur higher costs to obtain such services than we incurred previously. In addition, if Tyco International does not continue to perform the transition services and the other services that are called for under any transition services agreement, we may not be able to operate our business as effectively and our profitability may decline.

  In some cases, we might have received better terms from unaffiliated third parties than the terms we received in our agreements with Tyco International and Covidien.

        The agreements related to our separation from Tyco International and Covidien, including the Separation and Distribution Agreement and the Tax Sharing Agreement, were negotiated in the context of our separation from Tyco International while we were still part of Tyco International and, accordingly, may not reflect terms that would have resulted from arm's-length negotiations among unaffiliated third parties. The separation agreements were approved in consideration of the best interests of Tyco International's shareholders and may conflict with your interests as a noteholder of Tyco Electronics.

  If we fail to comply with the requirements of Section 404 of Sarbanes-Oxley, our business prospects and the value of the notes could be adversely affected.

        Section 404 of the Sarbanes-Oxley Act will require our management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. If we are unable to comply with these obligations or experience delays in reports of our management and outside auditors on our internal control over financial reporting, we might be unable to file timely with the Securities and Exchange Commission our annual or periodic reports and might be subject to regulatory and enforcement actions by the SEC and the New York Stock Exchange, including delisting from the New York Stock Exchange, securities litigation, events of default under our credit agreements, debt rating agency downgrades or rating withdrawals and a general loss of investor confidence, any one of which could adversely affect the value of the notes and could adversely affect our business prospects.

        Subsequent to the filing of our combined financial statements for fiscal 2006, fiscal 2005 and fiscal 2004 in the initial filing of our registration statement with the SEC, we determined that our combined financial statements contained certain errors. The errors primarily resulted from the process of carving out certain income tax accounts from Tyco International's consolidated financial statements and related information. We substantially relied upon the processes at Tyco International to prepare our carve-out accounts for income taxes. We have determined that certain of those tax processes utilized by Tyco International in determining certain carve out amounts for income taxes did not operate at a sufficient level of precision relative to our materiality for us to ensure that the carve-out accounts were materially correct. We have also determined that we did not have sufficient control processes in place to ensure that the information provided by Tyco International was complete and accurate and have concluded that the absence of these control processes is a material weakness in our internal control over financial reporting relating to income taxes.

        In connection with our readiness efforts to become an independent, publicly-traded company, we are developing the appropriate internal controls and procedures relating to our new corporate functions, including income tax accounting, in anticipation of being subject to the requirements of the Sarbanes-Oxley Act.

  We might not be able to engage in desirable strategic transactions and equity issuances following the separation because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

        Our ability to engage in significant equity transactions could be limited or restricted after the distribution in order to preserve for U.S. federal income tax purposes the tax-free nature of the distribution by Tyco International. In addition, similar limitations and restrictions will apply to Covidien and Tyco International. Even if the distribution otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code, it may result in corporate level taxable gain to Tyco International under Section 355(e) of the Code if 50% or more, by vote or value, of our common shares, Covidien's common shares or Tyco International's common shares are acquired or issued as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of Tyco International's common shares within two years before the distribution, and any acquisitions or issuances of our common shares, Covidien's common shares or Tyco International's common shares within two years after the distribution, generally are presumed to be part of such a plan, although we, Covidien or Tyco International may be able to rebut that presumption. We are not aware of any such acquisitions or issuances of Tyco International's common shares within the two years before the distribution. If an acquisition or issuance of our common shares, Covidien's common shares or Tyco International's common shares triggers the application of Section 355(e) of the Code, Tyco International would recognize taxable gain as described above, but such gain generally would not be subject to U.S. federal income tax. However, certain subsidiaries of Covidien or Tyco International or subsidiaries of ours would incur significant U.S. federal income tax liabilities as a result of the application of Section 355(e) of the Code.

        Under the Tax Sharing Agreement, there are restrictions on our ability to take actions that could cause the distribution or certain internal transactions undertaken in anticipation of the separation to fail to qualify as tax-favored transactions, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares, a redemption of equity securities, a sale or other disposition of a substantial portion of our assets, an acquisition of a business or assets with equity securities to the extent one or more persons would acquire 35% or more of our common shares, or engaging in certain internal transactions. These restrictions apply for the two-year period after the distribution, unless we obtain the consent of the other parties or we obtain a private letter ruling from the Internal Revenue Service or an unqualified opinion of a nationally recognized law firm that such action will not cause the distribution or the internal transactions undertaken in anticipation of the separation to fail to qualify as tax-favored transactions, and such letter ruling or opinion, as the case may be, is acceptable to the parties. Covidien and Tyco International are subject to similar restrictions under the Tax Sharing Agreement. Moreover, the Tax Sharing Agreement generally provides that a party thereto is responsible for any taxes imposed on any other party thereto as a result of the failure of the distribution or certain internal transactions to qualify as a tax-favored transaction under the Code if such failure is attributable to certain post-distribution actions taken by or in respect of the responsible party or its shareholders, regardless of whether the actions occur more than two years after the distribution, the other parties consent to such actions or such party obtains a favorable letter ruling or opinion of tax counsel as described above. For example, we would be responsible for a third party's acquisition of us at a time and in a manner that would cause such failure. These restrictions may prevent us from entering into transactions which might be advantageous to our noteholders.

Risks Relating to Our Jurisdictions of Incorporation

  Legislation and negative publicity regarding Bermuda companies could increase our tax burden and adversely affect our financial condition, results of operations and cash flows.

  Tax Legislation

        The U.S. Congress has in the past considered legislation affecting the tax treatment of U.S. companies that have undertaken certain types of expatriation transactions. In October 2004, the U.S. Congress enacted such legislation, which did not, however, retroactively apply to us. Legislation passed by the U.S. Senate on November 18, 2005 would have modified parts of the American Jobs Creation Act of 2004 but did not become law. We anticipate that various U.S. Treasury Department studies will be released and tax proposals will be introduced in the U.S. Congress in the future and cannot assure you that these proposals would not have adverse effects on us if enacted. Such adverse effects could include substantially reducing the tax benefits of our corporate structure, materially increasing our tax burden or otherwise adversely affecting our financial condition, results of operations and cash flows.

  Negative Publicity

        There is continuing negative publicity regarding, and criticism of, U.S. companies' use of, or relocation to, offshore jurisdictions, including Bermuda. As a Bermuda company, this negative publicity could harm our reputation and impair our ability to generate new business if companies or governmental agencies decline to do business with us as a result of any perceived negative public image of Bermuda companies or the possibility of our customers receiving negative media attention from doing business with a Bermuda company.

  Legislation Relating to Governmental Contracts

        Various U.S. federal and state legislative proposals that would deny governmental contracts to U.S. companies that move their corporate location abroad may affect us.

        The U.S. federal government and various states and municipalities have proposed or may propose legislation that would deny governmental contracts to U.S. companies that move their corporate location abroad. We are unable to predict the likelihood or final form in which any such proposed legislation might become law, the nature of regulations that may be promulgated under any future legislative enactments, or the effect such enactments and increased regulatory scrutiny may have on our business.

        We are unable to predict whether the final form of the proposed legislation discussed above also would affect our indirect sales to the U.S. federal or state governments or the willingness of our non-governmental customers to do business with us. As a result of these uncertainties, we are unable to assess the potential impact on us of any proposed legislation in this area and cannot assure you that the impact will not be materially adverse.

  Bermuda and Luxembourg laws differ from the laws in effect in the United States and may afford less protection to holders of our securities.

        It may not be possible to enforce court judgments obtained in the United States against us in Bermuda, or against TEGSA in Luxembourg, based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Bermuda or Luxembourg would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the United States currently does not have a treaty with either Bermuda or Luxembourg providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Bermuda or Luxembourg.

        As a Bermuda company, we are governed by the Companies Act 1981 of Bermuda, which differs in some material respects from laws generally applicable to United States corporations and shareholders, including, among others, differences relating to interested director and officer transactions, shareholder lawsuits and indemnification. Likewise, the duties of directors and officers of a Bermuda company are generally owed to the company only. Shareholders of Bermuda companies do not generally have a personal right of action against directors or officers of the company and may only exercise such rights of action on behalf of the company in limited circumstances. Under Bermuda law, a company may also agree to indemnify directors and officers for any personal liability, not involving fraud or dishonesty, incurred in relation to the company.

        As a Luxembourg company, TEGSA is governed by the law of August 10, 1915, on commercial companies, as amended, and its articles of association. The 1915 Law differs in some material respects from laws generally applicable to U.S. corporations and shareholders including, differences relating to interested directors transactions, minority shareholder rights, shareholder lawsuits and shareholder indemnification. Under Luxembourg law, any director having an interest in a transaction submitted for approval to the board of directors conflicting with that of the company shall be obliged to advise the board thereof and to cause a record of his statement to be included in the minutes of the meeting. The director may not take part in these deliberations. At the next following general meeting of shareholders, before any other resolution is put to vote, a special report shall be made on any transactions in which any of the directors may have had an interest conflicting with that of the company.

        The duties of directors of a Luxembourg company are also generally owed to the company only. Except under certain limited circumstances, shareholders of a Luxembourg company do not generally have a personal right of action against the directors. Under Luxembourg law, a company may indemnify its directors for personal liability related to the exercise of their functions of director. Such indemnity typically does not apply in cases of fraud and criminal acts.

        Due to the nature of Luxembourg's insolvency laws, the ability of the holders of the notes to protect their interests may be more limited than would be the case under U.S. bankruptcy laws. In the event of a winding up of TEGSA, the notes will be paid after payment of all secured debts, the cost of liquidation and certain debts of TEGSA that are entitled to priority under Luxembourg law. Such preferential debts include the following:

  •
  money owed to Luxembourg tax authorities, for example, in respect of income tax deducted at source;

  •
  value-added tax and certain other taxes and duties owed to Luxembourg Customs and Excise;

  •
  social security contributions; and

  •
  remuneration owed to employees.

        If the bankruptcy administrator can show that "preference" has been given to any person by defrauding rights of creditors generally regardless of when the transaction giving fraudulent preference to a party occurred or if certain "abnormal" transactions have been effected during a relevant suspect period of six months plus 10 days prior to the date of bankruptcy, a court has the power, among other things, to void the preferential or abnormal transaction. This provision of Luxembourg insolvency law may affect transactions entered into or payments made by TEGSA during the period before liquidation or administration.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this prospectus, including in the sections entitled "Summary," "Risk Factors," "The Separation," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, benefits resulting from our separation from Tyco International, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "should" or the negative of these terms or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

        The risk factors discussed in "Risk Factors" could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business.

THE SEPARATION

General

        On January 13, 2006, Tyco International announced that its board of directors had approved a plan to separate Tyco International into three independent, publicly-traded companies: one for Tyco International's electronics businesses (Tyco Electronics); one for its healthcare businesses (Covidien); and one for its fire and security and engineered products and services businesses (Tyco International). The separation will occur through distributions to Tyco International's shareholders of all of the common shares of Tyco Electronics and Covidien. Tyco International will continue to own and operate its fire and security and engineered products and services businesses after the distributions.

        Tyco International's board of directors and its senior leadership, in consultation with financial and legal advisors, evaluated a broad range of strategic alternatives to the proposed separation, including the continuation of Tyco International's current operating strategy, the sale of select businesses and the separation of only one of Tyco International's businesses. The management of Tyco International and its board of directors concluded that separating into three businesses would be the best way to position each of these companies for sustained growth and value creation. We believe that, following the separation, Tyco Electronics will be able to compete more effectively and will be better positioned to benefit from ongoing consolidation in the electronics industry.

        Since January 2006, the Tyco International board of directors met numerous times with and without members of Tyco International's senior management team to discuss the separation. In these meetings, the Tyco International board of directors considered, among other things, the benefits to the businesses and to Tyco International's shareholders that are expected to result from the separation, the capital allocation strategies and dividend policies for the separated companies, the allocation of Tyco International's existing assets, liabilities and businesses among the separated companies, the terms of certain commercial relationships among the separated companies that will exist following the separation, the corporate governance arrangements that will be in place at each company following the separation and the appropriate members of senior management at each company following the separation.

        The distributions of the common shares of Tyco Electronics and Covidien are being made in furtherance of the separation plan. On                        , 2007, the distribution date, each Tyco International shareholder will receive     common shares of Tyco Electronics for each common share of Tyco International and             common shares of Covidien for each common share of Tyco International held at the close of business on the record date. Immediately following the distributions, Tyco International's shareholders will own 100% of the outstanding common shares of Tyco Electronics and Covidien.

Reasons for the Separation

        The Tyco International board of directors regularly reviews the various businesses that Tyco International conducts so that Tyco International's resources are being put to use in a manner that is in the best interests of Tyco International and its shareholders. Over the last several years, Tyco International has achieved increased revenues and earnings. During that time, however, Tyco International concluded that operating as a conglomerate made it difficult for analysts and the market generally to understand its real value and has found that any real or perceived negative issue at any one of its business units has usually obscured the performance of Tyco International as a whole. The Tyco International board of directors evaluated a number of strategic alternatives to increase value and concluded that a separation would be the most feasible and the most financially attractive approach. The Tyco International board of directors believes that creating independent, focused companies is the best way to unlock the full value of Tyco International's businesses in both the short and long term. There will be one company for Tyco

International's electronics businesses, one company for Tyco International's healthcare businesses and a third company for Tyco International's fire and security and engineered products and services businesses.

        Tyco International believes that the separation of its businesses provides each separated company with certain opportunities and benefits. The following are some of the opportunities and benefits that the Tyco International board of directors considered in approving the separation:

  •
  Each separated company will be able to focus on its core business and growth opportunities, which will allow each separated company to respond more quickly and efficiently to developments in the industry in which it operates. In addition, after the separation, the businesses within each company will no longer need to compete internally for capital with businesses operating in other industries.

  •
  The management of each separated company will be able to design and implement corporate policies and strategies that are based primarily on the business characteristics of that company and to concentrate its financial resources wholly on its own operations.

  •
  The separation will provide investors with three investment options that may be more attractive to investors than the investment option of one combined company. Investors will have the opportunity to invest individually in each of the independent, publicly-traded companies. The Tyco International board of directors believes that certain investors may want to invest in companies that are focused on only one industry or group of industries and that the demand for the independent, publicly- traded companies by such investors may increase the demand for each company's shares relative to the demand for Tyco International's shares. The separation is intended to reduce the complexities surrounding investor understanding and give current investors in Tyco International the ability to choose how to diversify their Tyco International holdings.

  •
  Each independent, publicly traded company will have a capital structure designed to meet its needs. As an independent, publicly-traded company, our capital structure is expected to facilitate selective acquisitions, possibly using our common shares as currency, strategic alliances and partnerships, and internal expansion that are important for us to remain competitive in our industry.

  •
  Although there can be no assurance, Tyco International believes that, over time, following the separation, the common shares of the independent, publicly-traded companies should have a higher aggregate market value, on a fully distributed basis and assuming the same market conditions, than if Tyco International were not to complete the separation. The Tyco International board of directors believes that this increase in the market value of the common shares, if achieved, should permit each independent, publicly-traded company to effect acquisitions with common shares in a manner that preserves capital with less dilution of the existing shareholders' interests than would occur by issuing pre-distribution Tyco International common shares.

  •
  The separation will permit the creation of equity securities, including options and restricted share units, for each of the independent, publicly-traded companies with a value that is expected to reflect more closely the efforts and performance of each company's management. These equity securities should enable each independent, publicly-traded company to provide incentive compensation arrangements for its key employees that are directly related to the market performance of each company's common shares. Tyco International believes these equity-based compensation arrangements should provide enhanced incentives for performance and improve the ability for each company to attract, retain and motivate qualified personnel.

        The Tyco International board of directors considered a number of potentially negative factors in evaluating the separation, including the decreased capital available for investment, the loss of synergies from operating as one company, potential disruptions to the businesses as a result of the separation, the potential effect of the separation on the anticipated credit ratings of the separated companies, risks associated with refinancing Tyco International's debt, risks of being unable to achieve the benefits expected from the separation, the reaction of Tyco International's shareholders to the separation, the risk that the plan of execution might not be completed and the one-time and ongoing costs of the separation. The Tyco International board of directors concluded that the potential benefits of the separation outweighed these factors.

        In view of the wide variety of factors considered in connection with the evaluation of the separation and the complexity of these matters, the Tyco International board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

        The Tyco International board of directors will receive an opinion from Duff & Phelps to the effect that Tyco International, Tyco Electronics and Covidien each will be solvent and adequately capitalized immediately after the distribution and an opinion from Appleby Hunter Bailhache that Tyco International has sufficient surplus under Bermuda law to declare the dividends of Tyco Electronics and Covidien common shares.

Results of the Separation

        After our separation from Tyco International, we will be an independent, publicly-traded company. Immediately following the distribution, we expect to have approximately    shareholders of record, based on the number of registered holders of Tyco International common shares on    , 2007, and approximately      million outstanding common shares. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of Tyco International options between the date the Tyco International board of directors declares the dividend for the distribution and the record date for the distribution. The distribution will not affect the number of outstanding common shares of Tyco International or any rights of Tyco International's shareholders. We anticipate, however, that Tyco International will conduct a reverse share split effective on the date of the distribution. Tyco International will not distribute any fractional common shares for Tyco Electronics. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution.

        Before the separation, we will enter into a Separation and Distribution Agreement and other agreements with Tyco International and Covidien to effect the separation and provide a framework for our relationships with Tyco International and Covidien after the separation. These agreements will govern the relationships among Tyco International, Covidien and us subsequent to the completion of the separation plan and provide for the allocation among Tyco International, Covidien and us of Tyco International's assets, liabilities and obligations attributable to periods prior to our separation from Tyco International. The Separation and Distribution Agreement, in particular, requires us to assume a portion of certain of Tyco International's contingent corporate liabilities and establishes the amount of the debt that each separated company initially will incur.

        For a more detailed description of these agreements, see "Relationship with Tyco International and Covidien."

  Certain U.S. Federal Income Tax Consequences if the Internal Transactions are Taxable

        Tyco International has received private letter rulings from the Internal Revenue Service substantially to the effect that, for U.S. federal income tax purposes, the distribution will qualify as tax-free to Tyco International and its shareholders under Sections 368(a)(1)(D) and 355 of the Code. In addition to obtaining the private letter rulings, Tyco International expects to obtain an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the distribution and the internal transactions. If, notwithstanding the conclusions in the private letter rulings and the opinion of McDermott Will & Emery LLP, it is ultimately determined that certain internal transactions undertaken in anticipation of the separation do not qualify for favorable tax treatment, we, Covidien and Tyco International would incur significant tax liabilities.

  Certain Consequences under the Tax Sharing Agreement if the Distribution or the Internal Transactions are Taxable

        In connection with the distribution, we, Tyco International and Covidien will enter into a Tax Sharing Agreement pursuant to which we, Tyco International and Covidien will agree to be responsible for certain tax liabilities and obligations following the distribution. Our indemnification obligations will include a covenant to indemnify Tyco International and Covidien for any taxes and costs that they incur as a result of any action, misrepresentation or omission by us that causes the distribution or certain internal transactions undertaken in anticipation of the separation to fail to qualify for favorable tax treatment under the Code. In addition, Covidien and Tyco International will each similarly agree to indemnify us for any taxes or costs that each of them causes us to incur as a result of each of their actions, misrepresentations or omissions that causes the distribution or certain internal transactions to fail to qualify for favorable tax treatment under the Code. We also will be responsible for 31% of any taxes resulting from the failure of the distribution or internal transactions to qualify for favorable tax treatment under the Code, which failure is not due to the actions, misrepresentations or omissions of Covidien, Tyco Electronics or Tyco International. In addition, even if we were not contractually required to indemnify Tyco International or Covidien for tax liabilities if the distribution or certain internal transactions were to fail to qualify for favorable tax treatment under the Code, we nonetheless may be legally liable under applicable U.S. federal income tax law for certain U.S. federal income tax liabilities incurred by U.S. affiliates of Tyco International if such affiliates were to fail to pay such tax liabilities. See "Relationship with Tyco International and Covidien—Tax Sharing Agreement" for a more detailed discussion of the Tax Sharing Agreement.

Conditions to the Distribution

        We expect that the distribution will be effective on                        , 2007, the distribution date, provided that, among other conditions described in this prospectus, the following conditions shall have been satisfied or, if permissible under the Separation and Distribution Agreement, waived by Tyco International:

  •
  The Securities and Exchange Commission shall have declared effective our registration statement on Form 10 under the Securities Exchange Act of 1934, no stop order relating to the registration statement shall be in effect and the information statement contained in the registration statement shall have been mailed to holders of Tyco International common shares.

  •
  All permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other non-U.S. jurisdictions in connection with the distribution shall have been received.

  •
  Tyco International shall have received the opinion discussed above under "Certain U.S. Federal Income Tax Consequences if the Internal Transactions are Taxable" from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the distribution for U.S. federal income tax purposes.

  •
  We shall have entered into various syndicated credit facilities as described in "Description of Other Indebtedness" and such facilities will have become effective.

  •
  The listing of our common shares on the New York Stock Exchange shall have been approved, subject to official notice of issuance.

  •
  The Tyco International board of directors shall have received an opinion from Duff & Phelps to the effect that Tyco International, Tyco Electronics and Covidien each will be solvent and adequately capitalized immediately after the distribution, and an opinion of Appleby Hunter Bailhache that, upon the distribution, the Tyco Electronics and Covidien common shares will be fully paid, freely transferable and non-assessable.

  •
  All material governmental approvals and other consents necessary to consummate the distribution shall have been received.

  •
  No order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation and Distribution Agreement, shall be in effect.

        The fulfillment of the foregoing conditions does not create any obligation on Tyco International's part to effect the distribution. The Tyco International board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date. Tyco International has the right not to complete the distribution if, at any time, Tyco International's board of directors determines, in its sole discretion, that the distribution is not in the best interests of Tyco International or its shareholders or that market conditions are such that it is not advisable to separate the electronics businesses from Tyco International.

Opinion of Duff & Phelps

        In connection with the separation, Duff & Phelps will provide the board of directors of Tyco International with a solvency opinion regarding Tyco International, Covidien and us. Tyco International expects that Duff & Phelps will confirm its opinion immediately prior to the completion of the separation. We expect the full text of Duff & Phelps' solvency opinion will set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Duff & Phelps in connection with the opinion. Duff & Phelps will provide its opinion for the information and assistance of Tyco International's board of directors in connection with its consideration of separation.

        As background for its analysis, Duff & Phelps met with key managers of Tyco International, Covidien and us to discuss, in detail, the history, current operations and future outlook for Tyco International, Covidien and us. Duff & Phelps' financial analysis and related solvency opinion is based on available historical financial statements and operating data for Tyco International provided by its management and advisors, an estimate of the post-spin-off cash balances of Tyco International, Covidien and us provided by Tyco International's management or otherwise publicly available sources of information. Duff & Phelps reviewed transaction documentation relating to the spin-offs, including this prospectus. Duff & Phelps reviewed industry and comparative public company financial data, to the extent available, obtained from published or other available sources. Duff & Phelps agreed to use generally accepted valuation and analytical techniques as the basis for its analysis and solvency opinion.

        With regard to the rendering of its solvency opinion, Tyco International asked Duff & Phelps to determine whether:

  •
  each of the fair value and the present fair realizable value of the aggregate assets of each of Tyco International, Covidien and us exceeds and will exceed, both immediately before and immediately after and giving effect to the separation, the sum of their respective liabilities, including contingent liabilities identified to Duff & Phelps and, with respect to Tyco International, its statutory capital;

  •
  each of the fair value and the present fair realizable value of the aggregate assets of each of Tyco International, Covidien and us exceeds and will exceed, both immediately before and immediately after and giving effect to the separation, the amount that is or will be required to pay all of their respective debts, including contingent liabilities identified to Duff & Phelps, as such debts mature or otherwise become absolute or due;

  •
  each of Tyco International, Covidien and we are and will be able to pay their respective debts, including contingent liabilities identified to Duff & Phelps, as such debts mature or otherwise become absolute or due; and

  •
  each of Tyco International, Covidien and we do not and will not have, both immediately before and immediately after and giving effect to the separation, unreasonably small capital.

        For the purposes of the solvency opinion, the term "present fair realizable value" means the amount that may be realized by an independent willing seller from an independent willing buyer if each of Tyco International's, Covidien's and our aggregate or total assets, including goodwill, are sold with reasonable promptness in an arm's-length transaction under current conditions for the sale of assets of such business in an existing and not theoretical market. The phrase "does not have unreasonably small capital" refers to the ability of each of Tyco International, Covidien and us to continue as going concerns and not lack sufficient capital for the businesses in which they or we are engaged, and will be engaged, as management has indicated such businesses are now conducted and are proposed to be conducted and their current and anticipated needs, including the contingent liabilities identified to Duff & Phelps, in each case without reasonable forseeability of insolvency. The term "statutory capital" means the sum of the number of shares outstanding multiplied by the par value of those shares, and the share premium, which consists of the value of cash or assets received by each of Tyco International, Covidien and us in connection with the separation, over and above the par value of those shares (unless a distribution from such share premium is authorized by a vote of shareholders of Tyco International as provided for in the Bermuda Companies Act).

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, minority interest, and cumulative effect of accounting changes, fixed charges, and amortization of capitalized interest. Fixed charges consist of interest expense, amortization of debt premiums and discounts, capitalized expenses related to indebtedness, and one-third of rent expense, which represents an appropriate interest factor on operating leases.

	For The Six Months Ended			Fiscal
	Pro forma for the Separation and the Financing			Pro forma for the Separation and the Financing
	March 30, 2007	March 30, 2007	March 31, 2006	2006	2006	2005	2004	2003(1)	2002(2)
Ratio of earnings to fixed charges		5.76	5.19		4.84	4.74	3.93	—	—

(1)
In fiscal 2003, fixed charges exceeded earnings by $110 million.

(2)
In fiscal 2002, fixed charges exceeded earnings by $4,806 million.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the notes will be approximately $                  , after deducting the underwriters' discount and estimated offering expenses. We intend to use the net proceeds of this offering to repay indebtedness. We will disclose the amount, rate and maturity of any indebtedness to be repaid once we have identified such indebtedness.

CAPITALIZATION

        The following table presents our capitalization as of March 30, 2007 on an historical basis and on an unaudited pro forma basis (i) for the separation and (ii) for the separation and the financing. Pro forma for the separation and the financing includes the elimination of $           billion of total debt due to Tyco International and the inclusion of $           billion in indebtedness that we expect to hold at separation. The separation of Tyco Electronics and the related financing transactions are described in the notes to our Unaudited Pro Forma Combined Balance Sheet under the Unaudited Pro Forma Combined Financial Statements as if the separation and the related transactions and events had been consummated on March 30, 2007.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and the underlying separation agreements.

        This table should be read in conjunction with "Selected Historical Combined Financial and Other Operating Data," "Description of Other Indebtedness," "Description of Capital Shares," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the combined financial statements for the electronics businesses of Tyco International Ltd., and the "Unaudited Pro Forma Combined Financial Statements" and accompanying notes included in this prospectus.

        The table below is not necessarily indicative of our capitalization had the distribution and related financing transactions been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had we been operating as an independent, publicly-traded company at that date and is not necessarily indicative of our future capitalization or financial condition. Additionally, the capitalization table does not reflect the impact of financing the class action settlement. We expect to finance all or a portion of our share of the class action settlement with debt, the amount and terms of which have not yet been determined.

	As of March 30, 2007
	Historical	Unaudited Pro Forma for the Separation	Unaudited Pro Forma for the Separation and the Financing
	(in millions)
Indebtedness:
Short term borrowings:
Due to Tyco International Ltd. and affiliates	$585	$788	$
Other	12	12

Total short-term borrowings	597	800

Long-term debt and obligations under capital lease:
Due to Tyco International Ltd. and affiliates	2,954	1,855
7.2% notes due 2008	86	86
Other	59	59
Bank credit facility, public notes, and other	—	—

Total long-term debt and obligations under capital lease	3,099	2,000

Total indebtedness	3,696	2,800
Parent company equity	11,619	11,129

Total capitalization	$15,315	$13,929	$

SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER OPERATING DATA

        The following table presents selected historical combined financial and other operating data for the electronics businesses of Tyco International Ltd. The combined statement of income data for the six months ended March 30, 2007 and March 31, 2006 and the combined balance sheet data as of March 30, 2007 have been derived from our unaudited combined financial statements included elsewhere in this prospectus. The combined statement of income data set forth below for fiscal 2006, fiscal 2005, and fiscal 2004 and the combined balance sheet data as of September 29, 2006 and September 30, 2005 are derived from our audited combined financial statements included elsewhere in this prospectus. The combined statement of income data for fiscal 2003 and fiscal 2002 and the combined balance sheet data as of September 30, 2004, 2003, and 2002 are derived from our unaudited combined financial statements that are not included in this prospectus. The selected financial data for fiscal years 2002 through 2006 have been restated as discussed in Note 1 to the Annual Combined Financial Statements. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

        The selected historical combined financial and other operating data presented below should be read in conjunction with our combined financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as an independent, publicly-traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of the separation and distribution from Tyco International. Refer to "Unaudited Pro Forma Combined Financial Statements" for a further description of the anticipated changes.

	As of or for the Six Months Ended		As of or for Fiscal
	March 30, 2007(1)	March 31, 2006(2)	2006(3)(8) (Restated)	2005(4)(8) (Restated)	2004(5)(8) (Restated)	2003(6)(8) (Restated)	2002(7)(8) (Restated)
	(in millions)
Combined Statement of Income Data
Net sales	$6,662	$6,086	$12,812	$11,890	$11,099	$9,785	$9,930
Gross income	1,692	1,612	3,365	3,166	3,128	2,621	2,105
Restructuring and other charges (credits), net	25	10	13	(10)	(34)	599	3,841
Goodwill impairment	—	—	316	—	—	243	1,025
Gain on divestiture	—	—	—	(301)	—	—	—
Income (loss) from operations	789	807	1,409	1,970	1,619	341	(4,253)
Income (loss) from continuing operations	509	542	1,163	990	791	(192)	(4,406)
Income (loss) from discontinued operations, net of income taxes	49	(8)	38	143	(29)	(9)	(34)
Cumulative effect of accounting change, net of income taxes	—	(8)	(8)	11	—	(27)	—
Net income (loss)	$558	$526	$1,193	$1,144	$762	$(228)	$(4,440)
Combined Balance Sheet Data
Total current assets	$6,118		$6,040	$5,342	$5,163	$4,698	$4,806
Total assets	19,364		19,091	18,473	18,789	18,132	18,846
Total current liabilities	3,177		3,139	3,159	2,957	3,076	5,722
Long-term debt and obligations under capital lease	3,099		3,371	3,816	5,226	6,502	5,942
Total parent company equity	11,619		11,160	9,842	8,242	6,294	5,090
Working capital(9)	2,941		2,901	2,183	2,206	1,622	(916)
Combined Other Operating Data
Capital expenditures	$610	$255	$560	$481	$410	$443	$571

(1)
Net income for the six months ended March 30, 2007 includes $49 million of income, net of income taxes, from discontinued operations. (See Note 3 to the Interim Combined Financial Statements.)

(2)
Net income for the six months ended March 31, 2006 includes $8 million loss, net of income taxes, from discontinued operations as well as an $8 million loss, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the adoption of Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143." (See Notes 3 and 1 to the Interim Combined Financial Statements.)

(3)
Fiscal 2006 income from continuing operations includes a goodwill impairment charge of $316 million in the Wireless Systems segment related to the Integrated Wireless Products reporting unit. (See Note 8 to the Annual Combined Financial Statements.) Fiscal 2006 net income includes $38 million of income, net of income taxes, from discontinued operations as well as an $8 million loss, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the adoption of Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143." (See Notes 4 and 2 to the Annual Combined Financial Statements.)

(4)
Fiscal 2005 income from continuing operations includes a $301 million gain on the divestiture of the Tyco Global Network. (See Note 4 to the Annual Combined Financial Statements.) Also included in fiscal 2005 income from continuing operations is $365 million of loss on retirement of debt. (See Note 11 to the Annual Combined Financial Statements.) Fiscal 2005 net income includes $143 million of income, net of income taxes, from discontinued operations as well as an $11 million gain, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the change in measurement date for pension and postretirement benefit plans. (See Notes 4 and 2 to the Annual Combined Financial Statements.)

(5)
Fiscal 2004 income from continuing operations includes $102 million of loss on retirement of debt. (See Note 11 to the Annual Combined Financial Statements.) Fiscal 2004 net income includes a $29 million loss, net of income taxes, from discontinued operations. (See Note 4 to the Annual Combined Financial Statements.)

(6)
Fiscal 2003 loss from continuing operations includes restructuring and other charges, net of $599 million and a goodwill impairment charge of $243 million. Fiscal 2003 net loss includes a $9 million loss, net of income taxes, from discontinued operations as well as a $27 million loss, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the adoption of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities."

(7)
Fiscal 2002 loss from continuing operations includes restructuring and other charges, net of $3,841 million and a goodwill impairment charge of $1,025 million. Fiscal 2002 net loss includes a $34 million loss, net of income taxes, from discontinued operations.

(8)
The Company restated its Combined Financial Statements for fiscal years 2002 through 2006 to correct errors in accounting for income taxes as well as an immaterial balance sheet adjustment related to deferred revenue. Note 1 to the Annual Combined Financial Statements provides further information regarding this restatement.

The
fiscal 2003 adjustments had no impact on the Company's selected results of operations data. The tax adjustments reduced both loss from continuing operations and net loss by $27 million in fiscal 2002.

The
following table summarizes the impact of the adjustments on the Company's selected financial position data at fiscal year end 2004, 2003, and 2002:

	Fiscal 2004		Fiscal 2003		Fiscal 2002
	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated
	(in millions)
Total current assets	$5,100	$5,163	$4,688	$4,698	$4,796	$4,806
Total assets	18,797	18,789	18,070	18,132	18,784	18,846
Total current liabilities	3,057	2,957	3,172	3,076	5,804	5,722
Total parent company equity	8,165	8,242	6,285	6,294	5,057	5,090
Working capital	2,043	2,206	1,516	1,622	(1,008)	(916)
(9)
Working capital is defined as current assets minus current liabilities.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Combined Financial Statements for the electronics businesses of Tyco International Ltd. reflect adjustments to the historical combined financial statements of Tyco Electronics to give effect to the separation and related financing transactions described in the notes to the Unaudited Pro Forma Combined Financial Statements as of March 30, 2007 for the Unaudited Pro Forma Combined Balance Sheet and as of October 1, 2005, the first day of fiscal 2006, for the Unaudited Pro Forma Combined Income Statements presented for both the six months ended March 30, 2007 and fiscal 2006. The historical Combined Statement of Income for fiscal 2006 has been restated as discussed in Note 1 to the Annual Combined Financial Statements. These financial statements include adjustments to reflect the following transactions:

  •
  the contribution to Tyco Electronics Ltd. of all of the assets and liabilities, including the entities holding all of the assets and liabilities, of Tyco International's electronics businesses, and the distribution of our common shares by Tyco International to its shareholders; and

  •
  the financing adjustments related to the elimination of $         billion of total debt due to Tyco International and the inclusion of $         billion in indebtedness that we expect to hold at separation.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and the financing agreements.

        The following Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical combined financial statements for the electronics businesses of Tyco International Ltd. and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

        These Unaudited Pro Forma Combined Financial Statements are not necessarily indicative of our results of operations or financial condition had the distribution and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

        On May 14, 2007, Tyco International entered into a class action settlement for $2.975 billion. In the third quarter of fiscal 2007, our results will include an allocated charge of $0.922 billion which is expected to have no tax benefit. The portion allocated to us from Tyco International will be consistent with the sharing percentage included in the Separation and Distribution Agreement which we will enter into at the separation date. The accompanying Unaudited Pro Forma Combined Statements of Income do not reflect this allocation.

 The Electronics Businesses of Tyco International Ltd.
Unaudited Pro Forma Combined Statement of Income
Six Months Ended March 30, 2007

	Historical	Separation Adjustments		Pro Forma for the Separation	Financing Adjustments		Pro Forma for the Separation and the Financing
	(in millions, except per share data)
Net sales	$6,662	$—		$6,662	$		$
Cost of sales	4,970	—		4,970

Gross income	1,692	—		1,692
Selling, general, and administrative expenses	878	—		878
Restructuring and other charges, net	25	—		25

Income from operations	789	—		789
Interest income	29	—		29
Interest expense	(118)	—		(118)		(a)

Income from continuing operations before income taxes and minority interest	700	—		700
Income taxes	(189)	(36	)(f)	(225)		(b)
Minority interest	(2)	—		(2)

Income from continuing operations	$509	$(36)		$473	$		$

Pro Forma earnings per share from continuing operations(c):
Basic							$
Diluted
Pro Forma weighted average shares outstanding(c):
Basic							$
Diluted

See Notes to Unaudited Pro Forma Combined Financial Statements.

The Electronics Businesses of Tyco International Ltd.
Unaudited Pro Forma Combined Statement of Income
Fiscal Year Ended September 29, 2006

	Historical (Restated)	Separation Adjustments		Pro Forma for the Separation	Financing Adjustments		Pro Forma for the Separation and the Financing
	(in millions, except per share data)
Net sales	$12,812	$—		$12,812	$		$
Cost of sales	9,447	—		9,447

Gross income	3,365	—		3,365
Selling, general, and administrative expenses	1,627	—		1,627
Restructuring and other charges, net	13	—		13
Goodwill impairment	316	—		316

Income from operations	1,409	—		1,409
Interest income	48	—		48
Interest expense	(256)	—		(256)		(a)

Income from continuing operations before income taxes and minority interest	1,201	—		1,201
Income taxes	(32)	(51)	(f)	(83)		(b)
Minority interest	(6)	—		(6)

Income from continuing operations	$1,163	$(51)		$1,112	$		$

Pro Forma earnings per share from continuing operations(c):
Basic							$
Diluted
Pro Forma weighted average shares outstanding(c):
Basic							$
Diluted

See Notes to Unaudited Pro Forma Combined Financial Statements.

 The Electronics Businesses of Tyco International Ltd.
Unaudited Pro Forma Combined Balance Sheet
As of March 30, 2007

	Historical	Separation Adjustments		Pro Forma for the Separation	Financing Adjustments		Pro Forma for the Separation and the Financing
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$505	$(5	)(d)	$500	$		$
Accounts receivable, net of allowance for doubtful accounts	2,569	—		2,569
Inventories	2,198	—		2,198
Prepaid expenses and other current assets	477	2,053	(k)	2,530
Deferred income taxes	369	—		369

Total current assets	6,118	2,048		8,166
Property, plant and equipment, net	3,465	—		3,465
Goodwill	7,156	—		7,156
Intangible assets, net	1,010	—		1,010
Deferred income taxes	1,361	12	(g)	1,373
Other assets	254	673	(f)	927		(e)

Total Assets	$19,364	$2,733		$22,097	$		$

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including amounts due to Tyco International Ltd. and affiliates	$597	$203	(h)	$800	$	(i)(j)	$
Accounts payable	1,309	—		1,309
Accrued and other current liabilities	1,088	2,975	(k)	4,063
Deferred revenue	183	—		183

Total current liabilities	3,177	3,178		6,355
Long-term debt, including amounts due to Tyco International Ltd. and affiliates	3,099	(1,099	)(h)	2,000		(i)(j)
Long-term pension and postretirement liabilities	563	—		563
Deferred income taxes	387	—		387
Other liabilities	503	1,144	(f)	1,647

Total Liabilities	7,729	3,223		10,952

Minority interest	16	—		16
Shareholders' Equity:
Common shares, $ par value, authorized; issued and outstanding on a pro forma basis	—	—		—		(m)
Share premium	—	—		—		(m)
Parent Company Equity:
Parent company investment	10,726	(490	)(l)	10,236		(l)(m)
Accumulated other comprehensive loss	893	—		893

Total Shareholders' Equity	11,619	(490)		11,129

Total Liabilities and Shareholders' Equity	$19,364	$2,733		$22,097	$		$

See Notes to Unaudited Pro Forma Combined Financial Statements.

The Electronics Businesses of Tyco International Ltd.
Notes to Unaudited Pro Forma Combined Financial Statements

(a)
Represents a change to interest expense in connection with the assignment of debt by Tyco International or the issuance of new public debt of $           million and $           million for the six months ended March 30, 2007 and fiscal 2006, respectively.

(b)
Represents the estimated income tax effects of the financing adjustments.

(c)
Earnings per share and weighted average shares outstanding reflect the estimated number of common shares we expect to have outstanding upon the completion of the distribution based on an expected distribution ratio of    shares of Tyco Electronics for each share of Tyco International (prior to effecting the Tyco International reverse share split). These amounts do not reflect the impact of Tyco International accelerating the vesting provisions of a portion of the outstanding restricted share awards in connection with or following the distribution, as such impact will be calculated using balances then outstanding, which are not currently determinable. Also, these amounts reflect the portion of outstanding equity awards that were included in Tyco International's dilutive earnings per share calculation.

(d)
Represents a transfer of cash to Tyco International of $5 million to bring our cash and cash equivalents to $500 million at the time of the separation based on our anticipated post-separation capital structure.

(e)
Represents $    million of anticipated fees and costs associated with the indebtedness we expect to hold at separation.

(f)
Reflects an increase to other liabilities of $1,144 million for contingent tax liabilities related to unresolved tax matters that will be transferred to Tyco Electronics in connection with the separation, as confirmed by the Tax Sharing Agreement that we will enter into with Tyco International and Covidien. The $36 million and $51 million increase to income tax expense for the six months ended March 30, 2007 and fiscal 2006, respectively represent the estimated impact to the income tax provision attributable to the accrual of interest owed to taxing authorities, net of applicable federal and state tax benefits, associated with these transferred contingent tax liabilities. This interest accrual was computed using an estimated average interest rate of 8.2% which is a function of the rate imposed by taxing authorities.

  Also reflects an increase in other assets of $673 million for the impact of the Tax Sharing Agreement that we will enter into with Tyco International and Covidien. Under this agreement Tyco International, Covidien, and Tyco Electronics will share 27%, 42%, and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. Based on the amount of this obligation at March 30, 2007, we anticipate that we will generate income of $35 million to $54 million annually for the accretion of interest on this obligation. The amount of the income will be dependent on the federal income tax position of the taxpayer at the time of payment pursuant to the terms of the tax sharing agreement. This income will be reflected as other expense, net in the Combined Statement of Income. Tyco Electronics' contractual obligation for 31% of these legacy Tyco International contingent tax liabilities recorded as of March 30, 2007 is $642 million. However, Tyco Electronics is the primary obligor to the taxing authorities for $1,315 million of these contingent tax liabilities recorded as of March 30, 2007. The $673 million difference represents the net receivable for unresolved tax matters due from Tyco International and Covidien under the Tax Sharing Agreement. The actual amounts that Tyco Electronics may be required to ultimately accrue or pay under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

  Additionally, we expect that there will be certain guarantees and indemnifications extended between Tyco International, Tyco Electronics, and Covidien in accordance with the terms of the Tax Sharing Agreement. At the time of separation, we will record a liability necessary to recognize the fair value of such guarantees and indemnifications. The pro forma adjustment does not include such liability, however, based on preliminary information and analysis, we estimate that the incremental liability necessary to reflect the fair value of these guarantees and indemnifications will be in the range of $80 million to $120 million. Once the fair value is determined, the related liability will be included in the accompanying pro forma balance sheet.

(g)
Reflects a $12 million increase to deferred tax assets for state unitary net operating loss carryforwards that will be transferred to us from Tyco International upon separation.

(h)
Represents a $203 million increase in current maturities of long-term debt and a $1,099 million decrease in long-term debt and obligations under capital lease to bring the total debt level to $2.8 billion at the time of the separation based on our anticipated post-separation capital structure. The debt balance at the time of separation was determined based on internal capital planning and considered the following factors and assumptions: anticipated business plans, operating activities, general economic and Tyco International contingencies, optimal debt levels, and desired financial capacity. The debt level does not reflect the impact of financing all or a portion of our share of the class action settlement with debt, the amount and terms of which have not yet been determined.

(i)
Represents the assignment by Tyco International or the issuance of $         billion of debt. This debt will replace the amounts due to Tyco International Ltd. and affiliates.

(j)
Represents the elimination of $         billion of amounts due to Tyco International Ltd. and affiliates.

(k)
Represents a $2,975 million increase to accrued and other current liabilities to reflect a joint and several liability for the class action settlement pursuant to the Separation and Distribution Agreement. Per the Separation and Distribution Agreement, upon separation each of Tyco Electronics, Covidien, and Tyco International will be jointly and severally liable for the full amount of the class action settlement. Additionally, under the Separation and Distribution Agreement, the companies will share in the liability with Tyco Electronics assuming 31% of the settlement amount, $922 million. An increase to prepaid expenses and other current assets of $2,053 million reflects a receivable from Tyco International and Covidien. Tyco Electronics expects to be assigned debt by Tyco International or issue debt to finance all or a portion of its share of the class action settlement, the amount and terms of which have not yet been determined.

(l)
Represents reductions to parent company investment to reflect the following:

•
the transfer of cash to Tyco International of $5 million as described in (d) above;

•
the assumption of a $471 million net liability in connection with Tyco International and Covidien tax contingencies to be assumed by Tyco Electronics as described in (f) above; and

•
the assumption of a $922 million net liability in connection with a joint and several liability pursuant to the Separation and Distribution Agreement as described in (k) above.

        These reductions are partially offset by increases to equity to reflect the following:

  •
  the anticipated fees and costs associated with the indebtedness as described in (e) above;

  •
  the transfer of $12 million of state unitary net operating loss carryforwards to us upon separation as described in (g) above;

  •
  the $896 million net decrease in debt related to our anticipated capital structure as described in (h) above; and

  •
  the elimination of $       billion of amounts due to Tyco International Ltd. and affiliates as described in (j) above offset by the assignment or issuance of debt of $       billion as described in (i) above.

(m)
Represents the assumed issuance of approximately     million Tyco Electronics common shares as discussed in (c) above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following information should be read in conjunction with the "Selected Historical Combined Financial and Other Operating Data" and "Financial Statements" for the electronics businesses of Tyco International, included elsewhere in this prospectus. Management's Discussion and Analysis of Financial Condition and Results of Operations has been revised for the effects of the restatement discussed below and in Note 1 to the Annual Combined Financial Statements. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Special Note About Forward-Looking Statements."

Separation From Tyco International Ltd.

        On January 13, 2006, Tyco International Ltd. announced that its board of directors had approved a plan to separate Tyco International Ltd. into three independent, publicly-traded companies, identifying the electronics businesses of Tyco International Ltd. as one of those three companies. Upon the separation, Tyco Electronics Ltd. will be the parent company which will own the electronics businesses as of the separation date and whose shares will be owned by the existing Tyco International shareholders. The electronics businesses of Tyco International Ltd., presented herein, represent a combined reporting entity consisting of the assets and liabilities used in managing and operating the Tyco International electronics businesses, as well as the subsidiaries Tyco Electronics Ltd. will own as of the date of the separation. Certain subsidiaries have disposed of some of the operations previously owned. Where appropriate, these operations have been reflected as discontinued operations in the Combined Financial Statements.

        Our Combined Financial Statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America. These Combined Financial Statements may not be indicative of our future performance and do not necessarily reflect what our combined results of operations, financial position, and cash flows would have been had we operated as an independent, publicly-traded company during the periods presented, particularly since many changes will occur in our operations and capitalization as a result of our separation from Tyco International. Certain general corporate overhead and other expenses as well as debt and related net interest expense have been allocated to us by Tyco International. Management believes such allocations are reasonable; however, they may not be indicative of our actual results had we been operating as an independent, publicly-traded company for the periods presented. Note 11 to our Interim Combined Financial Statements and Note 16 to our Annual Combined Financial Statements provide further information regarding allocated expenses.

        As discussed elsewhere in this prospectus, historically we have used the corporate services of Tyco International for a variety of functions including treasury, tax, legal, internal audit, human resources, and risk management. After the distribution, we expect to be an independent, publicly-traded company, and, although we expect to enter into agreements with Tyco International for a continuation of some of these services, the terms and prices on which such services are rendered may be different than the terms and prices in effect prior to the distribution. We also may incur additional costs associated with being an independent, publicly-traded company. These additional anticipated costs are not reflected in our historical Combined Financial Statements.

Restatement

        We have restated our Combined Financial Statements for fiscal 2006, fiscal 2005, and fiscal 2004. The restatement reflects adjustments to correct errors in accounting for income taxes, as well as an immaterial balance sheet adjustment related to deferred revenue. The tax adjustments resulted in a $4 million, $6 million, and $40 million reduction in income tax expense in fiscal 2006, fiscal 2005, and fiscal 2004, respectively. The tax corrections also resulted in various balance sheet adjustments.

        Subsequent to the issuance of our Annual Combined Financial Statements, in connection with a review of Tyco International's income tax accounts, errors were discovered relating to accounting for income taxes. These errors primarily related to maintaining and tax effecting jurisdictional data and the classification of tax amounts in the Combined Balance Sheets. The more significant errors related to: (1) the treatment of taxes associated with impairment charges, (2) tax rate differentials on non-US income tax accruals, and (3) misclassifications within the balance sheet related to income taxes. These errors resulted from the process of carving out certain income tax accounts from Tyco International's consolidated financial statements and related information. We substantially relied upon the processes at Tyco International to prepare our carve-out accounts for income taxes. We have determined that certain of those tax processes utilized by Tyco International in determining certain carve out amounts for income taxes did not operate at a sufficient level of precision relative to our materiality for us to ensure that the carve-out accounts were materially correct. We have also determined that we did not have sufficient control processes in place to ensure that the information provided by Tyco International was complete and accurate and have concluded that the absence of these control processes is a material weakness in our internal control over financial reporting relating to income taxes. We are in the process of implementing new control processes and procedures as part of our readiness efforts to become an independent, publicly-traded company.

Class Action Settlement

        On May 14, 2007, Tyco International entered into a memorandum of understanding with plaintiffs' counsel in connection with the settlement of 32 purported class action lawsuits.

        Under the terms of the memorandum of understanding, the plaintiffs have agreed to release all claims against Tyco International, the other settling defendants, and ten other individuals in consideration for the payment of $2.975 billion to the certified class. The parties to the memorandum of understanding have agreed to use their best efforts to finalize and execute a final settlement agreement and to apply to the court for approval of the settlement agreement. The memorandum of understanding will be null and void if the settlement agreement does not receive final court approval. In addition, Tyco International will have the right to terminate the settlement agreement in the event that more than a certain percentage of the certified class opts out of the settling class.

        Under the terms of the Separation and Distribution Agreement that will be entered into in connection with the Separation, Tyco International, Covidien, and Tyco Electronics will be jointly and severally liable for the full amount of the class action settlement. Additionally, under the Separation and Distribution Agreement, the companies will share in the liability with Tyco International assuming 27%, Covidien 42%, and Tyco Electronics 31% of the total amount.

        In the third quarter of fiscal 2007, we will incur an allocated charge from Tyco International of $0.922 billion for which we do not expect to recognize any tax benefit. The portion allocated to us will be consistent with the sharing percentage included in the Separation and Distribution Agreement which will be entered into at the separation date. When the Separation and Distribution Agreement is entered into, we will also record a $2.975 billion liability and a $2.053 billion receivable from Tyco International and Covidien for their portion of the liability.

Overview

        Tyco Electronics is a leading global provider of engineered electronic components, network solutions, and wireless systems. We operate through four reporting segments: Electronic Components, Network Solutions, Wireless Systems, and Other. We design, manufacture, and market approximately

500,000 different products for customers in industries ranging from automotive, appliance, and aerospace and defense to telecommunications, computer, and consumer electronics. We believe the end markets that we sell into are balanced with the total end market demand for electronic components.

        We service our customers primarily through our direct sales force that serves customers in over 150 countries. The sales force is supported by over 8,000 engineers, as well as globally deployed manufacturing sites. Through our sales force and engineering resources, we are able to collaborate with our customers anywhere in the world to provide highly engineered products and solutions to meet their needs.

        Our strategic objective is to increase our revenue and profitability across all of our segments in the markets we serve. This strategy is dependent upon the following strategic priorities:

  •
  continue to focus our existing portfolio;

  •
  leverage our market leadership position to increase our market share;

  •
  achieve market leadership in attractive and under-penetrated industries;

  •
  extend our leadership in emerging markets;

  •
  supplement organic growth with strategic acquisitions;

  •
  improve operating margins; and

  •
  accelerate new product development through research and development excellence.

        Key business factors that influenced our results of operations for the periods discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations include:

  •
  Market conditions.    We have experienced strong sales growth that was driven by the continued increased use of electronics across the end markets that we serve. This sales growth was achieved despite industry pricing pressures. Over the periods shown, we have experienced price erosion in the range of 2% to 5%. We expect price erosion to continue in the future. The increase in our net sales for each fiscal year in the periods shown reflects volume increases that more than offset the impact of pricing pressures.

  •
  Raw material price increases.    We consume approximately 200 million pounds of copper and approximately 270,000 troy ounces of gold each fiscal year. During the periods shown, the prices of these key raw materials, as well as the prices of certain other raw materials, have increased substantially. The following table illustrates the increase in average prices related to the most significant raw materials, copper and gold, during the periods presented:

		Six Months Ended		Fiscal Year
	Measure	March 30, 2007	March 31, 2006	2006	2005	2004
Copper	Lb.	$2.98	$2.14	$2.80	$1.53	$1.17
Gold	Troy oz.	$632	$520	$572	$432	$399

    As a general matter, we have been able to pass only a portion of the increased cost of these raw materials through to our customers. As a result, raw materials price increases directly and adversely affected our gross margins.

  •
  Foreign exchange.    Approximately 47% of our net sales are invoiced in currencies other than the U.S. dollar. Our results of operations are influenced by changes in foreign currency exchange rates. Increases or decreases in the value of the U.S. dollar, compared to other currencies, will directly affect our reported results as we translate those currencies into U.S. dollars at the end of each fiscal period. The percentage of fiscal 2006 net sales by major currencies invoiced was as follows:

US Dollar	53%
Euro	27
Japanese Yen	7
British Pound Sterling	2
Chinese Renminbi	2
Korean Won	2
All Others	7

Total	100%

  Discontinued Operations

        During the fourth quarter of fiscal 2006, we entered into a definitive agreement to divest our Printed Circuit Group business. In the first quarter of fiscal 2007, we completed the sale of the Printed Circuit Group business for $227 million in net cash proceeds and recorded a $45 million pre-tax gain on the sale.

        During fiscal 2004, we sold our electrical contracting services business. As a result of this divestiture, we received proceeds of $25 million and recorded an impairment on divestiture of $52 million, included in income (loss) from discontinued operations.

        We have presented both of these businesses as discontinued operations for all periods presented in our combined historical financial information. See Note 3 to our Interim Combined Financial Statements and Note 4 to our Annual Combined Financial Statements for more information on these transactions.

  Divestitures

        In November 2004, we agreed to sell the Tyco Global Network, our undersea fiber optic telecommunications network. This business had been part of our Other segment. We closed this sale on June 30, 2005. As part of the sale, we received cash proceeds of $130 million, and the purchaser assumed certain liabilities. The divestiture resulted in a pre-tax gain on sale of $301 million. See Note 4 to our Annual Combined Financial Statements.

        We have no approval or agreements at present to divest any other businesses, but as part of our strategy we regularly review and will consider the divestiture of underperforming or non-strategic businesses to improve our operating results and better utilize our capital. Some of these divestitures may have a material impact on our Combined Financial Statements, and we currently believe they could impact up to 15% of our combined net sales. We have made strategic divestitures in the past, such as the businesses discussed above, and expect that we may make additional divestitures in the future. Specifically, following the separation, we will explore a number of strategic alternatives, including possible divestiture, for our Power Systems business that is reflected in our Other segment. At the conclusion of this process, management will present its recommendations to the board of directors for their review and approval. The Power Systems business had net sales of approximately $500 million in fiscal 2006. Should the outcome of the strategic review process be approval to divest the business, there could be a resulting pre-tax impairment charge of up to $450 million.

Components of Net Sales and Expenses in Income from Continuing Operations

  Net Sales

        We derive our net sales principally from the sale of products. We recognize net sales when title and risk of loss pass to our customers. Net sales include an estimate of returns and price discrepancies based upon historical experience.

  Cost of Sales

        Our cost of sales reflects the costs of our raw materials, primarily plastic resins for molding, precious metals such as gold and silver for plating, and other metals such as copper, aluminum, brass, and steel for manufacturing our products. Cost of sales also includes the conversion costs, such as labor and manufacturing plant costs, that are incurred to convert raw materials into finished products. Our cost of sales also includes research, development, and engineering costs, as well as shipping, handling, and distribution costs.

  Selling, General, and Administrative Expenses

        Our selling, general, and administrative expenses include selling, advertising, and general and administrative expenses.

Non-GAAP Financial Measures

        Organic net sales growth, which is included in the discussion below, is a non-GAAP financial measure. The difference between reported net sales growth (the most comparable GAAP measure) and organic net sales growth (the non-GAAP measure) consists of the impact from foreign currency exchange rates, acquisitions, and divestitures. Organic net sales growth is a useful measure which we use to measure the underlying results and trends in our business. It excludes items that are not completely under management's control, such as the impact of changes in foreign currency exchange rates, and items that do not reflect the underlying growth of the company, such as acquisition and divestiture activity.

        We believe organic net sales growth provides useful information to investors because it reflects the underlying growth from the ongoing activities of our business. Furthermore, it provides investors with a view of our operations from management's perspective. We use organic net sales growth to monitor and evaluate performance, as it is an important measure of the underlying results of our operations. Management uses organic net sales growth together with GAAP measures such as net sales growth and operating income in its decision making processes related to the operations of our reporting segments and our overall company. We believe that investors benefit from having access to the same financial measures that management uses in evaluating operations. The discussion and analysis of organic net sales growth in Results of Operations below utilizes organic net sales growth as management does internally. Because organic net sales growth calculations may vary among other companies, organic net sales growth amounts presented below may not be comparable with similarly titled measures of other companies. Organic net sales growth is a non-GAAP financial measure that is not meant to be considered in isolation or as a substitute for GAAP measures. The limitation of this measure is that it excludes items that have an impact on our net sales. This limitation is best addressed by using net sales growth in combination with our U.S. GAAP net sales. The tables presented in Results of Operations below provide reconciliations of U.S. GAAP reported net sales growth to organic net sales growth.

 RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED
MARCH 30, 2007 AND MARCH 31, 2006

Combined Operations

        The following table sets forth certain items from our Interim Combined Statements of Income and the percentage of net sales that such items represent for the periods shown.

	For the Six Months Ended
	March 30, 2007		March 31, 2006
	($ in millions)
Net sales	$6,662	100.0%	$6,086	100.0%
Cost of sales	4,970	74.6	4,474	73.5
Gross income	1,692	25.4	1,612	26.5
Selling, general, and administrative expenses	878	13.2	795	13.1
Restructuring and other charges, net	25	0.4	10	0.2
Income from operations	789	11.8	807	13.3
Interest income	29	0.4	25	0.4
Interest expense	(118)	(1.8)	(136)	(2.2)
Income from continuing operations before income taxes and minority interest	700	10.5	696	11.4
Income taxes	(189)	(2.8)	(152)	(2.5)
Income from continuing operations	509	7.6	542	8.9
Net income	$558	8.4%	$526	8.6%

        Net Sales.    Net sales increased $576 million, or 9.5%, to $6,662 million in the first six months of fiscal 2007 from $6,086 million in the first six months of fiscal 2006. Foreign currency exchange rates, primarily the euro, favorably impacted net sales by $219 million, or 3.6%, in the first six months of fiscal 2007. On an organic basis, net sales increased 5.8% in the first six months of fiscal 2007 and 8.1% in the first six months of fiscal 2006, reflecting increases in volume partially offset by price erosion. Price erosion adversely affected net sales by $120 million in the first six months of fiscal 2007 and $180 million in the first six months of fiscal 2006.

        The following table sets forth the percentage of our total net sales by geographic region:

	For the Six Months Ended
	March 30, 2007	March 31, 2006
Americas(1)	37%	40%
Europe/Middle East/Africa (EMEA)	36	34
Asia-Pacific	27	26

Total	100%	100%

(1)
The Americas includes our Undersea Telecommunication Systems business included in the Other segment.

        The following table provides an analysis of the change in our net sales for the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 by geographic region:

	Change in Net Sales for the Six Months Ended March 30, 2007 versus Net Sales for the Six Months Ended March 31, 2006
	Organic(1)		Translation(2)	Acquisitions	Total
	($ in millions)
Americas(3)	$12	0.5%	$(3)	$—	$9	0.4%
Europe/Middle East/Africa	168	8.2	188	15	371	18.1
Asia-Pacific	162	10.0	34	—	196	12.1

Total	$342	5.8%	$219	$15	$576	9.5%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

(3)
The Americas includes our Undersea Telecommunication Systems business included in the Other segment.

        The following table sets forth the percentage of our total net sales by segment:

	For the Six Months Ended
	March 30, 2007	March 31, 2006
Electronic Components	74%	74%
Network Solutions	13	13
Wireless Systems	6	7
Other	7	6

Total	100%	100%

        The following table provides an analysis of the change in our net sales for the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 by segment:

	Change in Net Sales for the Six Months Ended March 30, 2007 versus Net Sales for the Six Months Ended March 31, 2006
	Organic(1)		Translation(2)	Acquisitions	Total
	($ in millions)
Electronic Components	$247	5.5%	$170	$15	$432	9.6%
Network Solutions	28	3.5	42	—	70	8.7
Wireless Systems	16	4.0	2	—	18	4.4
Other	51	13.5	5	—	56	14.9

Total	$342	5.8%	$219	$15	$576	9.5%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

        Cost of Sales and Gross Income.    Gross income increased by $80 million in the first six months of fiscal 2007 over the first six months of fiscal 2006, but decreased as a percentage of net sales by 110 basis points. Increased material costs of $116 million, primarily metals, were only partially offset by lower levels of price erosion due to price increases, volume leverage, and cost improvements. We were also negatively impacted by lower plant productivity in North America as a result of sales declines in our Electronic Components segment in the first six months of fiscal 2007. Finally, margin also declined due to higher organic growth in lower margin markets.

        Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses as a percentage of net sales increased to 13.2% in the first six months of fiscal 2007 as compared to 13.1% in the first six months of fiscal 2006. The increase in selling, general, and administrative expenses resulted from increased allocated overhead expenses from Tyco International of $14 million and the incurrence of $16 million of costs related to our efforts to build our separate company functions that did not exist in the prior fiscal year. In addition, selling expenses increased to support the higher level of sales. We will continue to incur costs as we build our own corporate functions to operate as an independent, publicly-traded company. These costs are duplicative as we are also allocated costs related to these functions from Tyco International until the separation date.

        Restructuring and Other Charges, Net.    Restructuring and other charges, net were $25 million in the first six months of fiscal 2007 as compared to $10 million in the first six months of fiscal 2006. Total charges, including amounts reflected in cost of sales, increased $13 million to $25 million in the first six months of fiscal 2007 from $12 million in the first six months of fiscal 2006 primarily as the result of new actions in fiscal 2007.

        During the first six months of fiscal 2007, we initiated restructuring actions to exit manufacturing operations in the Electronic Components segment, rationalize certain product lines in the Wireless Systems segment, and reduce workforce in the Other segment. Restructuring charges recorded in the first six months of fiscal 2007 primarily related to employee severance and benefits. We expect to complete all restructuring actions commenced in the first six months of fiscal 2007 by the end of 2008 and to incur charges of approximately $44 million relating to these initiated actions.

        Income from Operations.    Income from operations was $789 million, or 11.8% of net sales, in the first six months of fiscal 2007 compared to $807 million, or 13.3% of net sales, in the first six months of fiscal 2006. The decline as a percentage of net sales resulted from increased raw material costs, a lower margin sales mix, and lower productivity in North America as we ramped down production in our Electronic Components segment in response to weakness in this market. In addition, increased selling, general, and administrative expenses primarily driven by our separation from Tyco International and increased restructuring and other charges of $13 million contributed to the decline in income from operations as a percentage of net sales.

Results of Operations by Segment

  Electronic Components

	For the Six Months Ended
	March 30, 2007	March 31, 2006
	($ in millions)
Net sales	$4,930	$4,498
Income from operations	$678	$686
Operating margin	13.8%	15.3%

        The following table sets forth Electronic Components' percentage of total net sales by primary industry end market(1):

	For the Six Months Ended
	March 30, 2007	March 31, 2006
Automotive	39%	38%
Computer	11	12
Communication Equipment	8	8
Appliance	5	5
Industrial Machinery	5	5
Aerospace and Defense	3	3
Consumer Electronics	2	2
Other	27	27

Total	100%	100%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

        The following table provides an analysis of the change in Electronic Components' net sales for the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 by primary industry end market(1):

	Change in Net Sales for the Six Months Ended March 30, 2007 versus Net Sales for the Six Months Ended March 31, 2006
	Organic(2)		Translation(3)	Acquisitions	Total
	($ in millions)
Automotive	$95	5.5%	$89	$15	$199	11.5%
Computer	(7)	(1.4)	9	—	2	0.4
Communication Equipment	18	5.3	10	—	28	8.1
Appliance	14	6.1	7	—	21	8.9
Industrial Machinery	33	15.5	9	—	42	19.7
Aerospace and Defense	16	11.0	5	—	21	14.6
Consumer Electronics	18	20.8	3	—	21	23.9
Other	60	4.9	38	—	98	8.1

Total	$247	5.5%	$170	$15	$432	9.6%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

(2)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(3)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

        In the first six months of fiscal 2007, Electronic Components' net sales increased $432 million, or 9.6%, to $4,930 million from $4,498 million in the first six months of fiscal 2006. The strengthening of certain foreign currencies favorably impacted net sales by $170 million, or 3.8%, in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006. Organic net sales growth of 5.5% in the first six months of fiscal 2007 over the first six months of fiscal 2006 resulted from increases in volume across all end markets partially offset by price erosion.

        Electronic Components' organic net sales growth by industry end market was strongest in the consumer electronics, industrial machinery, and aerospace and defense end markets. In the consumer electronics market, our organic net sales growth of 20.8% in the first six months of fiscal 2007 over the first six months of fiscal 2006 was attributable to continued strong consumer demand as well as our continued focus on this market. Our organic net sales growth of 15.5% in the industrial machinery market in the first six months of fiscal 2007 over the first six months of fiscal 2006 resulted from strong demand globally as companies continue to invest in factory automation. In the aerospace and defense market, our organic net sales growth of 11.0% in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 was driven by strength across all markets. In the automotive market, our organic net sales growth of 5.5% in the first six months of fiscal 2007 over the first six months of fiscal 2006 resulted from growth in the Asia-Pacific and EMEA regions partially offset by declines in the North America region. Finally, our organic net sales declined 1.4% in the computer market in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 as a result of an overall slowdown in end market demand as well as a strategic decision to exit certain low-margin products.

        Electronic Components' operating income decreased $8 million, or 1.2%, to $678 million in the first six months of fiscal 2007 from $686 million in the first six months of fiscal 2006. Benefits from higher sales and favorable foreign currency increases were reduced by a lower margin sales mix and lower productivity resulting from sales declines in North America primarily in automotive and housing related markets. Also negatively impacting operating income in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 was higher raw material costs of $81 million which was partially offset by lower levels of price erosion due to implemented price increases. Finally, restructuring costs in the first six months of fiscal 2007 increased $8 million over the first six months of fiscal 2006, and segment results included $13 million of costs in the first six months of fiscal 2007 that related to our separation from Tyco International that did not exist in the first six months of fiscal 2006.

  Network Solutions

	For the Six Months Ended
	March 30, 2007	March 31, 2006
	($ in millions)
Net sales	$875	$805
Income from operations	$113	$120
Operating margin	12.9%	14.9%

        The following table sets forth Network Solutions' percentage of total net sales by primary industry end market(1):

	For the Six Months Ended
	March 30, 2007	March 31, 2006
Power Utility	45%	43%
Communication Service Provider	28	33
Building Networks	24	21
Other	3	3

Total	100%	100%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

        The following table provides an analysis of the change in Network Solutions' net sales for the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 by primary industry end market(1):

	Change in Net Sales for the Six Months Ended March 30, 2007 versus Net Sales for the Six Months Ended March 31, 2006
	Organic(2)		Translation(3)	Total
	($ in millions)
Power Utility	$27	8.0%	$22	$49	14.2%
Communication Service Provider	(30)	(11.3)	12	(18)	(6.7)
Building Networks	31	18.4	7	38	22.6
Other	—	(0.3)	1	1	4.0

Total	$28	3.5%	$42	$70	8.7%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

(2)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(3)
Represents the percentage change in net sales resulting from changes in foreign currency exchange rates.

        Network Solutions' net sales increased $70 million, or 8.7%, to $875 million in the first six months of fiscal 2007 from $805 million in the first six months of fiscal 2006. The strengthening of certain foreign currencies favorably affected net sales by $42 million, or 5.2%, in the first six months of fiscal 2007 over the first six months of fiscal 2006. Organic net sales growth was $28 million, or 3.5%, in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006.

        In the first six months of fiscal 2007, Network Solutions' organic net sales growth was strong in the building networks and power utility end markets; however, our organic net sales declined in the communication service provider market. In the building networks market, our organic net sales growth of 18.4% in the first six months of fiscal 2007 over the first six months of fiscal 2006 was attributable to higher pricing on copper cabling products as well as increases in non-residential construction spending and network upgrades in existing buildings. Our organic net sales growth of 8.0% in the power utility market in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 resulted from solid growth in EMEA. On an organic basis, net sales declined 11.3% in the communication service provider market in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 reflecting a pause in spending on infrastructure upgrades by certain operators compared to strong sales in the same period last year due to hurricane-related spending in the Americas and the accelerated build-out of fiber networks by certain operators in Europe.

        Network Solutions' operating income decreased $7 million, or 5.8%, to $113 million in the first six months of fiscal 2007 from $120 million in the first six months of fiscal 2006. Price increases offset increased raw material costs. The operating income decrease resulted from a lower margin sales mix due to the sales decline in the communication service provider market and $2 million of costs related to our separation from Tyco International. These negative impacts were partially offset by an $8 million reduction in restructuring costs in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006.

  Wireless Systems

	For the Six Months Ended
	March 30, 2007	March 31, 2006
	($ in millions)
Net sales	$426	$408
Income from operations	$24	$30
Operating margin	5.6%	7.4%

        Wireless Systems' net sales increased $18 million to $426 million in the first six months of fiscal 2007 from $408 million in the first six months of fiscal 2006. Organic net sales growth of $16 million, or 4.0%, in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 resulted from increases in volume partially offset by price erosion. The impact of foreign currency exchange rates was minimal.

        Wireless Systems' organic net sales growth in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 was driven by growth in the public safety, automotive, and aerospace and defense markets.

        Wireless Systems' operating income decreased $6 million to $24 million in the first six months of fiscal 2007 from $30 million in the first six months of fiscal 2006. Operating income was negatively impacted by increased engineering and selling investment in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 as well as $1 million of costs related to our separation from Tyco International in the first six months of fiscal 2007 that did not exist in the first six months of fiscal 2006.

  Other

	For the Six Months Ended
	March 30, 2007	March 31, 2006
	($ in millions)
Net sales	$431	$375
Loss from operations	$(26)	$(29)
Operating margin	(6.0)%	(7.7)%

        Net sales in the Other segment increased $56 million, or 14.9%, to $431 million in the first six months of fiscal 2007 from $375 million in the first six months of fiscal 2006. On an organic basis, net sales increased by 13.5% in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006 driven entirely by organic net sales growth in our Undersea Telecommunication Systems business. The strengthening of certain foreign currencies favorably affected net sales by $5 million, or 1.3%, in the first six months of fiscal 2007.

        In the Undersea Telecommunication Systems business, organic growth of 47.3% in the first six months of fiscal 2007 over the first six months of fiscal 2006 was driven by new projects in the telecommunications and oil and gas end markets. In the Power Systems business, organic net sales decreased 5.1% as a result of slower communication infrastructure spending in the first six months of fiscal 2007 as compared to the first six months of fiscal 2006.

        The Other segment had an operating loss of $26 million in the first six months of fiscal 2007 compared to an operating loss of $29 million in the first six months of fiscal 2006. Increases in volume and operational improvements in the Undersea Telecommunication Systems business were offset by increased restructuring costs of $12 million primarily related to our Power Systems business.

Non-Operating Items

  Interest Expense, Net

        Interest expense, net was $89 million in the first six months of fiscal 2007, as compared to $111 million in the first six months of fiscal 2006. The decrease of $22 million, or 19.8%, in the first six months of fiscal 2007 from the first six months of fiscal 2006 was driven by lower average debt levels.

        A portion of Tyco International's consolidated debt and related net interest expense was allocated to us in all periods presented. During the first six months of fiscal 2007 and the first six months of fiscal 2006, we were allocated net interest expense of $95 million and $101 million, respectively. Management believes the interest expense allocation basis is reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company for the periods presented. Interest expense could differ from that presented for various reasons including that the business may incur indebtedness with interest rates higher or lower than those of Tyco International and that we may ultimately have a different capital structure from the structure presented in these Combined Financial Statements. For more information on our financing activities, see "Liquidity and Capital Resources."

        Income Taxes

        Our effective income tax rate was 27.0% and 21.8% for the first six months of fiscal 2007 and the first six months of fiscal 2006, respectively. The increase in the effective tax rate is primarily the result of expected decreased profitability in operations in lower tax rate jurisdictions in fiscal 2007, a reduction in prior year tax accruals in fiscal 2006 on certain legacy tax matters, as well as the impacts of a change in tax laws in the Netherlands during the first six months of fiscal 2007. These tax law changes imposed limitations on the carryforward period of net operating losses and also changed the applicable future tax rates. Partially offsetting these increases in the effective tax rate were tax benefits related to a non-U.S. tax ruling received in the first six months of fiscal 2007.

  Income from Discontinued Operations, Net of Income Taxes

        Income from discontinued operations was $49 million in the first six months of fiscal 2007 and loss from discontinued operations was $8 million in the first six months of fiscal 2006. In the first quarter of fiscal 2007, we consummated the sale of the Printed Circuit Group business for $227 million in net cash proceeds and recorded a $45 million pre-tax gain on the sale. Income from discontinued operations in the first six months of fiscal 2006 reflects the operating results of the Printed Circuit Board business. See Note 3 to our Interim Combined Financial Statements.

  Cumulative Effect of Accounting Change

        During fiscal 2006, we adopted Financial Accounting Standards Board Interpretation No., or FIN, 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB No. 143." Upon adoption, we recognized asset retirement obligations of $16 million and property, plant, and equipment, net of $4 million in our Combined Financial Statements at year end fiscal 2006. In addition, we recorded a cumulative effect of accounting change which resulted in an $8 million after-tax, $12 million pre-tax, loss. See Note 1 to our Interim Combined Financial Statements for more information on FIN 47.

RESULTS OF OPERATIONS FOR FISCAL 2006, FISCAL 2005, AND FISCAL 2004

Combined Operations

        The following table sets forth certain items from our Combined Statements of Income and the percentage of net sales that such items represent for the periods shown.

	Fiscal
	2006		2005		2004
	($ in millions)
Net sales	$12,812	100.0%	$11,890	100.0%	$11,099	100.0%
Cost of sales	9,447	73.7	8,724	73.4	7,971	71.8
Gross income	3,365	26.3	3,166	26.6	3,128	28.2
Selling, general, and administrative expenses	1,627	12.7	1,507	12.7	1,543	13.9
Goodwill impairment	316	2.5	—	—	—	—
Gain on divestiture	—	—	(301)	(2.5)	—	—
Income from operations	1,409	11.0	1,970	16.6	1,619	14.6
Interest income	48	0.4	44	0.4	33	0.3
Interest expense	(256)	(2.0)	(294)	(2.5)	(344)	(3.1)
Other expense, net	—	—	(365)	(3.1)	(102)	(0.9)
Income from continuing operations before income taxes and minority interest	1,201	9.4	1,355	11.4	1,206	10.9
Income taxes	(32)	(0.2)	(360)	(3.0)	(405)	(3.6)
Income from continuing operations	1,163	9.1	990	8.3	791	7.1
Net income	$1,193	9.3%	$1,144	9.6%	$762	6.9%

        Net Sales.    Net sales increased $922 million, or 7.8%, to $12,812 million in fiscal 2006 from $11,890 million in fiscal 2005. In fiscal 2005, net sales increased $791 million, or 7.1%, to $11,890 million from $11,099 million in fiscal 2004. Foreign currency exchange rates, primarily the euro, negatively affected net sales by $183 million, or 1.5%, in fiscal 2006 and favorably affected net sales by $291 million, or 2.6%, in fiscal 2005 and $549 million, or 5.6%, in fiscal 2004. On an organic basis, net sales increased 9.4% in fiscal 2006, 4.5% in fiscal 2005, and 7.9% in fiscal 2004, reflecting increases in volume partially offset by price erosion. Price erosion adversely affected net sales by $331 million in fiscal 2006, $454 million in fiscal 2005, and $453 million in fiscal 2004.

        The following table sets forth the percentage of our total net sales by geographic region:

	Fiscal
	2006	2005	2004
Americas	39%	40%	41%
Europe/Middle East/Africa	34	35	35
Asia-Pacific	27	25	24

Total	100%	100%	100%

        The following table provides an analysis of the change in our net sales compared to the prior fiscal year by geographic region:

	Fiscal
	2006						2005
	Change in Net Sales Versus Prior Fiscal Year						Change in Net Sales Versus Prior Fiscal Year
	Organic(1)		Translation(2)	Acquisitions (Divestitures)	Total		Organic(1)		Translation(2)	Total
	($ in millions)
Americas	176	3.7%	$92	$(29)	$239	5.1%	$183	4.0%	$(47)	$136	3.0%
Europe/Middle East/Africa	403	9.6	(203)	11	211	5.0	61	1.6	263	324	8.4
Asia-Pacific	544	18.3	(72)	—	472	15.9	256	9.7	75	331	12.5

Total	1,123	9.4%	$(183)	$(18)	$922	7.8%	$500	4.5%	$291	$791	7.1%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

        The following table sets forth the percentage of our total net sales by segment:

	Fiscal
	2006	2005	2004
Electronic Components	73%	74%	74%
Network Solutions	14	13	12
Wireless Systems	7	7	8
Other	6	6	6

Total	100%	100%	100%

        The following table provides an analysis of the change in our net sales compared to the prior fiscal year by segment:

	Fiscal
	2006						2005
	Change in Net Sales Versus Prior Fiscal Year						Change in Net Sales Versus Prior Fiscal Year
	Organic(1)		Translation(2)	Acquisitions (Divestitures)	Total		Organic(1)		Translation(2)	Total
	($ in millions)
Electronic Components	$769	8.8%	$(151)	$11	$629	7.2%	$304	3.7%	$233	$537	6.5%
Network Solutions	238	15.6	(24)	—	214	14.0	155	11.7	47	202	15.3
Wireless Systems	1	0.1	2	—	3	0.3	33	4.0	3	36	4.3
Other	115	15.6	(10)	(29)	76	10.3	8	1.1	8	16	2.2

Total	$1,123	9.4%	$(183)	$(18)	$922	7.8%	$500	4.5%	$291	$791	7.1%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

        Cost of Sales and Gross Income.    Gross income increased by $199 million in fiscal 2006 over fiscal 2005, but decreased as a percentage of net sales by 30 basis points. This decline as a percentage of net sales was attributable to increases in raw material costs, primarily metals, which unfavorably affected fiscal 2006 gross income by $306 million when compared to fiscal 2005.

        In fiscal 2005, gross income increased by $38 million over fiscal 2004. However, gross income as a percentage of net sales decreased by 160 basis points. The impact of higher raw material costs, primarily metals, negatively affected fiscal 2005 gross income by $98 million when compared to fiscal 2004. Also negatively affecting gross income as a percentage of net sales in fiscal 2005, as compared to fiscal 2004, were lower levels of factory utilization in the Americas and Europe/Middle East/Africa, as the net organic sales growth in these regions were modest at 4.0% and 1.6%, respectively.

        Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses as a percentage of net sales were 12.7%, 12.7%, and 13.9% in fiscal 2006, fiscal 2005, and fiscal 2004, respectively. Selling, general, and administrative expenses include the effect of the adoption of Statement of Financial Accounting Standards No. 123R which resulted in incremental stock option charges of $40 million in fiscal 2006, as compared to fiscal 2005. In fiscal 2005, selling, general, and administrative expenses as a percentage of net sales were down as compared to fiscal 2004 primarily as a result of a lower level of incentive compensation costs in fiscal 2005.

        Goodwill Impairment.    During fiscal 2006, we recorded a goodwill impairment of $316 million in our Wireless Systems segment related to the Integrated Wireless Products reporting unit. This impairment was incurred when the reporting unit experienced slower growth and profitability than management's previous experience and future expectations due to declines in certain end markets. For more information see Note 8 to our Annual Combined Financial Statements. There were no goodwill impairments related to continuing operations during fiscal 2005 or fiscal 2004.

        Gain on Divestiture.    In fiscal 2005, income from continuing operations benefited from the $301 million gain on the divestiture of the Tyco Global Network.

        Income from Operations.    Income from operations was $1,409 million in fiscal 2006 compared to $1,970 million in fiscal 2005. The decrease was driven by a goodwill impairment of $316 million in fiscal 2006 as well as a gain on divestiture in fiscal 2005 of $301 million. The remaining change was driven by an increase in net sales negatively offset by increased raw material costs.

        The increase of $351 million in income from operations in fiscal 2005 over the $1,619 million in fiscal 2004 was due to the gain on the sale of the Tyco Global Network of $301 million as well as the benefit of increased sales volume.

Results of Operations by Segment

  Electronic Components

	Fiscal
	2006	2005	2004
	($ in millions)
Net sales	$9,386	$8,757	$8,220
Income from operations	$1,404	$1,398	$1,467
Operating margin	15.0%	16.0%	17.8%

        The following table sets forth Electronic Components' percentage of total net sales by primary industry end market(1):

	Fiscal
	2006	2005	2004
Automotive	38%	40%	40%
Computer	12	11	12
Communication Equipment	8	7	7
Appliance	5	5	5
Industrial Machinery	5	4	4
Aerospace and Defense	3	3	3
Consumer Electronics	2	2	2
Other	27	28	27

Total	100%	100%	100%

        The following table provides an analysis of the change in Electronic Components' net sales compared to the prior fiscal year by primary industry end market:

	Fiscal
	2006						2005
	Change in Net Sales Versus Prior Fiscal Year						Change in Net Sales Versus Prior Fiscal Year
	Organic(1)		Translation(2)	Acquisitions (Divestitures)	Total		Organic(1)		Translation(2)	Total
	($ in millions)
Automotive	$172	5.0%	$(70)	$11	$113	3.3%	$93	2.9%	$131	$224	6.9%
Computer	115	11.5	(5)	—	110	11.0	32	3.3	14	46	4.8
Communication Equipment	101	15.8	(5)	—	96	15.0	95	17.6	10	105	19.6
Appliance	42	9.5	(3)	—	39	8.9	8	2.0	10	18	4.3
Industrial Machinery	85	22.0	(16)	—	69	17.9	7	1.9	11	18	4.9
Aerospace and Defense	9	3.1	(3)	—	6	2.0	37	14.2	5	42	16.0
Consumer Electronics	31	19.1	(1)	—	30	18.5	14	10.0	4	18	12.5
Other	214	9.2	(48)	—	166	7.1	18	0.8	48	66	2.9

Total	$769	8.8%	$(151)	$11	$629	7.2%	$304	3.7%	$233	$537	6.5%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

  Fiscal 2006 Compared to Fiscal 2005

        In fiscal 2006, Electronic Components' net sales increased $629 million, or 7.2%, to $9,386 million from $8,757 million in fiscal 2005. The weakening of certain foreign currencies negatively affected net sales by $151 million, or 1.7%. Organic net sales growth of 8.8% in fiscal 2006 resulted from increases in volume partially offset by price erosion.

        Electronic Components' fiscal 2006 organic net sales growth by industry end market was strongest in the communication equipment, computer, industrial machinery, and consumer electronics markets. Our organic net sales growth of 15.8% in the communication equipment market in fiscal 2006 over fiscal 2005 was driven by strong demand across the entire market including infrastructure equipment and mobile phones. In the computer market, our organic net sales growth of 11.5% was driven by computer shipment growth that was strong throughout all of fiscal 2006. In the industrial machinery market, our organic net sales growth of 22.0% resulted from strong demand globally as companies continue to invest in factory automation. In the consumer electronics market, our organic net sales growth of 19.1% in fiscal 2006 over fiscal 2005 was attributable to continued strong consumer demand as well as our continued increased focus on this market. Our organic net sales growth of 5.0% in the automotive market resulted from strong growth in Asia-Pacific of 8.5% offset by flat sales in EMEA and the Americas. In the aerospace and defense market, our organic net sales growth slowed to 3.1% in fiscal 2006 due to a slowdown in defense electronics spending in the programs in which we participate, offset by increased sales related to commercial aircraft builds.

        Electronic Components' operating income increased $6 million to $1,404 million in fiscal 2006 from $1,398 million in fiscal 2005. Benefits from increased sales volume and cost improvement initiatives were offset by price erosion and increased raw material prices in fiscal 2006. Increased raw material costs negatively affected margins by $261 million in fiscal 2006 as compared to fiscal 2005. Also, the adoption of Statement of Financial Accounting Standards, or SFAS, No. 123R negatively affected fiscal 2006 results by $33 million. Finally, the weakening of certain foreign currencies negatively impacted fiscal 2006 results by $19 million as compared to fiscal 2005.

  Fiscal 2005 Compared to Fiscal 2004

        Electronic Components net sales increased $537 million, or 6.5%, to $8,757 million in fiscal 2005 from $8,220 million in fiscal 2004. Approximately $233 million, or 2.8%, of the increase was due to the strengthening of certain foreign currencies, primarily the euro. Organic net sales growth of 3.7% in fiscal 2005 was attributable to increases in volume partially offset by price erosion.

        In fiscal 2005, Electronic Components' organic net sales growth by industry end market was strongest in the aerospace and defense, communication equipment, and consumer electronics markets where we achieved double digit organic net sales growth over fiscal 2004. In the aerospace and defense market, our organic growth of 14.2% in fiscal 2005 over fiscal 2004 was driven by increased aircraft builds as well as strong defense spending in military electronics. In the communication equipment market, our organic growth increase of 17.6% in fiscal 2005 over fiscal 2004 was driven primarily by mobile phone demand and our increased penetration into this market. Our organic net sales to the mobile phone market in fiscal 2005 increased by 41.6% over fiscal 2004. We experienced 9.9% organic growth in fiscal 2005 over fiscal 2004 in the remaining communication equipment market. In the consumer electronics market, our organic growth of 10.0% in fiscal 2005 over fiscal 2004 was driven by our increased penetration of this market as well as strong consumer demand. We experienced modest organic growth in fiscal 2005 in certain of our larger end markets such as automotive and computer. Our organic net sales growth of 2.9% in the automotive market in fiscal 2005 was attributable entirely to Asia-Pacific, as EMEA and Americas car production was relatively flat as compared to fiscal 2004. In the computer market, slow end-customer demand was the driver of our 3.3% organic growth.

        Operating income in Electronic Components decreased $69 million, or 4.7%, in fiscal 2005 to $1,398 million from $1,467 million in fiscal 2004. Operating income benefited in fiscal 2005 by $45 million due to certain strengthening currencies. Negatively affecting fiscal 2005 results was $84 million of increased raw material costs, driven primarily by increased copper and gold prices. Also negatively affecting margins in fiscal 2005 were lower plant volumes in the Americas and EMEA, as a result of the low and negative organic net sales growth, respectively, in these regions in fiscal 2005. The overall net sales increase and cost improvement initiatives benefited earnings but was not enough to offset the price erosion, raw material price increases, and lower plant volumes.

  Network Solutions

	Fiscal
	2006	2005	2004
	($ in millions)
Net sales	$1,740	$1,526	$1,324
Income from operations	$268	$225	$168
Operating margin	15.4%	14.7%	12.7%

        The following table sets forth Network Solutions' percentage of total net sales by primary industry end market:

	Fiscal
	2006	2005	2004
Power Utility	47%	49%	49%
Communication Service Provider	31	30	28
Building Networks	22	21	23

Total	100%	100%	100%

        The following table provides an analysis of the change in Network Solutions' net sales compared to the prior fiscal year by primary industry end market:

	Fiscal
	2006					2005
	Change in Net Sales versus Prior Fiscal Year					Change in Net Sales versus Prior Fiscal Year
	Organic(1)		Translation(2)	Total		Organic(1)		Translation(2)	Total
	($ in millions)
Power Utility	$74	9.7%	$(14)	$60	7.9%	$73	11.1%	$25	$98	14.9%
Communication Service Provider	100	22.3	(7)	93	20.6	71	19.5	13	84	22.9
Building Networks	64	19.9	(3)	61	19.1	11	3.8	9	20	6.7

Total	$238	15.6%	$(24)	$214	14.0%	$155	11.7%	$47	$202	15.3%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the percentage change in net sales resulting from changes in foreign currency exchange rates.

  Fiscal 2006 Compared to Fiscal 2005

        Network Solutions' net sales increased $214 million, or 14.0%, to $1,740 million in fiscal 2006 from $1,526 million in fiscal 2005. Organic net sales growth of $238 million, or 15.6%, in fiscal 2006 over fiscal 2005, resulted primarily from increases in volume. Organic net sales growth was partially offset by $24 million, or 1.6%, of unfavorable changes in foreign currency exchange rates. The impact of price erosion on fiscal 2006 net sales was minimal as a result of our pricing actions to recover material cost increases.

        In fiscal 2006, Network Solutions' organic net sales growth was strong across the power utility, communication service provider, and building networks industry end markets. In the power utility market, our organic net sales growth of 9.7% in fiscal 2006 over fiscal 2005 was due primarily to the continued increased spending on grid infrastructure improvements, as well as the build-out of the grid infrastructure in emerging markets. Our organic growth of 22.3% in the communication service provider market in fiscal 2006 over fiscal 2005 was driven by the continued build-out by certain operators in Europe and the United States of fiber networks and, to a lesser extent, sales that were driven by the rebuilding required in the United States resulting from hurricane activity. In the building networks market, our organic growth of 19.9% in fiscal 2006 over fiscal 2005 resulted from increased non-residential construction spending, increased spending to upgrade networks in existing buildings, and increased pricing to offset increased raw material costs.

        Network Solutions' operating income increased $43 million, or 19.1%, to $268 million in fiscal 2006 from $225 million in fiscal 2005. The improvement was driven by the net sales growth of 14.0% in fiscal 2006 over fiscal 2005. The benefits of pricing actions and cost improvement initiatives were partially offset by increased raw material costs, primarily metals, of $28 million in fiscal 2006 and the $4 million negative impact related to the adoption of SFAS No. 123R in fiscal 2006.

  Fiscal 2005 Compared to Fiscal 2004

        Network Solutions' net sales increased $202 million, or 15.3%, to $1,526 million in fiscal 2005 from $1,324 million in fiscal 2004. Approximately $47 million, or 3.6%, of the increase was due to the strengthening of certain foreign currencies, primarily the euro. Organic net sales growth of $155 million, an increase of 11.7% over fiscal 2004, resulted from increases in volume partially offset by price erosion.

        Network Solutions' organic net sales growth in fiscal 2005 was driven by strong demand in both the communication service provider and power utility end markets as a result of increased investment by the operators within their networks. Our organic net sales growth in the communication service provider market in fiscal 2005 over fiscal 2004 was driven by fiber optic build-out in the United States as well as Europe. In the power utility market, we continued to see strong investment in emerging markets in fiscal 2005 as well as increased investment in developed countries.

        Network Solutions' operating income increased by $57 million, or 33.9%, to $225 million in fiscal 2005 from $168 million in fiscal 2004. Approximately $9 million of the increase in operating income was due to the strengthening of foreign currencies. The 15.3% net sales growth in Network Solutions in fiscal 2005 over fiscal 2004 drove the operating income increase, as cost improvement initiatives in fiscal 2005 offset price erosion and the $10 million of increased raw material cost, primarily metals, over fiscal 2004.

  Wireless Systems

	Fiscal
	2006	2005	2004
	($ in millions)
Net sales	$874	$871	$835
(Loss) income from operations	$(239)	$92	$62
Operating margin	(27.3)%	10.6%	7.4%

  Fiscal 2006 Compared to Fiscal 2005

        Wireless Systems' net sales increased $3 million to $874 million in fiscal 2006 from $871 million in fiscal 2005. Organic net sales were flat in fiscal 2006, as increases in volume were offset by price erosion. The impact of foreign currency translation was minimal. The flat organic net sales were driven by both our radio frequency components business and our land mobile radio business. The radio frequency components sales performance was affected by sales declines to the aerospace and defense and automotive markets as a result of programs coming to an end offset by increased sales to the communication infrastructure market. In land mobile radio, the sales level was influenced by a slowdown in United States federal programs in fiscal 2006 as compared to fiscal 2005.

        Wireless Systems' operating income decreased $331 million to an operating loss of $239 million in fiscal 2006 from operating income of $92 million in fiscal 2005. As discussed above, during fiscal 2006, we recorded a goodwill impairment of $316 million in our Wireless Systems segment for the Integrated Wireless Products reporting unit which manufactures and sells our radio frequency components. Wireless Systems' fiscal 2006 operating income was also negatively impacted by $2 million related to the adoption of SFAS No. 123R in fiscal 2006.

  Fiscal 2005 Compared to Fiscal 2004

        Wireless Systems' net sales increased $36 million, or 4.3%, to $871 million in fiscal 2005 from $835 million in fiscal 2004. Approximately $3 million of the increase was due to the strengthening of certain foreign currencies. On an organic basis, net sales increased by $33 million, or approximately 4.0%, in fiscal 2005 over fiscal 2004. The organic net sales growth in fiscal 2005 was driven by land mobile radio products and systems which grew 17.7% on an organic basis over fiscal 2004. Our organic net sales growth in land mobile radio during fiscal 2005 was driven by United States federal programs which benefited from increased focus on Homeland Security, offset in part by a decrease of 4.8% in net sales in radio frequency component products sold primarily into the communication equipment and automotive markets.

        Operating income in Wireless Systems increased $30 million, or 48.4%, in fiscal 2005 to $92 million from $62 million in fiscal 2004. The increase in operating income in fiscal 2005 over fiscal 2004 was due to the strong sales growth experienced in the land mobile radio area and higher margin mix in those sales. Also benefiting operating income were cost improvement initiatives which more than offset the impact of price erosion.

  Other

	Fiscal
	2006	2005	2004
	($ in millions)
Net sales	$812	$736	$720
(Loss) income from operations	$(24)	$255	$(78)
Operating margin	(3.0)%	34.6%	(10.8)%

  Fiscal 2006 Compared to Fiscal 2005

        Net sales in the Other segment increased $76 million, or 10.3%, to $812 million in fiscal 2006 from $736 million in fiscal 2005. On an organic basis, net sales increased by 15.6%. Price erosion was more than offset by organic net sales growth increases of 17.4% in our Undersea Telecommunication Systems business and 15.0% in our Power Systems business. In the Undersea Telecommunication Systems business, growth was driven by the continued increase in the number of regional systems builds and upgrades of existing systems. In Power Systems, the organic growth was driven by strong demand in the communication service provider market as a result of operators' investments into networks. The weakening of certain foreign currencies negatively affected net sales by approximately $10 million. Fiscal 2006 net sales were negatively affected by the fiscal 2005 divestiture of the Tyco Global Network, which reported fiscal 2005 net sales of approximately $29 million.

        The Other segment had an operating loss of $24 million in fiscal 2006 compared to operating income of $255 million in fiscal 2005. In fiscal 2005, operating income benefited from the $301 million gain on the sale of the Tyco Global Network. The Tyco Global Network had operating income of $246 million in fiscal 2005, including the $301 million gain on sale. Higher raw material costs, primarily metals, negatively affected fiscal 2006 operating income by $14 million. Also, the adoption of SFAS No. 123R negatively affected fiscal 2006 operating income by $1 million.

  Fiscal 2005 Compared to Fiscal 2004

        The Other segment's net sales for fiscal 2005 increased $16 million, or 2.2%, to $736 million from $720 million in fiscal 2004. Approximately $8 million of the increase was due to the strengthening of foreign currencies. The remaining sales growth in fiscal 2005 was due to organic growth in our Undersea Telecommunication Systems business by 23.8%, partially offset by a decline in our Power Systems business by approximately 10.1%. The organic growth in the Undersea Telecommunication Systems business was driven by an increase in the number of regional undersea system builds as well as an upgrade of existing systems in fiscal 2005 as compared to fiscal 2004.

        Operating income in the Other segment increased to $255 million in fiscal 2005 compared to an operating loss of $78 million in fiscal 2004. As discussed above, the operating income of $255 million in fiscal 2005 included the $301 million gain recorded on the sale of the Tyco Global Network that was completed in fiscal 2005. The operating income (loss) of the Tyco Global Network was $246 million of income in fiscal 2005, including the $301 million gain on sale, and $78 million of loss in fiscal 2004.

Non-Operating Items

  Interest Expense, Net

        Interest expense, net was $208 million in fiscal 2006, as compared to $250 million in fiscal 2005 and $311 million in fiscal 2004. The decrease of $42 million, or 16.8%, in fiscal 2006 from fiscal 2005 was driven by lower average debt levels offset by higher borrowing rates. The decrease of $61 million, or 19.6%, in fiscal 2005 from fiscal 2004 resulted from lower average debt levels.

        A portion of Tyco International's consolidated debt and related net interest expense were allocated to us in all periods presented. During fiscal 2006, fiscal 2005, and fiscal 2004, we were allocated net interest expense of $201 million, $239 million, and $270 million, respectively, which includes the effects of Tyco International's interest rate swaps. Management believes the interest expense allocation basis is reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company for the periods presented. Interest expense could differ from that presented for various reasons including that the business may incur indebtedness with interest rates higher or lower than those of Tyco International and that we may ultimately have a different capital structure from the structure presented in these Combined Financial Statements. For more information on our financing activities, see "Liquidity and Capital Resources."

  Other Expense, Net

        Other expense, net of $365 million in fiscal 2005 consisted primarily of an expense allocation from Tyco International related to our portion of Tyco International's loss on retirement of debt. In fiscal 2004, other expense, net of $102 million consisted of $64 million of allocated expense related to Tyco International's loss on retirement of debt and a $38 million loss on retirement of our external debt.

  Income Taxes

        Our effective income tax rate was 2.7%, 26.6%, and 33.6% for fiscal 2006, fiscal 2005, and fiscal 2004, respectively. The decrease in the effective tax rate in fiscal 2006 compared to fiscal 2005 was primarily the result of a net release of $268 million of deferred tax asset valuation allowances in connection with improved profitability in certain jurisdictions, principally the U.S. Our U.S. results of operations in fiscal 2006 combined with other available evidence, including projections of future taxable income, indicate that it is more likely than not we will realize additional deferred tax assets in the future and accordingly the related valuation allowance was reduced. In addition to the valuation allowance release, the decrease in the effective tax rate was due to a $42 million state tax benefit recognized in fiscal 2006, primarily related to the Tyco Global Network divestiture, compared to a state tax expense recognized in fiscal 2005, as well as $87 million of tax benefits associated with the receipt of a favorable non-U.S. tax ruling permitting the deduction of historical debt retirement costs. These decreases are partially offset by a $71 million detriment related to the impact of the goodwill impairment in the Wireless Systems segment for which a tax benefit was not fully realized. The decrease in the effective tax rate in fiscal 2005 compared to fiscal 2004 is primarily the result of releases of $129 million of deferred tax asset valuation allowances and $105 million of benefits recognized related to the Tyco Global Network divestiture, principally in the U.S.

        The valuation allowance for deferred tax assets of $611 million and $873 million at fiscal year end 2006 and 2005, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. We believe that we will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets on our Combined Balance Sheets. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes" which requires a valuation allowance to be established or maintained when it is "more likely than not" that all or a portion of deferred tax assets will not be realized.

        The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities and related interest for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes and related interest will be due. These tax liabilities and related interest are reflected net of the impact of related tax loss carryforwards, as such tax loss carryforwards will be applied against these tax liabilities and will reduce the amount of cash tax payments due upon eventual settlement with the tax authorities. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities and related interest. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. Substantially all of these potential tax liabilities and related interest are recorded in other liabilities on the Combined Balance Sheets as payment is not expected within one year.

        Our income tax returns are examined periodically by various tax authorities. In connection with such examinations, tax authorities, including the U.S. Internal Revenue Service, have raised issues and proposed tax adjustments. We are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies that management has assessed as probable and estimable have been recorded. While the timing and ultimate resolution of these matters is uncertain, we anticipate that certain of these matters could be resolved during fiscal 2007.

        The U.S. Internal Revenue Service, or IRS, continues to audit the 1997 through 2000 fiscal years. In fiscal 2004, Tyco International submitted to the IRS proposed adjustments to these prior period U.S. federal income tax returns, resulting in a reduction in the taxable income previously filed. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through fiscal 2002. On the basis of the previously accepted amendments, we have determined that acceptance of these adjustments is probable and accordingly, have recorded them, as well as the impacts of the adjustments accepted by the IRS, in the Combined Financial Statements. These adjustments resulted in a $205 million net decrease in deferred income tax assets and a $205 million decrease in other liabilities in fiscal 2006. Such adjustments did not have a material impact on our results of operations or cash flows.

        Tyco International has yet to complete proposed amendments to its U.S. federal income tax returns for periods subsequent to fiscal 2002, which will primarily reflect the roll forward through fiscal 2006 of the amendments for the 1997 to 2002 fiscal periods. When our tax return positions are updated, additional adjustments may be identified and recorded in the Combined Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, we believe that any resulting adjustments will not have a material impact on our financial condition, results of operations, or cash flows.

        Except for earnings that are currently distributed, no additional provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, as such earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or we have concluded that no additional tax liability will arise as a result of distribution of such earnings. A liability could arise if our intentions to permanently reinvest such earnings were to change and amounts were distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

  Income (Loss) from Discontinued Operations, Net of Income Taxes

        Income from discontinued operations was $38 million in fiscal 2006 and $143 million in fiscal 2005, which reflects the operating results of the Printed Circuit Board business that was approved for sale in fiscal 2006. During the fourth quarter of fiscal 2006, we entered into a definitive agreement to divest our Printed Circuit Group business for $226 million in cash. This transaction was completed subsequent to fiscal year end 2006 and a pre-tax gain on sale of $45 million was recognized in the first quarter of fiscal 2007. In fiscal 2004, loss from discontinued operation was $29 million, primarily due to a loss on the sale of our electrical contracting services business. See Note 4 to our Annual Combined Financial Statements.

  Cumulative Effect of Accounting Change

        During fiscal 2006, we adopted FIN 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB No. 143." Accordingly, we have recognized asset retirement obligations of $16 million and property, plant, and equipment, net of $4 million in our Annual Combined Financial Statements at year end fiscal 2006. In addition, we recorded a cumulative effect of accounting change which resulted in an $8 million after-tax, $12 million pre-tax, loss. See Note 2 to our Annual Combined Financial Statements for more information on FIN 47.

        During fiscal 2005, Tyco International changed the measurement date for its pension and postretirement benefit plans from September 30 to August 31, effective October 1, 2004. Tyco International and the Company believe that the one-month change of measurement date is a preferable change as it allows management adequate time to evaluate and report the actuarial information in our Combined Financial Statements under the accelerated reporting deadlines. As a result of this change, we recorded an $11 million after-tax, $13 million pre-tax, gain cumulative effect of accounting change in fiscal 2005. See Note 14 to our Annual Combined Financial Statements for more information on retirement plans.

Change in Fiscal Year and Reporting Calendar Alignment

        Effective October 1, 2004, we changed our fiscal year end from a calendar fiscal year ending September 30 to a "52-53 week" year ending on the last Friday of September, so that each quarterly period would be 13 weeks in length. For fiscal years in which there are 53 weeks, the fourth quarter reporting period will be 14 weeks, with the first such occurrence taking place in fiscal 2011. The impact of this change was not material to the Combined Financial Statements. Net income for the transition period related to this change was $21 million after-tax, $29 million pre-tax, and was reported within Parent Company Investment.

Critical Accounting Policies and Estimates

        The preparation of the Combined Financial Statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. Our significant accounting policies are summarized in Note 2 to our Annual Combined Financial Statements. The following noted accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management's estimates are based on the relevant information available at the end of each period.

  Revenue Recognition

        Our revenue recognition policies are in accordance with Staff Accounting Bulletin, or SAB, No. 101 "Revenue Recognition in Financial Statements" and SAB No. 104 "Revenue Recognition," as issued by the Securities and Exchange Commission and other applicable guidance.

        Our revenues are generated principally from the sale of our products. Revenue from the sales of products is recognized at the time title and the risks and rewards of ownership pass. This time is generally when the products reach the free-on-board shipping point, the sales price is fixed and determinable, and collection is reasonably assured. For those items where title has not yet transferred, we have deferred the recognition of revenue. A reserve for estimated returns is established at the time of sale based on historical return experience and is recorded as a reduction of sales. Other allowances include customer quantity and price discrepancies. A reserve for other allowances is established at the time of sale based on historical experience and is recorded as a reduction of sales.

        Contract sales for construction related projects are recorded primarily on the percentage-of-
completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related cost to completion. Cost to completion is measured based on the ratio of actual cost incurred to total estimated cost. Revisions in cost estimates as contracts progress have the effect of increasing or decreasing profits in the current period. Provisions for anticipated losses are made in the period in which they first become determinable. Contract sales for construction related projects are generated primarily within our Wireless Systems and Other segments.

  Inventories

        Inventories are stated at the lower of cost or market value. Provisions for slow moving and obsolete inventory are made based upon product demand and historical experience. Should future product demand change, existing inventory could become slow moving or obsolete and provisions would be increased accordingly.

  Goodwill and Other Intangible Assets

        Intangible assets acquired include both those that have a determinable life and residual goodwill. Intangible assets with a determinable life include primarily intellectual property consisting of patents, trademarks, and unpatented technology with estimates of recoverability ranging from 3 to 50 years that are amortized accordingly on a straight-line basis. An evaluation of the remaining useful life of intangibles with a determinable life is performed on a periodic basis when events and circumstances warrant an evaluation. We assess intangible assets with a determinable life for impairment consistent with our policy for assessing other long-lived assets. Goodwill is assessed for impairment separately from other intangible assets with a determinable life by comparing the carrying value of each reporting unit to its fair value on the first day of the fourth quarter of each year or whenever we believe a triggering event requiring a more frequent assessment has occurred. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions, and market place data. There are inherent uncertainties related to these factors, and management's judgment in applying them to the analysis of goodwill impairment. Since management's judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be overstated or understated.

        When testing for goodwill impairment, we follow the guidance prescribed in SFAS No. 142, "Goodwill and Other Intangible Assets." First, we perform a step I goodwill impairment test to identify a potential impairment. In doing so, we compare the fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, goodwill may be impaired and a step II goodwill impairment test is performed to measure the amount of any impairment loss. In the step II goodwill impairment test, we compare the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. We allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

        Estimates about fair value used in the step I goodwill impairment tests have been calculated using an income approach based on the present value of future cash flows of each reporting unit. This approach incorporates many assumptions including future growth rates, discount factors, and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods.

  Income Taxes

        In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

        In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years, and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future state, federal, and international pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

        We currently have recorded significant valuation allowances that we intend to maintain until it is more likely than not the deferred tax assets will be realized. Our income tax expense recorded in the future will be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income including any future restructuring activities may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in such period and could have a significant impact on our future earnings. If a change in a valuation allowance occurs, which was established in connection with an acquisition, the adjustment of such allowance may affect goodwill rather than the income tax provision.

        Changes in tax laws and rates also could affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on our results of operations, cash flows, or financial position.

        In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of the impact of related tax loss carryforwards, as such tax loss carryforwards will be applied against these tax liabilities and will reduce the amount of cash tax payments due upon the eventual settlement with the tax authorities. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. If the tax liabilities relate to tax uncertainties existing at the date of the acquisition of a business, the adjustment of such tax liabilities will result in an adjustment to the goodwill recorded at the date of acquisition.

Pension and Postretirement Benefit

        Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality, and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions. The discount rate represents the market rate for high-quality fixed income investments and is used to calculate the present value of the expected future cash flows for benefit obligations to be paid under our pension plans. A decrease in the discount rate increases the present value of pension benefit obligations. A 25 basis point decrease in the discount rate would increase our present value of pension obligations by approximately $100 million. We consider the current and expected asset allocations of our pension plans, as well as historical and expected long-term rates of return on those types of plan assets, in determining the expected long-term rate of return on plan assets. A 50 basis point decrease in the expected long-term return on plan assets would increase our pension expense by approximately $10 million.

Liquidity and Capital Resources

        The following table summarizes the sources of our cash flow from operating activities and the use of a portion of that cash in our operations for the six months ended March 30, 2007 and March 31, 2006 and fiscal 2006, fiscal 2005, and fiscal 2004:

	For the Six Months Ended		Fiscal
	March 30, 2007	March 31, 2006	2006	2005	2004
	(in millions)
Income from operations	$789	$807	$1,409	$1,970	$1,619
Non-cash restructuring and other charges (credits), net	2	1	—	(16)	(35)
Gain on divestiture	—	—	—	(301)	—
Depreciation and amortization	285	259	531	542	513
Goodwill impairment	—	—	316	—	—
Deferred income taxes	43	—	(62)	(70)	127
Provisions for losses on accounts receivable and inventory	53	43	73	82	55
Other, net	(7)	(1)	3	7	6
Changes in assets and liabilities, net	(312)	(134)	(360)	(80)	(351)
Interest income	29	25	48	44	33
Interest expense	(118)	(136)	(256)	(294)	(344)
Income tax expenses	(189)	(152)	(32)	(360)	(405)

Net cash from operating activities	$575	$712	$1,670	$1,524	$1,218

Other cash flow items:
Capital expenditures	$(610)	$(255)	$(560)	$(481)	$(410)
Divestiture of businesses	227	—	—	130	25

Six Months Ended March 30, 2007 and March 31, 2006

        Net cash from operating activities in the first six months of fiscal 2007 was $575 million as compared to $712 million in the first six months of fiscal 2006. The decrease from the first six months of fiscal 2006 resulted primarily from net changes in assets and liabilities. The components of this change are set forth in the Combined Statements of Cash Flow. Significant changes included a $75 million decrease in accrued and other liabilities during the first six months of fiscal 2007, primarily related to the payout of the increased level of cash based incentive compensation related to fiscal 2006 performance.

        Capital expenditures increased $355 million in the first six months of fiscal 2007 to $610 million as compared to $255 million in the first six months of fiscal 2006. During the first six months of fiscal 2007, we exercised our option to buy five cable laying sea vessels that were previously leased to us and used by the Other segment at a cost of $280 million, which was reflected as a capital expenditure. The remaining higher level of capital spending in the first six months of fiscal 2007 was to support the higher level of sales activities in fiscal 2007.

        In the first six months of fiscal 2007, we received $227 million in net cash proceeds related to the sale of the Printed Circuit Group business.

        The amount of income taxes paid, net of refunds, during the first six months of fiscal 2007 was $137 million.

Fiscal 2006, Fiscal 2005, and Fiscal 2004

        Net cash from operating activities in fiscal 2006 was $1,670 million compared to $1,524 million in fiscal 2005. The increase over fiscal 2005 resulted from a lower level of primary working capital investment in fiscal 2006 as compared to fiscal 2005.

        Capital expenditures increased $79 million in fiscal 2006 to $560 million as compared to $481 million in fiscal 2005. The higher level of capital spending in fiscal 2006 was to support the higher level of sales activities in fiscal 2006. We expect that we will continue to spend approximately 4% to 5% of net sales each year to support new programs and to invest in machinery and our manufacturing facilities to further enhance productivity and manufacturing capabilities. In addition to the 4% to 5% annual capital spending, subsequent to the end of fiscal 2006, we exercised our option to buy five cable laying sea vessels that are used by the Other segment at a cost of $280 million. These vessels previously were leased to us. For further details, see Note 23 to our Annual Combined Financial Statements.

        In fiscal 2005, we received $130 million of proceeds related to the sale of the Tyco Global Network.

        The amount of income taxes paid, net of refunds, during fiscal 2006 was $277 million.

        The amount of pension and postretirement benefit contributions reflected in fiscal 2006, fiscal 2005, and fiscal 2004 was $69 million, $81 million, and $291 million, respectively. These amounts include voluntary pension contributions of $24 million in fiscal 2005 and $230 million in fiscal 2004. We anticipate pension contributions to be $50 million to $70 million per year on an ongoing basis before consideration of voluntary contributions.

        In October 2006, the sale of the Printed Circuit Group business closed and $227 million of net cash proceeds were received.

  Liquidity

        The following discussion does not reflect the impact of financing the class action settlement. We expect to finance all or a portion of our share of the class action settlement with debt, the amount and terms of which have not yet been determined.

        Total debt at March 30, 2007 was $3,696 million of which $3,539 million was due to Tyco International Ltd. and its affiliates. At fiscal year end 2006 and 2005, total debt was $3,662 million and $4,511 million, respectively, of which $3,510 million and $4,241 million, respectively, is due to Tyco International Ltd. and its affiliates. Due to Tyco International Ltd. and affiliates represents the portion of Tyco International's consolidated debt that has been proportionately allocated to us based on the amount that management believes we used historically including amounts directly incurred. We believe the debt allocation basis is reasonable based on our historical financing needs. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company nor do these amounts represent actual indebtedness owed to Tyco International.

        In April 2007, Tyco International announced that, in connection with the separation, Tyco International and certain of its subsidiaries that are issuers of its corporate debt have commenced tender offers to purchase for cash substantially all of their outstanding U.S. dollar denominated public debt aggregating approximately $6.6 billion. Our 7.2% notes amounting to $86 million due 2008 are subject to these tender offers. As of May 11, 2007, acceptance notices have been received for approximately $60 million, or 70%, of our non-convertible debt.

        In April 2007, we entered into a five-year unsecured senior revolving credit facility. The commitment under the credit facility is $900 million until the time of the distribution and will increase to $1.5 billion at the time of the separation. Borrowings under this credit facility will bear interest, at our option, at a base rate or LIBOR, plus a margin dependent on our credit ratings and the amount drawn under the facility. We are required to pay an annual facility fee ranging from 4.5 to 12.5 basis points depending on our credit ratings. The revolving credit facility will replace, in part, Tyco International's existing revolving credit facilities and be used for working capital, capital expenditures, and other corporate purposes. Tyco International initially will guarantee the new revolving credit facility. We will assume the obligations of Tyco International with respect to our revolving credit facility upon separation.

        Additionally, in April 2007, we entered into a $2.8 billion unsecured bridge loan facility under which Tyco International will be the initial borrower. Borrowings under this bridge loan facility will be used to repay a portion of Tyco International's debt. Tyco International initially will guarantee the bridge loan facility. We will assume the obligations of Tyco International with respect to our bridge facility upon separation. The bridge facility will mature no later than April 23, 2008. Interest and fees under the bridge facility are substantially the same as under the revolving credit facility. The bridge facility contains provisions that may require mandatory prepayments or reduction of unused commitments if we issue debt or equity.

        We may issue public debt prior to the separation, the amounts and terms of which will differ from that presented therein. We will describe the terms of any such debt once we have negotiated terms with the underwriters.

        Our ability to fund our capital needs will be affected by our ongoing ability to generate cash from operations, the overall capacity and terms of our financing arrangements as discussed above, that we are and will be negotiating and access to the equity markets. Given the volatility in the financial markets, we continue to monitor the markets closely and take steps to maintain financial flexibility and an appropriate capital structure.

        On September 19, 2005, we were awarded the contract to build and operate the statewide private radio system for the State of New York. Under the contractual terms, this is a 20-year contract that requires us to build the network and lease it to the State. As we are required to build the network, over the next five years we will need to invest approximately $500 to $550 million. As of March 30, 2007 and September 29, 2006, we have invested $16 million and $8 million, respectively, primarily consisting of inventory. We expect that in fiscal 2007 the investment required will be $50 to $75 million and will be funded by cash flow generated from operations.

        Following the distribution, we expect that initially we will pay approximately $280 million per fiscal year in dividends to holders of our common shares. The timing, declaration, and payment of future dividends to holders of our common shares, however, falls within the discretion of our board of directors and will depend upon many factors, including the statutory requirements of Bermuda law, our financial condition and earnings, the capital requirements of our businesses, industry practice, and any factors the board of directors deems relevant.

  Commitments and Contingencies

        The following table provides a summary of our contractual obligations and commitments for debt, minimum lease payments obligations under non-cancelable leases, and other obligations at fiscal year end 2006.

		Payments due by fiscal year
	Total	2007	2008	2009	2010	2011	There- after
	(in millions)
External debt(1)	$152	$7	$1	$87	$1	$1	$55
Operating leases	544	113	87	66	52	42	184
Purchase obligations(2)	41	41	—	—	—	—	—

Total contractual cash obligations(3)	$737	$161	$88	$153	$53	$43	$239

(1)
Excludes interest and $3,510 million of debt allocated to us by Tyco International. During the first six months of fiscal 2007, amounts due to Tyco International increased to $3,539 million.

(2)
Purchase obligations consist of commitments for purchases of goods and services.

(3)
Total contractual cash obligations in the table above exclude pension and postretirement benefit obligations and other long-term liabilities.

We have pension and postretirement benefit obligations to certain employees and former employees. We are obligated to make contributions to our pension plans and postretirement benefit plans; however, we are unable to determine the amount of plan contributions due to the inherent uncertainties of obligations of this type, including timing, interest rate charges, investment performance, and amounts of benefit payments. We expect to contribute $64 million to pension and postretirement benefit plans in fiscal 2007 and $50 million to $70 million per year on an ongoing basis, before consideration of voluntary contributions. During the first six months of fiscal 2007, we made contributions to our pension and postretirement plans of $35 million. These plans and our estimates of future contributions and benefit payments are more fully described in Note 9 to the Interim Combined Financial Statements and Note 14 to the Annual Combined Financial Statements.

Other long-term liabilities primarily consists of tax liabilities. We are unable to estimate the timing of payment for these items.

        Long-term debt obligations above reflect our historical debt level, which is not representative of the debt repayments that will be due under our anticipated indebtedness of $         billion.

        At September 29, 2006, we have outstanding letters of credit and letters of guarantee in the amount of $198 million.

        At March 30, 2007 and September 29, 2006, we have a contingent purchase price commitment of $80 million related to the fiscal 2001 acquisition of Com-Net by the Wireless Systems segment. This represents the maximum amount payable to the former shareholders of Com-Net only after the construction and installation of a communications system for the State of Florida is finished and the State has approved the system based on the guidelines set forth in the contract. A liability for this contingency has not been recorded in our Combined Financial Statements as the outcome of this contingency cannot be reasonably determined.

  Off-Balance Sheet Arrangements

        Certain of our segments have guaranteed the performance of third-parties and provided financial guarantees for uncompleted work and financial commitments. The terms of these guarantees vary with end dates ranging from fiscal 2007 through the completion of such transactions. The guarantees would be triggered in the event of nonperformance and the potential exposure for nonperformance under the guarantees would not have a material effect on our financial position, results of operations, or cash flows.

        In disposing of assets or businesses, we often provide representations, warranties, and/or indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, we have no reason to believe that these uncertainties would have a material adverse effect on our financial position, results of operations, or cash flows.

        We have recorded liabilities for known indemnifications included as part of environmental liabilities. See Note 10 to the Interim Combined Financial Statements and Note 15 to our Annual Combined Financial Statements for a discussion of these liabilities.

        At September 29, 2006, we had an off-balance sheet leasing arrangement for five cable laying sea vessels. Upon expiration of this lease in October 2006, we exercised our right to buy these vessels for $280 million and, accordingly, the residual guarantee of $54 million was settled. See Notes 12 and 23 to the Annual Combined Financial Statements.

        In the normal course of business, we are liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect our financial position, results of operations, or cash flows.

        We expect that there will be certain guarantees or indemnifications extended between Tyco International, Tyco Electronics, and Covidien in accordance with the terms of the Separation and Distribution Agreement and/or Tax Sharing Agreement when finalized. At the time of the separation, we will record a liability necessary to recognize the fair value of such guarantees and indemnifications in accordance with FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Fair values will be determined with the assistance of a third party valuation firm and will result in recorded amounts in excess of those amounts historically recorded by Tyco International. Based on preliminary information and analysis, we estimate that the incremental liability necessary to reflect the fair value of these guarantees and indemnifications will be in the range of $80 million to $120 million. For us, the guarantees and indemnifications primarily relate to certain contingent tax liabilities. Once the fair value is determined, the related liability will be included in the pro forma balance sheet.

        We record estimated product warranty costs at the time of sale. For further information on estimated product warranty, see Note 8 to the Interim Combined Financial Statements and Notes 2 and 12 to the Annual Combined Financial Statements.

  Legal Matters

        In the ordinary course of business, we are subject to various legal proceedings and claims, including patent infringement claims, antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements, and other commercial disputes. Management believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information and applicable law, we do not expect that these proceedings will have a material adverse effect on our financial position. However, one or more of the proceedings could have a material adverse effect on our results of operations for a future period. Note 10 to our Interim Combined Financial Statements provides further information regarding legal proceedings.

        Prior to the announcement of the planned separation, Tyco International and certain former directors and officers were named as defendants in several lawsuits relating to securities class action, shareholder lawsuits, and Employee Retirement Income Security Act related litigation. As a part of the Separation and Distribution Agreement, any existing or potential liabilities related to this outstanding litigation will be allocated among Tyco International, Covidien, and us. We will be responsible for 31% of potential liabilities that may arise upon the settlement of the pending litigation. If Tyco International or Covidien were to default on their obligation to pay their allocated share of these liabilities, however, we would be required to pay additional amounts. See "Relationship with Tyco International and Covidien—Separation and Distribution Agreement—Legal Matters" for a further discussion of our obligations with respect to these liabilities.

  Backlog

        At March 30, 2007, we had a backlog of unfilled orders of $3.2 billion, compared to a backlog of $2.7 billion and $2.5 million at September 29, 2006 and September 30, 2005, respectively. Backlog by reportable segment at fiscal year end is as follows:

	March 30, 2007	September 29, 2006	September 30, 2005
	(in millions)
Electronic Components	$1,557	$1,513	$1,308
Network Solutions	285	249	221
Wireless Systems	501	512	527
Other	893	437	440

Total	$3,236	$2,711	$2,496

Accounting Pronouncements

  Recently Adopted Accounting Pronouncements

        Effective October 1, 2005, Tyco International adopted SFAS No. 123R, "Share-Based Payment," which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value. SFAS No. 123R revises SFAS No. 123, as amended, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees." Tyco International adopted SFAS No. 123R using the modified prospective application transition method. Under this method, compensation cost is recognized for the unvested portion of share-based payments granted prior to October 1, 2005 and all share-based payments granted subsequent to September 30, 2005 over the related vesting period. Prior to October 1, 2005, we and Tyco International applied the intrinsic value based method prescribed in APB Opinion No. 25 in accounting for employee stock based compensation. Prior period results have not been restated. Due to the adoption of SFAS No. 123R, our results for fiscal 2006 include incremental share-based compensation expense totaling $40 million. Note 12 to our Interim Combined Financial Statements and Note 19 to our Annual Combined Financial Statements provide additional information regarding share-based compensation.

        On November 10, 2005, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. FAS 123R-3, "Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards." Tyco International elected to adopt the alternative transition method provided in the

FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123R in the fourth quarter of fiscal 2006. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool, or APIC pool, related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Combined Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are fully vested and outstanding upon adoption of SFAS No. 123R. The adoption did not have a material impact on our results of operations and financial condition.

        We adopted FIN 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143," during the fourth quarter of fiscal 2006. This interpretation clarifies the timing of liability recognition for legal obligations associated with an asset retirement when the timing and (or) method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The interpretation requires that conditional asset retirement obligations, along with the associated capitalized asset retirement costs, be initially reported at their fair values. Upon adoption, we recognized a liability of $16 million for asset retirement obligation and an increase of $4 million in the carrying amount of the related assets. The initial recognition resulted in a cumulative effect of accounting change of $8 million after-tax, $12 million pre-tax, reflecting the accumulated depreciation and accretion that would have been recognized in prior periods had the provisions of FIN 47 been in effect at the time.

        In June 2005, the FASB issued Staff Position, or FSP, No. 143-1, "Accounting for Electronic Equipment Waste Obligations," which provides guidance on accounting for historical waste obligations associated with the European Union Waste, Electrical and Electronic Equipment Directive, or WEEE Directive. Under the directive, the waste management obligation for historical equipment (products put on the market on or prior to August 13, 2005) remains with the commercial user until the equipment is replaced, at which time the waste management obligation may be transferred to the producer of the replacement equipment. FSP No. 143-1 is effective for the first reporting period ending after June 8, 2005 or the date of the adoption of the WEEE Directive into law by the applicable European Union member country. We evaluated the effects of FSP No. 143-1 and determined that the impact is immaterial to our Combined Financial Statements.

  Recently Issued Accounting Pronouncements

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS No. 159 permits an entity, on a contract-by-contract basis to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective for us in the first quarter of fiscal 2009. We are currently assessing the impact that SFAS No. 159 will have on our results of operations, financial position, or cash flows.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. We currently use a measurement date of August 31st. SFAS No. 158 also requires additional disclosure in the notes to the financial statements. The recognition provisions of SFAS No. 158 are effective at the end of fiscal 2007, while the measurement date provisions will become effective in fiscal 2009. We are currently assessing the impact of SFAS No. 158 on our Combined

Financial Statements. Based on the funded status of our defined benefit and other postretirement plans as of September 29, 2006, we estimate that we would recognize a net $219 million liability through a reduction in parent company equity. The ultimate amounts recorded are highly dependent on various estimates and assumptions including, among other things, the discount rate selected, future compensation levels, and performance of plan assets. Changes in these assumptions could increase or decrease the estimated impact of implementing SFAS No. 158.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. SFAS No. 157 is effective for us in the first quarter of fiscal 2009. We are currently assessing the impact, if any, that SFAS No. 157 will have on our results of operations, financial position, or cash flows.

        In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 is effective for us in the first quarter of fiscal 2008. We are currently assessing the impact that FIN 48 will have on our results of operations, financial position, or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

        We use forward currency exchange contracts and foreign currency options to manage our foreign currency exposures on accounts and notes receivable, accounts payable, intercompany loan balances, and forecasted transactions denominated in certain foreign currencies. A 10% appreciation of the U.S. dollar from the March 30, 2007 market rates would increase the unrealized value of our forward contracts by $7 million, while a 10% depreciation of the U.S. dollar would decrease the unrealized value of our forward contracts by $8 million. A 10% appreciation of the U.S. dollar from the September 29, 2006 market rates would increase the unrealized value of our forward contracts by $6 million, while a 10% depreciation of the U.S. dollar would decrease the unrealized value of our forward contracts by $8 million. However, such gains or losses on these contracts would be offset by the gains or losses on the revaluation or settlement of the underlying transactions.

        We utilize established risk management policies and procedures in executing derivative financial instrument transactions. We do not execute transactions or hold derivative financial instruments for trading or speculative purposes. Counterparties to derivative financial instruments are limited to major financial institutions with at least an A/A2 long-term debt rating. There is no significant concentration of exposures with any one counterparty.

INDUSTRY OVERVIEW

Electronic Components Industry Overview

        The global market for electronic components consists of two major segments—passive components and active components. Active components represented approximately $237 billion of sales in 2005 according to iSuppli Corporation.(1) Active components, or semiconductors, use imbedded logic to actively manage the electronic flow. These components include integrated circuits, sensors, and actuators. Passive components, which according to Global Industry Analysts Inc., generated approximately $109 billion of sales in 2005, facilitate the transmission of electrical signals but do not use their own intelligence to alter this flow. Taken together, the global market for electronic components was approximately $346 billion in 2005.

        There are six major categories of passive components—printed circuit boards, connectors, capacitors, wire and cable, relays, and circuit protection devices. The following table shows the sales of these major categories in 2005 in billions of dollars:

Category	Sales		Percentage of Total Sales
Printed circuit boards	$43	(3)	39%
Connectors	35	(2)	32
Capacitors	15	(3)	14
Wire and cable	7		6
Relays	5	(3)	5
Circuit protection devices	4		4

	$109	(3)	100%

(1)
According to iSuppli Corporation Electronic Equipment and Semiconductor Forecast for Q4 2006.

(2)
According to Bishop and Associates.

(3)
According to Global Industry Analysts Inc.

        Companies typically compete in either active or passive components—few compete in both segments. We are primarily a passive components supplier, and we compete in four of the six major passive categories: connectors, relays, wire and cable, and circuit protection devices. We generated approximately 71% of our total sales from these products in fiscal 2006. The total market for these product areas is approximately $51 billion, measured by 2005 sales. We do not compete in certain subsegments within these categories, particularly where we believe the products are less technical in nature. For example, in the wire and cable market, we focus primarily on the high performance wire and cable market and do not produce low-end bulk cable products. In circuit protection devices, our focus is on developing innovative solutions rather than glass case or thermal fuse components.

        We also compete in product markets outside of the passive components sector, and these products include, among others, touch screen monitors, private wireless networks, power systems, and undersea cable networks. We estimate the total market for these products is approximately $19 billion.

        In total, we estimate that the size of our targeted addressable market is in the range of $55 billion to $60 billion.

Trends Affecting the Passive Electronic Components Market

  •
  Increasing use of electronics. The proliferation of electronic devices as well as the use of electronics to replace mechanical functions has resulted in above-GDP growth for the connector industry.

  •
  Pricing erosion offset with innovation and productivity improvements. The connector industry, on average, experiences price declines of 3% to 7% annually according to Bishop and Associates. Companies use innovation and new products to command better prices and the remaining price erosion typically is offset with productivity and cost improvements.

  •
  Emerging markets create growth opportunities and a source for low-cost manufacturing. Emerging markets such as China, India, and Eastern Europe have become significant growth opportunities for electronic component suppliers. In addition, component manufacturers continue to lower costs to offset pricing pressure and shift manufacturing to low-cost countries, which allows them to be closer to original equipment manufacturers who have been migrating to these markets.

  •
  Focus on new technologies. Technology trends in the electronic components industry have been driven by three primary factors: the continuous need for miniaturization and density of components; increased penetration and speeds of broadband connectivity; and the proliferation of wireless connectivity.

  •
  Industry consolidation. Consolidation in the electronic component industry has gained momentum in recent years as companies strive to broaden their product portfolios and reduce product costs. In addition, original equipment manufacturers continue to seek suppliers with global capabilities allowing them to rationalize their supplier bases.

  •
  Increasing raw material costs. The electronic components industry has experienced pressure from increasing raw materials costs, especially copper and gold.

End Market Trends

        Within the connector industry, our largest product family, the seven largest end markets make up 85% of sales, according to Bishop and Associates. The key trends in each of the major industry segments are as follows.

  Automotive

        Two major trends have been benefiting this market. The first is the increased electronic content in vehicles of all price ranges. In high-end vehicles, the demand for electronic components is mainly being driven by high-end communications and infotainment systems and the introduction of advanced driver assistance and safety systems. In addition, the replacement of previously mechanical systems, such as braking, shifting and steering systems, with an electronic solution is further driving demand growth. In the low-to-mid-range vehicles, demand for electronic components is primarily being driven by the penetration of comfort and safety functions previously only available in high-end models. The second major trend is the significant vehicle production growth in the automotive sector in key emerging markets, primarily in Asia.

  Computer

        The personal computer industry is a maturing industry with modest unit growth and an increasing use of standardized components. However, major growth opportunities exist in the server/storage area as a result of increasing demand for high-density packaging solutions and for electro-optics integration and fiber management capability, as well as an increase in power and processing requirements.

  Consumer Electronics

        The consumer electronics industry has experienced strong growth in electronic components, fueled by the proliferation and increased functionality of electronic devices. The key technology trends are miniaturization, higher speeds and densities, wireless connectivity, and advanced thermal and power requirements. These trends require electronic component suppliers to develop more customized, application-specific products for their customers. Success in this market requires continuous new design activity and faster time-to-market and time-to-volume with flexibility to meet demand volatility.

  Telecommunications

        The telecommunications industry consists of several distinct markets: mobile phones, wireline and wireless infrastructure, and public safety. Strong growth in the demand for electronic components is driven by the demand for new and increasingly functional mobile phones, broadband proliferation, increased penetration of wireline and wireless infrastructure in emerging markets, and heightened concern for secure and interoperable public safety systems.

  Power Utilities

        Drivers of growth are different for the developed markets and emerging markets. Key growth drivers in developed markets are: the need for transmission grid build-out and regional interconnections; the replacement and refurbishment of aging infrastructure that has suffered from over two decades of underinvestment; and the monitoring of power systems for reliability, cost savings, asset management, and predictive maintenance. Emerging market demand is dependent on new infrastructure build in areas undergoing rapid GDP growth.

  Aerospace and Defense

        Spending on aerospace and defense has been increasing over the past several years as regional conflicts have created demand for equipment used to support ground troops. In addition to the need to replace expended equipment, new requirements have emerged to develop a lighter, more mobile fighting force with weight reduction goals leading to the use of composite materials and higher voltages.

  Industrial

        The industrial market includes industrial equipment, medical, and appliances sub-markets.

        Growth in factory automation, in mature industries and in emerging markets such as China, and increased electronics content for industrial applications, such as Ethernet communication and network integration into factories requiring industrial connectors, have driven the demand in the industrial equipment sub-market.

        Demand in the medical market is being driven by demographic shifts such as higher life expectancy, increasing demand for patient monitoring solutions, and increased use of electronics in minimally invasive surgical equipment as well as the increase in portable and handheld imaging devices.

        There are two distinct drivers in the appliance industry: the substitution of electromechanical equipment with electronics, such as timers with electronics in high-end laundry and cooking devices, and growth in emerging markets, primarily in China.

BUSINESS

Overview

        Tyco Electronics is a leading global provider of engineered electronic components, network solutions, and wireless systems. We design, manufacture, and market products for customers in industries from automotive, appliances, and aerospace and defense to telecommunications, computers, and consumer electronics. Our products are produced in more than 130 manufacturing sites in over 25 countries. With over 8,000 engineers and worldwide manufacturing, sales, and customer service capabilities, Tyco Electronics' commitment is our customers' advantage.

        Tyco Electronics Ltd. was incorporated in Bermuda in fiscal 2000 as a wholly-owned subsidiary of Tyco International. For the period following its incorporation, Tyco Electronics Ltd. did not engage in any significant business activities and held minimal assets. In connection with our separation from Tyco International, the equity interests in the entities that hold all of the assets and liabilities of Tyco International's electronics businesses will be transferred to Tyco Electronics. Tyco Electronics Ltd., the sole shareholder of TEGSA, and guarantor of the notes to be issued by TEGSA, will remain a Bermuda chartered company in order to replicate the legal and operating structure of Tyco International. Holders of Tyco International's public equity and debt are familiar with this structure, which simplifies execution of the distribution and related financing and internal separation transactions. Tyco Electronics Ltd. will unconditionally guarantee the notes to be issued by TEGSA to provide financial support for the notes.

        TEGSA, a Luxembourg company, is a wholly-owned subsidiary of Tyco Electronics Ltd. TEGSA is a newly-formed holding company established in December 2006 in connection with the separation of the electronics business of Tyco International to own directly and indirectly all of the operating subsidiaries of Tyco Electronics, to issue the notes and to perform treasury operations for Tyco Electronics. Otherwise, it conducts no independent business.

        TEGSA was formed in Luxembourg as part of the separation in order to replicate the legal and operating structure of Tyco International Group S.A., which performed similar functions for Tyco International Ltd. Immediately prior to the distribution, TEGSA will own directly or indirectly all of Tyco Electronics' operating subsidiaries in order to concentrate their direct and indirect ownership under a single holding company that will act as our principal external borrower. TEGSA's concentrated ownership of the operating subsidiaries will be an efficient means of providing additional financial support for the notes. TEGSA will issue the notes in its role as our principal external borrower.

        Our business was formed principally through a series of acquisitions, from fiscal 1999 through fiscal 2002, of established electronics companies and divisions, including the acquisition of AMP Incorporated and Raychem Corporation in fiscal 1999 and the Electromechanical Components Division of Siemens and OEM Division of Thomas & Betts in fiscal 2000. These companies each have more than 50 years of history in engineering and innovation excellence. We operated as a segment of Tyco International prior to our separation.

        Our reporting segments manufacture and distribute our products and solutions to a number of end markets. The table below provides a summary of our reporting segments, the fiscal 2006 net sales contribution of each segment, and the key products and markets that we serve:

Segment		Electronic Components		Network Solutions		Wireless Systems		Other
% of Fiscal 2006 Net Sales		73%		14%		7%		6%

Key Products	•	Connector systems	•	Connector systems	•	Land mobile	•	Power systems
	•	Relays	•	Heat shrink tubing		radios and	•	Undersea tele-
	•	Heat shrink tubing	•	Fiber optics		systems		communication
	•	Fiber optics	•	Wire and cable	•	Radio frequency components		systems
	•	Circuit protection	•	Racks and panels		and subsystems
		devices	•	Intelligent building	•	Radar systems
	•	Wire and cable		controls
	•	Touch screens	•	Network interface
	•	Application tooling		devices
Key Markets	•	Automotive	•	Power utilities	•	Public safety	•	Communication
	•	Computer	•	Communication	•	Communication		service providers
	•	Communication		service		equipment	•	Communication
		equipment		providers	•	Aerospace and		equipment
	•	Consumer	•	Building networks		defense	•	Oil and gas
		electronics			•	Automotive
	•	Aerospace and
defense
	•	Appliance
	•	Industrial Machinery

Our Competitive Strengths

        We believe that we have the following competitive strengths:

  •
  Global leader in passive components. With net sales of approximately $12.8 billion in fiscal 2006, we are significantly larger than many of our competitors. In the $35 billion fragmented connector industry, our net sales were in excess of $7 billion in fiscal 2006. We have established a global leadership position in the connector industry with leading market positions in the following markets:

  •
  Automotive—#1

  •
  Computers and peripherals—#1

  •
  Industrial—#1

  •
  Telecom/data communications—#2

    Our scale provides us the opportunity to accelerate our sales growth by making larger investments in existing and new technologies in our core markets and to expand our presence in emerging markets. Our leadership position also provides the opportunity to lower our purchasing costs by developing lower cost sources of supply and to maintain a flexible manufacturing footprint worldwide that is close to our customers' locations.

  •
  Strong customer relationships. As an industry leader, we have established close working relationships with our customers. These relationships allow us to anticipate and be responsive to customer needs when designing new products and new technical solutions. By working side-by-side with our customers in developing new products and technologies, we believe we are able to identify and act on trends and leverage knowledge about next-generation technology across our products. In addition, we operate an expansive Global Account Management program through which we maintain close working relationships with the key customers in the end markets that we serve.

  •
  Process and product technology leadership. We employ over 8,000 engineers dedicated to product research, development, and engineering. We invest over $600 million per year in product and process engineering and development together with our annual gross capital spending in excess of $500 million in fiscal 2006, so that we consistently provide innovative, high-quality products with efficient manufacturing methods.

  •
  Diverse product mix and customer base. We manufacture and sell a broad portfolio of products to customers in various industries. Our customers include many of the leaders in their respective industries and our relationships with them typically date back many years. We believe that this diversified customer base reduces our exposure to a particular end market and therefore the variability of our financial performance, and allows us to leverage our skills and experience across markets. Additionally, we believe that the diversity of our customer base reduces the level of cyclicality in our results and distinguishes us from our competitors.

  •
  Balanced geographic sales mix. We have an established manufacturing presence in over 25 countries and our sales are global. Our global coverage positions us near our customers' locations and allows us to assist them in consolidating their supply base and lowering their production costs. We believe our balanced sales distribution lowers our exposure to any particular geography and improves our financial profile. In addition, approximately 35% of our production is from low-cost countries, and our strategy is to continue to increase the percentage of production from low-cost countries.

  •
  Strong and experienced management team. We believe we have a management team that has the experience necessary to effectively execute our strategy and advance our product and technology leadership. Our Chief Executive Officer, President, and segment presidents each have more than 20 years of experience in the electronics industry. They are supported by an experienced and talented management team that is dedicated to maintaining and expanding Tyco Electronics' position as the global leader in its industry.

Our Strategy

        Our goal is to be the world leader in providing custom-engineered electronic components and solutions for an increasingly connected world. We believe that in achieving this goal we will increase net sales and profitability across our segments in the markets that we serve. Our business strategy is based upon the following priorities:

  •
  Continue to focus our existing portfolio. We have no approval or agreements at present to divest any of our businesses, but, as part of our strategy, we regularly review and will consider the divestiture of underperforming or non-strategic businesses to improve our operating results and better utilize our capital. Some of these divestitures may have a material impact on our Combined Financial Statements, and we currently believe they could impact up to 15% of our combined net sales. We have made strategic divestitures in the past, such as our Printed Circuit Group business and the Tyco Global Network, and expect that we may have additional divestitures in the future. Specifically, following the separation, we will explore a number of strategic alternatives, including possible divestiture, for our Power Systems business that is reflected in our Other segment. At the conclusion of this process, management will present its recommendations to the board of directors for their review and approval. The Power Systems business had net sales of approximately $500 million in fiscal 2006. Should the outcome of the strategic review process be approval to divest the business, there could be a resulting pre-tax impairment charge of up to $450 million.

  •
  Leverage our market leadership position to increase our market share. We are the global leader in many of the markets that we serve. For example, within our Electronic Components segment, we are the leading global supplier of connectors and connector systems to the automotive, home appliance, computers and storage, and industrial markets. We believe that these and other markets are critical to our success and that we must continue to strengthen our leadership position in these markets. We plan to capitalize on the expected growth in these markets by leveraging our significant scale in the industry, the breadth of our product portfolio, our established relationships and leading specification positions with our customers, and our extensive worldwide distribution channels.

  •
  Achieve market leadership in attractive and under-penetrated industries. We plan to accelerate growth in end-user markets in which we do not have the number one market share but which we believe have attractive growth and profitability characteristics. These markets include: aerospace and defense, consumer electronics, mobile phone, and medical markets with respect to our Electronic Components segment; the land mobile radio market with respect to our Wireless Systems segment; and the power utility and communication service provider market with respect to our Network Solutions segment. We believe that we can further leverage our customer service and our new product and technology capabilities in order to achieve a leading position in these markets.

  •
  Extend our leadership in key emerging markets. We seek to improve our market leadership position in emerging geographic regions, including China, Eastern Europe, and India, which we expect will experience higher growth rates compared to that of more developed regions in the world. In fiscal 2006, we generated $1.5 billion of net sales from China, $800 million of net sales in Eastern Europe, and $150 million of net sales in India. We have been increasing our sales and marketing, engineering, and manufacturing resources in these emerging regions in order to more fully capitalize on our skills and technologies. We believe that expansion in these regions will enable us to grow faster than the overall global market.

  •
  Supplement organic growth with strategic acquisitions. We will evaluate and selectively pursue strategic acquisitions that strengthen our market position, enhance our existing product offering, enable us to enter attractive markets, expand our technological capabilities, and provide synergy opportunities.

  •
  Improve operating margins. We intend to continue to increase our productivity and reduce our manufacturing costs. We plan to achieve this through best in class in manufacturing, enhancing our purchasing strategy by strengthening our procurement organization and simplifying our vendor base, and further implementing strategic programs such as our Six Sigma initiative. We also plan to continue to optimize our global manufacturing footprint, both by migrating facilities from high cost to low cost countries and by consolidating within countries. These initiatives are designed to help us to maintain our competitiveness in the industry.

  •
  Accelerate new product development through research and development excellence. We seek to continue to increase the percentage of our annual net sales from products launched within the previous year. In fiscal 2006, we derived 15% of our net sales from new products launched within the previous fiscal year. In order to accomplish this, we intend to focus our research, development, and engineering investment on next generation technologies, highly engineered products and platforms, and leverage innovation across our segments.

Our Products

        Our net sales by reporting segment as a percentage of our total net sales was as follows:

	Fiscal
	2006	2005	2004
Electronic Components	73%	74%	74%
Network Solutions	14	13	12
Wireless Systems	7	7	8
Other	6	6	6

Total	100%	100%	100%

  Electronic Components

        Our Electronic Components segment is one of the world's largest suppliers of passive electronic components, which includes connectors and interconnect systems, relays, switches, circuit protection devices, touchscreens, sensors, and wire and cable. The products sold by the Electronic Components segment are sold primarily to original equipment manufacturers and their contract manufacturers in the automotive, computer, consumer electronics, communication equipment, appliance, aerospace and defense, industrial machinery, and instrumentation markets. The following are the primary product families sold by the segment:

  •
  Connector Systems and Components. We offer an extensive range of electrical and electronic interconnection products. These connectors include a wide variety of pin and socket, USB, coaxial, I/O, fiber optic, and power connectors, as well as sophisticated interconnection products used in complex telecommunications and computer equipment.

  •
  Relays. Our relay products can be used in a wide range of applications in the automotive, telecommunications, industrial, and aerospace industries, including lamps, electric sunroofs, anti-lock breaking systems, and fuel injection coils for the automotive industry, signal and power relay technologies for the telecommunications industry, and high-performance products for the aerospace industry.

  •
  Heat Shrink Tubing. We offer hundreds of reliable, cost-effective products to seal, connect, insulate, protect, hold, and bundle high-performance electrical harnesses. We also provide customized harnessing design, prototype, and build services.

  •
  Fiber Optics. We manufacture fiber optic connectors, cable assemblies, adapters, and accessories. We provide highly engineered products that connect, configure, and control light.

  •
  Circuit Protection Devices. We offer a range of circuit protection devices, which limit the flow of high current during fault conditions and automatically reset when the fault is cleared and power to the circuit is removed. We also offer surface-mount fuses, surge protectors, gas discharge tubes for overvoltage protection, and electrostatic discharge protection devices.

  •
  Wire and Cable. We provide highly engineered cable and wire products to the data transmission, aerospace, automotive, telecommunications, industrial, and medical markets. We offer a broad range of cable, including UTP and PVC ribbon cables, SCSI and IEEE 1394 computer cables, NASA-spec cable, and other cables suitable for use in the aerospace industry.

  •
  Touch Screens. We develop, manufacture, and market a complete line of touch products for transactional kiosks, point-of-sale terminals, machine and process control, and automated teller machines. We offer component touch systems for original equipment manufacturers and a broad line of standard and custom LCD and CRT touch monitors. We believe that we are an industry leader in advancing surface wave, resistive, infrared, and capacitive technologies.

  •
  Application Tooling. We offer a broad portfolio of hand tools, semi-automatic bench machines, and fully-automatic machine systems for processing terminal products.

        In addition to the above product families which represent in excess of 90% of the Electronic Components segment net sales, we also offer battery assemblies, identification products, antennas, magnetics, sensors, switches, resistors, and heat sinks.

  Network Solutions

        Our Network Solutions segment is one of the world's largest suppliers of infrastructure components and systems for telecommunications and energy markets. These components include connectors, above-and below-ground enclosures, heat shrink tubing, cable accessories, surge arrestors, fiber optic cabling, copper cabling, and racks for copper and fiber networks. This segment also provides electronic systems for test access and intelligent cross-connect applications as well as integrated cabling solutions for cabling and building management. The products are grouped into the following product families:

  •
  Connector Systems and Components. We offer an extensive range of low-, medium-, and high-voltage connectors and splices, cable assemblies, sealing systems, terminals, fittings, lugs and clamps, transmission line fittings, splice closures, grounding hardware, and wall and floor outlets for voice and data connection to local area networks.

  •
  Heat Shrink Tubing. We offer heat shrink tubing, heat-shrinkable splice closures, wrap-around sleeves, and molded parts designed to better protect both high- and low-voltage circuits against harsh aerial, buried, and above-ground environments.

  •
  Fiber Optics. We provide fiber optic connectors, splices, fiber optic splice closures, fiber management systems, high density cable assemblies, couplers and splitters, and complete cabling systems. These products find use in both local-area and wide-area networks, and emerging "Last-Mile" Fiber-to-the-Home installations.

  •
  Wire and Cable. We provide wire and cable for indoor and outdoor use in office, factory floor, school, and residential voice, data, and video networks, including copper and fiber optic distribution cables, shielded and unshielded twisted-pair cables, armored cable, and patch cords.

  •
  Racks and Panels. We provide racks and panels that are used to integrate, organize, and manage fiber and copper cables and splices, thereby simplifying installation, maintenance, and upgrades for both exchange/head end and customer premise environments.

        In addition to the above product families which represent in excess of 90% of the total Network Solutions segment net sales, the segment also sells insulators, surge arrestors, power measurement products, CATV accessories, network interface devices, raceway systems, and duct accessories.

  Wireless Systems

        Our Wireless Systems segment is an innovator of wireless technology for critical communications, radar, and defense applications. The segment's products include radio frequency components and subassembly solutions such as silicon and gallium arsenide semiconductors, radar sensors, radio frequency identification components, microwave subsystems, and diodes and land mobile radios systems and related products. These products are sold primarily to the aerospace and defense, public safety, communication equipment, and automotive markets and are grouped into the following product families:

  •
  Land Mobile Radio Systems and Products. We provide state-of-the-art two-way mobile radio technology products and systems. These systems and products are used primarily by public safety and government organizations.

  •
  Radio Frequency Components and Subassembly Solutions. We produce amplifiers, antennas, attenuators, diodes, signal generation, limiters, transistors, modulators, mixers and microwave, and millimeter wave integrated circuits.

  Other

        Our Other segment designs, manufactures, distributes, and installs power systems and undersea telecommunication systems.

  •
  Power Systems. These products focus on AC-DC and DC-DC switching power supplies, batteries, and electronic modules. Power Systems also provides and installs complete communications and energy power systems. Power Systems sells primarily to the communication equipment, communication service provider, and wireless provider markets.

  •
  Undersea Telecommunication Systems. This unit builds designs, maintains, and tests undersea fiber optic networks for both the telecommunications and oil and gas markets.

Markets

        We sell our products to manufacturers and distributors in a number of major markets. The approximate percentage of our total net sales by market in fiscal 2006 was as follows:

Markets	Percentage
Automotive	29%
Telecommunications	17
Computer	11
Power utilities	10
Aerospace and defense	5
Household appliance	5
Consumer electronics	2
Other	21

Total	100%

        Automotive.    The automotive industry uses our products in motor management systems, body electronic applications, safety systems, chassis systems, security systems, driver information, passenger entertainment, and comfort and convenience applications. Electronic components regulate critical vehicle functions, from fuel intake to braking, as well as information, entertainment, and climate control systems.

        Telecommunications.    Our products are used in telecommunications products, such as data networking equipment, switches, routers, wire line infrastructure equipment, wireless infrastructure equipment, wireless base stations, mobile phones, and undersea fiber optic telecommunication systems.

        Computer.    Our products are used in computer products, such as servers and storage equipment, workstations, notebook computers, desktop computers, and business and retail equipment.

        Power Utilities.    The utilities industry uses our products in power generation equipment and power transmission equipment. The power utility industry, responding to highly-visible occurrences such as the August 2003 Northeast blackout and the massive power outages caused by hurricanes Katrina and Rita in September 2005, have been investing heavily to improve, upgrade, and restore existing equipment and systems. In addition, this industry addresses the needs of emerging countries that are building out their energy infrastructure.

        Aerospace and Defense.    Our products are used in military and commercial aircraft, missile systems, satellites, space programs, and radar systems.

        Household Appliance.    Our products are used in many household appliances, including refrigerators, washers, dryers, dishwashers, and microwaves.

        Consumer Electronics.    The consumer electronics industry uses our products to produce digital cameras, plasma and LCD televisions, electronic games, and DVD recorders and players.

        Other.    Our products are used in numerous products, including industrial machinery and equipment, instrumentation and measurement equipment, medical equipment, commercial and building equipment, building network and cabling systems, and railway equipment.

Customers

        Our customers include automobile, telecommunication, computer, industrial, aerospace, and consumer products manufacturers that operate both globally and locally. Our customers also include contract manufacturers and third-party distributors. We serve approximately 250,000 customer locations in over 150 countries, and we maintain a strong local presence in each of the geographic areas in which we operate.

        Our net sales by geographic area as a percentage of our total net sales was as follows:

	Fiscal
	2006	2005	2004
Americas	39%	40%	41%
Europe/Middle East/Africa	34	35	35
Asia-Pacific	27	25	24

Total	100%	100%	100%

        We collaborate closely with our customers so that their product needs are met. There is no single customer that accounted for more than 10% of our net sales in fiscal 2006, fiscal 2005, or fiscal 2004. Our approach to our customers is driven by our dedication to further developing our product families and ensuring that we are globally positioned to best provide our customers with sales and engineering support. We believe that as electronic component technologies continue to converge, our broad product portfolio and engineering capability give us a potential competitive advantage when addressing the needs of our global customers.

Raw Materials

        We use a wide variety of raw materials in the manufacture of our products. The principal raw materials that we use include plastic resins for molding, precious metals such as gold and silver for plating, and other metals such as copper, aluminum, brass, steel for manufacturing cable, contacts, and other parts that are used for cable and component bodies and inserts. These raw materials are generally available on world markets, and we purchase them from a limited number of suppliers in order to obtain the most competitive pricing. The prices of these materials are driven by global supply and demand dynamics. For many of these raw materials, the prices have recently increased significantly, as rapidly increasing demand has continued to outpace increases in supply.

Manufacturing

        We manufacture our products in more than 25 countries worldwide. These manufacturing sites focus on various aspects of the manufacturing processes, including our primary processes of stamping, plating, molding, extrusion, beaming, and assembly. We expect to continue to migrate our manufacturing activities to low cost countries as our customers' requirements shift. In addition, we will continue to look for efficiencies to reduce our manufacturing costs and believe that we can achieve cost reductions through improved manufacturing efficiency and through the migration of manufacturing to low-cost countries.

        Our major centers of manufacturing output at September 29, 2006 included sites in the following countries (with the number of sites in parentheses):

Americas		Europe/Middle East/Africa		Asia-Pacific
United States	(44)	United Kingdom	(11)	China	(16)
Mexico	(9)	Germany	(8)	Japan	(3)
Brazil	(3)	India	(5)	Korea	(1)
		France	(4)	Singapore	(1)
		Spain	(3)
		Belgium	(2)
		Czech Republic	(2)
		Hungary	(2)
		Italy	(2)

        We estimate that our manufacturing production by region in fiscal 2006 was approximately: Americas—35%, Europe/Middle East/Africa—35%, and Asia-Pacific—30%.

        We expect that manufacturing production will continue to increase in the Asia-Pacific region as a percentage of total manufacturing as this region continues to experience strong growth and our customers' manufacturing continues to migrate to the region.

Research and Development

        We are engaged in both internal and external research and development in an effort to introduce new products, to enhance the effectiveness, ease of use, safety, and reliability of our existing products, and to expand the applications for which the uses of our products are appropriate. We continually evaluate developing technologies in areas where it may have technological or marketing expertise for possible investment or acquisition.

        Our research and development expense for fiscal 2006, fiscal 2005, and fiscal 2004 was as follows:

	Fiscal
	2006	2005	2004
	(in millions)
Electronic Components	$313	$287	$298
Network Solutions	47	36	36
Wireless Systems	76	63	62
Other	68	68	45

Total	$504	$454	$441

        Our research, development, and engineering efforts are supported by approximately 8,000 engineers. These engineers work closely with our customers to develop application specific, highly engineered products and systems to satisfy the customers' needs. Our new products, including product extensions introduced during the past year, comprised approximately 15% of our net sales for fiscal 2006.

Sales, Marketing, and Distribution

        We sell our products into more than 150 countries, and we sell primarily through direct selling efforts. We also sell some of our products indirectly via third-party distributors. In fiscal 2006, our direct sales represented 84% of net sales, with the remainder of net sales provided by sales to third-party distributors and independent manufacturer representatives.

        We maintain distribution centers around the world. Products are generally delivered to these distribution centers by our manufacturing facilities and then subsequently delivered to the customer. In some instances, product is delivered directly from our manufacturing facility to the customer. We contract with a wide range of transport providers to deliver our products via road, rail, sea, and air.

Seasonality and Backlog

        Customer orders typically fluctuate from quarter to quarter based upon business conditions and because unfilled orders may be canceled prior to shipment of goods. We experience a slight seasonal pattern to our business. The third fiscal quarter is typically the strongest quarter of our fiscal year, while the first fiscal quarter is negatively affected by winter holidays and the fourth fiscal quarter is negatively affected by European holidays. The second fiscal quarter is also affected by adverse winter weather conditions in certain of our end markets.

        At September 29, 2006, we had a backlog of unfilled orders of $2.7 billion, compared to a backlog of $2.5 billion at September 30, 2005. We expect that our backlog at September 29, 2006 will be filled during fiscal 2007. Backlog by reportable segment at September 29, 2006 and September 30, 2005 was as follows:

	Fiscal
	2006	2005
	(in millions)
Electronic Components	$1,513	$1,308
Network Solutions	249	221
Wireless Systems	512	527
Other	437	440

Total	$2,711	$2,496

Competition

        The industries in which we operate are highly competitive, and we compete with thousands of companies that range from large multinational corporations to local manufacturers. Competition is generally on the basis of breadth of product offering, product innovation, price, quality, and service. Our markets have generally been growing but with downward pressure on prices.

  •
  Electronic Components. This segment competes against numerous companies, including Molex, Amphenol, FCI, JST, and Omron.

  •
  Network Solutions. This segment's major competitors include Corning, Commscope, and 3M.

  •
  Wireless Systems. This segment's land mobile radio business competes primarily against Motorola. Our radio frequency component and subassembly products face a wide variety of competitors, including Herley, RF Micro Devices, Skyworks, and TriQuint.

  •
  Other. This segment's Undersea Telecommunication Systems business competes with Alcatel, and the Power Systems business competes with Emerson, Delta, and Eltek.

Intellectual Property

        Patents and other proprietary rights are important to our business. We also rely upon trade secrets, manufacturing know-how, continuing technological innovations, and licensing opportunities to maintain and improve our competitive position. We review third-party proprietary rights, including patents and patent applications, as available, in an effort to develop an effective intellectual property strategy, avoid infringement of third-party proprietary rights, identify licensing opportunities, and monitor the intellectual property claims of others.

        We own a large portfolio of patents that principally relate to electrical and electronic products. We also own a portfolio of trademarks and are a licensee of various patents and trademarks. Patents for individual products extend for varying periods according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. Trademark rights may potentially extend for longer periods of time and are dependent upon national laws and use of the trademarks.

        While we consider our patents and trademarks to be valued assets, we do not believe that our competitive position is dependent on patent or trademark protection or that our operations are dependent upon any single patent or group of related patents.

Employees

        As of September 29, 2006, we employed approximately 99,600 people worldwide, of which 33,100 were in the Americas region, 27,200 were in the Europe/Middle East/Africa region, and 39,300 were in the Asia-Pacific region. Of our total employees, approximately 62,700 were employed in manufacturing and 17,500 were represented by collective bargaining agreements. Approximately 51% of our employees were based in low cost countries, primarily China. We believe that our relations with our employees are satisfactory.

Properties

        Our executive offices are located in Berwyn, Pennsylvania in a facility that we rent. We operate over 150 manufacturing, warehousing, and office locations in approximately 30 states in the United States. We also operate over 250 manufacturing, warehousing, and office locations in approximately 45 countries and territories outside the United States.

        We own approximately 20 million square feet of space and lease approximately 12 million square feet of space. Our facilities are reasonably maintained and suitable for the operations conducted in them.

Government Regulation and Supervision

        The import and export of products are subject to regulation by the United States and other countries. A small portion of our products, including defense-related products, may require governmental import and export licenses, whose issuance may be influenced by geopolitical and other events. We have a trade compliance organization and other systems in place to apply for licenses and otherwise comply with such regulations. Any failure to maintain compliance with domestic and foreign trade regulation could limit our ability to import and export raw materials and finished goods from the relevant jurisdiction.

Environmental

        We are committed to complying with all applicable environmental, health, and safety laws and to the protection of our employees and the environment. We maintain a global environmental, health, and safety program that includes appropriate policies and standards, staff dedicated to environmental, health, and safety issues, periodic compliance auditing, training, and other measures. We have a program for compliance with the European Union RoHS and WEEE Directives, the China RoHS law, and similar laws.

        We have projects underway at a number of current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations. Based upon our experience, current information and applicable laws, we believe that it is probable that we will incur remedial costs in the range of approximately $10 million to $27 million. As of September 29, 2006, we believe that the best estimate within this range is approximately $17 million.

Legal Proceedings

  Tyco International Legal Proceedings

        In connection with our separation from Tyco International, we have entered into a liability sharing agreement regarding certain class actions that were pending against Tyco International prior to the separation. Subject to the terms and conditions of the Separation and Distribution Agreement, Tyco International will manage and control all the legal matters related to assumed contingent liabilities, including the defense or settlement thereof, subject to certain limitations. The liability sharing provisions regarding these class actions are set forth in the Separation and Distribution Agreement among Tyco International, Covidien and Tyco Electronics, which is described below under "Relationship with Tyco International and Covidien—Separation and Distribution Agreement—Legal Matters." A description of the class actions subject to this liability sharing agreement follows below.

  Securities Class Actions

        Tyco International and certain of its former directors and officers have been named as defendants in over 40 securities class actions. Tyco International stipulated, pursuant to a court order, that each party to the Separation and Distribution Agreement will be primarily liable for a portion of the obligations arising from such litigation. The stipulation also provides that if any party defaults on its obligations, the other parties will be jointly and severally liable for those obligations. Most of the securities class actions have now been transferred to the United States District Court for the District of New Hampshire by the Judicial Panel on Multidistrict Litigation for coordinated or consolidated pretrial proceedings. On January 28, 2003, a consolidated securities class action complaint was filed in these proceedings. On January 7, 2005, Tyco International answered the plaintiffs' consolidated complaint. On January 14, 2005, lead plaintiffs made a motion for class certification, which Tyco International opposed on July 22, 2005. On July 5, 2005, Tyco International moved for revision of the court's October 14, 2004 order in light of a change in law, insofar as the order denied Tyco International's motion to dismiss the consolidated complaint for failure to plead loss causation. On December 2, 2005, the court denied Tyco International's motion. On April 4, 2006, plaintiffs filed a partial motion for summary judgment that was denied without prejudice to its later renewal. On June 12, 2006, the court entered an order certifying a class "consisting of all persons and entities who purchased or otherwise acquired Tyco International securities between December 13, 1999 and June 7, 2002, and who were damaged thereby, excluding defendants, all of the officers, directors and partners thereof, members of their immediate families and their legal representatives, heirs, successors or assigns, and any entity in which any of the foregoing have or had a controlling interest." On June 26, 2006, Tyco International filed a petition for leave to appeal the class certification order to the United States Court of Appeals for the First Circuit. On September 22, 2006, the United States Court of Appeals for the First Circuit denied Tyco International's petition. On July 6, 2006, the lead plaintiffs filed in the United States District Court for the District of New Hampshire a motion for a permanent injunction against prosecution of the class action styled Brazen v. Tyco International Ltd. that was certified by the Circuit Court for Cook County, Illinois. On October 26, 2006, the court denied plaintiffs' motion for injunctive relief without prejudice.

  Class Action Settlement

        On May 14, 2007, Tyco International entered into a memorandum of understanding with plaintiffs' counsel in connection with the settlement of 32 purported class action lawsuits. The actions previously had been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the U.S. District Court for the District of New Hampshire and include Williams v. Tyco International Ltd., Brazen v. Tyco International Ltd., Philip Cirella v. Tyco International Ltd., Hromyak v. Tyco International Ltd., Myers v. Tyco International Ltd., Goldfarb v. Tyco International Ltd., Rappold v. Tyco International Ltd.,

Mandel v. Tyco International Ltd., and Schuldt v. Tyco International Ltd. and 23 other consolidated securities cases.

        The memorandum of understanding does not address the following securities class actions, which remain outstanding: Stumpf v. Tyco International Ltd., New Jersey v. Tyco, Ballard v. Tyco International Ltd., Sciallo v. Tyco International Ltd., et al., Jasin v. Tyco International Ltd., et al., and Hall v. Kozlowski. The memorandum of understanding also does not address any consolidated ERISA litigation in which Tyco International and certain of its current and former employees, officers and directors have been named as defendants.

        Under the terms of the memorandum of understanding, the plaintiffs have agreed to release all claims against Tyco International, the other settling defendants and ten other individuals in consideration for the payment of $2.975 billion to the certified class and assignment to the class of any net recovery of any claims possessed by Tyco International and the other settling defendants against Tyco International's former auditor, PricewaterhouseCoopers. Defendant PricewaterhouseCoopers is not a settling defendant and is not a party to the memorandum. Tyco International and the other settling defendants have denied and continue to deny any wrongdoing and legal liability arising from any of the facts or conduct alleged in the actions.

        Pursuant to the terms of the memorandum of understanding, L. Dennis Kozlowski, Mark H. Swartz and Frank E. Walsh, Jr., also are excluded from the settling defendants, and the class will assign to Tyco International all of their claims against defendants Kozlowski, Swartz and Walsh. In exchange, Tyco International will agree to pay to the certified class 50% of any net recovery against these defendants.

        The parties to the memorandum of understanding have agreed to use their best efforts to finalize and execute a final settlement agreement and to apply to the court for approval of the settlement agreement. The memorandum of understanding will be null and void if the settlement agreement does not receive final court approval. In addition, Tyco International will have the right to terminate the settlement agreement in the event that more than a certain percentage of the certified class opts out of the settling class.

        We will incur a charge of $0.922 billion in the third quarter of fiscal 2007 for which we do not expect to recognize any tax benefit. When the Separation and Distribution Agreement is entered into, we will record a $2.975 billion liability and a $2.053 billion receivable from Tyco International and Covidien for their portion of the liability.

        The actions subject to the memorandum of understanding are included in the descriptions below.

  Securities Class Action Proceedings

        An action entitled Hess v. Tyco International Ltd., et al., was filed on June 3, 2004 in the Superior Court of the State of California for the County of Los Angeles against certain of Tyco International's former directors and officers, Tyco International's former auditors and Tyco International. The complaint asserts claims of fraud, negligent representation, aiding and abetting breach of fiduciary duty, tortious interference with fiduciary relationship and conspiracy arising out of an underlying settlement of litigation brought by shareholders in Progressive Angioplasty Systems, Inc. where the plaintiffs received Tyco International stock as consideration. The claim seeks unspecified monetary damages and other relief. On October 25, 2006, the court lifted its previous order staying the case during the pendency of a related arbitration to which Tyco International was not a party. On December 26, 2006, Tyco filed a demurrer seeking dismissal of the action on the ground that the complaint failed to allege facts sufficient to state cause of action. The demurrer is fully briefed and argument is scheduled for June 7, 2007.

        On November 27, 2002, the State of New Jersey, on behalf of several state pension funds, filed a complaint, New Jersey v. Tyco, in the United States District Court for the District of New Jersey against

Tyco International, Tyco International's former auditors and certain of Tyco International's former officers and directors. The complaint was amended on February 11, 2005. As against all defendants, the amended complaint asserts causes of action under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, for common law fraud, aiding and abetting common law fraud, conspiracy to commit fraud and negligent misrepresentation. Claims are asserted against the individual defendants under Section 20(a) of the Securities Exchange Act of 1934, Section 15 of the Securities Act of 1933, Section 24(d) of the New Jersey Uniform Securities Law, Section 421-B:25(III) of the New Hampshire Uniform Securities Law, and for breaches of fiduciary duties. Claims are also asserted against certain of the individual defendants under Section 20A of the Securities Exchange Act of 1934, and for violation of the New Jersey RICO statute; against Tyco International under Section 12(a)(2) of the Securities Act of 1933, Section 24(c) of the New Jersey Uniform Securities Law, Section 421-B25(II) of the New Hampshire Uniform Securities Law, and for violation of, aiding and abetting violation of, and vicarious liability under the New Jersey RICO statute; against Tyco International and certain of the individual defendants under Section 14(a) of the Securities Act of 1933 and Rule 14a-9 promulgated thereunder, and for conspiracy to violate the New Jersey RICO statute; against Tyco International, its former auditors, and certain of the individual defendants under Section 11 of the Securities Act of 1933, and for violation of, and conspiracy to violate the New Jersey RICO statute; and against Tyco International's former auditors and certain of the individual defendants for aiding and abetting violation of the New Jersey RICO statute. Finally, claims are asserted against the individual defendants and Tyco International's former auditors for aiding and abetting the individual defendants' breaches of fiduciary duties. Plaintiffs assert that the defendants violated the securities laws and otherwise engaged in fraudulent acts by making materially false and misleading statements and omissions concerning, among other things, the following: unauthorized and improper compensation of certain of Tyco International's former executives; their improper use of Tyco International's funds for personal benefit and their improper self-dealing in real estate. The plaintiffs seek unspecified monetary damages and other relief. On June 10, 2005, Tyco International moved to dismiss in part the amended complaint, which motion remains pending before the court.

        Tyco International appealed to the United States Court of Appeals for the First Circuit the decision of the United States District Court for the District of New Hampshire to remand Brazen v. Tyco International Ltd. to the Circuit Court for Cook County, Illinois and Hromyak v. Tyco International Ltd., Goldfarb v. Tyco International Ltd., Mandel v. Tyco International Ltd., Myers v. Tyco International Ltd., Rappold v. Tyco International Ltd., and Schuldt v. Tyco International Ltd. to the Circuit Court for Palm Beach County, Florida. Plaintiffs moved to dismiss Tyco International's appeal. On December 29, 2004, the United States Court of Appeals for the First Circuit granted plaintiffs' motion and dismissed Tyco International's appeal. Tyco International moved in the Circuit Court for Palm Beach County, Florida to stay and to strike the class allegations in Goldfarb, Mandel, Myers, Rappold, and Schuldt and to dismiss Hromyak. On July 8, 2005, the court granted in part and denied in part the motion to stay and to strike the class allegations in Goldfarb, Mandel, Myers, Rappold, and Schuldt. The Circuit Court granted Tyco International's motion to dismiss Hromyak. The Florida District Court of Appeal affirmed the dismissal.

        After filing an initial complaint on June 26, 2002, plaintiff Lionel I. Brazen filed an amended class action complaint, on March 10, 2005, in the Circuit Court for Cook County, Illinois purporting to represent a class of purchasers who exchanged shares of Mallinckrodt, Inc. common stock for common shares of Tyco International pursuant to the joint proxy statement and prospectus, and the registration statement in which it was included, in connection with the October 17, 2000 merger of Tyco International and Mallinckrodt, Inc. Plaintiff names as defendants Tyco International Ltd., and certain former Tyco International executives and asserts causes of action under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The amended class action complaint alleges that the defendants made statements in the registration statement and the joint proxy statement and prospectus that were materially false and misleading and failed to disclose material adverse facts regarding the business and operations of Tyco International. The amended class action complaint seeks unspecified monetary damages and other relief. On April 21, 2005, Tyco International moved in the Circuit Court for Cook County, Illinois to dismiss or stay or, in the alternative, to strike the class allegations. On July 22, 2005, the court denied Tyco International's motion. On August 19, 2005, Tyco International filed an interlocutory appeal of the Circuit Court for Cook County Illinois' July 22, 2005 memorandum and order, which was subsequently denied. On January 6, 2006, the plaintiff, joined by additional named plaintiff Nancy Hammerslough, filed a renewed motion for class certification which was granted. On February 14, 2006, Tyco International filed its answer to the complaint. On July 5, 2006, plaintiffs filed a partial motion for summary judgment which was denied on November 8, 2006. On November 22, 2006, plaintiffs filed a motion to reconsider the denial of their motion for summary judgment. On January 25, 2007, the Court denied plaintiffs' motion to reconsider.

        On April 29, 2005, an action was filed against Tyco International in the United States District Court for the Southern District of Florida, Stevenson v. Tyco International Ltd., et. al. Plaintiff names as additional defendants Tyco International's current Chief Executive Officer, Edward Breen, former Chief Financial Officer, David FitzPatrick, former Executive Vice President and General Counsel, William Lytton, current members of Tyco International's Board of Directors including Dennis Blair, Bruce Gordon, John Krol, Carl McCall, Brendan O'Neill, Sandra Wijnberg, and Jerome York, as well as former members of Tyco International's Board of Directors, including Michael Ashcroft, Joshua Berman, Richard Bodman, John Fort, Steven Foss, Wendy Lane, Mackey McDonald, James Pasman, Peter Slusser and Joseph Welch. The complaint asserts causes of action under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The complaint alleges that defendants made material misrepresentations that resulted in artificially deflated stock prices. The Judicial Panel on Multidistrict Litigation has transferred this action to the United States District Court for the District of New Hampshire. On March 31, 2007, Tyco International filed a motion to dismiss the complaint and briefing on that motion is not yet complete.

        On January 31, 2003 a civil action was filed by three plaintiffs in the United States District Court for the District of New Jersey, Cirella v. Tyco International et al. Plaintiff names as defendants Tyco International Ltd., Dennis Kozlowski, Mark H. Swartz and Mark A. Belnick. Plaintiff Philip M. Cirella alleges that he was a shareholder in CIT who received common shares of Tyco International when it acquired CIT in 2000, and later purchased additional Tyco International shares with Marguerite Cirella. Plaintiffs assert a cause of action against all defendants for violation of Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 and a cause of action against the individual defendants for violation of Section 20(a) of the Securities Exchange Act of 1934. The complaint alleges that the defendants failed to disclose related-party transactions, including the following: providing interest free loans, forgiving personal loans, purchasing personal properties, using company funds to purchase personal items, sales of Tyco International shares while concealing information from investors, and failing to disclose an ongoing criminal investigation of Mr. Kozlowski, all of which resulted in an artificially inflated share price. Plaintiffs seek compensatory damages and costs against all defendants and punitive exemplary damages against the individual defendants. The Judicial Panel on Multidistrict Litigation has transferred the action to the United States District Court for the District of New Hampshire.

        A complaint was filed on September 2, 2004 in the Court of Common Pleas for Dauphin County, Pennsylvania, Jasin v. Tyco International Ltd., et. al. This pro se plaintiff named as additional defendants Tyco International (US) Inc., L. Dennis Kozlowski, Tyco International's former Chairman and Chief Executive Officer, Mark H. Swartz, Tyco International's former Chief Financial Officer and Director and Juergen W. Gromer, currently President of Tyco Electronics. Plaintiff's complaint asserts causes of action under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, as well as Section 11 of the Securities Act of 1933. Claims against Messrs. Kozlowski, Swartz and Gromer are also asserted under Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder and Section 20A of the Securities Exchange Act of 1934, as well as

Sections 11, 12(a)(2) and 15 of the Securities Act of 1933. Plaintiff also asserts common law fraud, negligent misrepresentation, unfair trade practice, breach of contract, breach of the duty of good faith and fair dealing and violation of Section 1-402 of the Pennsylvania Securities Act of 1972. Tyco International has removed the complaint to the United States District Court for the Middle District of Pennsylvania. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire.

        The Judicial Panel on Multidistrict Litigation was notified that Hall v. Kozlowski, an action relating to plaintiff's employment, 401(k) and pension plans and ownership of Tyco International stock may be an action that should be transferred to the United States District Court for the District of New Hampshire. Thereafter, the Judicial Panel on Multidistrict Litigation transferred the action to the United States District Court for the District of New Hampshire. On March 16, 2005, Tyco International answered plaintiff's amended complaint.

        Plaintiff moved to remand Davis v. Kozlowski, an action originally filed on December 9, 2003, from the United States District Court for the District of New Hampshire back to the Circuit Court of Cook County, Illinois. On March 17, 2005, the United States District Court for the District of New Hampshire granted plaintiff's motion to remand and denied defendants' motion to dismiss. On March 31, 2005, Tyco International moved for reconsideration of the court's remand order. On July 17, 2006, the court entered an order granting Tyco International's motion to dismiss on the grounds that all of plaintiff's claims were preempted by federal law. The motion to dismiss was granted without prejudice to plaintiff's right to file another action in state court asserting claims that are not preempted by federal law. On January 8, 2007, plaintiff filed an action in the Circuit Court of Cook County, Illinois. The complaint seeks unspecified monetary damages and other relief. On January 12, 2007, Tyco removed the re-filed action to federal court in the United States District Court for the Northern District of Illinois, Eastern Division. On February 1, 2007, the Judicial Panel on Multidistrict Litigation (JPML) issued a Conditional Transfer Order transferring the case to the District of New Hampshire. Plaintiffs filed a motion to remand the case to state court on February 12, 2007 and moved the JPML to vacate the Conditional Transfer Order on March 9, 2007. Tyco filed an opposition to the motion to vacate on March 29, 2007. On March 15, 2007, Tyco filed its opposition to plaintiffs' remand motion and filed a cross-motion to dismiss the action. Briefing on the cross-motion was completed on April 26, 2007.

  Shareholder Derivative Litigation

        An action was filed on June 7, 2002 in the Supreme Court of the State of New York, Levin v. Kozlowski, alleging that the individually named defendants breached their fiduciary duties, committed waste and mismanagement and engaged in self-dealing in connection with Tyco International's accounting practices, individual board members' use of funds, and the financial disclosures of certain mergers and acquisitions. It is further alleged that certain of the individual defendants converted corporate assets for their own use. Plaintiffs seek money damages. Plaintiffs agreed to stay that action pending the resolution of the federal derivative action, which was dismissed by the United States District Court for the District of New Hampshire on October 14, 2004; and the appeal from that ruling was voluntarily dismissed on May 19, 2005. On June 14, 2005, the plaintiffs resumed the Levin action. On September 22, 2005, Tyco International filed a motion to dismiss the derivative complaint. On November 14, 2006, the Supreme Court of the State of New York dismissed the complaint with prejudice. On December 11, 2006, plaintiffs filed a notice of appeal of the court's November 14, 2006 order dismissing the complaint.

  ERISA Litigation and Investigation

        Tyco International and certain of its current and former employees, officers and directors, have been named as defendants in eight class actions brought under the Employee Retirement Income

Security Act, or ERISA. Two of the actions were filed in the United States District Court for the District of New Hampshire and the six remaining actions were transferred to that court by the Judicial Panel on Multidistrict Litigation. All eight actions have been consolidated in the District Court in New Hampshire. The consolidated complaint purports to bring claims on behalf of the Tyco Retirement Savings and Investment Plans and the participants therein and alleges that the defendants breached their fiduciary duties under ERISA by negligently misrepresenting and negligently failing to disclose material information concerning, among other things, the following: related-party transactions and executive compensation; our mergers and acquisitions and the accounting therefor, as well as allegedly undisclosed acquisitions; and misstatements of our financial results. The complaint also asserts that the defendants breached their fiduciary duties by allowing the Plans to invest in our shares when it was not a prudent investment. The complaints seek recovery of alleged plan losses arising from alleged breaches of fiduciary duties. On January 12, 2005, the United States District Court for the District of New Hampshire denied, without prejudice, Tyco International's motion to dismiss certain additional individual defendants from the action. On January 20, 2005, plaintiffs filed a motion for class certification. On January 27, 2005, Tyco International answered the plaintiffs' consolidated complaint. Also, on January 28, 2005, Tyco International and certain individual defendants filed a motion for reconsideration of the court's January 12, 2005 order, insofar as it related to the Tyco Retirement Committee. On May 25, 2005, the court denied the motion for reconsideration. On July 11, 2005, Tyco International and certain individual defendants opposed plaintiffs' motion for class certification. On August 15, 2006, the court entered an order certifying a class "consisting of all Participants in the Plans for whose individual accounts the Plans purchased and/or held shares of Tyco Stock Fund at any time from August 12, 1998 to July 25, 2002." On August 29, 2006, Tyco International filed a petition for leave to appeal the class certification order to the United States Court of Appeals for the First Circuit. On November 13, 2006, the court denied Tyco International's petition. On November 28, 2006, plaintiffs filed a motion seeking an order directing them to serve notice of the ERISA class action on potential class members. Tyco International did not object to service of notice on potential class members, and on January 11, 2007, plaintiffs filed a motion, assented to by Tyco International that proposed an agreed upon form of notice. On January 18, 2007, the court granted that motion. On December 5, 2006, plaintiffs filed a motion seeking leave to file an amended complaint. Subsequently, on January 10, 2007, plaintiffs filed a motion to withdraw their motion to amend the complaint without prejudice.

  Tyco International Litigation Against Former Senior Management

        Tyco International, Ltd. v. L. Dennis Kozlowski, United States District Court, Southern District of New York, No. 02-CV-7317, filed September 12, 2002, Amended April 1, 2003. Tyco International filed a civil complaint against Tyco International's former Chairman and Chief Executive Officer for breach of fiduciary duty and other wrongful conduct. Tyco International amended that complaint on April 1, 2003. The amended complaint alleges that the defendant misappropriated millions of dollars from Tyco International's Key Employee Loan Program and relocation program; awarded millions of dollars in unauthorized bonuses to himself and certain other Tyco International employees; engaged in improper self-dealing real estate transactions involving Tyco International's assets; and conspired with certain other former Tyco International employees in committing these acts. The amended complaint alleges causes of action for breach of fiduciary duty, fraud, unjust enrichment, breach of contract, conversion, constructive trust, and other wrongful conduct. The amended complaint seeks recovery for all of the losses suffered by Tyco International as a result of the former Chairman and Chief Executive Officer's conduct, and of all remuneration, including restricted and unrestricted shares and options, obtained by Mr. Kozlowski during the course of this conduct. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire. On October 6, 2003, Mr. Kozlowski filed a motion to dismiss or stay the case and compel arbitration, which was denied on March 16, 2004, with one exception relating to the arbitration of a claim asserting the fraudulent inducement of Mr. Kozlowski's retention agreement. On April 9, 2004, Mr. Kozlowski filed an Answer, Affirmative Defenses and Counterclaims, seeking amounts allegedly due pursuant to his purported retention agreement, life insurance policies, and other arrangements. Tyco International filed its Reply to the Counterclaims on April 29, 2004. Discovery in this and the other affirmative cases is proceeding.

        Mr. Kozlowski was tried on criminal charges in New York County. The first criminal trial resulted in a mistrial declared on April 2, 2004. The retrial of Mr. Kozlowski began on January 18, 2005 and concluded on June 17, 2005, when the jury returned verdicts. Of the thirty-one counts submitted to it, which were similar to certain of the claims alleged in Tyco International's affirmative action described above, the jury found Mr. Kozlowski guilty on all charges of grand larceny, conspiracy and securities fraud, and all but one count of falsification of business records. On September 19, 2005, Mr. Kozlowski was sentenced to a term of imprisonment of eight and one-third years to twenty-five years, and ordered to pay an individual fine of $70 million and restitution, jointly and severally with Mr. Swartz, to Tyco International of $134 million within one year. On September 19, 2005, Mr. Kozlowski filed a notice of appeal from his conviction and on October 3, 2006 filed a brief in support of his appeal. On January 2, 2007, by order of the Supreme Court of the State of New York, the New York County District Attorney's office released to Tyco International, on behalf of Mr. Kozlowski, $98 million in restitution. The payment by Mr. Kozlowski is made pending the outcome of his appeal.

        Tyco International, Ltd. v. Mark H. Swartz, United States District Court, Southern District of New York, No. 03-CV-2247 (TPG), filed April 1, 2003. Tyco International filed an arbitration claim against Mark H. Swartz, its former Chief Financial Officer and director, on October 7, 2002. As a consequence of Mr. Swartz's refusal to submit to the jurisdiction of the American Arbitration Association, Tyco International filed a civil complaint against him on April 1, 2003, for breach of fiduciary duty and other wrongful conduct. The action alleges that the defendant misappropriated millions of dollars from Tyco International's Key Employee Loan Program and relocation program; approved and implemented awards of millions of dollars of unauthorized bonuses to himself and certain other Tyco International employees; awarded millions of dollars in unauthorized payments to himself; engaged in improper self dealing real estate transactions involving Tyco International's assets; and conspired with certain other former Tyco International employees in committing these acts. The complaint alleges causes of action for breach of fiduciary duty, fraud, unjust enrichment, conversion, and constructive trust, and other wrongful conduct. The action seeks recovery for all of the losses suffered by Tyco International as a result of the former Chief Financial Officer and director's conduct, and all remuneration, including restricted and unrestricted shares and options, obtained by Mr. Swartz during the course of this conduct. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire. Mr. Swartz moved to dismiss Tyco International's complaint and to compel arbitration of the parties' respective claims. The court denied Mr. Swartz's motion and he has appealed the court's decision to the United States Court of Appeals for the First Circuit. His appeal was heard on December 8, 2004. The First Circuit affirmed the District Court's decision on September 7, 2005. Discovery in this and the other affirmative cases is proceeding.

        Mr. Swartz was tried on criminal charges in New York County. The first criminal trial resulted in a mistrial declared on April 2, 2004. The retrial of Mr. Swartz began on January 18, 2005 and concluded on June 17, 2005, when the jury returned verdicts. Of the thirty-one counts submitted to it, which were similar to certain of the claims alleged in Tyco International's affirmative action described above, the jury found Mr. Swartz guilty on all charges of grand larceny, conspiracy and securities fraud, and all but one count of falsification of business records. On September 19, 2005, Mr. Swartz was sentenced to a term of imprisonment of eight and one-third years to twenty-five years, and ordered to pay an individual fine of $35 million and restitution, jointly and severally with Mr. Kozlowski, to Tyco International of $134 million within one year and Mr. Swartz was ordered individually to pay restitution to Tyco International of an additional $1 million. On September 19, 2005, Mr. Swartz filed a notice of appeal from his conviction and on October 3, 2006 filed a brief in support of his appeal. On

October 27, 2006, Mr. Swartz paid restitution to Tyco International in the amount of $38 million. The payment by Mr. Swartz is made pending the outcome of his appeal.

        Tyco International, Ltd. v. L. Dennis Kozlowski and Mark H. Swartz, United States District Court Southern District of New York, No. 02-CV-9705, filed December 6, 2002. Tyco International filed a civil complaint against its former Chairman and Chief Executive Officer and former Chief Financial Officer and director pursuant to Section 16(b) of the Securities and Exchange Act of 1934 for disgorgement of short-swing profits from prohibited transactions in Tyco International's common shares believed to exceed $40 million. The action seeks disgorgement of profits, interest, attorney's fees and costs. The Judicial Panel on Multidistrict Litigation has transferred this action to the United States District Court for the District of New Hampshire. On October 6, 2003, Messrs. Kozlowski and Swartz moved to dismiss the claims against them based upon the statute of limitations. On March 16, 2004, Judge Barbadoro in the District of New Hampshire granted the defendants' motion to dismiss in part with leave for Tyco International to file an amended complaint. Tyco International filed an amended complaint on May 14, 2004. The defendants moved to dismiss certain claims in the amended complaint on June 28, 2004. The defendants' motion to dismiss was denied on April 21, 2005. The defendants' motion to extend time to answer the complaint until thirty days after the conclusion of deliberations in the criminal trial was granted on May 17, 2005. Both defendants filed their answers on July 18, 2005. Discovery in this and the other affirmative cases is proceeding.

        Tyco International Ltd. v. Frank E. Walsh, Jr., United States District Court, Southern District of New York, No. 02-CV-4633, filed June 17, 2002. Tyco International filed a civil complaint against Frank E. Walsh, Jr., a former director, for breach of fiduciary duty and related wrongful conduct involving receipt by Walsh of a $20 million payment in connection with Tyco International's 2001 acquisition of the CIT Group, Inc. The action alleges causes of action for restitution, breach of fiduciary duty and inducing breach of fiduciary duty, conversion, unjust enrichment, and a constructive trust, and seeks recovery for all of the losses suffered by Tyco International as a result of the defendant director's conduct. On December 17, 2002, Mr. Walsh paid $20 million in restitution to Tyco International, which was deposited by Tyco International in January 2003, as a result of a plea bargain agreement with the New York County District Attorney. Tyco International's claims against Mr. Walsh are still pending. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire. Discovery in this and the other affirmative cases is proceeding.

  Subpoenas and Document Requests From Governmental Entities

        Tyco International and others have received various subpoenas and requests from the SEC, the U.S. Department of Labor, the General Service Administration and others seeking the production of voluminous documents in connection with various investigations into Tyco International's governance, management, operations, accounting and related controls. We and Tyco International are cooperating with these investigations and are complying with these requests.

        The U.S. Department of Labor served document subpoenas on Tyco International and Fidelity Management Trust Company for documents concerning the administration of the Tyco Retirement Savings and Investment Plans. The current focus of the Department's inquiry concerns the losses allegedly experienced by the plans due to investments in Tyco International's stock. The Department of Labor has authority to bring suit on behalf of the plans and their participants against those acting as fiduciaries to the plans for recovery of losses and additional penalties, although it has not informed us of any intention to do so. Tyco International is continuing to cooperate with the Department's investigation.

        Tyco International cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties. It is not possible to estimate the amount of loss, or range of possible loss, if any, which might result from an adverse resolution of these matters. As a result, our share of such potential losses is also not estimable and may have a material adverse effect on our financial position, results of operations or cash flows.

Compliance Matters

        Tyco International has received and responded to various allegations that certain improper payments were made by Tyco Electronics subsidiaries in recent years. During 2005, Tyco International reported to the U.S. Department of Justice, or DOJ, and the SEC the investigative steps and remedial measures that it has taken in response to the allegations. Tyco International also informed the DOJ and the SEC that it retained outside counsel to perform a company-wide baseline review of its policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act, that it would continue to make periodic progress reports to these agencies, and that it would present its factual findings upon conclusion of the baseline review. Tyco International has and, after the separation, we will continue to have communications with the DOJ and SEC to provide updates on the baseline review being conducted by outside counsel, including, as appropriate, briefings concerning additional instances of potential improper payments identified by Tyco International and us in the course of our ongoing compliance activities. To date, the baseline review has revealed that some business practices may not comply with Tyco and FCPA requirements. At this time, we cannot predict the outcome of other allegations reported to regulatory and law enforcement authorities and therefore cannot estimate the range of potential loss or extent of risk, if any, that may result from an adverse resolution of any or all of these matters. However, it is possible that we may be required to pay judgments, suffer penalties or incur settlements in amounts that may have a material adverse effect on our financial position, results of operations or cash flows.

  Tyco Electronics Legal Proceedings

        In the ordinary course of business, we are subject to various legal proceedings and claims, including patent infringement claims, antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements, and other commercial disputes. In addition, we operate in an industry susceptible to significant patent legal claims. At any given time in the ordinary course of business, we are involved as either a plaintiff or defendant in a number of patent infringement actions. If infringement of a third party's patent were to be determined against us, we might be required to make significant royalty or other payments or might be subject to an injunction or other limitation on our ability to manufacture or sell one or more products. If a patent owned by or licensed to us were determined to be invalid or unenforceable, we might be required to reduce the value of the patent on our balance sheet and to record a corresponding charge, which could be significant in amount.

DESCRIPTION OF THE NOTES AND THE GUARANTEE

        The            % Notes due            will be issued under an indenture, dated as of            , 2007, as supplemented by the first supplemental indenture, dated as of                        , 2007, among Tyco Electronics Group, S.A., Tyco Electronics Ltd. and                        , as trustee. References to the indenture in this description refer to the indenture as supplemented. In this description of the notes and the guarantees we refer to Tyco Electronics Group S.A., the issuer of the notes, as TEGSA, and to Tyco Electronics Ltd., the guarantor of the notes, as TEL. References to TEL in this description refer to Tyco Electronics not including its combined subsidiaries.

        The indenture will be subject to and governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. A copy of the indenture will be filed as an exhibit to this Form S-1.

        The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. TEGSA may issue additional debt securities in the future without the consent of the holders of outstanding notes. If TEGSA issues additional notes of the series offered hereby, those notes will contain the same terms as and be deemed part of the same series as the notes offered hereby. The terms and provisions of other series of debt securities that may be issued under the indenture may differ. TEGSA may issue other debt securities separately, upon conversion of or in exchange for other securities or as part of a stock purchase unit. The indenture may be amended or supplemented from time to time.

General

        TEGSA will issue the notes in an initial aggregate principal amount of $2,000,000,000. The notes will mature on                        ,    . The notes will be in registered form without coupons in denominations of $            and integral multiples of $1,000. The notes will be TEGSA's direct, unconditional, unsecured and unsubordinated general obligations. The notes will rank equally among themselves, without any preference of one over another. The notes will be unsubordinated and unsecured obligations ranking equally with all of TEGSA's existing and future unsubordinated and unsecured obligations. Claims of holders of the notes will be effectively subordinated to the claims of holders of TEGSA's secured debt, if any, with respect to the collateral securing such claims.

        TEGSA's rights and the rights of its creditors, including holders of the notes, to participate in any distribution of assets of any subsidiary upon a liquidation or reorganization or otherwise of such subsidiary will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent that TEGSA or any of its creditors may itself be a creditor of that subsidiary.

        The notes will bear interest at the rate of            % per year from                        , 2007 or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable on            and                        of each year, commencing                        , 2007, to the holders of record at the close of business on the                         and                        prior to each interest payment date. Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        The notes will not be subject to any sinking fund.

        If any interest payment date, redemption date or maturity date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due. No interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Guarantee

        TEL will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the notes, when and as the same shall become due and payable, whether at maturity, upon redemption, by acceleration or otherwise. TEL's guarantee is the unsecured, unsubordinated obligation of TEL and ranks equally with all other unsecured and unsubordinated obligations of TEL. The guarantee provides that in the event of a default in payment on a note, the holder of the note may institute legal proceedings directly against TEL to enforce the guarantee without first proceeding against TEGSA.

        The obligations of TEL under its guarantee are limited to the maximum amount which will not result in the obligations of TEL under its guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Redemption at TEGSA's Option

        The notes will be redeemable as a whole or in part, solely at TEGSA's option, at any time, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed, and

  •
  as determined by the Quotation Agent and delivered to the Trustee, the sum of the present values of the remaining scheduled payments of principal and interest thereon due on the date after the redemption date (excluding the portion of interest that will be accrued and unpaid to and including the redemption date) discounted from their scheduled date of payment to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus            basis points (such greater amount is referred to as the "Redemption Price"),

  •
  plus, in either of the above cases, accrued and unpaid interest, if any, to the redemption date.

        If TEGSA redeems the notes, TEGSA also must pay accrued and unpaid interest, if any, to the date of redemption.

        For purposes of this section "Redemption at TEGSA's Option," the following terms have the following meanings:

        "Adjusted Redemption Treasury Rate" with respect to any redemption date means the rate equal to the semiannual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Redemption Treasury Price for such redemption date.

        "Comparable Redemption Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that will be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Redemption Treasury Price" with respect to any redemption date means:

  •
  the average of the Redemption Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or

  •
  if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.

        "Quotation Agent" means a Redemption Reference Treasury Dealer appointed as such agent by TEGSA.

        "Redemption Reference Treasury Dealer" means four primary U.S. Government securities dealers in the United States selected by TEGSA.

        "Redemption Reference Treasury Dealer Quotations" with respect to each Redemption Reference Treasury Dealer and any redemption date means the average, as determined by the Quotation Agent, of the bid and offer prices at 11:00 a.m. New York City time for the Comparable Redemption Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the redemption date quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer on the third business day preceding such redemption date.

Redemption Upon Changes in Withholding Taxes

        TEGSA may redeem all, but not less than all, of the notes under the following conditions:

  •
  If there is an amendment to, or change in, the laws or regulations of Luxembourg or Bermuda, or other jurisdiction of formation, as applicable, or any political subdivisions or taxing authority thereof or therein having power to tax (a "Taxing Authority"), or any change in the application or official interpretation of such laws or regulations.

  •
  As a result of such change, TEGSA or TEL becomes or will become obligated to pay Additional Amounts, as defined below in "Payment of Additional Amounts," on the next payment date with respect to the notes.

  •
  The obligation to pay Additional Amounts cannot be avoided through TEGSA's or TEL's reasonable measures.

  •
  TEGSA delivers to the trustee:

  (1)
  a certificate signed by two directors of TEGSA or two executive officers of TEL, as the case may be, stating that the obligation to pay Additional Amounts cannot be avoided by TEGSA or TEL, as the case may be, taking reasonable measures available to it; and

  (2)
  a written opinion of independent legal counsel to TEGSA or TEL, as the case may be, of recognized standing to the effect that TEGSA or TEL, as the case may be, has or will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that TEGSA or TEL, as the case may be, cannot avoid the payment of such Additional Amounts by taking reasonable measures available to it.

  •
  Following the delivery of the certificate and opinion described in the previous bullet point, TEGSA provides notice of redemption not less than 30 days, but not more than 60 days, prior to the date of redemption. The notice of redemption cannot be given more than 90 days before the earliest date on which TEGSA or TEL would be otherwise required to pay Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given.

        Upon the occurrence of each of the bullet points above, TEGSA may redeem the notes at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date.

Notice of Redemption

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If TEGSA elects to redeem a portion but not all of the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

        Unless TEGSA defaults in payment of the redemption price and accrued and unpaid interest on the notes, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

        If any redemption date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Payment of Additional Amounts

        Unless otherwise required by law, neither TEGSA nor TEL will deduct or withhold from payments made with respect to the notes and the guarantee on account of any current or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Authority ("Taxes"). In the event that TEGSA or TEL is required to withhold or deduct any amount for or on account of any Taxes from any payment made under or with respect to any notes or the guarantee, as the case may be, TEGSA or TEL, as the case may be, will pay such additional amounts so that the net amount received by each holder of notes, including the additional amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted. We refer to the amounts that TEGSA or TEL are required to pay to preserve the net amount receivable by the holders of notes as "Additional Amounts."

        Additional Amounts will not be payable with respect to a payment made to a holder of notes to the extent:

  •
  that any such Taxes would not have been so imposed but for the existence of any current or former connection between such holder and the Taxing Authority imposing such Taxes, other than the mere receipt of such payment, acquisition, ownership or disposition of such notes or the exercise or enforcement of rights under the notes, the guarantee or the indenture;

  •
  of any estate, inheritance, gift, sales, transfer, or personal property Taxes imposed with respect to the notes, except as otherwise provided in the indenture;

  •
  that any such Taxes would not have been imposed but for the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the notes been presented for payment on any date during such 30-day period;

  •
  that such holder would not be liable or subject to such withholding or deduction of Taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption or to provide a certificate, if:

  (1)
  the making of such declaration or claim or the provision of such certificate is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes; and

  (2)
  at least 60 days prior to the first payment date with respect to which TEGSA or TEL shall apply this condition, TEGSA or TEL shall have notified all holders of the notes in writing that they shall be required to provide such declaration or claim;

  •
  of any combination of the above conditions.

        Such Additional Amounts also will not be payable where, had the beneficial owner of the notes been the holder of such notes, it would not have been entitled to payment of Additional Amounts by reason of the conditions set forth above.

        Each of TEGSA and TEL, as applicable, also:

  •
  will withhold or deduct the Taxes as required;

  •
  will remit the full amount of Taxes deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws;

  •
  will use its reasonable efforts to obtain from each Taxing Authority imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and

  •
  upon request, will make available to the holders of the notes, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by TEGSA or TEL or if, notwithstanding TEGSA's or TEL's efforts to obtain such receipts, the same are not obtainable, other evidence of such payments.

        At least 30 days prior to each date on which any payment under or with respect to the notes or the guarantee is due and payable, if TEGSA or TEL will be obligated to pay Additional Amounts with respect to such payment, TEGSA or TEL will deliver to the trustee an officer's certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of the notes on the payment date.

        In addition, TEGSA will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in Luxembourg or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of the notes.

        The foregoing provisions shall survive any termination or the discharge of the indenture and shall apply to any jurisdiction in which any successor to TEGSA or TEL, as the case may be, is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

        Whenever in the indenture, the notes, the guarantee or in this "Description of the Notes and the Guarantee" there is mentioned, in any context, the payment of principal, premium, if any, redemption price, interest or any other amount payable under or with respect to any note, such mention includes the payment of Additional Amounts to the extent payable in the particular context.

Affirmative Covenants

        Under the indenture, TEGSA will:

  •
  pay the principal, interest and any premium on the notes when due at the rate specified in the notes;

  •
  maintain a place of payment;

  •
  along with TEL, furnish to the trustee on or before March 31 of each year a certificate executed by the principal executive, financial or accounting officer as to such officer's knowledge of TEGSA's or TEL's, as the case may be, compliance with all covenants and agreements under the indenture; and

  •
  make available to the trustee all reports and information filed with the SEC.

Limitation on TEL and TEGSA's Ability to Consolidate, Merge and Sell Assets

        The indenture provides that neither TEGSA nor TEL will merge or consolidate with any other person and will not sell or convey all or substantially all of its assets to any person, unless:

    (1)
    either TEL or TEGSA, as the case may be, shall be the continuing entity, or the successor entity or the person which acquires by sale or conveyance substantially all the assets of TEL or TEGSA, as the case may be (if other than TEL or TEGSA, as the case may be) (A) shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on the notes or the obligations under the guarantee, as the case may be, according to their tenor, and the due and punctual performance and observance of all of the covenants and agreements of the indenture to be performed or observed by TEL or TEGSA, as the case may be, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such person, and (B) is an entity treated as a "corporation" for U.S. tax purposes or TEL or TEGSA, as the case may be, and obtains either (x) an opinion, in form and substance reasonably acceptable to the trustee, of tax counsel of recognized standing reasonably acceptable to the trustee, or (y) a ruling from the U.S. Internal Revenue Service, in either case to the effect that such merger or consolidation, or such sale or conveyance, will not result in an exchange of the notes for new debt instruments for U.S. federal income tax purposes; and

    (2)
    no event of default and no event that, after notice or lapse of time or both, would become an event of default shall be continuing immediately after such merger or consolidation, or such sale or conveyance.

Events of Default

        The following are events of default under the indenture with respect to the notes:

  •
  default in the payment of any installment of interest upon any of the notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

  •
  default in the payment of all or any part of the principal of or premium, if any, on any of the notes as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise; or

  •
  default in the performance, or breach, of any covenant or agreement of TEL or TEGSA in respect of the notes and the guarantee (other than a covenant or agreement in respect of the notes and the guarantee a default in whose performance or whose breach is elsewhere specifically dealt with), and continuance of such default or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to TEL and TEGSA by the trustee or to TEL, TEGSA and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of all series issued under the indenture affected thereby, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture; or

  •
  the guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by TEL or TEGSA not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the indenture and such guarantee; or

  •
  a court having jurisdiction in the premises shall enter a decree or order for relief in respect of TEGSA or TEL in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of TEGSA or TEL or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

  •
  TEGSA or TEL shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of TEGSA or TEL or for any substantial part of its property, or make any general assignment for the benefit of creditors.

        In any event of default with respect to the notes, unless the principal of all the notes has already become due and payable, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes, by notice in writing to TEGSA and TEL, and to the trustee if notice is given by such holders, may declare the unpaid principal of all the notes to be due and payable immediately.

        The holders of a majority in principal amount of the outstanding notes may waive any default in the performance of any of the covenants contained in the indenture with respect to the notes and its consequences, except a default regarding payment of principal, premium, if any, or interest. Any such waiver shall cure such default.

        Subject to the terms of the indenture, if an event of default under the indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes if the trustee determines in good faith that the proceeding could result in personal liability. The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, with respect to the notes, provided that:

  •
  it is not in conflict with any law or the indenture; and

  •
  it is not unduly prejudicial to the rights of the holders of the debt securities of another series issued under the indenture.

        A holder of the notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

  •
  the holder has given written notice to the trustee of a continuing event of default with respect to the notes;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request, and such holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

  •
  the trustee does not institute such action, suit or proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes other conflicting directions within 60 days after such notice, request and offer.

        The right of any holder to receive payment of principal, premium, if any, or interest or to institute a suit for such payment shall not be impaired without the consent of such holder.

Modification of the Indenture

        TEGSA, TEL and the trustee may enter into a supplemental indenture or indentures without the consent of any holders of the notes with respect to certain matters, including:

  •
  to cure any ambiguity, defect or inconsistency in the indenture or any series of debt securities, including making any such changes as are required for the indenture to comply with the Trust Indenture Act, to make such other provisions in regard to matters or questions arising under the indenture as the board of directors of TEGSA may deem necessary or desirable, and which shall not in either case adversely affect the interest of the holders of outstanding debt securities in any material respects;

  •
  to evidence the succession of another person to TEL or TEGSA, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of TEL or TEGSA, as the case may be, pursuant to provisions in the indenture concerning consolidation, merger, the sale of assets or successor entities;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  to add covenants for the benefit of the holders of all or any outstanding series of debt securities or to surrender any of TEGSA's or TEL's rights or powers;

  •
  to add any additional events of default for the benefit of the holders of all or any outstanding series of debt securities;

  •
  to change or eliminate any provisions of the indenture if the provision that is changed or eliminated does not apply to any outstanding debt securities;

  •
  to secure the debt securities or to provide that any of TEGSA's obligations under the debt securities or the indenture will be guaranteed and the terms of such security or guarantee;

  •
  to make any other change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect;

  •
  to provide for the issuance of and terms and conditions of a series of debt securities, to provide which, if any, of the covenants of TEGSA shall apply to such series, to provide which of the events of default it shall apply to such series or to define the rights of the holders of any series of debt securities;

  •
  to issue additional debt securities of any series if such additional debt securities have the same terms and will be part of the series as the applicable series of debt securities to the extent required under the indenture;

  •
  to provide for a successor trustee with respect to the debt securities of one or more series and to facilitate the administration of the trust by more than one trustee;

        In addition, under the indenture, the rights of holders may be changed by TEGSA, TEL and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series at the time outstanding that is affected, voting as one class. However, the following changes may only be made with the consent of each holder of outstanding debt securities affected:

  •
  extend a fixed maturity of or any installment of principal of any debt securities of any series or reduce the principal amount thereof or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof;

  •
  reduce the rate of or extend the time for payment of interest on any debt security of any series;

  •
  reduce the premium payable upon the redemption of any debt security;

  •
  make any debt security payable in currency other than that stated in the debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof or, in the case of redemption, on or after the redemption date; or

  •
  reduce the percentage of debt securities, the holders of which are required to consent to any such supplemental indenture or indentures.

        An amendment of a provision included solely for the benefit of one or more series of debt securities does not affect the interests of the holders of any other series of debt securities.

        It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance of it.

Information Concerning the Trustee

        The trustee, upon an event of default under the indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties if there is reasonable ground for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of the indenture or adequate indemnity against such risk is not reasonably assured it.

        The trustee may resign with respect to one or more series of debt securities by giving a written notice to TEGSA and to the holders of that series of debt securities. The holders of a majority in principal amount of the outstanding debt securities of a particular series may remove the trustee by notifying TEGSA and the trustee. TEGSA may remove the trustee if:

  •
  the trustee acquires a "conflicting interest," as such term is defined in the Trust Indenture Act, and fails to comply with Trust Indenture Act;

  •
  the trustee fails to comply with the eligibility requirements provided in the indenture; or

  •
  the trustee:

  (1)
  is incapable of acting,

  (2)
  is adjudged to be bankrupt or insolvent,

  (3)
  commences a voluntary bankruptcy proceeding, or

  (4)
  a receiver is appointed for the trustee, its property or its affairs for the purpose of rehabilitation, conservation or liquidation.

        If the trustee resigns or is removed or if the office of the trustee is otherwise vacant, TEGSA will appoint a successor trustee in accordance with the provisions of the indenture.

        A resignation or removal of the trustee and appointment of a successor trustee shall become effective only upon the successor trustee's acceptance of the appointment as provided in the indenture.

Payment and Paying Agents

        The interest on the notes on any interest payment date will be paid to the person in whose name such notes (or one or more predecessor notes) are registered at the close of business on the regular record date for such interest.

        TEGSA may appoint one or more paying agents, other than the trustee, for all or any series of the debt securities. The debt securities of a particular series will be surrendered for payment at the office of the paying agents designated by TEGSA. If TEGSA does not designate such an office, the corporate trust office of the trustee will serve as the office of the paying agent for such series.

        All funds paid by TEL or TEGSA to a paying agent or the trustee for the payment of the principal of, premium, if any, or interest on the notes which remains unclaimed at the end of two years after such principal, premium, if any, or interest has become due and payable will be repaid to TEL or TEGSA, as the case may be, and the holder of the notes thereafter may look only to TEL and TEGSA for payment thereof.

Governing Law

        The indenture and the notes are deemed to be a contract made under the internal laws of the State of New York, and for all purposes will be construed in accordance with the laws of New York without regard to conflicts of laws principles that would require the application of any other law except to the extent that the Trust Indenture Act is applicable.

Defeasance of Debt Securities and Covenants Under Certain Circumstances

        TEGSA's obligations with respect to the notes will be discharged upon TEL or TEGSA's irrevocable deposit with the trustee, in trust, of funds or governmental obligations sufficient to pay at maturity within one year or upon redemption within one year all of the notes which have not already been delivered to the trustee for cancellation, including:

  •
  principal;

  •
  premium, if any;

  •
  unpaid interest; and

  •
  all other payments due under the terms of the indenture with respect to the notes.

        Notwithstanding the above, TEGSA may not be discharged from the following obligations which will survive until the notes mature:

  •
  to make any interest or principal payments that may be required;

  •
  to register the transfer or exchange of the notes;

  •
  to replace stolen, lost or mutilated the notes;

  •
  to maintain paying agencies; and

  •
  to appoint new trustees as required.

        TEGSA also may not be discharged from the following obligations which will survive the satisfaction and discharge of the notes:

  •
  to compensate and reimburse the trustee in accordance with the terms of the indenture; and

  •
  to receive unclaimed payments held by the trustee for at least two years and remit such payments to the holders if required.

        Upon compliance with specified conditions, TEGSA will not be required to comply with some covenants contained in the indenture and the supplemental indenture, and any omission to comply with the obligations will not constitute a default or event of default relating to the notes, or, if applicable, TEGSA's obligations with respect to the notes will be discharged. These conditions include:

  •
  the irrevocable deposit, in trust with the trustee for the benefit of the holders of the notes, of funds, or governmental obligations, in each case, sufficient to pay all the principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be, and all other amounts payable by TEGSA under the indenture;

  •
  the delivery to such trustee of a certificate signed by authorized persons and an opinion of counsel, each stating that all conditions precedent specified in the indenture relating to covenant defeasance have been complied with;

  •
  an event of default under the indenture described in the first, second, fourth, fifth or sixth bullet points in the first paragraph under the caption "Events of Default" has not occurred and is not continuing, and an event which with notice or lapse of time or both would become such an event of default with respect to the debt securities has not occurred and is not continuing, on the date of such deposit;

  •
  the delivery to such trustee of an opinion of counsel or a ruling received by the Internal Revenue Service to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such covenant defeasance and will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case absent such exercise;

  •
  the trustee will not have a conflicting interest for the purposes of the Trust Indenture Act with respect to any debt securities due to the defeasance; and

  •
  such covenant defeasance will not result in the trust arising from such deposit constitute, unless it is qualified, a regulated investment company under the Investment Company Act of 1940.

Compliance Certificates and Opinions of Counsel

        The indenture requires TEL or TEGSA to furnish the following to the trustee under certain circumstances:

  •
  in the case of any redemption of debt securities prior to the expiration of any restriction on redemption contained in the debt securities or the indenture, a certificate evidencing compliance with the restriction;

  •
  as may be required by the SEC, information, documents and reports and as to compliance with or defaults under the indenture;

  •
  prior to the closing of any consolidation, merger into, sale, transfer, lease or conveyance of TEL's or TEGSA's assets substantially as an entirety, a certificate and an opinion of counsel as to compliance with the indenture and the conditions set forth under the heading "Limitation on TEL's and TEGSA's Ability to Consolidate, Merge and Sell Assets";

  •
  prior to a defeasance, a certificate and an opinion of counsel, each stating that all conditions precedent specified in the indenture relating to satisfaction and discharge have been complied with; and

  •
  unless a certificate or opinion of counsel is not already required, in connection with any action that TEGSA may ask the trustee to take under the indenture, a certificate and/or an opinion of counsel as to compliance with conditions precedent in the indenture relating to the proposed action.

Trustee

                                will serve as the trustee for the notes.                        serves as the trustee in connection with TEGSA's outstanding debt securities issued under                         .

        The address of the corporate trust office of the trustee is                        ,                         .

Book-Entry, Delivery and Form

        The notes will be issued as fully-registered global securities which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers' securities accounts in the depositaries' names on the books of DTC. Beneficial interests in the global securities will be held in

denominations of $            and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

  •
  at any time DTC ceases to be a clearing agency registered or in good standing under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

  •
  we in our sole discretion determine that that global security will be exchangeable for definitive securities in registered form and notify the trustee of our decision; or

  •
  an event of default with respect to the debt securities represented by that global security has occurred and is continuing.

        A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

        We will make principal and interest payments on all debt securities represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

  •
  any aspect of DTC' s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security;

  •
  any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or

  •
  the maintenance, supervision or review of any of DTC' s records relating to those beneficial ownership interests.

        DTC has advised us that its current practice is to credit participants' accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC's records, upon DTC's receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of the debt securities. Owners of beneficial interests in the debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered owners or holders of debt securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner's account.

        We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

        Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

        DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act.

        DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations. some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

        DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

        Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things. services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream's U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

        Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V., or the "Euroclear Operator," under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

        Euroclear has further advised us that investors that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same—Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and

Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be elected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Agent for Service of Process

        Our agent for service of process in the State of New York for any action relating to the indenture or the notes is                        , which currently maintains a New York City office at            , New York.

RELATIONSHIP WITH TYCO INTERNATIONAL AND COVIDIEN

        This section of the prospectus summarizes material agreements between us and Tyco International and Covidien that will govern the ongoing relationships between the three companies after the separation and are intended to provide for an orderly transition to our status as an independent, publicly-traded company. Additional or modified agreements, arrangements and transactions, which will be negotiated at arm's length, may be entered into between Tyco International, Covidien and us after the separation.

Agreements with Tyco International and Covidien

        Before our separation from Tyco International, we will enter into a Separation and Distribution Agreement and other agreements with Tyco International to effect the separation and provide a framework for our relationship with Tyco International after the separation. These agreements will govern the relationships among us, Tyco International and Covidien subsequent to the completion of the separation plan and provide for the allocation among us, Tyco International and Covidien of Tyco International's assets, liabilities and obligations attributable to periods prior to the respective separations of each of the businesses from Tyco International. In addition to the Separation and Distribution Agreement, which contains many of the key provisions related to our separation from Tyco International and the distribution of our common shares to Tyco International shareholders, the parties also will enter into a Tax Sharing Agreement.

        The principal agreements described below will be filed as exhibits to the registration statement on Form S-1 of which this prospectus is a part, and the summaries of each of these agreements set forth the terms of the agreements that we believe are material.

        The terms of the agreements described below that will be in effect following our separation have not yet been finalized. Although we do not anticipate material changes to the agreements prior to the separation, any such changes may affect the respective parties' rights and obligations described below. No changes may be made after our separation from Tyco International without our consent if such changes would adversely affect us.

Separation and Distribution Agreement

        The Separation and Distribution Agreement will set forth our agreements with Tyco International and Covidien regarding the principal transactions necessary to separate us from Tyco International. It will also set forth other agreements that govern certain aspects of our relationship with Tyco International and Covidien after the completion of the separation plan. The parties intend to enter into the Separation and Distribution Agreement before the distribution of our common shares to Tyco International shareholders.

  Transfer of Assets and Assumption of Liabilities

        The Separation and Distribution Agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us, Covidien and Tyco International as part of the separation of Tyco International into three companies, and will describe when and how these transfers, assumptions and assignments will occur, although many of the transfers, assumptions and assignments will have already occurred prior to the parties' entering into the Separation and Distribution Agreement. In particular, the Separation and Distribution Agreement will provide that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

  •
  All of the assets and liabilities primarily related to our business—the business and operations of Tyco International's electronics segment—will be retained by or transferred to us.

  •
  All of the assets and liabilities primarily related to Covidien's business—the business and operations of Tyco International's healthcare segment—will be retained by or transferred to Covidien.

  •
  All of the assets and liabilities primarily related to the business and operations of Tyco International's fire, security and engineered products and services segments will be retained by or transferred to Tyco International.

  •
  Liabilities related to, arising out of or resulting from each previously terminated or divested business of Tyco International that is not sufficiently associated with the current business of any of the parties will be allocated to a specific party as set forth on a schedule to the Separation and Distribution Agreement.

  •
  Each party will assume or retain any liabilities relating to its employees in respect of the period prior to, on or following the effective time of the Separation and Distribution Agreement.

  •
  Each party or one of its subsidiaries will assume or retain any liabilities relating to any of its or its subsidiaries' or controlled affiliates' indebtedness, regardless of the issuer of such indebtedness, exclusively relating to its business or secured exclusively by its assets.

  •
  We will assume 31%, Covidien will assume 42% and Tyco International will assume 27% of certain contingent and other corporate liabilities of Tyco International, which include securities litigation, certain legacy tax contingencies and any actions with respect to the separation plan or the distributions made or brought by any third party. Any amounts relating to these contingent and other corporate liabilities paid to Tyco International after the spin-offs that are subject to the allocation provisions of the Separation and Distribution Agreement will be shared among us, Covidien and Tyco International pursuant to the same allocation ratio. Under the Separation and Distribution Agreement, we, Tyco International and Covidien will be jointly and severally liable for amounts relating to the class action settlement.

  •
  Subject to certain limitations, Tyco International will be responsible for finalizing the settlement agreement entered into on May 14, 2007 and applying to the court for approval of the settlement agreement and will have the right to control the defense and settlement of any other litigation related to the shared contingent and other corporate liabilities referred to above. All costs and expenses incurred by Tyco International in connection with the defense of such litigation, other than the amount of any judgment or settlement, which will be allocated in the manner described above, will be borne equally by Tyco International, Covidien and us.

  •
  Tyco International will retain control of and bear all costs of currently pending litigation between it and members of its former senior management. In order to align the management of contingent liabilities and contingent assets relating to members of its former senior management, any amounts paid to Tyco International after the separation as a result of this litigation, and any liability arising from pending counterclaims brought by its former senior management, will be retained by Tyco International and will not be allocated to either us or Covidien. The proceeds of such litigation, net of attorney's fees, will be shared with the certified class in accordance with the 50% sharing provision of the class action settlement.

  •
  We will be entitled to 31% and Covidien will be entitled to 42% of certain contingent corporate assets of Tyco International, which are not primarily related to any of our business, the business of Covidien or Tyco International's fire, security and engineered products and services businesses and which are not specifically assigned to us, Tyco International or Covidien, although we expect any such contingent assets to consist only of currently unknown assets and not to be material.

  •
  Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, other than the costs and expenses relating to the issuance of debt or debt-related securities by any party or its subsidiaries (the costs and expenses of which are expected to be the responsibility of such party), the corporate costs and expenses incurred after the distribution date relating to the separation will be borne by the party incurring such expenses.

        The majority of Tyco International's assets and liabilities directly relate to individual businesses and will be assigned or allocated accordingly. Certain litigation and tax contingencies are considered to be obligations of all of Tyco International's businesses, best managed centrally, and appropriately shared among us, Tyco International and Covidien through pre-determined, fixed percentages. The primary consideration for determining those fixed percentages was each entity's ability to pay, in order to reduce the probability that any settlement of contingencies would disproportionately impact an individual company's financial condition.

        Except as may expressly be set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets will be transferred on an "as is," "where is" basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with.

        Information in this prospectus with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the Separation and Distribution Agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Separation and Distribution Agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

  Further Assurances

        To the extent that any transfers contemplated by the Separation and Distribution Agreement have not been consummated on or prior to the distribution date, the parties will agree to cooperate to effect such transfers as promptly as practicable. In addition, each of the parties will agree to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

  The Distributions and Financings

        The Separation and Distribution Agreement also will govern the rights and obligations of the parties regarding the proposed distributions. Each of us and Covidien will agree to distribute to Tyco International as a share dividend the number of such party's common shares distributable to effectuate the applicable separation. In addition, Tyco International will agree to cause its agent to distribute to Tyco International shareholders that hold Tyco International common shares as of the applicable record date all the common shares of the company being separated from Tyco International.

        Our target cash allocation is $500 million adjusted for the difference between the free cash flow we generated in fiscal 2007 through the distribution relative to the forecast and for the cash impact of acquisitions or divestitures as well as separation costs we expect to pay post separation date.

        In the event that the actual cash balance on the separation date is greater than the sum of the adjusted cash balances as calculated above for Covidien, Tyco International and us, such excess cash will be allocated on the basis of our contribution to the free cash flow generated in fiscal 2007 through the distribution.

        If the total cash balance on the day of distribution is not adequate to fund Tyco International with at least $700 million after a) excluding separation costs they will have to pay post separation date and

b) excluding the cash allocated to Covidien and us, our cash allocation will be reduced by half the amount of such shortfall.

        Operating and financing forecasts contain many assumptions and are subject to various uncertainties, therefore it is not possible to reliably determine the range of possible cash balance adjustments at this time.

        To ensure that we have adequate operating cash, we will have a cash balance of at least $500 million on the distribution date. If we require a cash transfer from Tyco International to ensure that our cash balance does not fall below $500 million on the distribution date, we may incur a loan payable to Tyco International. A post distribution date true up payment between Tyco International and us will be required to adjust for differences between our cash balance on the date of distribution and our final cash allocation.

        The adjustments described above are intended to provide each party with sufficient cash to operate its business after the separation.

        Additionally, the Separation and Distribution Agreement will provide that the distributions are subject to several conditions that must be satisfied or waived by Tyco International in its sole discretion. For further information regarding our separation from Tyco International, see "The Separation—Conditions to the Distribution."

  Releases and Indemnification

        Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party will release and forever discharge each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement or to ordinary course trade payables and receivables.

        In addition, the Separation and Distribution Agreement will provide for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Tyco International's business and Covidien's business with Tyco International and Covidien, respectively. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other parties, their respective affiliates and subsidiaries and each of their respective officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

  •
  the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement; and

  •
  any breach by such party of the Separation and Distribution Agreement.

  Legal Matters

        Each party to the Separation and Distribution Agreement will assume the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other parties for any liability arising out of or resulting from such assumed legal matters.

        Each party to a claim will agree to cooperate in defending any claims against two or more parties for events that took place prior to, on or after the date of the separation of such party from Tyco International.

        Tyco International initially will act as managing party and manage and assume control of all legal matters related to any assumed Tyco International contingent liability or Tyco International contingent asset, including settlement of such legal matters. In the event of the bankruptcy or insolvency of Tyco International, Covidien will become the managing party. In addition, in the event of a change in control of the managing party, a change in the chief executive officer of the managing party or a change in the majority of the board of directors of the managing party, the managing party may be changed by the vote of two of the three parties to the Separation and Distribution Agreement. Moreover, on an annual basis the parties to the Separation and Distribution Agreement will determine whether or not to change the managing party and the vote of two of the three parties will be sufficient to effect such change. Each of us, Covidien and Tyco International will cooperate fully with the applicable managing party in connection with the management of such assets and liabilities. All costs and expenses related thereto shall be shared equally by these three parties. If any party defaults in payment of its portion of any assumed Tyco International contingent liability or the cost of managing any Tyco International contingent asset, each non-defaulting party will be responsible for an equal portion of the amount in default together with any other non-defaulting party, although any such payments will not release the obligation of the defaulting party.

  Employee Matters

        The Separation and Distribution Agreement will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation of Tyco International, including the treatment of certain outstanding and long-term incentive awards, existing deferred compensation obligations and certain retirement and welfare benefit obligations. The Separation and Distribution Agreement also will provide that outstanding Tyco International share options and restricted share unit awards will be adjusted equitably in connection with each distribution. See "Management of Tyco Electronics—Treatment of Outstanding Equity Compensation Arrangements."

  Insurance

        The Separation and Distribution Agreement will provide for the rights of the parties to report claims under existing insurance policies written by non-affiliates of Tyco International for occurrences prior to each separation and set forth procedures for the administration of insured claims. In addition, the agreement will allocate among the parties the right to insurance policy proceeds based on reported claims and the obligations to incur deductibles under certain insurance policies. The Separation and Distribution Agreement will provide that Tyco International will continue to own and operate White Mountain and Mountainbran, its captive insurance companies, and we and Covidien will continue our rights as policyholders with respect to existing policies written by those companies for our benefit. The Separation and Distribution Agreement also will provide that Tyco International will obtain, subject to the terms of the agreement, certain executive risk insurance policies, namely directors and officers policies and fiduciary and employment practices policies, to apply against certain pre-separation claims, if any.

        Tyco International maintains a variety of global commercial insurance programs with non-affiliates of Tyco International. All of these programs are subject to the policies, terms and conditions, policy limits and deductibles of the policies. The facts and circumstances of each pre-separation claim will govern the determination of whether the occurrence is covered by existing insurance policies written by non-affiliates of Tyco International or Tyco International's affiliated, captive insurance companies, White Mountain or Mountainbran, or alternatively, is not covered by any insurance policy existing as of the date of the separation.

  Dispute Resolution

        In the event of any dispute arising out of the Separation and Distribution Agreement, the general counsels of the parties and such other representatives as the parties designate will negotiate to resolve any disputes among the parties. If the parties are unable to resolve the dispute in this manner within

45 days then, unless agreed otherwise by the parties, the parties will submit the dispute to mediation for an additional period of 30 days. If the parties are unable to resolve the dispute in this manner until certain litigation related to shared contingent liabilities is finally resolved, the dispute will be resolved through binding arbitration and in all matters involving only claims for monetary damages the parties will be required to each submit a proposal and the arbitrators shall be limited to awarding only one of the proposals submitted.

  Other Matters Governed by the Separation and Distribution Agreement

        Other matters governed by the Separation and Distribution Agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Tax Sharing Agreement

        Before our separation from Tyco International, we will enter into a Tax Sharing Agreement with Tyco International and Covidien that generally will govern Tyco International's, Covidien's and our respective rights, responsibilities, and obligations after the distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of the shares of Covidien or Tyco Electronics to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Code or internal transactions undertaken in anticipation of the separation to qualify for tax-favored treatment under the Code.

        Under the Tax Sharing Agreement, we expect, with certain exceptions, that we will generally be responsible for the payment of:

  •
  all taxes attributable to us or our subsidiaries that are reported on tax returns for tax periods ending on or before the date of the distribution, all taxes attributable to us or our subsidiaries reported on any income tax returns filed by Tyco International, Covidien or us for tax periods that straddle the date of the distribution, and all taxes attributable to us or our subsidiaries reported on tax returns for periods beginning after the date of the distribution;

  •
  any non-U.S. income taxes and other non-income taxes resulting from a tax audit to the extent such taxes are attributable to us and our subsidiaries;

  •
  for periods or portions thereof ending on or before the date of the distribution, 31% of any additional:

  •
  U.S. income taxes that are required to be paid to a U.S. tax authority as a result of a U.S. tax audit of Tyco International's, Covidien's or our subsidiaries' income tax returns; and

  •
  non-U.S. income taxes that are required to be paid to a tax authority as a result of a tax audit of Tyco International's, Covidien's or our subsidiaries' income tax returns but only to the extent that such taxes are attributable to adjustments to intercompany transactions or similar adjustments; and

  •
  31% of any taxes arising from a failure of the distribution of all of the stock of Covidien or us, or any internal transaction undertaken in anticipation of the separation, to qualify for tax-free or tax-favored treatment under the Code, as the case may be, unless such taxes result from either an action or failure to act on our part, in which case we will be responsible for all of such taxes or an action or failure to act on the part of Tyco International or Covidien, in which case Tyco International or Covidien, as applicable, will be responsible for all such taxes.

        The Tax Sharing Agreement also will contain restrictions on our, Tyco International's and Covidien's ability to take actions that could cause the distribution or certain internal transactions undertaken in anticipation of the separation to fail to qualify as tax-free or tax-favored transactions, as the case may be, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares, a redemption of equity securities, a sale or other disposition of a substantial portion of our assets, an acquisition of a business or assets with equity securities to the extent one or more persons would acquire 35% or more of our common shares or engaging in certain internal transactions. These restrictions apply for the two year period after the distribution, unless the responsible party obtains the consent of other parties or obtains a private letter ruling from the Internal Revenue Service or an unqualified opinion of a nationally recognized law firm that such action will not cause the distribution or the internal transactions undertaken in anticipation of the separation to fail to qualify as tax-favored transactions and such letter ruling or opinion, as the case may be, is acceptable to the parties. Moreover, the Tax Sharing Agreement generally will provide that a party thereto is responsible for any taxes imposed on any other party thereto as a result of the failure of the distribution or the internal transactions to qualify as tax-favored transactions under the Code if such failure is attributable to certain post-distribution actions taken by or in respect of the responsible party or its shareholders, regardless of whether the actions occur more than two years after the distribution, the other parties consent to such actions or the responsible party obtains a favorable letter ruling or tax opinion. In addition, it will set forth the respective rights, responsibilities, and obligations among us, Covidien and Tyco International with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation, and other tax matters. Specifically, in regards to a U.S. income tax audit, Tyco International will administer the tax audit and control its settlement in its sole discretion. The other parties to the Tax Sharing Agreement will only be able to remove Tyco International as the controlling party under limited circumstances, including a change of control or bankruptcy of Tyco International, or by a majority vote of the parties on or after the second anniversary of the distribution. In regards to any other tax audit, the party or its subsidiary that is subject to the tax audit will administer the tax audit and control its settlement in its sole discretion.

General Corporate Overhead

        In addition to the services discussed above for which costs are directly allocated to us by Tyco International, certain corporate services are charged to us through Tyco International's general corporate overhead allocation, which is calculated on the percentage of our sales to Tyco International's consolidated net revenues. These services include treasury, tax, legal, internal audit, human resources and risk management, some of which may be provided to us as transition services for a period of time following the separation. Our share of the general corporate overhead was $177 million in fiscal 2006, $198 million in fiscal 2005 and $177 million in fiscal 2004.

Members' Agreement

        Under the Members' Agreement among us, Tyco International and Tyco International Services GmbH, or TIS, and the charter documents of TIS, TIS, which is the sole owner of all trade names, trademarks and service marks including the word "Tyco," will license some or all of them, as appropriate, to us and Tyco International to carry out our respective business activities. We and Tyco International will each own 50% of the share capital of TIS, subject to the small interest of a trust company who will hold such interest in connection with dispute resolution procedures. We and Tyco International will each enter into a separate license agreement with TIS. Pursuant to each such license agreement, we and Tyco International will pay TIS an annual license fee. Each such license agreement will have an initial term of 15 years and will thereafter automatically be renewed for 5-year renewal terms unless TIS or either we or Tyco International, as applicable, terminates such agreement. Covidien will also receive a license to use the "Tyco" trade names, trademarks and service marks for a transition period following the separation.

MANAGEMENT OF TYCO ELECTRONICS

Directors and Executive Officers

        The following table sets forth information as of December 31, 2006 with respect to those persons who are expected to serve as our directors and executive officers following the distribution. Our director nominees are expected to be named to the board of directors immediately after the distribution. The board of directors thereafter is expected to name the individuals below to serve as our executives in the capacities listed below.

Name	Age	Position(s)
Thomas J. Lynch	52	Chief Executive Officer and Director
Juergen W. Gromer	61	President and Director nominee*
Mario Calastri	49	Senior Vice President and Treasurer
Alan C. Clarke	53	President, Network Solutions
Terrence R. Curtin	38	Executive Vice President, Chief Financial Officer and Director**
Charles P. Dougherty	44	President, Wireless Systems
Jane A. Leipold	46	Senior Vice President of Global Human Resources
Minoru Okamoto	57	Senior Vice President, Communications, Computer and Consumer Electronics
Robert J. Ott	45	Senior Vice President and Controller
Eric Resch	49	Senior Vice President and Tax Officer
Robert A. Scott	56	Executive Vice President, General Counsel and Director**
Joan Wainwright	46	Senior Vice President of Communications and Public Affairs
Pierre R. Brondeau	49	Director nominee
Ram Charan	67	Director nominee
Robert M. Hernandez	62	Director nominee
Daniel J. Phelan	57	Director nominee
Frederic M. Poses	64	Director nominee, Chairman of the board designate
Lawrence S. Smith	59	Director nominee
Paula A. Sneed	59	Director nominee
David P. Steiner	46	Director nominee
Sandra S. Wijnberg	50	Director nominee

*
Dr. Gromer will retire from his position as President on December 31, 2007.

**
Messrs. Curtin and Scott will resign as directors effective upon the separation and the election of the director nominees.

        Thomas J. Lynch—Mr. Lynch, age 52, serves on our board of directors and has been Chief Executive Officer of Tyco Electronics since January 2006 and was previously President of Tyco Engineered Products and Services since joining Tyco International in September 2004. Prior to joining Tyco, Mr. Lynch was at Motorola where he was Executive Vice President and President and Chief Executive Officer, Personal Communications Sector from August 2002 to September 2004; Executive Vice President and President, Integrated Electronic Systems Sector from January 2001 to August 2002; Senior Vice President and General Manager, Satellite & Broadcast Network Systems, Broadband Communications Sector from February 2000 to January 2001; and Senior Vice President and General Manager, Satellite & Broadcast Network Systems, General Instrument Corporation from May 1998 to February 2000.

        Juergen W. Gromer—Dr. Gromer, age 61, serves on our board of directors and has been President of Tyco Electronics since April 1999. He assumed the role of President of the Electronic Components Business segment in September 2006. Dr. Gromer was Senior Vice President, Worldwide Sales and Service, of AMP Incorporated (acquired by Tyco International in April 1999) from 1998 to April 1999; President, Global Automotive Division, and Corporate Vice President of AMP from 1996 to 1998; and Vice President and General Manager of various divisions of AMP from 1990 to 1996.

        Mario Calastri—Mr. Calastri, age 49, will become Senior Vice President and Treasurer of Tyco Electronics upon its separation from Tyco International. He has been Vice President and Assistant Treasurer of Tyco International since 2005. Prior to joining Tyco International, Mr. Calastri was Vice President, Finance and Planning for IBM Global Financing EMEA in 2004 and Assistant Treasurer of IBM Corporation from 1999 to 2003.

        Alan C. Clarke—Mr. Clarke, age 53, has been President of Network Solutions of Tyco Electronics since September 2006 and served as Vice President of Tyco Electronics since 1999. Prior to that, Mr. Clarke worked for Raychem Corporation, which was acquired by Tyco International in 1999, for 17 years in various senior management positions.

        Terrence R. Curtin—Mr. Curtin, age 38, has been Executive Vice President and Chief Financial Officer of Tyco Electronics since October 2006 and previously served as Vice President and Corporate Controller since 2001. Prior to joining Tyco Electronics, Mr. Curtin worked at Arthur Andersen & Co.

        Charles P. Dougherty—Mr. Dougherty, age 44, has been President of Wireless Systems of Tyco Electronics since October 2006. Prior to joining Tyco Electronics, Mr. Dougherty was at Motorola where he served as Corporate Vice President and General Manager Voice and Data Solutions from July 2004, Vice President and General Manager IP solutions from June 2001 to July 2004, and Vice President and General Manager North American VolP Solutions from July 2000 to June 2001.

        Jane A. Leipold—Ms. Leipold, age 46, has been Senior Vice President, Global Human Resources for Tyco Electronics since 2001 and prior to that held various human resources, purchasing and engineering positions within the Company.

        Minoru Okamoto—Mr. Okamoto, age 57, has been Senior Vice President, Communications, Computer and Consumer Electronics Business unit since March 2001. He has a total of 29 years of AMP and Tyco Electronics experience and has held a variety of positions covering sales, marketing, operations and general management.

        Robert J. Ott—Mr. Ott, age 45, will become Senior Vice President and Controller of Tyco Electronics upon its separation from Tyco International. He has been Vice President, Corporate Audit of Tyco International since March 2003 and prior to that was Vice President of Finance—Corporate Governance of Tyco International since August 2002. Prior to joining Tyco International, Mr. Ott was Chief Financial Officer at Multiplex, Inc. from 2001 to 2002 and Chief Financial Officer of SourceAlliance, Inc. from 2000 to 2001.

        Eric Resch—Mr. Resch, age 49, will become Senior Vice President and Tax officer of Tyco Electronics upon its separation from Tyco International. He has been Vice President, Tax Reporting of Tyco International since 2003. Prior to joining Tyco International, Mr. Resch was Director, Tax reporting for United Technologies Corporation from 2001 to 2003.

        Robert A. Scott—Mr. Scott, age 56, has been Executive Vice President and General Counsel of Tyco Electronics since 2006 and prior to that was Senior Vice President, Corporate Planning for Tyco International (US) Inc. from January 2006 and Vice President of Strategy and Business Planning for Engineered Products and Services from May 2004 to January 2006. Prior to joining Tyco International, Mr. Scott was Senior Vice President and Chief of Staff of Motorola's Integrated Electronics sector during 2002 and 2003 and Motorola's Senior Vice President of Business Integration in 2001. Prior to

joining Motorola, Mr. Scott was Senior Vice President, General Counsel and Corporate Secretary of General Instrument Corporation.

        Joan Wainwright—Ms. Wainwright, age 46, has been Senior Vice President, Communications and Public Affairs at Tyco Electronics since June 2006. Previously she served as Vice President, Public Affairs for Merck & Co., Inc. from June 2000 to June 2006.

        Pierre R. Brondeau—Mr. Brondeau, age 49, is expected to join our board of directors immediately following the distribution. Mr. Brondeau was named an Executive Vice President and Business Group Executive of electronics materials and specialty materials of Rohm & Haas Company, a U.S.-based manufacturer of specialty materials, in 2006. He has also served as Vice-President, Business Group Executive, Electronic Materials; President and Chief Executive Officer, Rohm and Haas Electronic Materials LLC and Regional Director, Europe, from 2003 and previously, Vice-President, Business Group Director, Electronic Materials, President and Chief Executive Officer, Shipley Company, LLC, from 1999 to 2003. Mr. Brondeau received a masters degree from Universite de Montpellier and a Doctorate from Universite de Toulouse.

        Ram Charan—Mr. Charan, age 67, is expected to join our board of directors immediately following the distribution. Since 1978, Mr. Charan has served as an advisor to executives and corporate boards and provides expertise in corporate governance, global strategy and succession. Mr. Charan received a bachelor's degree from Banaras Hindu University and an MBA and a DBA from Harvard Business School.

        Robert M. Hernandez—Mr. Hernandez, age 62, is expected to join our board of directors immediately following the distribution. Mr. Hernandez has served as Chairman of the Board of RTI International Metals, Inc., a producer of fabricated metal components, from 1990 to present. From 1994 to 2001, he served as Vice Chairman and Chief Financial Officer of USX Corporation and prior to that served in a variety of positions during his career at USX, beginning in 1968. Mr. Hernandez received a Bachelor's degree from the University of Pittsburgh and an MBA from the Wharton Graduate School of the University of Pennsylvania. Mr. Hernandez is also Lead Director of ACE Ltd., a director of Eastman Chemical Company and a Trustee and Vice Chairman of Black Rock Funds.

        Daniel J. Phelan—Mr. Phelan, age 57, is expected to join our board of directors immediately following the distribution. Mr. Phelan has served as Senior Vice President, Human Resources of GlaxoSmithKline, a manufacturer of pharmaceuticals and consumer health-related products, from 1994 to the present. Mr. Phelan received bachelor's and law degrees from Rutgers University and a master's degree from Ohio State University.

        Frederic M. Poses—Mr. Poses, age 64, is expected to join our board of directors immediately following the distribution and serve as our Chairman. Mr. Poses has served as Chairman and Chief Executive Officer of American Standard Companies Inc. a manufacturer and provider of air conditioning systems and services, bathtub and kitchen fixtures and fittings, and vehicle control systems from 1999 to present. From 1998 to 1999, Mr. Poses was President and Chief Operating Officer of AlliedSignal, Inc., where he served in various capacities over his career beginning in 1969. Mr. Poses holds a bachelor's degree in business administration from New York University. Mr. Poses is also a Director of Centex Corporation and Raytheon Company.

        Lawrence S. Smith—Mr. Smith, age 59, is expected to join our board of directors immediately following the distribution. Mr. Smith was named Executive Vice President in 1995 and Co-Chief Financial Officer in 2002 of Comcast Corporation, a broadband cable provider. He served in finance and administration positions at Comcast from 1988 to 1995. Prior to joining Comcast, Mr. Smith was the Chief Financial Officer of Advanta Corporation. He also worked for Arthur Andersen & Co. for 18 years, where he was a tax partner. Mr. Smith has a bachelor's degree from Ithaca College. Mr. Smith is also a Director of Air Products and Chemicals, Inc. and MGM Holdings, Inc.

        Paula A. Sneed—Ms. Sneed, age 59, is expected to join our board of directors immediately following the distribution. Ms. Sneed was Executive Vice President of Global Marketing Resources and Initiatives for Kraft Foods, Inc., a worldwide producer of branded food and beverage products until her retirement in December 2006. She served as Group Vice President and President of Electronic-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004, and Senior Vice President, Global Marketing Resources and Initiatives from December 2004 to July 2005. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and has held a variety of management positions. Ms. Sneed received a bachelor's degree from Simmons College and an MBA from Harvard Graduate School of Business. Ms. Sneed is a Director of Airgas Inc. and Charles Schwab Corporation.

        David P. Steiner—Mr. Steiner, age 46, is expected to join our board of directors immediately following the distribution. Since March 2004, Mr. Steiner has served as Chief Executive Officer and a Director of Waste Management, Inc., a provider of integrated waste management services. His previous positions at Waste Management included Executive Vice President and Chief Financial Officer from 2003-2004, Senior Vice President, General Counsel and Corporate Secretary from 2001 to 2003 and Vice President and Deputy General Counsel from 2000 to 2001. Mr. Steiner received a bachelor's degree from Louisiana State University and a law degree from University of California.

        Sandra S. Wijnberg—Ms. Wijnberg, age 50, is expected to join our board of directors immediately following the distribution. Ms. Wijnberg has served as Chief Administrative Officer of Aquiline Holdings LLC, a New York based investment firm specializing in financial services, since March 2007. Until April 2006, Ms. Wijnberg was the Senior Vice President and Chief Financial Officer at Marsh & McLennan Companies, Inc., a professional services firm with insurance and reinsurance brokerage, consulting and investment management businesses. Before joining Marsh & McLennan Companies, Inc. in January 2000, Ms. Wijnberg served as a Senior Vice President and Treasurer of Tricon Global Restaurants, Inc. and held various positions at PepsiCo, Inc., Morgan Stanley Group, Inc. and American Express Company. Ms. Wijnberg is a graduate of the University of California, Los Angeles and received an MBA from the University of Southern California. Ms. Wijnberg is also a Director of Tyco International Ltd.

Structure of the Board of Directors

        After the separation, we expect to have a board of directors initially consisting of 11 directors. Our bye-laws will provide that the number of members will be fixed by a majority vote of the board of directors. Our certificate of incorporation and bye-laws will provide that the board of directors will consist of one class, with our directors being elected each year by a majority of votes cast at our annual meeting of shareholders. Our board of directors may be removed with or without cause by a majority vote of shareholders. Most of our directors are expected to be independent, non-employee directors who meet the criteria for independence required by the New York Stock Exchange. We expect that membership on the Audit Committee, Management Development and Compensation Committee and Nominating, Governance and Compliance Committee will be limited to independent, non-employee directors. In addition, Mr. Poses is expected to serve as a non-executive Chairman of the board of directors.

        We expect that our board of directors will determine that most of our non-employee directors satisfy NYSE standards to qualify as independent directors as well as any additional independence standards established by the board of directors. Our board of directors is expected to adopt corporate governance guidelines that, along with the charters of our board committees and our code of business conduct for employees and board of directors, will provide the framework for the governance of Tyco Electronics.

Committees of the Board of Directors

        At the time of the distribution, the board of directors will have three standing committees: Audit, Management Development and Compensation, and Nominating, Governance and Compliance. Assignments to, and chairs of, the committees are recommended by the Nominating, Governance and Compliance Committee and selected by the board of directors. Each of the Committees will operate under a charter approved by the board of directors. The charters will be posted on our website at www.tycoelectronics.com, and we will provide a copy of the charters to shareholders upon request. All committees will report on their activities to the board.

        Audit Committee.    The Audit Committee will monitor the integrity of our financial statements, the independence and qualifications of the independent auditors, the performance of our internal auditors as well as the independent auditors, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee will be responsible for selecting, retaining (subject to shareholder approval), evaluating, setting the remuneration of, and, if appropriate, recommending the termination of our independent auditors. The Audit Committee will be established in accordance with Section 10A(m) of the Securities Exchange Act. The members of the Audit Committee are expected to be                                    , each of whom is expected to be independent under NYSE listing standards for audit committee members.                        is expected to be the Chair of the Committee. We expect that our board of directors will determine that at least one director on the Audit Committee satisfies the SEC and NYSE standards for being an audit committee financial expert.

        Management Development and Compensation Committee.    The Management Development and Compensation Committee will review and approve compensation and benefits policies and objectives for our executive officers and directors and carry out the board of directors' responsibilities relating to the compensation of our executives. The Management Development and Compensation Committee also will review leadership development objectives as they relate to our officers and employees. The members of the Management Development and Compensation Committee are expected to be                                    , each of whom is expected to be independent under New York Stock Exchange listing standards.                        is expected to be the Chair of the Committee.

        Nominating, Governance and Compliance Committee.    The Nominating, Governance and Compliance Committee will be responsible for identifying individuals qualified to become board members, recommending to the board of directors the director nominees for the annual general meeting of shareholders, developing and recommending to the board of directors a set of corporate governance principles, and playing a general leadership role in our corporate governance. In addition, the Nominating, Governance and Compliance Committee also will oversee our environmental, health and safety management system. The members of the Nominating, Governance and Compliance Committee are expected to be                                    , each of whom is independent under New York Stock Exchange listing standards.                        is expected to the Chair of the Committee.

Management Development and Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Management Development and Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors.

Compensation of Non-Employee Directors

        Non-employee director compensation following the distribution initially will consist of cash and an award of stock units. The annual retainer for non-employee directors will consist of $80,000 and deferred stock units, or DSUs, with a value at grant of $120,000, rounded up to the nearest whole number of shares. The Chairman of the board of directors and the Chair of the Audit Committee each will receive an additional fee of $20,000 and the Chair of the Management Development and Compensation Committee and the Chair of the Nominating, Governance and Compliance Committee each will receive an additional fee of $15,000 in recognition of the responsibilities required in these roles. The DSUs will be granted following the distribution for a number of shares equal to $120,000 divided by the closing sales price of the common shares on the grant date and rounded up to the nearest whole number of shares. Under the terms of the grant agreements, each DSU will be vested upon grant and will be payable in the form of our common shares within 30 days following termination of service as a board of directors member. Dividend equivalents are credited to each board of directors member's DSU account at the same time and in the same amount as any dividends are paid to shareholders on common shares and increase the number of DSUs in a director's account based on the fair market value of a common share on the dividend payment date.

        We expect to adopt a Director Deferred Compensation Plan, on or before the distribution date, that will be substantially similar to the Tyco International Director Deferred Compensation Plan. A copy of the plan will be filed as exhibit 10.3 to our registration statement on Form S-1, of which this prospectus is a part. Under the plan, each non-employee director will be able to make an election to defer some or all of his or her remuneration for that year. Under the plan, an unfunded deferred compensation bookkeeping account will be established for each director who elects to defer cash remuneration otherwise payable during the year. The director may choose the deemed investment of amounts credited to his or her deferred compensation account into the Interest Income Measurement Fund or a U.S. Equity Index Commingled Measurement Fund. Earnings and losses on the Measurement Funds will mirror the investment results of funds available under our 401(k) retirement savings and investment plans. Each director will be able to elect to receive a distribution of the amounts credited to his or her deferred compensation account in a lump sum cash payment either at termination from the board of directors or at a future date that is at least five years after the year it is deferred. Any unpaid balances will be distributed to a director upon the later of his or her attainment of age 70 and his or her termination from the board of directors.

        The Management Development and Compensation Committee, in collaboration with the Nominating, Governance and Compliance Committee, periodically will review directors' compensation and recommend changes as appropriate.

Historical Compensation of Our Executive Officers

        The following tables contain compensation information for services in all capacities to Tyco International and its subsidiaries for the periods shown for our Chief Executive Officer and the other four executive officers who for fiscal 2006 had the highest salary and bonus. We refer to these persons collectively as our Named Officers. All of the information included in these tables reflects compensation earned by the individuals for services with Tyco International and its subsidiaries. All references in the following tables to stock options, restricted stock, performance stock units, or PSUs, and restricted stock units, or RSUs, relate to awards of stock options, restricted stock, PSUs and RSUs granted by Tyco International. The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive following the distribution, which could be higher or lower, because historical compensation was determined by Tyco International and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our Management Development and Compensation Committee.

  Summary Compensation Table

        The table below presents the annual and long-term compensation for services in all capacities to Tyco International and its subsidiaries for the periods shown for the Named Officers. None of our executive officers who otherwise would have been includable in this table on the basis of compensation for fiscal 2006 terminated employment or otherwise ceased to serve as an executive during the fiscal year.

		Annual Compensation				Long-Term Compensation
Name & Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation(2)		Stock Awards(6)	Securities Underlying Stock Options	All Other Compensation(7)
		($)	($)	($)		($)	(#)	($)
Thomas Lynch Chief Executive Officer(8)	2006 2005 2004	703,039 675,000 10,345	1,000,000 697,343 —	100,488 121,474 —	(3) (4) (5)	1,972,000 1,253,000 3,579,600	140,000 200,000 415,000	125,339 109,231 —
Juergen Gromer President	2006 2005 2004	1,067,480 998,372 999,575	1,308,304 399,588 1,999,149	— — —	(3) (4) (5)	2,291,000 1,611,000 1,667,700	161,000 250,000 275,000	— — —
Alan Clarke President, Network Solutions	2006 2005 2004	387,912 348,028 347,686	550,857 97,237 293,187	— 60,670 96,734	(3) (4) (5)	823,600 864,212 648,574	— — —	1,946 11,901 —
Minoru Okamoto Senior Vice President	2006 2005 2004	434,197 451,968 442,784	476,065 17,830 483,254	147,825 140,922 146,291	(3) (4) (5)	298,700 271,364 370,212	21,000 41,400 41,400	11,589 12,100 11,487
Terrence Curtin Executive Vice President and Chief Financial Officer	2006 2005 2004	305,290 274,233 255,008	299,325 64,875 318,760	— — —	(3) (4) (5)	284,200 163,964 165,354	20,000 25,000 16,600	15,252 10,490 25,855

(1)
Salary and bonus for Messrs. Lynch and Curtin are paid in U.S. dollars (USD). Dr. Gromer's salary and bonus are paid in euros (EUR), with one-third of his salary attributable to his employment status with Tyco Electronics in Germany, and two-thirds attributable to his employment status with Tyco Electronics Logistics AG in Switzerland. Mr. Clarke's salary and bonus are paid in British Pounds (GBP). Mr. Okamoto's salary and bonus are paid in Japanese yen (JPY). The following table displays the conversion rates used for each year. The rate was established as of the last working day of the fiscal year:

	September 29, 2006		September 30, 2005		September 30, 2004
1 Euro	1.2711	USD	1.2058	USD	1.2319	USD
1 GPB	1.8827	USD	1.7628	USD	1.7994	USD
1 JPY	0.008503	USD	0.008851	USD	0.009018	USD
(2)
Other Annual Compensation includes the incremental cost of providing various perquisites and other personal benefits if the amount exceeds $50,000 in the aggregate in any year, and the indicated footnotes list items that individually comprise more than 25% of this value. Other Annual Compensation also includes all tax or tax gross-up payments.

(3)
The value of perquisites provided to Dr. Gromer and Messrs. Clarke and Curtin was less than $50,000 during fiscal 2006. The amount for Mr. Lynch includes a cash perquisite allowance of $69,375 under the executive flexible perquisites allowance program and a gross-up in the amount of $31,113 on universal life insurance, supplemental disability premium payments and relocation benefits. The amount shown in the table for Mr. Okamoto includes a housing allowance in the amount of $113,286 and the use of a company leased vehicle in the amount of $34,539, consistent with Japanese practice.

(4)
The value of perquisites provided to Dr. Gromer and Mr. Curtin was less than $50,000 during fiscal 2005. The amount for Mr. Lynch includes a cash perquisite allowance of $67,500 under the executive flexible perquisites allowance program. The amount shown in the table for Mr. Lynch includes a gross-up in the amount of $53,974 on his relocation benefits. The amount shown in the table for Mr. Clarke includes the following expatriate benefits paid to him due to his service in Belgium: cost of living adjustment of $3,511; housing costs of $35,869; the use of a company leased vehicle in the amount of $19,716; and tax preparation fees of $1,574. The amount shown in the table for Mr. Okamoto includes a housing allowance in the amount of $117,922, and the use of a company leased vehicle in the amount of $23,000, consistent with Japanese practice.

(5)
The value of perquisites provided to Mr. Lynch, Dr. Gromer and Mr. Curtin was less than $50,000 during fiscal 2004. The amount shown in the table for Mr. Clarke includes the following expatriate benefits paid to him due to his service in Belgium: cost of living adjustment of $4,171; housing costs of $43,975; local education cost of $27,240; the use of a company leased vehicle in the amount of $19,740; and tax preparation fees of $1,608. The amount shown in the table for Mr. Okamoto includes a housing allowance in the amount of $120,147 and the use of a company leased vehicle in the amount of $26,144, consistent with Japanese practice.

(6)
Amounts set forth in the Stock Awards column represent the grant-date value of time-based restricted stock or restricted stock units, or RSUs, and performance-based stock units, or PSUs, on Tyco International common shares that were granted to Dr. Gromer and Messrs. Lynch, Clarke, Okamoto and Curtin on November 22, 2005. Due to local country tax laws, Messrs. Clarke and Okamoto and Dr. Gromer's time-based share awards were in the form of RSUs. The number of shares subject to awards of restricted stock/RSUs and to PSUs granted in fiscal 2006 as well as the year-end number of shares and value subject to all such awards held by the Named Officers is presented in the table below. Grant date value of awards is based on a price of $29.00 per common share, which represents the average of the high and low share prices of Tyco International common shares on the NYSE on November 22, 2005, and year-end value of awards is based on a price of $27.96 per common share, which represents the average of the high and low share prices of Tyco International common shares on the NYSE on September 29, 2006.

	Stock Awards Granted in Fiscal 2006		Stock Awards Held at 2006 Fiscal Year End
Name	Restricted Stock/RSUs (#)	PSUs (#)	Restricted Stock/RSUs (#)	PSUs (#)	Value @ $27.96 per share
Mr. Lynch	37,000	31,000	192,000	31,000	$6,235,080
Dr. Gromer	43,000	36,000	439,364	36,000	13,291,177
Mr. Clarke	21,300	7,100	75,770	7,100	2,317,045
Mr. Okamoto	5,600	4,700	38,420	4,700	1,205,635
Mr. Curtin	5,400	4,400	16,410	4,400	581,848

Restricted stock/RSU awards vest at the end of three years subject to the executive's continued employment, with accelerated vesting upon death, disability, retirement, change of control of Tyco Electronics, or termination of employment as a result of divestiture or outsourcing. Restricted stock awards receive dividends and have voting rights, while RSUs do not receive dividends or dividend equivalents and do not confer voting rights.

PSUs reflect target awards denominated in the form of Tyco International common shares under the Performance Share Program granted pursuant to the 2004 Stock and Incentive Plan, effective November 22, 2005. Pursuant to the original terms of the grants, the number of shares that could be issued following the end of the performance cycle can vary from 0% to 200% of the target awards based on the level of achievement of certain performance targets. The performance cycle was established as a three year period from October 1, 2005 to September 30, 2008. Subsequently, and in conjunction with the announcement of the separation, the Compensation and Human Resources Committee of Tyco International's board of directors approved an amendment to these PSU awards, effective July 13, 2006, to provide that one-third of each PSU award will be based upon the fiscal year 2006 performance of Tyco International against financial performance goals weighted 25% to an organic revenue growth target and 75% to a return on invested capital target and will continue to vest at the end of the three-year performance cycle. The remaining two-thirds of each PSU award will vest at the end of the three-year performance cycle, without regard to the attainment of the performance metrics, in each case subject to the executive's continued employment, with accelerated vesting upon death, disability, retirement, change of control, or termination of employment as a result of divestiture or outsourcing.

See "Treatment of Outstanding Equity Compensation Arrangements," below, for a description of adjustments to these awards following the distribution.

(7)
The amounts shown in the table for fiscal 2006 reflect contributions made on behalf of the Named Officers under Tyco International's qualified defined contribution plan and accruals on behalf of the Named Officers under the non-qualified supplemental savings and retirement plan (also a defined contribution plan), as follows:

Name	Company Matching Contribution (Qualified Plan)	Company Contribution (Non-Qualified Plan)
Mr. Lynch	$10,000	$56,398
Mr. Curtin	9,023	6,229

The amount for Mr. Lynch includes taxable payments on his behalf of a universal life insurance premium of $24,918 and long-term disability insurance and excess disability insurance premiums of $11,916. The amount for Mr. Lynch also includes payments on behalf of him and his spouse of extended care insurance premiums of $20,974 and relocation expenses of $1,133. The amount for Mr. Clarke includes $1,946 relocation expenses following his return from his expatriate assignment. The amount for Mr. Okamoto include premiums paid for income indemnity insurance of $5,382, ordinary accident insurance of $1,107; group term life insurance of $1,130, fees paid on his behalf for the Tokyo American Club of $3,524; and club membership fees of $446.

(8)
Mr. Lynch commenced employment with Tyco International on September 27, 2004.

  Option Grants

        The following table shows all grants of options on Tyco International common shares to the Named Officers during fiscal 2006 under the Tyco International Ltd. 2004 Stock and Incentive Plan. See "Treatment of Outstanding Equity Compensation Arrangements," below, for a description of adjustments to these awards following the distribution.

Individual Grants

Name	No. of Shares Underlying Options Granted(1)		Percent of Total Options Granted to Employees in Fiscal Year(3)	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value(4)
Thomas Lynch	140,000		1.30%	$29.00	11/21/2015	$1,310,078
Juergen Gromer	107,333	(2)	1.00	29.00	5/21/2016	1,004,390
	53,667		0.50	29.00	11/21/2015	502,200
Alan Clarke	0		0.00	0
Minoru Okamoto	21,000		0.19	29.00	11/21/2015	196,512
Terrence Curtin	20,000		0.19	29.00	11/21/2015	187,154

(1)
Options were granted at an exercise price of $29.00 per common share, which represents the average of the high and low share prices of Tyco International common shares on the NYSE on November 22, 2005. The options vest one-third per year on each anniversary of the grant date subject to the executive's continued employment, with accelerated vesting upon death, disability, retirement, change of control, or termination of employment as a result of divestiture or outsourcing. Except as indicated for Dr. Gromer, options have a ten-year term, subject in certain cases to earlier expiration following termination of employment.

(2)
Represents the portion (two-thirds) of Dr. Gromer's total option grants that are made with respect to his Swiss employment services. Theses options expire ten years and six months from the date of grant.

(3)
Represents the percentage of all options granted to Tyco International employees in fiscal 2006 under the Tyco International Ltd. 2004 Stock and Incentive Plan.

(4)
Pursuant to SEC rules, the amounts reported reflect a grant date present value calculated using the Black-Scholes option-pricing model, which is a method of calculating the hypothetical value of options on the date of grant. The following assumptions were used in calculating the Black-Scholes values: expected time of exercise of five years; risk-free interest rate of 4.20%; assumed annual volatility of underlying Tyco International common shares of 34%; and dividend yield on Tyco International common shares of 1.4%. The interest rate represents the yield of a zero coupon U.S. government bond on the grant date with a maturity date similar to the expected life of the option. The assumed annual volatility was calculated based on ten years of historical Tyco International share price movements and the grant date implied volatility rates for exchange traded options on Tyco International shares. The dividend yield is based on the most recent dividend payment prior to grant by Tyco International and the grant date price of Tyco International common shares.

  Aggregated Option Exercises in 2006 and Year-End Option Values

        The following table summarizes the exercise of options on Tyco International common shares by the Named Officers during the fiscal year ended September 29, 2006 and the number and value of unexercised options on Tyco International common shares held by such officers as of the end of the fiscal year. See "Treatment of Outstanding Equity Compensation Arrangements," below, for a description of adjustments to these awards following the distribution.

			No. of Securities Underlying Options at Fiscal Year End		Value of Unexercised, In-the-Money Options Held at Fiscal Year End(1)
	Number of Shares Acquired Upon Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)	($)	(#)	(#)	($)	($)
Thomas Lynch	—	—	343,334	411,666	—	—
Juergen Gromer	450,000	5,486,685	2,365,309	419,332	855,350	15,125
Alan Clarke	—	—	79,936	—	—	—
Minoru Okamoto	—	—	332,970	62,400	534,574	2,277
Terrence Curtin	—	—	112,734	42,199	266,865	913

(1)
Based on the price of $27.96, which is the average of the high and low prices of Tyco International common shares on the NYSE on September 29, 2006.

  Retirement Plans

  Dr. Gromer

        All of our eligible employees paid in Germany are entitled to receive retirement benefits. We have established a pension benefit plan solely for this purpose. Dr. Gromer, as one of our employees in Germany, is entitled to receive from us upon retirement at age 65 a defined pension benefit that is determined primarily based on his annual base salary as of three years prior to the date of his retirement, and his years of service with us, including service prior to the separation, at the time of his retirement. Upon Dr. Gromer's announced retirement on December 31, 2007, he is eligible to request early commencement of his pension benefits. Should he elect early commencement, his benefits would be reduced by 0.4% for each month that the date of commencement of benefit precedes his 65th birthday.

        The following table sets forth the estimated annual benefits payable under the pension plan for the annualized monthly salary as of three years prior to retirement and the years of credited services specified in the table. Under the pension plan, no more than a maximum of 30 years of credited service may be recognized for benefit accrual purposes.

	Years of Credited Service and Related Estimated Annual Benefits Payable upon Retirement
Annualized Monthly Salary as of Three Years Prior to Retirement
	15	20	25	30	35
$944,617	$354,110	$495,991	$648,819	$812,492	$812,492
992,064	378,938	527,787	686,893	856,257	856,257
1,039,512	404,356	560,137	725,376	900,069	900,069
1,086,959	430,361	593,022	764,209	943,923	943,923
1,134,406	456,955	626,438	803,393	987,818	987,818

Dollar amounts shown have been converted from euro using a conversion ratio of 1.27013 USD to 1 EUR.

        The annual benefits shown in the table assume the employee would receive his retirement benefits under the pension plan in the form of a straight-life annuity upon normal retirement at age 65. The retiree is required to pay medical and long-term care insurance, as well as taxes from the benefit provided under the pension plan. In addition to this pension, at September 29, 2006, Dr. Gromer had accrued a taxable pension payable at retirement by an insurance company in the amount of 3,386 euro annually.

        The compensation of Dr. Gromer covered by the pension plan is his base salary amount excluding statutory payments for Christmas and vacation pay. Dr. Gromer's current covered compensation is euro 743,717.

        As of September 29, 2006, for purposes of calculating benefits accrued under the pension plan, Dr. Gromer has 28 years and 9 months of credited service with Tyco Electronics or predecessor companies.

  Mr. Clarke

        All of our eligible employees paid in the United Kingdom are entitled to receive retirement benefits from us. We have established the Tyco Electronics UK Pension Plan, a defined benefit pension plan, solely for this purpose. Mr. Clarke is entitled to receive a monthly annuity at age 65 equal to 1/60th of his final pensionable salary for each year of service prior to October 1, 2006 and 1/65th of his final pensionable service thereafter. One-half of Mr. Clarke's pension continues to his surviving spouse upon his death. Pensionable salary is the average of his three highest consecutive annual salaries within the ten-year period prior to his termination. Retirement benefits are available at an earlier age but would be reduced by 3% per annum from age 60 for service up to September 30, 2006 and 3.5% per annum from age 65 for service after October 1, 2006. After retirement, the pension is partially indexed for inflation. Mr. Clarke also may choose to give up an additional part of his pension to provide a death benefit for a dependant. Subject to certain limitations, Mr. Clarke may elect to receive part of his pension in the form of a lump sum payment. All U.K. pension benefits are subject to a lifetime allowance of £1.5 million, (US equivalent is $2,824,050).

        The following table shows the estimated annualized benefits payable under the applicable terms of the Tyco Electronics UK Pension Plan for the compensation and years of credited service shown, assuming that benefits are paid in the form of a life and 50% survivor annuity upon normal retirement at age 65. The benefits shown are not subject to offset.

	Years of Credited Service and Related Estimated Annual Benefits Payable upon Retirement
Pensionable Salary
	25	30	35	40
$380,305	$158,461	$187,715	$216,970	$246,224
530,305	220,961	261,754	302,546	343,339
680,305	283,461	335,792	388,123	440,455
830,305	345,961	409,831	473,700	537,570
980,305	408,461	483,869	559,277	634,685
1,134,406	472,669	559,931	647,193	734,455

Dollar amounts shown have been converted from GBP using a conversion rate of GBP 1.00 to USD 1.8827 at September 29, 2006.

        As of September 29, 2006, Mr. Clark is 53 and had accrued 25 years and two months of credited service with Tyco Electronics or predecessor companies. Mr. Clarke's pensionable salary includes the annual rate of basic salary determined at January 1 each year. As of September 29, 2006 his salary rate is $380,305. Mr. Clarke is fully vested in his retirement benefit.

  Mr. Okamoto

        All of our eligible employees paid in Japan are entitled to receive retirement benefits from us. Once an employee reaches director status, the employee is covered under the Directors' Retirement Allowance Regulation, a defined benefit pension plan. Mr. Okamoto is entitled to receive either a single lump sum payment or a monthly life annuity commencing at normal retirement age 60, or upon earlier retirement after age 50 with 15 years of service.

        Annuities for retirement after age 60 are payable for Mr. Okamoto's lifetime, with ten years guaranteed. Annuities for earlier retirement are payable for ten years only. The lump sum is based upon the product of specified plan factors that vary by service, multiplied by the average annual pensionable salary during the ten-year period prior to termination. This amount is offset by the Employee Retirement Lump Sum previously received and increased at a specified interest rate. Death benefits will be paid to the survivor for a ten-year period upon the death of the individual who attained age 50 and 15 years of service.

        The following table shows the estimated lump sum benefits payable under the terms of the Directors' Retirement Allowance for the compensation and years of credited service shown, assuming that benefits are paid in the form of a lump sum upon retirement at normal retirement age.

	Years of Credited Service and Related Estimated Single Lump Sum Payable upon Retirement
Compensation
	10	15	20
$366,819	$5,502,291	$8,253,437	$11,004,583
516,819	7,752,291	11,628,437	15,504,583
666,819	10,002,291	15,003,437	20,004,583
816,819	12,252,291	18,378,437	24,504,583
966,819	14,502,291	21,753,437	29,004,583
1,134,406	17,016,090	25,524,135	34,032,180

        Dollar amounts shown have been converted from Yen using a conversion rate of 0.008503 JPY to USD 1.00 at September 29, 2006.

        Mr. Okamoto is 57 and has accrued 17 years and 10 months of credited service with Tyco Electronics or predecessor companies. The benefits shown in the table above are the gross amounts that would be payable at normal retirement date (age 60). These amounts would be reduced by the Employee Retirement Lump Sum Mr. Okamoto received on August 25, 1997, which would be accumulated with interest to Mr. Okamoto's retirement date under the Directors' plan. Based on current exchange rates, Mr. Okamoto's single lump sum offset amount at age 60 is projected to be $238,919.

Employment, Retention and Severance Agreements

        We have entered into employment agreements with Dr. Gromer and Mr. Curtin and maintain severance and change-in-control benefit arrangements covering the Named Officers. Information about these agreements and arrangements is provided below.

  Employment Agreement with Juergen Gromer

        Tyco Electronics Logistics AG, or AG, a Swiss company that is our European logistics and distribution subsidiary, entered into an employment agreement with Dr. Gromer effective October 1, 1999, which will be filed as exhibit 10.4 to our registration statement on Form S-1, of which this prospectus is a part. The agreement provides for Dr. Gromer to serve as Chairman and CEO of AG for an indefinite term, which can be terminated as of the end of any calendar month upon six months' notice. Both Dr. Gromer and AG also have the right to terminate the agreement for good cause. Under the agreement, Dr. Gromer is entitled to annual compensation, to be determined each year by agreement with the Tyco Electronics board of directors. If the parties cannot agree on a compensation package in any year, Dr. Gromer's compensation will remain unchanged for the following year. Dr. Gromer is entitled to four weeks of vacation each year. Reimbursement for Dr. Gromer's expenses and fulfillment of his social security contributions to Germany are to be in accordance with general company policy. As a condition to the contract, Dr. Gromer is required to comply with our policies regarding non-competition, confidentiality and intellectual property, and has entered into separate agreements on this account. Dr. Gromer's contract is subject to Swiss law.

        On March 22, 2006, Dr. Gromer and Tyco Electronics entered into a Retention Agreement providing Dr. Gromer with a monetary benefit equal to two times his annual base salary and target bonus in exchange for Dr. Gromer's continued service under his current agreement with Tyco Electronics Logistics AG for a period of no less than two years following the distribution. If Dr. Gromer's employment is terminated before the end of the two years for reasons other than cause or as a result of death or disability, he will still be eligible to receive the retention payment. However, the actual retention award Dr. Gromer receives will be reduced by any severance, notice pay, termination indemnity or other similar amount paid by Tyco International or us as a result of any termination.

        On April 11, 2007, Tyco International announced that Dr. Gromer, will retire from Tyco Electronics on December 31, 2007. In accordance with the terms of a release and separation agreement among AG, Tyco Electronics AMP GmbH, Tyco International and Dr. Gromer dated as of April 10, 2007, which has been filed as exhibit 10.10 to our registration statement on Form S-1, of which this prospectus is a part, Dr. Gromer will be entitled to receive a lump sum payment equal to 24 months' base salary and target bonus in satisfaction of Tyco International's obligations to Dr. Gromer under the March 22, 2006 Retention Agreement. The agreement restricts Dr. Gromer from soliciting Tyco Electronics' customers and employees and from competing with Tyco Electronics during the remaining term of his employment and for a period of 24 months thereafter.

        It is expected that Dr. Gromer will become a member of the board of directors of Tyco Electronics upon the separation. Upon his retirement from employment, and assuming that Dr. Gromer continues to be a member of the board of directors of Tyco Electronics, he will be entitled to receive compensation as a non-employee director.

  Agreements with Terrence Curtin

        On May 26, 2006, Mr. Curtin signed a retention agreement, under which he is to receive a transition incentive bonus of $325,000 payable within 30 days of the distribution date, in exchange for agreeing to remain employed with us, or our successor, on the distribution date and using his best efforts to cooperate fully with Tyco International and outside advisors to ensure the successful completion of the distribution. However, if Mr. Curtin's employment is terminated in connection with the separation under circumstances in which he would be eligible to receive payments under the Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives, Mr. Curtin will be entitled to receive the transition incentive bonus.

        On November 25, 2006, Mr. Curtin signed an offer letter to become our Executive Vice President and Chief Financial Officer, and in anticipation of the successful completion of the separation. Mr. Curtin will receive $475,000 in annual compensation and will be eligible to participate in our annual incentive plan and long-term incentive program for fiscal 2007. Under the annual incentive plan, Mr. Curtin will be eligible to receive a target award of 75% of his base annual salary and a maximum award of 150% of his base annual salary, with the actual amount paid to be based on our financial performance and Mr. Curtin's performance. Mr. Curtin also will participate in the flexible perquisite allowance program, providing up to 10% of his base annual salary, less applicable taxes, for his discretionary use to cover eligible expenses. In addition to the above, Mr. Curtin is eligible to participate in our benefits plans. We also will provide a relocation package to Mr. Curtin. This agreement does not affect Mr. Curtin's retention agreement dated May 26, 2006.

  Participation in Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives

        Messrs. Lynch and Curtin are subject to the Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives. We expect to adopt a severance plan for executives on or before the distribution date that will be substantially similar to the Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives. The Severance Plan will be filed as exhibit 10.8 to our registration statement on Form S-1, of which this prospectus is a part. Under the Severance Plan, upon involuntary termination of employment, other than for cause, disability or death, we are required to pay the executive's base salary and target bonus for 24 months, we may pay the bonus in installments or a lump sum as determined by the administrator of the severance plan. In addition, the executive could be eligible for a pro-rated annual bonus for the year in which his employment terminates, in our discretion under the bonus plan. The executive would also receive:

  •
  continued vesting of his outstanding stock options for 12 months and 12 months to exercise vested stock options, unless a longer period is provided in his option agreements;

  •
  continuation of health and dental benefits for 24 months at active employee rates; and

  •
  at our discretion, outplacement services for up to 12 months.

        Any unvested restricted stock and restricted stock units are forfeited. As a condition of receiving the foregoing benefits, the severance plan requires the executive to execute a general release in favor of Tyco International and to agree to covenants providing for the confidentiality of our information, one year noncompetition, two years of nonsolicitation of our employees and customers and non-disparagement. Benefits may be cancelled or recovered if he does not comply with those provisions or violates the release of claims. "Cause" is defined as substantial failure or refusal to perform duties and responsibilities of the executive's job, violation of fiduciary duty, conviction of a felony or misdemeanor, dishonesty, theft, violation of our rules or policy, or other egregious conduct that has or could have a serious and detrimental impact on Tyco International and its employees.

Treatment of Outstanding Equity Compensation Arrangements

        Outstanding option awards held immediately prior to the distribution by our executives and employees will be converted into options exercisable solely for our common shares, except in the limited cases specified in the Separation and Distribution Agreement. The exercise price and number of shares subject to such options will be adjusted pursuant to a formula designed to cause the intrinsic value (that is, the difference between the exercise price of the option and the market price of the shares for which the option may be exercised) of the converted options immediately after the distribution to be the same as the intrinsic value of the Tyco International options immediately prior to the distribution, and the financial position of the option holders (fair market value of the number of shares for which the option is exercisable) to remain the same immediately prior and immediately after the distribution. All other terms and conditions of the options will remain the same.

        Restricted stock and RSU awards granted before September 29, 2006 will be converted on exactly the same basis as the shares held by Tyco International shareholders, unless otherwise expressly provided in the participant's RSU award agreement. Restricted stock and RSU awards granted before September 29, 2006 and payable in shares of Tyco International or Covidien will be subject to accelerated vesting upon or after the distribution date, unless otherwise expressly provided in the participants' RSU award agreement. Restricted stock awards granted after September 29, 2006 will be converted on exactly the same basis as the shares held by Tyco International shareholders and all other terms and conditions applicable to such awards will remain the same. RSUs granted after September 29, 2006 will be converted into RSUs payable solely in our common shares and all other terms and conditions applicable to such RSUs will remain the same.

Equity Compensation Plan

        In connection with the distribution, we have adopted a long-term incentive plan substantially similar to Tyco International's existing plan and Tyco International, in its capacity as our sole shareholder, approved the long-term incentive plan. Awards that we make under this plan after the distribution generally will not be subject to further vote by our shareholders, except to the extent that any amendments or changes to the plan require shareholder approval. Set forth below is a summary of some the principal features of the plan and certain tax effects of participation in the plan.

        The purpose of the plan is to promote our interests by aiding in the recruitment and retention of directors and employees, providing incentives to our directors and employees in consideration of their services to us, promoting the growth and success of our business by aligning the interests of directors and employees with those of our shareholders, and providing directors and employees an opportunity to participate in our growth and financial success. To accomplish these objectives, the plan provides for a number of different types of awards, including stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, deferred stock units, and other stock-based awards.

  Description of the 2007 Stock and Incentive Plan

        Plan Administration.    The plan will be administered by the Management Development and Compensation Committee. The Management Development and Compensation Committee, or to the extent required by applicable law, the board of directors, will have broad discretion and authority under the plan to:

  •
  interpret and administer the plan;

  •
  select employees to receive awards, determine the form of an award, the number of common shares subject to an award, and the terms and conditions of each award;

  •
  waive or amend any terms, conditions, restrictions or limitations on an award and/or vest awards upon a participant's termination of employment, except that the plan's prohibition on the repricing of stock options and stock appreciation rights cannot be waived; and

  •
  delegate its duties and appoint agents to help administer the plan.

        Eligibility.    In general, each of our employees is eligible to receive awards under the plan. As of September 29, 2006, 19,517 of our employees had outstanding options under Tyco International's 2004 Stock and Incentive Plan. Each of our non-employee directors will receive deferred stock units and may receive other awards under the plan. No awards have been granted under the plan. Subject to annual individual limits set forth in the plan, the number of future awards that may be granted to any one individual or category of individuals is not presently determinable.

        Shares Available for Issuance.    The total number of shares that may be issued to participants under the plan is 5% of the shares outstanding immediately after the distribution subject to adjustments as provided under the terms of the plan. When common shares are issued pursuant to a grant of restricted stock, restricted units, deferred stock units, performance units or as payment of an annual performance bonus or other stock-based award, the total number of common shares remaining available for grant will be decreased by a margin of at least 1.8 per common share issued. In determining the number of shares that remain available under the plan, the following do not count against the plan's share limit: (a) shares related to awards paid in cash; (b) shares related to awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of shares; (c) shares that are tendered or withheld in payment of all or part of the exercise price of a stock option awarded under this plan, or in satisfaction of withholding tax obligations arising under the plan; (d) any shares issued in connection with awards that are assumed, converted or substituted as a result of the acquisition of an acquired company by us or a combination of our company with another company; and (e) any shares of restricted stock that are returned to us upon a participant's termination of employment.

        Stock Options and Stock Appreciation Rights.    Stock options awarded under the plan may be in the form of nonqualified stock options or incentive stock options or a combination of the two. Stock appreciation rights may be awarded either alone or in tandem with stock options. Stock appreciation rights will be paid in cash or common shares or a combination of cash and common shares, as determined by the Management Development and Compensation Committee. Unless determined otherwise by the Management Development and Compensation Committee or as required by law, stock options and stock appreciation rights granted under the plan are subject to the following terms and conditions:

  •
  Exercise Price. The Management Development and Compensation Committee will set the exercise price at the time of grant, which will be no less than the fair market value of a common share as of the date of grant.

  •
  No Repricing. The exercise price may not be decreased after the date of grant, other than in connection with permitted plan adjustments, unless our shareholders approve the repricing.

  •
  Vesting. Stock options and stock appreciation rights generally will vest in equal annual installments over a four-year period after the date of grant unless the Management and Development Committee specifies otherwise. Stock options and stock appreciation rights will immediately vest upon the normal retirement, death or disability of a participant, or upon a change in control.

  •
  Post-Termination Exercise. Stock options and stock appreciation rights that have not vested as of the date of a participant's termination of employment will be forfeited unless the Management and Development Committee provides otherwise or unless the participant is eligible for early or normal retirement or terminates as a result of death or disability, in which case the awards may become exercisable in full or on a pro rata basis in the case of early retirement. Subject to the term of the award, any vested stock option or stock appreciation right that has not already been exercised will remain exercisable for a period of three years after termination of employment because of retirement, death, or disability, and any vested stock option or stock appreciation right that has not already been exercised will remain exercisable for a period of six months after termination for any other reason.

        Performance-Based Awards.    The plan provides for performance-based awards in the form of: (1) annual performance bonuses that may be granted in the form of cash or common shares; and (2) long-term performance awards in the form of performance units that may be paid in cash or shares or performance-based restricted units or restricted stock awards that are paid in shares. The Management Development and Compensation Committee, in its discretion, will fix the amount, terms and conditions of annual performance bonuses and long term performance awards, subject to the following:

  •
  Performance Cycles. Annual performance bonuses will be awarded in connection with a 12-month performance cycle, which will coincide with our fiscal year. Long term performance awards will be awarded in connection with a performance cycle that will not be shorter than 12 months or longer than five years. The annual performance bonus amount and the number of shares or units that are earned will be determined by the level of performance attained in relation to the applicable performance measures, as certified by the Management and Development Committee following completion of the performance period.

  •
  Target Awards and Award Criteria. The Management Development and Compensation Committee typically will set a target amount or target number of shares or units for each participant receiving an annual performance bonus or long-term performance award within 90 days after the start of a performance cycle. At that time, the Management Development and Compensation Committee will also establish criteria for these awards, including the minimum level of performance that must be attained before any annual performance bonuses and long term performance award will be paid or vest and the annual performance bonus amounts and the number of shares or units that will become payable upon attainment of various levels of performance. Financial performance measures may take into account such adjustments as the Management and Development Committee may specify, which need not be consistent with accounting standards applicable to our financial statements.

        Restricted Stock, Restricted Units, and Deferred Stock Units.    Restricted stock, restricted units, and deferred stock units may be awarded under the plan to any employee selected by the Management Development and Compensation Committee. Restricted units and deferred stock units may be settled in shares or cash. The Management Development and Compensation Committee has the discretion to fix the terms and conditions applicable to awards of restricted stock, restricted units and deferred stock units, subject to the following:

  •
  Vesting. Unless the award certificate provides otherwise, any restrictions on restricted stock, restricted units, or deferred stock units will lapse in equal annual installments over a four-year period after the date of grant.

  •
  Acceleration of Vesting. Any restrictions on restricted stock, restricted units, or deferred stock units that have not lapsed or been satisfied on the date of a participant's termination of employment will immediately lapse in full or in part upon early or normal retirement, death or disability of the participant or a change in control. Upon a termination of employment for any other reason, any unvested restricted units, deferred stock units or shares of restricted stock will be forfeited.

  •
  Dividends and Dividend Equivalents. At the discretion of the Management Development and Compensation Committee, dividends paid on shares may be paid immediately or withheld and deferred in the participant's account. In the event of a payment of dividends on common shares, the Management Development and Compensation Committee may credit restricted units and deferred stock units with dividend equivalents, which may be distributed immediately, withheld and deferred in the participant's account or credited in the form of additional share units.

        Director Awards.    As of the first day of each of our fiscal years, the Management Development and Compensation Committee will make an award of deferred stock units to each director of a value to be determined by the board of directors in advance of the grant, but not in excess of $200,000, based upon the aggregate fair market value of the underlying common shares as determined on the date of grant. Each such deferred stock unit will vest as determined by the Management Development and Compensation Committee and will be paid in shares within 30 days following the director's termination of directorship service. In addition, the Management Development and Compensation Committee may grant stock options, stock appreciation rights and other stock-based awards to directors, but no director may receive awards representing in excess of 10,000 common shares in any fiscal year.

        Other Stock-Based Awards.    The Management Development and Compensation Committee may grant other share-based awards under the plan that consist of, or are denominated in, common shares. These awards may include phantom or hypothetical shares. The Management Development and Compensation Committee has broad discretion to determine any terms and conditions that will apply to other stock-based awards.

        Substitute Awards.    The Management Development and Compensation Committee may make awards to grantees of an acquired company through the assumption of, or in substitution for, outstanding stock-based awards previously granted to the grantees. The assumed or substituted awards will be subject to the terms and conditions of the original awards made by the acquired company, with any adjustments that the Management Development and Compensation Committee considers necessary to comply with applicable law or appropriate to give effect to the relevant provisions of any agreement for the acquisition of the acquired company.

        Adjustments.    The kind or maximum number of common shares available for issuance under the plan, the individual and aggregate maximums that may be issued under each form of award, the number of common shares underlying outstanding awards and the exercise price applicable to outstanding stock options and stock appreciation rights shall be appropriately adjusted by the Management Development and Compensation Committee upon any stock split, reverse stock split, dividend or other distribution, extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of common shares or other securities, or similar corporate transaction or event, to prevent dilution or enlargement of the benefits intended to be made available under the plan.

        Change in Control.    All outstanding stock options and stock appreciation rights will become exercisable as of the effective date of a change in control, and all conditions will be waived at such time with respect to outstanding restricted stock, restricted units and deferred stock units. Each participant who has been granted an annual performance bonus or long term performance award that is outstanding as of the date of a change in control will be deemed to have achieved a level of performance, as of the change in control, that would cause all of the participant's target amount to become payable and all restrictions on the participant's restricted units and shares of restricted stock to lapse.

        Amendment and Termination.    The plan may be amended or terminated by our board of directors at any time without shareholder approval, except that any material revision to the terms of the plan requires shareholder approval before it can be effective. A revision is "material" for this purpose if it materially increases the number of common shares that may be issued under the plan, other than an increase pursuant to an "adjustment" as described above, materially expands the class of persons eligible to receive awards, materially extends the term of the plan, materially decreases the exercise price at which stock options or stock appreciation rights may be granted, reduces the exercise price of outstanding stock options or stock appreciation rights, or results in the replacement of outstanding stock options or stock appreciation rights with awards that have a lower exercise price. The board of directors may, without shareholder approval, amend the plan to increase the maximum value of deferred stock units that may be granted to a director in any fiscal year and the maximum number of common shares that may be granted to a director in any fiscal year pursuant to awards of stock options, stock appreciation rights and other stock-based awards. If not earlier terminated, the plan will terminate on the day before the tenth anniversary of the adoption of the plan by our sole shareholder, Tyco International, which occurred on December 8, 2006. No awards may be granted under the plan after it is terminated, but any previously granted awards will remain in effect until they expire.

        Code Section 162(m).    With certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1 million paid to certain of our executive officers (referred to in the plan as "key employees"). Compensation paid to key employees is not subject to the deduction limitation, however, if it is considered "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. Awards of stock options, stock appreciation rights, annual performance bonuses, performance units, performance-based restricted units and performance-based restricted stock can, but are not required to, satisfy this standard under Section 162(m) of the Code.

        Summary of Federal Income Tax Consequences of Awards

        The following is a brief summary of the principal United States federal income tax consequences of the grant, exercise and disposition of stock options and stock appreciation rights under the plan, based on advice received from our counsel regarding current U.S. federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Because the federal income tax rules governing awards and related payments are complex, subject to frequent change, and depend on individual circumstances, participants should consult their tax advisors before exercising options or other awards or disposing of stock acquired pursuant to awards.

        Nonqualified Stock Options and Stock Appreciation Rights.    A participant will not recognize any income at the time a nonqualified stock option or stock appreciation right is granted, nor will we be entitled to a deduction at that time. When a nonqualified stock option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common shares received as of the date of exercise over the exercise price. When a stock appreciation right is exercised, the participant will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is paid in common shares, the fair market value of the common shares received as of the date of exercise. Payroll taxes are required to be withheld from the participant on the amount of ordinary income recognized by the participant. We will be entitled to a tax deduction with respect to a nonqualified stock option or stock appreciation right at the same time and in the same amount as the participant recognizes income. The participant's subsequent sale of the common shares generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price the participant paid for the shares plus the ordinary income the participant recognized with respect to the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year following exercise.

        Incentive Stock Options.    A participant will not recognize any income at the time an incentive stock option, or ISO, is granted. Nor will a participant recognize any income at the time an ISO is exercised. However, the excess of the fair market value of the common shares on the date of exercise over the exercise price paid will be a preference item that could create a liability under the alternative minimum tax. If a participant disposes of the common shares acquired on exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the "holding period"), the gain, if any, will be long-term capital gain eligible for favorable tax rates. If the participant disposes of the common shares prior to the end of the holding period, the participant will recognize ordinary income in the year of the disposition equal to the excess of the lesser of (i) the fair market value of the common shares on the date of exercise or (ii) the amount received for the common shares, over the exercise price paid. The balance of the gain or loss, if any, will be long-term or short-term capital gain or loss, depending on how long the common shares were held by the participant prior to disposition. We are not entitled to a deduction as a result of the grant or exercise of an ISO unless a participant recognizes ordinary income as a result of a disposition, in which case we will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

Certain Other Plans and Arrangements

        We expect to offer a relocation program for employees who relocate at our request and, in appropriate circumstances, to new employees who relocate in connection with their employment with us. Our program will cover the cost, either through direct payment or reimbursement, for most of the expenses associated with relocation that we determine to be reasonable, including disposition of current residence, home finding, home purchase/lease acquisition, temporary living, a miscellaneous allowance equal to one month's salary and transportation and storage of household goods. In addition, the relocation program will provide a tax gross-up on the taxable portion of certain amounts received by or paid on behalf of the employee under the program.

        For our executives, the relocation program will include a buyout provision for the pre-move residence. We will engage a relocation company to manage the home sale process. The relocation company will purchase the home either at an appraised market value or at the value offered by a bona fide third-party purchaser. The relocation company will then resell the home, and we will be responsible for any costs associated with the subsequent maintenance and sale of the home, including the payment of a service fee to the relocation company.

        We expect to offer a Flexible Perquisite Program to certain executives, with amounts to be used to cover items not otherwise covered under our benefit programs or expense reimbursement policies. Under this program, we provide a perquisite allowance of up to 10% of an executive's base annual salary less applicable taxes, up to $70,000, which can be used at the executive's discretion for various eligible expenses. The program is administered on a calendar year basis, not a fiscal year basis. Following the distribution, the Management Development and Compensation Committee or the board of directors may adopt new compensation plans or arrangements covering our executive officers and may terminate, amend the terms or expand the coverage of existing plans and arrangements.

Certain Relationships and Related Transactions

        Since the beginning of fiscal 2004, there were no transactions with companies where our directors were employed and served as officers that exceeded one percent of the gross revenue of any of these entities or of us, which is the threshold set forth in our governance principles.

MANAGEMENT OF TEGSA

        Set forth below is information as of December 31, 2006 with respect to the directors and executive officers of TEGSA.

        Kevin O'Kelly-Lynch—Mr. O'Kelly-Lynch, age 40, is a managing director of TEGSA. Mr. O'Kelly-Lynch has been a managing director at Tyco International Group S.A. since 2001 and prior to that was general manager of Tyco International Finance Ireland since 1998. Mr. O'Kelly-Lynch also is a director of Tyco International Finance S.A. and Covidien International Finance S.A.

        Michelangelo Stefani—Mr. Stefani, age 41, is a managing director of TEGSA. Mr. Stefani has been a managing director at Tyco International Group S.A. since 2001. Mr. Stefani also is a director of Tyco International Finance S.A. and Covidien International Finance S.A.

        Madeleine Barber—Ms. Barber, age 43, serves on TEGSA's board of directors. Ms. Barber has been Senior Director of International Tax at Tyco International since 2004. Prior to joining Tyco International, Ms. Barber was a partner at KPMG LLP since 2002. Ms. Barber also is a director of Tyco International Finance S.A. and Covidien International Finance S.A.

        Mario Calastri—Mr. Calastri, age 49, serves on TEGSA's board of directors. Mr. Calastri has been Vice President and Assistant Treasurer at Tyco International since 2005. Prior to joining Tyco International, Mr. Calastri was Vice President, Finance and Planning of IBM Global Financing EMEA in 2004 and Assistant Treasurer of IBM Corporation from 1999–2003. Mr. Calastri also is a director of Tyco International Finance S.A. and Covidien International Finance S.A.

        Eric Green—Mr. Green, age 48, serves on TEGSA's board of directors. Mr. Green has been Vice President, Tax Planning and Analysis of Tyco International since October 2003. Prior to joining Tyco International, Mr. Green was with Accenture where he was Director, Entity Tax Matters Group from July 2001 to September 2003 and Director, Global Tax Strategy/Planning from February 1998 to July 2001. Mr. Green also is a director of Tyco International Finance S.A. and Covidien International Finance S.A.

        Martina Hund-Mejean—Ms. Hund-Mejean, age 46, serves on TEGSA's board of directors. Ms. Hund-Mejean has been Senior Vice President and Treasurer of Tyco International since 2002. Prior to joining Tyco International, Ms. Hund-Mejean served as Senior Vice President and Treasurer at Lucent Technologies, Inc. from November 2000 to December 2002. Ms. Hund-Mejean also is a director of Tyco International Finance S.A. and Covidien International Finance S.A.

DESCRIPTION OF OTHER INDEBTEDNESS

Five-Year Senior Revolving Credit Facility

        In connection with the separation, Tyco Electronics has entered into a new five-year senior unsecured revolving credit facility, under which TEGSA is the borrower. The commitment under the new credit facility is $900 million until the time of the distribution and will increase to $1.5 billion at the time of the separation. The senior revolving credit facility will replace, in part, the existing three-year and five-year credit facilities of Tyco International Group S.A., a wholly-owned subsidiary of Tyco International, which we refer to as TIGSA, and be used for working capital, capital expenditures and other corporate purposes. Tyco International initially will guarantee the new credit facility, and Tyco Electronics will assume the obligations of Tyco International in connection with the distribution. The senior revolving credit facility terminates on April 25, 2012.

  Interest and Fees

        Borrowings under the new credit facility will bear interest, at our option, at a base rate or LIBOR, plus a margin for LIBOR loans depending on our credit ratings and on whether the credit facility is 50% or more drawn. We may select LIBOR interest periods of 1, 2, 3 or 6 months or other periods of time as agreed to by the lenders. Interest is payable at the end of the selected interest period or quarterly, whichever is shorter.

        We are required to pay an annual facility fee at a rate that depends on our credit ratings and ranges from 4.5 to 12.5 basis points.

  Optional Prepayment and Commitment Reductions

        We may prepay amounts outstanding under the senior revolving credit facility without penalty, subject to payment of any breakage costs. We also may irrevocably cancel the undrawn portion of the commitment under the credit facility.

  Covenants

        The credit facility contains affirmative and negative covenants, including covenants related to the delivery of financial statements, the filing of documents with the SEC, and the delivery of financial information and notices to the lenders. The affirmative covenants also include standard covenants relating to the operation of our business.

        The negative covenants limit some of our actions, including our ability to create liens, merge, consolidate or transfer all or substantially all of our assets, pay dividends, transact business with affiliates and issue subsidiary debt. The credit facility will prohibit our leverage ratio from exceeding 3.5 times EBITDA.

  Events of Default

        The senior revolving credit facility specifies customary events of default, including failure to pay principal, interest, fees or other amounts under the credit facility, material inaccuracies in our representations or warranties, failure to pay, or acceleration of, certain other indebtedness in excess of $50,000,000, bankruptcy and insolvency, failure to pay monetary judgments in excess of $30,000,000, customary ERISA defaults, and change of control.

Bridge Loan Facility

        In connection with the separation, Tyco Electronics has entered into a new $2.8 billion unsecured bridge loan facility, under which TIGSA will be the initial borrower. TEGSA will assume the obligations of TIGSA as borrower in connection with the separation. Borrowings under the bridge facility will be used to repay a portion of the existing public and other debt of Tyco International and its subsidiaries, together with interest, premiums, and related fees, expenses and other amounts. Tyco International initially will guarantee the new bridge facility, and Tyco Electronics will assume the obligations of Tyco International in connection with the distribution. The bridge facility will mature on the earliest to occur of (i) April 23, 2008, (ii) the date of any voluntary termination or reduction of commitments under TEGSA's revolving credit agreements, or (iii) the date of any voluntary prepayment of any non-revolving debt of the guarantor or any subsidiary in an aggregate outstanding principal amount exceeding $100 million, other than repayment of the debt to be refinanced with the proceeds of the bridge loan facility and intercompany transactions.

  Interest and Fees

        The interest and fee provisions under the bridge facility, including interest margins and fee rates, are substantially the same as the related provisions in the senior revolving credit facility.

  Optional Prepayment and Commitment Reductions

        The bridge facility contains optional prepayment and commitment reduction provisions that are substantially similar to such provisions in the senior revolving credit facility. At any time prior to the separation, we may irrevocably cancel, in whole or in part, the unutilized portion of the commitment under the bridge facility.

  Mandatory Prepayment

        The bridge facility contains provisions that may require mandatory prepayments or reduction of unused commitments if we issue equity or incur indebtedness. The amount of the required prepayments and reductions correspond to the amount of the net proceeds of such issuances or incurrences.

  Covenants

        The bridge facility contains covenants substantially similar to the covenants in the senior revolving credit facility.

  Events of Default

        The bridge facility contains events of default substantially similar to the events of default in the senior revolving credit facility.

SECURITY OWNERSHIP OF TYCO INTERNATIONAL AND TYCO ELECTRONICS

        As of the date hereof, all of our outstanding common shares are owned by Tyco International. After the separation, Tyco International no longer will own any of our common shares. The following table provides information with respect to the expected beneficial ownership of our common shares by (i) each of our shareholders who we believe will be a beneficial owner of more than 5% of our outstanding common shares, (ii) each director and each person nominated to serve as a director, (iii) each officer named in the Summary Compensation Table and (iv) all of our executive officers and director nominees as a group. We based the share amounts on each person's beneficial ownership of Tyco International common shares as of                        , 2007, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of    of our common shares for each Tyco International common share.

        To the extent our directors and officers own Tyco International common shares at the time of the separation, they will participate in the distribution on the same terms as other holders of Tyco International common shares. In addition, following the distribution, we expect Tyco International stock-based awards held by these individuals will be adjusted to become separate awards relating to both Tyco International common shares and our common shares. Such awards relating to our common shares are reflected in the table below based upon our expected adjustment formula. For a description of the equitable adjustments expected to be made to Tyco International stock-based awards, see "Management of Tyco Electronics—Treatment of Outstanding Equity Compensation Arrangements."

        Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Following the separation, we will have outstanding an aggregate of approximately     million common shares based upon approximately     million Tyco International common shares outstanding on                        , 2007, excluding treasury shares and assuming no exercise of Tyco International options, and applying the distribution ratio of    of our common shares for each Tyco International common share held as of the record date.

Name of Beneficial Owner	Total # of Shares to Be Beneficially Owned	% of Class	Of the Total # of Shares Beneficially Owned, Shares which May Be Acquired Within 60 Days
Principal Shareholders:
Directors and Executive Officers:
Thomas J. Lynch
Juergen W. Gromer**
Alan C. Clarke
Minoru Okamoto
Terrence R. Curtin
Robert A. Scott
Pierre R. Brondeau**
Ram Charan**
Robert M. Hernandez**
Daniel J. Phelan**
Frederic M. Poses**
Lawrence S. Smith**
Paula A, Sneed**
David P. Steiner**
Sandra S. Wijnberg**
All directors and executive officers as a group (15 persons)

*
Represents less than 1% of outstanding common shares.

**
Director nominee

LUXEMBOURG, BERMUDA AND U.S.
FEDERAL INCOME TAX CONSIDERATIONS

Luxembourg

        The following information is of a general nature only and is based on the laws currently in force in Luxembourg. It does not purport to be a comprehensive description of all tax implications that might be relevant to an investment decision. Holders of notes who are in doubt as to their tax position should consult a professional tax adviser.

  Withholding Tax

  Non-resident holders of notes

        Under Luxembourg general tax laws currently in force and subject to the laws of June 21, 2005 mentioned below, there is no withholding tax on payments of principal, premium or interest made to non-resident holders of notes, nor on accrued but unpaid interest in respect of the notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the notes held by non-resident holders of notes.

        Under the laws implementing the Council Directive 2003/48/EC of June 3, 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of European Union Member States, known as the Territories, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity, as defined by the laws of June 21, 2005, which are resident of, or established in, a European Union Member State, other than Luxembourg, or one of the Territories will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his country of residence in the required format to the relevant paying agent. Where withholding tax is applied, it will be levied at a rate of 15% during the first three-year period starting July 1, 2005, at a rate of 20% for the subsequent three-year period and at a rate of 35% thereafter. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the notes coming within the scope of the Laws would at present be subject to withholding tax of 15%.

  Resident holders of notes

        Under Luxembourg general tax laws currently in force and subject to the law of December 23, 2005 mentioned below, there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of notes, nor on accrued but unpaid interest in respect of notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of notes held by Luxembourg resident holders of notes.

        Under this law, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to, or for the immediate benefit of, an individual beneficial owner who is resident of Luxembourg will be subject to a withholding tax of 10%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his or her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the notes coming within the scope of the Law would be subject to withholding tax of 10%.

  Taxation of corporate holders

  Luxembourg corporate holders

        A corporate holder of notes who is a resident of Luxembourg for tax purposes, or who has a permanent establishment or a fixed place of business in Luxembourg to which the notes are attributable, is subject to Luxembourg corporation taxes in respect of the interest paid or accrued on the notes.

        Gains realized by a corporate holder of notes who is a resident of Luxembourg for tax purposes or who has a permanent establishment or a fixed place of business in Luxembourg to which the notes are attributable, on the sale or disposal of the notes, are subject to Luxembourg corporation taxes.

        A Luxembourg holder of notes that is governed by the law of July 31, 1929 on pure holding companies or by the laws of March 30, 1988 and December 20, 2002 on investment funds will not be subject to any Luxembourg income tax in respect of interest received or accrued on the notes, or on gains realized on the sale or disposal of notes.

  Non-resident corporate holders

        Gains realized by a non-resident holder of notes who does not have a permanent establishment or fixed place of business in Luxembourg, to which the notes are attributable, on the sale or disposal of notes are not subject to Luxembourg income tax.

  Wealth tax

        Under present Luxembourg tax laws, a holder of notes who is a resident of Luxembourg for tax purposes, or a non-resident holder of notes who has a permanent establishment or a fixed place of business in Luxembourg to which the notes are attributable, has to take into account the notes for purposes of the Luxembourg wealth tax. There is, however, no wealth tax for individuals.

  Taxation of individual holders

  Resident individuals

        An individual holder of notes who is a resident of Luxembourg for tax purposes, is subject to income tax in respect of interest paid on the notes, except where such interest has been subject to withholding tax under the law.

        Under Luxembourg tax laws, a gain realized by an individual holder of notes who acts in the course of the management of his private wealth and who is a resident of Luxembourg for tax purposes, on the sale or disposal of the notes is not subject to Luxembourg income tax, provided this sale or disposal took place at least six months after the acquisition of the notes. An individual holder of notes, who acts in the course of the management of his private wealth and who is a resident of Luxembourg for tax purposes, has further to include the portion of the gain corresponding to accrued but unpaid income in respect of the notes in his taxable income, except where such interest has been subject to withholding tax under the law of December 23, 2005.

        Gains realized by an individual holder of notes, who acts in the course of the management of a professional or business undertaking, who is a resident of Luxembourg for tax purposes or who has a permanent establishment or a fixed place of business in Luxembourg to which the notes are attributable, are subject to Luxembourg income tax at ordinary rates.

  Non-resident individuals

        Gains realized by a non-resident holder of notes, who does not have a permanent establishment or fixed place of business in Luxembourg to which the notes are attributable, are not subject to Luxembourg income tax on the sale or disposal of notes, subject to the above comment in relation to withholding tax.

  Inheritance and gift taxes

        Under present Luxembourg tax laws, in the case where a holder of notes is a resident for tax purposes of Luxembourg at the time of his death, the notes are included in his taxable estate for inheritance tax purposes and gift tax may be due on a gift or donation of notes.

  No stamp duty

        The issue of notes by the Issuer will not be subject to a Luxembourg registration or stamp duty. The sale or disposal of such notes will not be subject to a Luxembourg registration or stamp duty.

Bermuda

        Under current law, no income, withholding or other taxes or stamp, registration or other duties are imposed in Bermuda upon the issue, transfer or sale of the notes, or payments made in respect of the notes. As of the date hereof, there is no Bermuda income, company or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of securities issued by us or in respect of distribution by us with respect to our securities. Furthermore, we have received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to us or any of our operations or obligations until March 28, 2016. This undertaking applies to securities issued by us. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda. As an exempted company, we are liable to pay, in Bermuda, an annual registration fee based on its assessable capital, being the aggregate of its authorized share capital and share premium account at a rate not exceeding $27,825 per year.

United States

        The following discussion summarizes the material U.S. federal income tax consequences of the beneficial ownership and disposition of notes. This summary is based on the Code, regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus. This summary addresses only the tax consequences to investors that own the outstanding notes and will hold the notes as capital assets and not as part of a hedge, straddle, conversion, constructive sale or other risk reduction transaction for federal income tax purposes. For purposes of this discussion, a "U.S. holder" means (i) a citizen or resident of the United States (as defined for federal income tax purposes); (ii) a corporation or other business entity treated as a corporation created or organized in or under the laws of the United States or any State or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on August 19, 1996. As used herein, the term

"non-U.S. holder" means a beneficial owner of notes that is not a U.S. holder for U.S. federal income tax purposes.

        This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as insurance companies, partnerships or other entities treated as partnerships for federal income tax purposes, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers, expatriates or persons whose functional currency for tax purposes is not the U.S. Dollar). We will not seek a ruling from the Internal Revenue Service, referred to herein as the "IRS," with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term "holder" in this section, we are referring to a beneficial owner of the notes and not the record holder. Persons considering the purchase of notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations, as well as any consequences of the purchase of notes and the beneficial ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

  U.S. Holders

  Taxation of Interest

        Interest on a note will be includible in the gross income of a U.S. holder as ordinary income when received or accrued by such U.S. holder in accordance with its regular method of accounting for federal income tax purposes. In addition to interest on the notes, a U.S. holder will be required to include in income any additional amounts and any tax withheld from interest payments, notwithstanding that such withheld tax is not in fact received by such holder. All such amounts should constitute foreign source interest income for U.S. federal income tax purposes. If any non-U.S. income taxes were to be paid or withheld in respect of payments on the notes, a U.S. holder may be eligible, subject to a number of complex limitations, for a foreign tax credit. With certain exceptions, interest on the notes included in gross income by a U.S. holder will be treated separately, together with other items of "passive" or "financial services" income of such holder, as the case may be, for purposes of computing the foreign tax credit allowable under the Code.

  Market Discount

        If a U.S. holder purchases a note for an amount less than the stated principal amount of the note, the amount of such difference is "market discount" for federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated principal amount multiplied by the number of complete years to maturity from the date of such purchase.

        Unless such U.S. holder elects to include market discount in income as it accrues, any gain realized on the sale, exchange, retirement, or other disposition of a note and any partial principal payment received on a note generally will be treated as ordinary income to the extent of any accrued market discount on the note. In addition, a U.S. holder may be required to defer deductions for a portion of the interest paid on any indebtedness incurred to purchase or carry a note that has market discount.

        In general, market discount on a note held by a U.S. holder will be considered to accrue ratably during the period from the date of purchase of the note to its maturity date, unless such U.S. holder elects to accrue market discount on a constant yield basis. U.S. holders may elect to include market discount in gross income currently as it accrues (on either a ratable or a constant yield basis), in which case the interest deferral rule described above will not apply. The election to include market discount in gross income on an accrual basis, once made, would apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and it may not be revoked without the consent of the IRS. A U.S. holder's tax basis in the note will be increased by the amount of any market discount included in gross income under such an election. U.S. holders that hold notes with market discount should consult their tax advisors regarding the manner in which accrued market discount is calculated and the election to include market discount currently in income.

  Bond Premium

        In general, if a U.S. holder purchases a note for an amount greater than the sum of all amounts payable on the note (other than stated interest payments) after the date of purchase, the amount of such excess is "bond premium" for U.S. federal income tax purposes. U.S. holders may elect to amortize bond premium over the remaining term of the note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date) on a constant yield basis as an offset to interest income (and not as a separate item of deduction), but only as such U.S. holder takes stated interest into account under its regular method of tax accounting. A U.S. holder's tax basis in the note will be reduced by the amount of bond premium so amortized. If a U.S. holder does not elect to amortize bond premium, it will be required to report the full amount of stated interest on the note as ordinary income, even though it may be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the note. An election to amortize bond premium, once made, would apply to all debt instruments held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. U.S. holders that hold notes with bond premium, should consult their tax advisors regarding the application of these rules.

  Taxation of Dispositions of Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts representing accrued and unpaid interest not previously included in income, which will be treated as interest income) and the U.S. holder's tax basis in the note. A U.S. holder's tax basis in a note will be, in general, the cost of the note to the U.S. holder, increased by the amount of market discount previously included in income, decreased by the amount of bond premium previously amortized, and decreased by any principal payments received in respect of the note. Gain or loss realized by a U.S. holder on the sale, exchange, retirement or other disposition of a note generally will be treated as U.S. source income or loss. Subject to the market discount rules, discussed above, gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a preferential rate. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        When required, we will report to the holders of the notes and the IRS amounts paid on or with respect to the notes and the amount of any tax withheld from such payments. Certain non-corporate U.S. holders may be subject to backup withholding (currently imposed at a rate of 28%) on payments made on or with respect to the notes and on payment of the proceeds from the disposition of a note. In general, backup withholding will apply to a U.S. holder only if the holder:

  •
  fails to furnish its Taxpayer Identification Number, or TIN, which for an individual is his or her Social Security Number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed properly to report payments of interest; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest payments.

        A U.S. holder will be eligible for an exemption from backup withholding upon providing a properly completed IRS Form W-9 (or substitute form) to us or our paying agent. Backup withholding is not an additional tax and may be refunded or credited against the U.S. holder's U.S. federal income tax liability, provided that certain required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

  Non-U.S. Holders

  Taxation of Interest and Disposition

        In general and subject to the discussion below under "—Backup Withholding and Information Reporting," a non-U.S. holder will not be subject to U.S. federal income or withholding tax on stated interest on notes or gain upon the disposition of notes, unless:

  •
  the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business, or in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States; or

  •
  such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

        U.S. trade or business income of a non-U.S. holder generally will be subject to regular U.S. income tax in the same manner as if it were realized by a U.S. holder. Non-U.S. holders that realize U.S. trade or business income with respect to the notes should consult their tax advisors as to the treatment of such income or gain. In addition, U.S. trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

  Backup Withholding and Information Reporting

        If the notes are held by a non-U.S. holder through the non-U.S. office of a non-U.S. related broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding in certain circumstances, may apply if the notes are held by a non-U.S. holder through a U.S., or U.S.-related, broker or financial institution, or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

        The federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the purchase of notes and the beneficial ownership and disposition of the notes, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in federal or other tax laws.

UNDERWRITING

        We and the underwriters for the offering named below have entered into an underwriting agreement, dated                        , 2007, with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.                        are the representatives of the underwriters.

Underwriters	Principal Amount of Notes due
	$
	$
	$
	$
	$
Total		$2,000,000,000

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to            % of the principal amount. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to            % of the principal amount. If all the notes are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

        The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us.

Paid by TEGSA
Per note	$
Total	$

        The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        Each of the underwriters has agreed that it will not offer, sell or deliver any of the notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof and that it will take, at its own expense, whatever action is required to permit its purchase and resale of the notes in those jurisdictions as set forth in the underwriting agreement.

        In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (b) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        We estimate that our share of the total expenses of the notes offered hereby, excluding underwriting discounts and commissions, will be approximately $                  .

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Act.

        In the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to us and certain of our affiliates, for which they have in the past received, and may in the future receive, customary fees and expenses.

ENFORCEMENT OF CIVIL LIABILITIES

        TEGSA is a Luxembourg company and Tyco Electronics is a Bermuda company. TEGSA and Tyco Electronics have consented in the indenture to jurisdiction in the U.S. federal and state courts in The City of New York and to service of process in The City of New York in any legal suit, action or proceeding brought to enforce any rights under or with respect to the indenture, the notes and the guarantee. A substantial majority of Tyco Electronics' directly held assets consists of shares in TEGSA. Accordingly, any judgment against TEGSA or Tyco Electronics in respect of the indenture, the notes or the guarantee, including for civil liabilities under the U.S. federal securities laws, obtained in any U.S. federal or state court may have to be enforced in the courts of Luxembourg or Bermuda. Investors should not assume that the courts of Luxembourg or Bermuda would enforce judgments of U.S. courts obtained against TEGSA or Tyco Electronics predicated upon the civil liability provisions of the U.S. federal securities laws or that such courts would enforce, in original actions, liabilities against TEGSA or Tyco Electronics predicated solely upon such laws.

        TEGSA is incorporated under the laws of Luxembourg. Certain members of the board of directors are non-residents of the United States and a substantial portion of TEGSA's assets and those of such directors are located outside the United States. As a result, you may not be able to effect a service of process within the United States on TEGSA or on such persons or to enforce in Luxembourg courts judgments obtained against TEGSA or such persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal and state securities laws or other laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against TEGSA or such persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. securities laws.

        TEGSA has been advised by Allen & Overy Luxembourg, its Luxembourg counsel, that the United States and the Grand-Duchy of Luxembourg are not currently bound by a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitral awards) rendered in civil and commercial matters. According to such counsel, an enforceable judgment for the payment of monies rendered by any U.S. federal or state court based on civil liability, whether or not predicated solely upon the U.S. securities laws, would not directly be enforceable in Luxembourg. However, a party who received such favorable judgment in a U.S. court may initiate enforcement proceedings in Luxembourg (exequatur) by requesting enforcement of the U.S. judgment to the president of the District Court (Tribunal d'Arrondissement) pursuant to Section 678 of the New Luxembourg code of Civil Procedure. The president of the District Court will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that all of the following conditions are met:

  •
  the U.S. judgment is enforceable (exécutoire) in the United States;

  •
  the jurisdictional ground of the U.S. court is founded according to Luxembourg private international law rules and to the applicable domestic U.S. federal or state jurisdiction rules;

  •
  the U.S. court has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

  •
  the U.S. judgment must not have violated the right of the defendant to present a defense;

  •
  the principles of natural justice have been complied with; and

  •
  the U.S. judgment does not contravene the Luxembourg international public policy.

        In practice, Luxembourg courts tend not to review the merits of a U.S. judgment.

VALIDITY OF THE NOTES AND THE GUARANTEE

        The validity of the notes and the guarantee will be passed upon for Tyco Electronics and TEGSA by Gibson, Dunn & Crutcher LLP, New York, New York, counsel to Tyco Electronics and TEGSA. Certain matters under the laws of Bermuda related to the guarantee will be passed upon for Tyco Electronics by Appleby Hunter Bailhache, Hamilton, Bermuda, Bermuda counsel to Tyco Electronics. Certain matters under the laws of Luxembourg related to the notes will be passed upon by Allen & Overy Luxembourg, Luxembourg counsel to TEGSA. The validity of the notes and the guarantee will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Gibson, Dunn & Crutcher LLP and Sullivan & Cromwell LLP will rely on Appleby Hunter Bailhache with respect to matters of Bermuda law and on Allen & Overy Luxembourg with respect to matters of Luxembourg law.

EXPERTS

        The combined financial statements of the electronics businesses of Tyco International Ltd. as of September 29, 2006 and September 30, 2005, and for each of the three fiscal years in the period ended September 29, 2006, and the related financial statement schedule, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs referring to a) related party transactions with Tyco International Ltd. and include allocations of corporate overhead, other expenses, debt and related interest expense from Tyco International which may not be reflective of the actual level of costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International, b) the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment in 2006, c) a change to the measurement date of pension and post retirement plans from September 30 to August 31 in 2005, and d) the restatement of the accompanying 2006, 2005 and 2004 combined financial statements), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Tyco Electronics Limited as of September 29, 2006 and September 30, 2005, and for each of the three fiscal years in the period ended September 29, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO INTERIM FINANCIAL STATEMENTS

THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.

Combined Statements of Income for the Six Months Ended March 30, 2007 and March 31, 2006 (Unaudited)	F-2
Combined Balance Sheets as of March 30, 2007 and September 29, 2006, as restated (Unaudited)	F-3
Combined Statements of Cash Flows for the Six Months Ended March 30, 2007 and March 31, 2006 (Unaudited)	F-4
Notes to Combined Financial Statements (Unaudited)	F-5

TYCO ELECTRONICS LTD.

Statements of Income for the Six Months Ended March 30, 2007 and March 31, 2006 (Unaudited)	F-30
Balance Sheets as of March 30, 2007 and September 29, 2006 (Unaudited)	F-31
Statements of Cash Flows for the Six Months Ended March 30, 2007 and March 31, 2006 (Unaudited)	F-32
Notes to Financial Statements (Unaudited)	F-33

INDEX TO ANNUAL FINANCIAL STATEMENTS

THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.

Report of Independent Registered Public Accounting Firm	F-34
Combined Statements of Income (restated) for the Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004	F-35
Combined Balance Sheets (restated) as of September 29, 2006 and September 30, 2005	F-36
Combined Statements of Parent Company Equity (restated) for the Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004	F-37
Combined Statements of Cash Flows (restated) for the Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004	F-38
Notes to Combined Financial Statements	F-39
Schedule II—Valuation and Qualifying Accounts	F-93

TYCO ELECTRONICS LTD.

THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED STATEMENTS OF INCOME (UNAUDITED)

	For the Six Months Ended
	March 30, 2007	March 31, 2006
	(in millions)
Net sales	$6,662	$6,086
Cost of sales	4,970	4,474

Gross income	1,692	1,612
Selling, general, and administrative expenses	878	795
Restructuring and other charges, net	25	10

Income from operations	789	807
Interest income	29	25
Interest expense	(118)	(136)

Income from continuing operations before income taxes and minority interest	700	696
Income taxes	(189)	(152)
Minority interest	(2)	(2)

Income from continuing operations	509	542
Income (loss) from discontinued operations, net of income taxes	49	(8)

Income before cumulative effect of accounting change	558	534
Cumulative effect of accounting change, net of income taxes	—	(8)

Net income	$558	$526

See Notes to Combined Financial Statements.

THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED BALANCE SHEETS (UNAUDITED)

	March 30, 2007	September 29, 2006 (Restated)
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$505	$470
Accounts receivable, net of allowance for doubtful accounts of $66 and $64, respectively	2,569	2,544
Inventories	2,198	1,966
Prepaid expenses and other current assets	477	450
Deferred income taxes	369	368
Assets held for sale	—	242

Total current assets	6,118	6,040
Property, plant, and equipment, net	3,465	3,133
Goodwill	7,156	7,135
Intangible assets, net	1,010	1,028
Deferred income taxes	1,361	1,501
Other assets	254	254

Total Assets	$19,364	$19,091

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including amounts due to Tyco International Ltd. and affiliates of $585 and $285, respectively	$597	$291
Accounts payable	1,309	1,300
Accrued and other current liabilities	1,088	1,331
Deferred revenue	183	161
Liabilities held for sale	—	56

Total current liabilities	3,177	3,139
Long-term debt, including amounts due to Tyco International Ltd. and affiliates of $2,954 and $3,225, respectively	3,099	3,371
Long-term pension and postretirement liabilities	563	498
Deferred income taxes	387	380
Other liabilities	503	527

Total Liabilities	7,729	7,915

Commitments and contingencies (Note 10)
Minority interest	16	16
Parent Company Equity:
Parent company investment	10,726	10,490
Accumulated other comprehensive income	893	670

Total Parent Company Equity	11,619	11,160

Total Liabilities and Parent Company Equity	$19,364	$19,091

See Notes to Combined Financial Statements.

 THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended
	March 30, 2007	March 31, 2006
	(in millions)
Cash Flows From Operating Activities:
Net income	$558	$526
(Income) loss from discontinued operations, net of income taxes	(49)	8
Cumulative effect of accounting change, net of income taxes	—	8

Income from continuing operations	509	542
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	285	259
Deferred income taxes	43	—
Provision for losses on accounts receivable and inventory	53	43
Other	(3)	2
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	23	(50)
Inventories	(231)	(266)
Other current assets	(3)	(26)
Accounts payable	(17)	198
Accrued and other liabilities	(75)	71
Deferred revenue	18	—
Long-term pension and postretirement liabilities	21	19
Other	(48)	(80)

Net cash provided by operating activities	575	712
Net cash provided by (used in) discontinued operating activities	4	(2)

Cash Flows From Investing Activities:
Capital expenditures	(610)	(255)
Proceeds from sale of property, plant, and equipment	35	8
Acquisition of businesses, net of cash acquired	—	(5)
Purchase accounting and holdback/earn-out liabilities	—	(2)
Divestiture of businesses, net of cash retained by businesses sold	227	—
Increase in investments	(3)	(1)
Other	1	24

Net cash used in investing activities	(350)	(231)
Net cash used in discontinued investing activities	(2)	(79)

Cash Flows From Financing Activities:
Change in short-term debt, net	10	5
Allocated debt activity	29	(807)
Repayment of long-term debt	(7)	(111)
Change in parent company investment	(240)	482
Minority interest distributions paid	(3)	(9)
Other	8	—

Net cash used in financing activities	(203)	(440)
Net cash provided by discontinued financing activities	4	81

Effect of currency translation on cash	13	4
Net increase in cash and cash equivalents	41	45
Less: net increase in cash related to discontinued operations	(6)	—
Cash and cash equivalents at beginning of period	470	284

Cash and cash equivalents at end of period	$505	$329

See Notes to Combined Financial Statements.

THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1.    Basis of Presentation, Summary of Significant Accounting Policies, and Restatement

  The Separation

        On January 13, 2006, Tyco International Ltd. announced that its board of directors approved a plan to separate Tyco International Ltd. ("Tyco International" or "Parent") into three independent, publicly-traded companies (the "Separation"), identifying its electronics businesses of Tyco International Ltd. as one of those three public companies. Upon the Separation, Tyco Electronics Ltd. will be the parent company which will own the electronics businesses as of the Separation date and whose shares will be owned by the existing Tyco International shareholders. The electronics businesses of Tyco International Ltd. ("Tyco Electronics" or the "Company"), presented herein, represent a combined reporting entity comprised of the assets and liabilities used in managing and operating the Tyco International electronics businesses and includes Tyco Electronics Ltd. Certain subsidiaries have disposed of some of the operations previously owned. Where appropriate, these operations have been reflected as discontinued operations in the Combined Financial Statements presented herein.

        Tyco International intends to accomplish the Separation through distributions of shares to Tyco International shareholders that are tax-free for U.S. federal income tax purposes (the "Distribution"). Following the Distribution, Tyco International's shareholders will own 100% of the equity in all three companies. The Separation will not require a vote by Tyco International shareholders.

  Basis of Presentation

        The unaudited Combined Financial Statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of the Combined Financial Statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ materially from these estimates. In management's opinion, the unaudited Combined Financial Statements contain all normal recurring adjustments necessary for a fair presentation of interim results reported. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire fiscal year or any subsequent interim period. These financial statements should be read in conjunction with the Company's audited Annual Combined Financial Statements included elsewhere in this registration statement.

        Additionally, the Combined Financial Statements do not necessarily reflect what the Company's combined results of operations, financial position, and cash flows would have been had it operated as an independent, publicly-traded company during the periods presented. To the extent that an asset, liability, revenue, or expense is directly associated with the Company, it is reflected in the accompanying Combined Financial Statements. Certain general corporate overhead, other expenses, and debt and related net interest expense have been allocated by Tyco International to the Company. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly-traded company for the periods presented. Refer to Note 11 for further information regarding allocated expenses.

        Unless otherwise indicated, references in the Combined Financial Statements to fiscal 2007 and fiscal 2006 are to the Company's fiscal years ending September 28, 2007 and September 29, 2006, respectively.

  Restatement

        The Company restated its Combined Balance Sheet at September 29, 2006. The restatement reflects adjustments to correct errors in accounting for income taxes, as well as an immaterial balance sheet adjustment related to deferred revenue.

        Subsequent to the issuance of the Company's Annual Combined Financial Statements, in connection with a review of Tyco International's income tax accounts, errors were discovered relating to accounting for income taxes. These errors primarily related to maintaining and tax effecting jurisdictional data and the classification of tax amounts in the Combined Balance Sheets. The more significant errors related to: (1) the treatment of taxes associated with impairment charges, (2) tax rate differentials on non-US income tax accruals, and (3) misclassification within the balance sheet related to income taxes.

        The following table summarizes the impact of the adjustments discussed above on the Company's Combined Balance Sheet as of September 29, 2006:

	September 29, 2006
	As Previously Reported	Restated
	(in millions)
Assets
Prepaid expenses and other current assets	$438	$450
Deferred income taxes	263	368
Total current assets	5,923	6,040
Deferred income taxes	1,795	1,501
Total Assets	19,268	19,091
Liabilities and Parent Company Equity
Accrued and other current liabilities	$1,341	$1,331
Deferred revenue	196	161
Total current liabilities	3,184	3,139
Deferred income taxes	493	380
Other liabilities	556	527
Total Liabilities	8,102	7,915
Parent company investment	10,480	10,490
Total Parent Company Equity	11,150	11,160
Total Liabilities and Parent Company Equity	19,268	19,091

  Cumulative Effect of Accounting Change

        The Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement 143," during fiscal 2006. FIN 47 clarifies the timing of liability recognition for legal obligations associated with an asset retirement when the timing and (or) method of settling the obligation are conditional on a future event that may or may not be within the control of the entity and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 requires that conditional asset retirement obligations, along with the associated capitalized asset retirement costs, be initially reported at their fair values. Upon adoption, the Company recognized a liability of $16 million for asset retirement obligations and an increase of

$4 million in the carrying amount of the related assets. The initial recognition resulted in a cumulative effect of accounting change of $8 million after-tax, $12 million pre-tax, reflecting the accumulated depreciation and accretion that would have been recognized in prior periods had the provisions of FIN 47 been in effect at the time.

  Recently Issued Accounting Pronouncements

        In February 2007, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS No. 159 permits an entity, on a contract-by-contract basis to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective for the Company in the first quarter of fiscal 2009. The Company is currently assessing the impact that SFAS No. 159 will have on the results of its operations, financial position, or cash flows.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. The Company currently uses a measurement date of August 31st. SFAS No. 158 also requires additional disclosure in the notes to the financial statements. The recognition provisions of SFAS No. 158 are effective at the end of fiscal 2007, while the measurement date provisions will become effective in fiscal 2009. The Company is currently assessing the impact of SFAS No. 158 on its Combined Financial Statements. Based on the funded status of its defined benefit and other postretirement plans as of September 29, 2006, the Company estimates that it would recognize a net $219 million liability through a reduction in shareholders' equity. The ultimate amounts recorded are highly dependent on various estimates and assumptions including, among other things, the discount rate selected, future compensation levels, and performance of plan assets. Changes in these assumptions could increase or decrease the estimated impact of implementing SFAS No. 158.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. SFAS No. 157 is effective for Tyco Electronics in the first quarter of fiscal 2009. The Company is currently assessing the impact, if any, that SFAS No. 157 will have on the results of its operations, financial position, or cash flows.

        In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 is effective for Tyco Electronics in the first quarter of fiscal 2008. The Company is currently assessing the impact that FIN 48 will have on the results of its operations, financial position, or cash flows.

2.    Restructuring and Other Charges, Net

        Charges (credits) to operations by segment during the first six months of fiscal 2007 and the first six months of fiscal 2006 are as follows:

	For the Six Months Ended
	March 30, 2007	March 31, 2006
	(in millions)
Electronic Components	$16	$8
Network Solutions	—	8
Wireless Systems	3	2
Other	6	(6)

	$25	$12

        Amounts recognized in the Combined Statements of Income during first six months of fiscal 2007 and the first six months of fiscal 2006 are as follows:

	For the Six Months Ended
	March 30, 2007	March 31, 2006
	(in millions)
Restructuring and other charges, net:
Cash charges	$23	$9
Non-cash charges	2	1

Total restructuring and other charges, net	25	10
Cost of sales	—	2

	$25	$12

        Activity in the Company's restructuring reserves during the first six months of fiscal 2007 is summarized as follows:

	Balance at September 29, 2006	Charges	Utilization	Reclass/ Transfers(1)	Currency Translation	Balance at March 30, 2007
	(in millions)
Fiscal 2007 Actions:
Employee severance	$—	$22	$—	$—	$—	$22
Facilities exit costs	—	—	(1)	1	—	—

Total	—	22	(1)	1	—	22

Fiscal 2006 Actions:
Employee severance	3	—	(2)	—	—	1
Facilities exit costs	2	—	(1)	—	—	1

Total	5	—	(3)	—	—	2

Pre-Fiscal 2006 Actions:
Facilities exit costs	66	1	(7)	7	2	69

Total Activity	$71	$23	$(11)	$8	$2	$93

(1)
In the first quarter of fiscal 2007, the Printed Circuit Group business was sold and $8 million of restructuring liabilities were retained by the Company. See Note 3.

  Fiscal 2007 Actions

        The Company initiated restructuring programs during the first six months of fiscal 2007 relating to the exit of manufacturing operations in the Electronic Components segment, the rationalization of certain product lines in the Wireless Systems segment, and the reduction of workforce in the Other segment. In connection with these actions, during the first six months of fiscal 2007, the Company recorded restructuring charges of $22 million, primarily related to employee severance and benefits. The Company expects to complete all restructuring activities commenced in the first six months of fiscal 2007 by the end of 2008 and to incur total charges of approximately $44 million relating to these initiated actions.

  Fiscal 2006 and Prior Actions

        During the first six months of fiscal 2007, the Company recorded restructuring charges of $1 million related to interest accretion on restructuring reserves for activities announced in prior fiscal years.

        During the first six months of fiscal 2006, the Company recorded restructuring charges of $12 million primarily related to severance and benefits. Also, the Company completed restructuring activities announced in prior years for amounts less than originally anticipated and accordingly reversed $3 million of restructuring reserves during the first six months of fiscal 2006.

  Non-Cash Charges

        During the first six months of fiscal 2007, the Company recorded non-cash charges of $2 million related to fixed assets in connection with exited manufacturing operations.

        During the first six months of fiscal 2006, the Company recorded non-cash charges of $3 million, including $2 million in cost of goods sold for write-downs in carrying value of inventory related to exited product lines.

  Total Restructuring Reserves

        The Company's restructuring reserves by segment are as follows:

	March 30, 2007	September 29, 2006
	(in millions)
Electronic Components	$17	$1
Network Solutions	—	3
Wireless Systems	2	3
Other	74	64

Restructuring reserves	$93	$71

        Restructuring reserves were included in the Company's Combined Balance Sheets as follows:

	March 30, 2007	September 29, 2006
	(in millions)
Accrued and other current liabilities	$38	$16
Other liabilities	55	55

Restructuring reserves	$93	$71

3.    Discontinued Operations

        During fiscal 2006, the Company entered into a definitive agreement to divest the Printed Circuit Group business. During the first quarter of fiscal 2007, the Company consummated the sale of the Printed Circuit Group business for $227 million in net cash proceeds and recorded a $45 million pre-tax gain on the sale. The Printed Circuit Group business met the held for sale and discontinued operations criteria and has been included in discontinued operations in all periods presented.

        The following table reflects net sales, pre-tax loss from discontinued operations, pre-tax gain on sale of discontinued operations, and income taxes for the first six months of fiscal 2007 and the first six months of fiscal 2006:

	For the Six Months Ended
	March 30, 2007	March 31, 2006
	(in millions)
Net sales	$30	$218

Pre-tax loss from discontinued operations	(2)	(2)
Pre-tax gain on sale of discontinued operations	45	—
Income taxes	6	(6)

Income (loss) from discontinued operations, net of income taxes	$49	$(8)

        The following table presents balance sheet information for discontinued operations and other businesses and assets held for sale at fiscal year end 2006:

September 29, 2006
(in millions)
Accounts receivable, net	$78
Inventories	57
Property, plant, and equipment, net	107

Total assets	$242

Accounts payable	$37
Accrued and other current liabilities	17
Other liabilities	2

Total liabilities	$56

        The Company paid cash related to holdback and earn-out liabilities of approximately $74 million during the first six months of fiscal 2006 relating to certain prior period acquisitions. The total cash paid was reported in discontinued operations as it related to the Printed Circuit Group business.

4.    Inventories

        Inventories consist of the following:

	March 30, 2007	September 29, 2006
	(in millions)
Raw materials	$379	$340
Work in progress	821	706
Finished goods	998	920

Inventories	$2,198	$1,966

5.    Goodwill

        The changes in the carrying amount of goodwill by segment are as follows:

	Electronic Components	Network Solutions	Wireless Systems	Total
	(in millions)
Balance at September 29, 2006	$5,973	$843	$319	$7,135
Purchase accounting adjustments	1	1	—	2
Currency translation	16	3	—	19

Balance at March 30, 2007	$5,990	$847	$319	$7,156

6.    Intangible Assets, Net

        The Company's intangible assets are as follows:

	March 30, 2007				September 29, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period
	($ in millions)
Amortizable:
Intellectual property	$1,501	$(503)	$998	22 years	$1,479	$(462)	$1,017	22 years
Other	14	(3)	11	50 years	11	(2)	9	50 years

Total amortizable	$1,515	$(506)	$1,009	22 years	$1,490	$(464)	$1,026	22 years
Non-amortizable	1	—	1		2	—	2

Intangible assets	$1,516	$(506)	$1,010		$1,492	$(464)	$1,028

        Intangible asset amortization expense for the first six months of fiscal 2007 and the first six months of fiscal 2006 was $35 million and $34 million, respectively. The estimated aggregate amortization expense on intangible assets currently owned by the Company is expected to be as follows:

(in millions)
Remainder of fiscal 2007	$35
Fiscal 2008	69
Fiscal 2009	68
Fiscal 2010	68
Fiscal 2011	68
Fiscal 2012	66
Thereafter	635

$1,009

7.    Debt

        Debt is as follows:

	March 30, 2007	September 29, 2006
	(in millions)
Due to Tyco International Ltd. and affiliates	$3,539	$3,510
7.2% notes due 2008	86	86
Other	71	66

Total debt	3,696	3,662
Less current portion	597	291

Long-term debt	$3,099	$3,371

        For the first six months of fiscal 2007 and the first six months of fiscal 2006, Tyco International has allocated to Tyco Electronics interest expense of $111 million and $120 million, respectively, and interest income of $16 million and $19 million, respectively.

        Management believes the allocation basis for debt and net interest expense is reasonable based on the historical financing needs of Company. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented.

        Prior to the distribution date, the Company expects to issue third-party debt or to be assigned debt by Tyco International based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be issued or assigned may materially differ from the amounts presented herein. The allocated debt amounts, presented as "Due to Tyco International Ltd. and affiliates," have been classified on the Combined Balance Sheets based on the maturities of Tyco International's underlying debt. When the allocated debt is replaced with third party debt or debt is assigned from Tyco International, the maturities of such debt will be determined. Tyco International will not require repayment of such amounts on an accelerated basis. See Note 16.

        Certain of the Company's operating subsidiaries have overdraft and similar types of facilities, which total $380 million, of which $321 million was undrawn and available at March 30, 2007. These facilities, most of which are renewable, expire at various dates through the year 2013 and are established primarily within the Company's international operations.

8.    Guarantees

        In disposing of assets or businesses, the Company often provides representations, warranties and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company's financial position, results of operations, or cash flows.

        The Company has recorded liabilities for known indemnifications included as part of environmental liabilities. See Note 10 for a discussion of these liabilities.

        At September 29, 2006, the Company had a $54 million obligation under an off-balance sheet leasing arrangement for five cable laying sea vessels which was recorded in the accompanying Combined Balance Sheet based on the estimated fair value of the vessels. Upon expiration of this lease in October 2006, the Company exercised its option to buy these vessels for $280 million and, accordingly, the residual guarantee was settled.

        In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations, or cash flows.

        The Company generally records estimated product warranty costs at the time of sale. The changes in the Company's warranty liability for the first six months of fiscal 2007 and the first six months of fiscal 2006 are as follows:

	For the Six Months Ended
	March 30, 2007	March 31, 2006
	(in millions)
Balance at beginning of period	$30	$43
Warranties issued	2	1
Warranty expirations and changes in estimate	(4)	(8)
Settlements	(2)	(2)

Balance at end of period	$26	$34

9.    Retirement Plans

        Effective January 1, 2007, Tyco International legally separated a co-mingled pension plan which contained participants of both the Company and another Tyco International subsidiary. As a result, the Company re-measured the assets and projected benefit obligation of the separated pension plan based on the Employee Retirement Income Security Act ("ERISA") prescribed calculation. The re-measurement resulted in an increase of $20 million to deferred income tax assets, an increase of $54 million to long-term pension and postretirement liabilities, and a decrease of $34 million to the minimum pension liability, a component of shareholders' equity.

        The net periodic benefit cost for all U.S. and non-U.S. defined benefit pension plans and postretirement benefit plans in the first six months of fiscal 2007 and the first six months of fiscal 2006 is as follows:

	Defined Benefit Pension Plans				Postretirement Benefit Plans
	U.S. Plans		Non-U.S. Plans
	For the Six Months Ended		For the Six Months Ended		For the Six Months Ended
	March 30, 2007	March 31, 2006	March 30, 2007	March 31, 2006	March 30, 2007	March 31, 2006
	(in millions)
Service cost	$2	$2	$29	$31	$—	$—
Interest cost	28	25	34	30	2	1
Expected return on plan assets	(37)	(36)	(29)	(25)	—	—
Amortization of net actuarial loss	6	7	9	12	—	—

Net periodic benefit cost	$(1)	$(2)	$43	$48	$2	$1

        As previously discussed in the Annual Combined Financial Statements for the fiscal year ended September 29, 2006, the Company anticipates that, at a minimum, it will make the minimum required contributions to its pension plans in fiscal 2007 of $2 million for U.S. plans and $57 million for non-U.S. plans. During the first six months of fiscal 2007, the Company contributed $32 million to its U.S. and non-U.S. plans.

        As previously discussed in the Annual Combined Financial Statements for the fiscal year ended September 29, 2006, the Company expects to make contributions to its postretirement benefit plans of $5 million in fiscal 2007. During the first six months of fiscal 2007, the Company contributed $3 million to its postretirement benefit plans.

10.    Commitments and Contingencies

        At March 30, 2007, the Company had a contingent purchase price commitment of $80 million related to the fiscal 2001 acquisition of Com-Net by the Wireless Systems segment. This represents the maximum amount payable to the former shareholders of Com-Net only after the construction and installation of a communications system for the State of Florida is finished and the State has approved the system based on the guidelines set forth in the contract. A liability for this contingency has not been recorded in the Company's Combined Financial Statements as the outcome of this contingency cannot be reasonably determined.

        As a part of the Separation and Distribution Agreement to be entered into at the separation date, any existing or potential liabilities related to Tyco International's outstanding litigation will be assigned if Tyco Electronics is specifically identified in the lawsuit. However, any existing or potential liabilities that cannot be associated with Tyco Electronics will be allocated appropriately and post-separation sharing agreements will be established. Tyco International's various outstanding litigation proceedings are discussed below. Tyco Electronics will be responsible for certain potential liabilities that may arise upon the settlement of the pending litigation based on the post-separation sharing agreement. If Tyco International or Covidien were to default on their obligation to pay their allocated share of these liabilities, however, we would be required to pay additional amounts.

  Class Actions

        As a result of actions taken by Tyco International's former senior corporate management, Tyco International, some members of Tyco International's former senior corporate management, former members of Tyco International's board of directors, Tyco International's former General Counsels and former Chief Financial Officer, and Tyco International's current Chief Executive Officer are named defendants in a number of purported class actions alleging violations of the disclosure provisions of the federal securities laws. Tyco International, certain of its current and former employees, some members of its former senior corporate management, and some former members of its board of directors also are named as defendants in several ERISA class actions. In addition, some members of Tyco International's former senior corporate management are subject to a SEC inquiry. The findings and outcomes of the SEC inquiry may affect the course of the purported securities class actions and ERISA class actions pending against Tyco International. Tyco International is generally obligated to indemnify its directors and officers and its former directors and officers who are named as defendants in some or all of these matters to the extent required by Bermuda law. In addition, Tyco International's insurance carriers may decline coverage, or Tyco International's coverage may be insufficient to cover its expenses and liability, in some or all of these matters. While Tyco International has from time to time engaged plaintiffs' counsel in settlement discussions, Tyco International is unable at this time to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. As a result, Tyco Electronics' share of such potential losses is also not estimable. However, it is possible that Tyco Electronics' portion of such liability would have a material adverse effect on its financial position, results of operations, or cash flows. See Note 16 for further information regarding the class action settlement.

  Investigations

        Tyco International and others have received various subpoenas and requests from the SEC's Division of Enforcement, the United States Department of Labor, the General Service Administration, and others seeking the production of voluminous documents in connection with various investigations into Tyco International's governance, management, operations, accounting, and related controls. The Department of Labor is investigating Tyco International and the administrators of certain of its benefit plans. Tyco International cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties. It is not possible to estimate the amount of loss, or range of possible loss, if any, that might result from an adverse resolution of these matters. As a result, Tyco Electronics share of such potential losses is also not estimable and may have a material adverse effect on its financial position, results of operations, or cash flows.

  Intellectual Property and Antitrust Litigation

        The Company is a party to a number of patent infringement and antitrust actions that may require the Company to pay damage awards. The Company has assessed the status of these matters and has recorded liabilities related to certain of these matters where appropriate.

  Environmental Matters

        The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations, and alternative cleanup methods. As of March 30, 2007, the Company concluded that it was probable that it would incur remedial costs in the range of approximately $10 million to $25 million. As of March 30, 2007, the Company concluded that the best estimate within this range is approximately $16 million, of which $3 million is included in accrued and other current liabilities and $13 million is included in other liabilities on the Combined Balance Sheets. In view of the Company's financial position and reserves for environmental matters of $16 million, the Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its financial position, results of operations, or cash flows.

  Income Taxes

        The Company and its subsidiaries' income tax returns are periodically examined by various regulatory tax authorities. In connection with such examinations, tax authorities, including the United States Internal Revenue Service ("IRS"), have raised issues and proposed tax adjustments. The Company and Tyco International are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies that management has assessed as probable and estimable and which relate specifically to the Tyco Electronics business have been recorded. While the timing and ultimate resolution of these matters is uncertain, it is reasonably possible that certain of these matters could be resolved during fiscal 2007. In addition, the Company may be required to pay additional taxes for contingencies not related to the electronics businesses as a result of the liability sharing arrangements with Tyco International and Covidien which will be entered into at the separation date.

        The IRS continues to audit the 1997 through 2000 fiscal years. In fiscal 2004, Tyco International submitted to the IRS proposed adjustments to these prior period U.S. federal income tax returns, resulting in a reduction in the taxable income previously filed. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through fiscal 2002. On the basis of the previously accepted amendments, the Company has determined that acceptance of these adjustments is probable and accordingly, has recorded them, as well as the impacts of the adjustments accepted by the IRS, in the Combined Financial Statements. These adjustments resulted in a $205 million net decrease in deferred income tax assets and a $205 million decrease in other liabilities in fiscal 2006. Such adjustments did not have a material impact on the Company's results of operations or cash flows.

        Tyco International has yet to complete proposed amendments to its U.S. federal income tax returns for periods subsequent to fiscal 2002, which will primarily reflect the roll forward through fiscal 2006 of the amendments for the 1997 to 2002 fiscal periods. When the Company's tax return positions are updated, additional adjustments may be identified and recorded in the Combined Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, the Company believes that any resulting adjustments will not have a material impact on its financial condition, results of operations, or cash flows.

        At Separation, pursuant to a tax sharing agreement, the Company will be allocated a portion of Tyco International's tax contingency liabilities. Such liabilities are not reflected in the accompanying financial statements. It is expected that the impact of this allocation will be material.

  Other Matters

        The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions, and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial position, results of operations, or cash flows.

11.    Related Party Transactions

  Trade Activity

        Accounts receivable includes $11 million and $14 million of receivables from Tyco International and its affiliates at March 30, 2007 and September 29, 2006, respectively. The Company sells certain of its manufactured products consisting primarily of connectors and cable assemblies to Tyco International and its affiliates, at prices which approximate fair value. Sales to Tyco International and its affiliates, which are included in net sales on the Combined Statements of Income, were $40 million and $38 million during the first six months of fiscal 2007 and the first six months of fiscal 2006, respectively. Purchases from Tyco International and its affiliates were $3 million in both the first six months of fiscal 2007 and the first six months of fiscal 2006.

  Debt and Related Items

        The Company was allocated a portion of Tyco International's consolidated debt and net interest expense. Note 7 provides further information regarding these allocations.

  Allocated Expenses

        The Company was allocated general corporate overhead expenses from Tyco International for corporate-related functions based on a pro-rata percentage of Tyco International's consolidated net revenue. General corporate overhead expenses primarily related to centralized corporate functions, including treasury, tax, legal, internal audit, human resources, and risk management functions. During the first six months of fiscal 2007 and the first six months of fiscal 2006, the Company was allocated $107 million and $93 million, respectively, of general corporate overhead expenses incurred by Tyco International, which are included within selling, general, and administrative expenses in the Combined Statements of Income.

        As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses from Tyco International are reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been or will be incurred by the Company if it were to operate as an independent, publicly-traded company. As such, the financial information herein may not necessarily reflect the combined financial position, results of operations, and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly-traded company during the periods presented.

12.    Share Plans

        Effective October 1, 2005, Tyco International adopted the provisions of SFAS No. 123R, "Share-Based Payment," using the modified prospective transition method. Total share-based compensation cost of $41 million and $34 million has been recognized by the Company during the first six months of fiscal 2007 and the first six months of fiscal 2006, respectively, and included in the Combined Statements of Income within selling, general, and administrative expenses.

        Tyco International and the Company issued annual share-based compensation grants during the first quarter of each fiscal year. The total number and type of awards granted primarily in connection with the annual grant and the related weighted-average grant-date fair values, were as follows:

	For the Six Months Ended
	March 30, 2007		March 31, 2006
	Shares	Weighted-Average Grant-Date Fair Value	Shares	Weighted-Average Grant-Date Fair Value
	(in millions, except per share data)
Share options	2,427,302	$9.53	2,170,500	$8.97
Restricted share awards	1,453,880	30.34	1,350,147	29.14
Performance shares	—	—	139,200	29.00

Total awards	3,881,182		3,659,847

        The options granted in fiscal 2007 vest in equal annual installments over a period of four years. The restricted share awards granted in fiscal 2007 vest in one-third increments over a period of four years beginning in year two.

        The weighted-average assumptions used in the Black-Scholes option pricing model were as follows:

	For the Six Months Ended
	March 30, 2007	March 31, 2006
Expected stock price volatility	32%	34%
Risk free interest rate	4.3%	4.2%
Expected annual dividend per share	$0.40	$0.40
Expected life of options (years)	5.1	4.4

13.    Comprehensive Income

        Comprehensive income consists of the following:

	For the Six Months Ended
	March 30, 2007	March 31, 2006
Net income	$558	$526
Currency translation	258	(82)
Unrealized loss on marketable securities, net of income taxes	(1)	(1)
Minimum pension liability, net of income taxes	(34)	—

Total comprehensive income	$781	$443

14.    Combined Segment Data

        Selected information by business segment is presented in the following table:

	Electronic Components	Network Solutions	Wireless Systems	Other	Total
	(in millions)
For the Six Months Ended March 30, 2007:
Net sales(1)	$4,930	$875	$426	$431	$6,662
Income (loss) from operations	678	113	24	(26)	789
For the Six Months Ended March 31, 2006:
Net sales(1)	4,498	805	408	375	6,086
Income (loss) from operations	686	120	30	(29)	807
March 30, 2007:
Segment assets(2)	$3,517	$655	$312	$283	$4,767
September 29, 2006:
Segment assets(2)	3,320	592	314	284	4,510

(1)
Intersegment sales are not material and are recorded at selling prices that approximate market prices.

(2)
Segment assets are comprised of accounts receivable and inventory.

15.    Tyco Electronics Group S.A.

        In December 2006, Tyco Electronics Group S.A. ("TEGSA"), a Luxembourg company, was formed in connection with the Separation and will be a wholly owned subsidiary of Tyco Electronics Ltd. TEGSA is a holding company established to directly, or indirectly, own all of the operating subsidiaries of Tyco Electronics Ltd., to issue debt securities and to perform treasury operations. Upon formation, TEGSA held $50 thousand in cash and had share capital of $50 thousand. TEGSA is in the process of registering and issuing debt securities, and upon completion of any debt offering, the registered debt securities will be fully and unconditionally guaranteed by its parent, Tyco Electronics Ltd. Once certain internal reorganizations are completed prior to the Separation, TEGSA will own, directly or indirectly, all the operating subsidiaries of the Company. The following tables present the historical combined financial information for Tyco Electronics Ltd., and all other subsidiaries for the purposes of illustrating the composition of Tyco Electronics Ltd. and the other subsidiaries prior to TEGSA establishing the respective ownership in connection with the Separation.

 Combined Statement of Income
For the Six Months Ended March 30, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Total
	(in millions)
Net sales	$—	$—	$6,662	$6,662
Cost of sales	—	—	4,970	4,970

Gross income	—	—	1,692	1,692
Selling, general, and administrative expenses	—	—	878	878
Restructuring and other charges, net	—	—	25	25

Income from operations	—	—	789	789
Interest income	—	—	29	29
Interest expense	—	—	(118)	(118)

Income from continuing operations before income taxes and minority interest	—	—	700	700
Income taxes	—	—	(189)	(189)
Minority interest	—	—	(2)	(2)

Income from continuing operations	—	—	509	509
Income from discontinued operations, net of income taxes	—	—	49	49

Net income	$—	$—	$558	$558

 Combined Statement of Income
For the Six Months Ended March 31, 2006

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Total
	(in millions)
Net sales	$—	$—	$6,086	$6,086
Cost of sales	—	—	4,474	4,474

Gross income	—	—	1,612	1,612
Selling, general, and administrative expenses	—	—	795	795
Restructuring and other charges, net	—	—	10	10

Income from operations	—	—	807	807
Interest income	—	—	25	25
Interest expense	—	—	(136)	(136)

Income from continuing operations before income taxes and minority interest	—	—	696	696
Income taxes	—	—	(152)	(152)
Minority interest	—	—	(2)	(2)

Income from continuing operations	—	—	542	542
Loss from discontinued operations, net of income taxes	—	—	(8)	(8)

Income before cumulative effect of accounting change	—	—	534	534
Cumulative effect of accounting change, net of income taxes	—	—	(8)	(8)

Net income	$—	$—	$526	$526

 Combined Balance Sheet
As of March 30, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$505	$505
Accounts receivable, net	—	—	2,569	2,569
Inventories	—	—	2,198	2,198
Prepaid expenses and other current assets	—	—	477	477
Deferred income taxes	—	—	369	369

Total current assets	—	—	6,118	6,118
Property, plant, and equipment, net	—	—	3,465	3,465
Goodwill	—	—	7,156	7,156
Intangible assets, net	—	—	1,010	1,010
Deferred income taxes	—	—	1,361	1,361
Other assets	—	—	254	254

Total Assets	$—	$—	$19,364	$19,364

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$597	$597
Accounts payable	—	—	1,309	1,309
Accrued and other current liabilities	—	—	1,088	1,088
Deferred revenue	—	—	183	183

Total current liabilities	—	—	3,177	3,177
Long-term debt	—	—	3,099	3,099
Long-term pension and postretirement liabilities	—	—	563	563
Deferred income taxes	—	—	387	387
Other liabilities	—	—	503	503

Total Liabilities	—	—	7,729	7,729

Minority interest	—	—	16	16
Parent company equity	—	—	11,619	11,619

Total Liabilities and Parent Company Equity	$—	$—	$19,364	$19,364

Combined Balance Sheet
As of September 29, 2006

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$470	$470
Accounts receivable, net	—	—	2,544	2,544
Inventories	—	—	1,966	1,966
Prepaid expenses and other current assets	—	—	450	450
Deferred income taxes	—	—	368	368
Assets held for sale	—	—	242	242

Total current assets	—	—	6,040	6,040
Property, plant, and equipment, net	—	—	3,133	3,133
Goodwill	—	—	7,135	7,135
Intangible assets, net	—	—	1,028	1,028
Deferred income taxes	—	—	1,501	1,501
Other assets	—	—	254	254

Total Assets	$—	$—	$19,091	$19,091

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$291	$291
Accounts payable	—	—	1,300	1,300
Accrued and other current liabilities	—	—	1,331	1,331
Deferred revenue	—	—	161	161
Liabilities held for sale	—	—	56	56

Total current liabilities	—	—	3,139	3,139
Long-term debt	—	—	3,371	3,371
Long-term pension and postretirement liabilities	—	—	498	498
Deferred income taxes	—	—	380	380
Other liabilities	—	—	527	527

Total Liabilities	—	—	7,915	7,915

Minority interest	—	—	16	16
Parent company equity	—	—	11,160	11,160

Total Liabilities and Parent Company Equity	$—	$—	$19,091	$19,091

 Combined Statement of Cash Flows
For the Six Months Ended March 30, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$—	$575	$575
Net cash provided by discontinued operating activities	—	—	4	4

Cash Flows From Investing Activities:
Capital expenditures	—	—	(610)	(610)
Proceeds from sale of property, plant, and equipment	—	—	35	35
Divestiture of businesses, net of cash retained by businesses sold	—	—	227	227
Increase in investments	—	—	(3)	(3)
Other	—	—	1	1

Net cash used in investing activities	—	—	(350)	(350)
Net cash used in discontinued investing activities	—	—	(2)	(2)

Cash Flows From Financing Activities:
Change in short-term debt, net	—	—	10	10
Allocated debt activity	—	—	29	29
Repayment of long-term debt	—	—	(7)	(7)
Change in parent company investment	—	—	(240)	(240)
Minority interest distributions paid	—	—	(3)	(3)
Other	—	—	8	8

Net cash used in financing activities	—	—	(203)	(203)
Net cash provided by discontinued financing activities	—	—	4	4

Effect of currency translation on cash	—	—	13	13
Net increase in cash and cash equivalents	—	—	41	41
Less: net increase in cash related to discontinued operations	—	—	(6)	(6)
Cash and cash equivalents at beginning of period	—	—	470	470

Cash and cash equivalents at end of period	$—	$—	$505	$505

Combined Statement of Cash Flows
For the Six Months Ended March 31, 2006

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$—	$712	$712
Net cash used in discontinued operating activities	—	—	(2)	(2)

Cash Flows From Investing Activities:
Capital expenditures	—	—	(255)	(255)
Proceeds from sale of property, plant, and equipment	—	—	8	8
Acquisition of businesses, net of cash acquired	—	—	(5)	(5)
Purchase accounting and holdback/earn-out liabilities	—	—	(2)	(2)
Increase in investments	—	—	(1)	(1)
Other	—	—	24	24

Net cash used in investing activities	—	—	(231)	(231)
Net cash used in discontinued investing activities	—	—	(79)	(79)

Cash Flows From Financing Activities:
Change in short-term debt, net	—	—	5	5
Allocated debt activity	—	—	(807)	(807)
Repayment of long-term debt	—	—	(111)	(111)
Change in parent company investment	—	—	482	482
Minority interest distributions paid	—	—	(9)	(9)

Net cash used in financing activities	—	—	(440)	(440)
Net cash provided by discontinued financing activities	—	—	81	81

Effect of currency translation on cash	—	—	4	4
Net increase in cash and cash equivalents	—	—	45	45
Less: net increase in cash related to discontinued operations	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	284	284

Cash and cash equivalents at end of period	$—	$—	$329	$329

        The following pro forma information has been provided to give effect to the composition of the Company's assets, liabilities, equity, operations, and cash flows by relevant group within the Company; Tyco Electronics Ltd. providing the guarantee, TEGSA as issuer of the debt, and the operating companies not providing a guarantee of debt but which represent assets of TEGSA following completion of the internal reorganizations.

        The following tables present unaudited pro forma financial information using the equity method of accounting for subsidiaries assuming the completion of the Company's internal reorganizations discussed above as if they occurred on March 30, 2007 for the balance sheet and as of the beginning of the period presented for statement of income and cash flows. These unaudited pro forma consolidating financial statements are not necessarily indicative of the Company's results of operations or financial condition had the transactions and events been completed on the dates assumed. Additionally, these statements are not necessarily indicative of the Company's future results of operations or financial condition.

Pro Forma Consolidating Statement of Income
For the Six Months Ended March 30, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Net sales	$—	$—	$6,662	$—	$6,662
Cost of sales	—	—	4,970	—	4,970

Gross income	—	—	1,692	—	1,692
Selling, general, and administrative expenses	—	(2)	880	—	878
Restructuring and other charges, net	—	—	25	—	25

Income from operations	—	2	787	—	789
Interest income	—	6	23	—	29
Interest expense	—	(109)	(9)	—	(118)
Equity in net income of subsidiaries	558	586	—	(1,144)	—
Intercompany interest and fees	—	71	(71)	—	—

Income from continuing operations before income taxes and minority interest	558	556	730	(1,144)	700
Income taxes	—	2	(191)	—	(189)
Minority interest	—	—	(2)	—	(2)

Income from continuing operations	558	558	537	(1,144)	509
Income from discontinued operations, net of income taxes	—	—	49	—	49

Net income	$558	$558	$586	$(1,144)	$558

Pro Forma Consolidating Balance Sheet
As of March 30, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$505	$—	$505
Accounts receivable, net	—	—	2,569	—	2,569
Inventories	—	—	2,198	—	2,198
Intercompany receivables	—	149	5,581	(5,730)	—
Prepaid expenses and other current assets	—	—	477	—	477
Deferred income taxes	—	2	367	—	369

Total current assets	—	151	11,697	(5,730)	6,118
Property, plant, and equipment, net	—	—	3,465	—	3,465
Goodwill	—	—	7,156	—	7,156
Intangible assets, net	—	—	1,010	—	1,010
Deferred income taxes	—	—	1,361	—	1,361
Investment in subsidiaries	11,619	14,790	—	(26,409)	—
Intercompany loans receivable	—	5,798	—	(5,798)	—
Other assets	—	—	254	—	254

Total Assets	11,619	20,739	24,943	(37,937)	19,364

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	—	585	12	—	597
Accounts payable	—	—	1,309	—	1,309
Accrued and other current liabilities	—	—	1,088	—	1,088
Deferred revenue	—	—	183	—	183
Intercompany payables	—	5,581	149	(5,730)	—

Total current liabilities	—	6,166	2,741	(5,730)	3,177
Long-term debt	—	2,954	145	—	3,099
Intercompany loans payable	—	—	5,798	(5,798)	—
Long-term pension and postretirement liabilities	—	—	563	—	563
Deferred income taxes	—	—	387	—	387
Other liabilities	—	—	503	—	503

Total Liabilities	—	9,120	10,137	(11,528)	7,729

Minority interest	—	—	16	—	16
Parent company equity	11,619	11,619	14,790	(26,409)	11,619

Total Liabilities and Parent Company Equity	$11,619	$20,739	$24,943	$(37,937)	$19,364

 Pro Forma Consolidating Statement of Cash Flows
For the Six Months Ended March 30, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$—	$(2,067)	$2,642	$—	$575
Net cash provided by discontinued operating activities	—	—	4	—	4

Cash Flows From Investing Activities:
Capital expenditures	—	—	(610)	—	(610)
Proceeds from sale of property, plant, and equipment	—	—	35	—	35
Divestiture of businesses, net of cash retained by businesses sold	—	—	227	—	227
Increase in investments	—	—	(3)	—	(3)
Decrease in intercompany loans	—	2,067	—	(2,067)	—
Other	—	—	1	—	1

Net cash provided by (used in) investing activities	—	2,067	(350)	(2,067)	(350)
Net cash used in discontinued investing activities	—	—	(2)	—	(2)

Cash Flows From Financing Activities:
Change in short-term debt, net	—	—	10	—	10
Allocated debt activity	—	—	29	—	29
Repayment of long-term debt	—	—	(7)	—	(7)
Change in parent company investment	—	—	(240)	—	(240)
Loan borrowing from parent	—	—	(2,067)	2,067	—
Minority interest distributions paid	—	—	(3)	—	(3)
Other	—	—	8	—	8

Net cash (used in) provided by financing activities	—	—	(2,270)	2,067	(203)
Net cash provided by discontinued financing activities	—	—	4	—	4

Effect of currency translation on cash	—	—	13	—	13
Net increase in cash and cash equivalents	—	—	41	—	41
Less: net increase in cash related to discontinued operations	—	—	(6)	—	(6)
Cash and cash equivalents at beginning of period	—	—	470	—	470

Cash and cash equivalents at end of period	$—	$—	$505	$—	$505

Note 16. Subsequent Events

       On May 14, 2007, Tyco International entered into a memorandum of understanding with plaintiffs' counsel in connection with the settlement of 32 purported class action lawsuits.

        Under the terms of the memorandum of understanding, the plaintiffs have agreed to release all claims against Tyco International, the other settling defendants, and ten other individuals in consideration for the payment of $2.975 billion to the certified class. The parties to the memorandum of understanding have agreed to use their best efforts to finalize and execute a final settlement agreement and to apply to the court for approval of the settlement agreement. The memorandum of understanding will be null and void if the settlement agreement does not receive final court approval. In addition, Tyco International will have the right to terminate the settlement agreement in the event that more than a certain percentage of the certified class opts out of the settling class.

        Under the terms of the Separation and Distribution Agreement that will be entered into in connection with the Separation, Tyco International, Covidien, and the Company will be jointly and severally liable for the full amount of the class action settlement. Additionally, under the Separation and Distribution Agreement, the companies will share in the liability with Tyco International assuming 27%, Covidien 42%, and the Company 31% of the total amount.

        In the third quarter of fiscal 2007, the Company will incur an allocated charge from Tyco International of $0.922 billion for which it does not expect to recognize any tax benefit. The portion allocated to the Company will be consistent with the sharing percentage included in the Separation and Distribution Agreement which will be entered into at the separation date. When the Separation and Distribution Agreement is entered into, the Company will also record a $2.975 billion liability and a $2.053 billion receivable from Tyco International and Covidien for their portion of the liability.

        In April 2007, Tyco International announced that, in connection with the Separation, Tyco International and certain of its subsidiaries that are issuers of its corporate debt have commenced tender offers to purchase for cash substantially all of their outstanding U.S. dollar denominated public debt aggregating approximately $6.6 billion. The Company's 7.2% notes amounting to $86 million due 2008 are subject to these tender offers. As of May 11, 2007, acceptance notices have been received for approximately $60 million, or 70%, of the Company's non-convertible debt.

        In April 2007, the Company entered into a five-year unsecured senior revolving credit facility. The commitment under the credit facility is $900 million until the time of the Distribution and will increase to $1.5 billion at the time of the Separation. Borrowings under this credit facility will bear interest, at the Company's option, at a base rate or LIBOR, plus a margin dependent on the Company's credit ratings and the amount drawn under the facility. The Company is required to pay an annual facility fee ranging from 4.5 to 12.5 basis points depending on its credit ratings. The revolving credit facility will replace, in part, Tyco International's existing revolving credit facilities and be used for working capital, capital expenditures, and other corporate purposes. Tyco International initially will guarantee the new revolving credit facility. The Company will assume the obligations of Tyco International with respect to the Company's revolving credit facility upon the Separation.

        Additionally, in April 2007, the Company entered into a $2.8 billion unsecured bridge loan facility under which Tyco International will be the initial borrower. Borrowings under this bridge loan facility will be used to repay a portion of Tyco International's debt. Tyco International initially will guarantee the bridge loan facility. The Company will assume the obligations of Tyco International with respect to the Company's bridge facility upon the Separation. The bridge facility will mature no later than April 23, 2008. Interest and fees under the bridge facility are substantially the same as under the revolving credit facility. The bridge facility contains provisions that may require mandatory prepayments or reduction of unused commitments if the Company's issues debt or equity.

*        *        *

TYCO ELECTRONICS LTD.
FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED
STATEMENTS OF INCOME (UNAUDITED)
(in thousands of U.S. dollars)

For the Six Months Ended
	March 30, 2007	March 31, 2006
Realized gain on investment	$—	$—
Management fees	—	—

Net Income	$—	$—

See Notes to Financial Statements.

TYCO ELECTRONICS LTD.
FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED
BALANCE SHEETS (UNAUDITED)
(in thousands of U.S. dollars)

	March 30, 2007	September 29, 2006
Assets
Cash	$12	$12

Total Assets	$12	$12

Commitments and contingencies (Note 3)
Parent Company Equity
Parent company investment	$3,516	$3,516
Retained deficit	(3,504)	(3,504)

Total Parent Company Equity	$12	$12

See Notes to Financial Statements.

TYCO ELECTRONICS LTD.
FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED
STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands of U.S. dollars)

For the Six Months Ended
	March 30, 2007	March 31, 2006
Cash Flows From Operating Activities:
Net income	$—	$—
Net cash provided by operating activities	—	—
Cash Flows From Financing Activities:
Net cash provided by (used in) financing activities	—	—

Net increase in cash	—	—
Cash at beginning of period	12	—

Cash at end of fiscal period	$12	$—

See Notes to Financial Statements.

TYCO ELECTRONICS LTD.
FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.    History and Description of the Company

        Tyco Electronics Ltd. (the "Company") changed its name from Tyco Holdings (Bermuda) No. 4 Limited in December 2006. Until the Separation described in Note 4, the Company is a 100% owned subsidiary of Tyco International Ltd. (also a Bermuda company, which is publicly-traded on the New York and Bermuda stock exchanges). Tyco International Ltd. and its subsidiaries are referred to herein as "Tyco International" or "Parent." The Company has 12,000 shares authorized and outstanding with a par value of $1.00 per share.

2.    Basis of Presentation

        The unaudited Financial Statements of the Company present the financial position, results of operations and cash flows of the Company as a subsidiary of Tyco International, including related party transactions. These financial statements have been prepared in United States dollars and in accordance with accounting principles generally accepted in the United States of America ("GAAP"). In management's opinion, the unaudited Financial Statements contain all normal recurring adjustments necessary for a fair presentation of interim results reported. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period. These financial statements should be read in conjunction with the Company's audited Annual Financial Statements included in the Form 10. The financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone public company.

3.    Commitments and Contingencies

        Litigation. In the normal course of its business, the Company may be subject to certain contractual obligations and litigation. In management's opinion, upon consultation with legal counsel, there is no current litigation which will materially affect the Company's financial position or results of operations.

4.    Separation Transaction

        On January 13, 2006, Tyco International announced that its board of directors had approved a plan to separate Tyco International into three independent, publicly-traded companies (the "Separation") identifying the electronics businesses of Tyco International as one of those three companies. Upon the Separation, Tyco Electronics Ltd. will be the parent company which will own the electronics businesses as of the Separation date and whose shares will be owned by the existing Tyco International shareholders. Tyco International intends to accomplish the Separation through distributions of shares to Tyco International shareholders that are tax-free for U.S. federal income tax purposes (the "Distribution"). Following the Distribution, Tyco International's shareholders will own 100% of the equity in all three companies. The Separation will not require a vote by Tyco International shareholders. The Company will be the public registrant which will own the electronics businesses of Tyco International.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Tyco International Ltd. Board of Directors:

        We have audited the accompanying combined balance sheets of the Electronics Businesses of Tyco International Ltd. (the "Company") as of September 29, 2006 and September 30, 2005 and the related combined statements of income, parent company equity and cash flows for each of the three fiscal years in the period ended September 29, 2006. Our audits also included the financial statement schedule listed in the Index at page F-1. The combined financial statements include the accounts of certain electronics related subsidiaries and businesses of Tyco International Ltd. ("Tyco International") which are under the common ownership, control and oversight of Tyco International. These combined financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Company as of September 29, 2006 and September 30, 2005, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 29, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the combined financial statements, the Company is comprised of the assets and liabilities used in managing and operating the electronics businesses of Tyco International. The combined financial statements also include allocations of corporate overhead, other expenses, debt and related interest expense from Tyco International. These allocations may not be reflective of the actual level of costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International.

        As discussed in Note 2 to the combined financial statements, in fiscal 2006, Tyco International adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

        As discussed in Notes 2 and 14 to the combined financial statements, in fiscal 2005, Tyco International changed the measurement date of its pension and post retirement plans from September 30 to August 31.

        As discussed in Note 1 to the combined financial statements, the accompanying 2006, 2005 and 2004 combined financial statements have been restated.

/s/ Deloitte & Touche LLP

January 16, 2007 (April 19, 2007 as to the effects of the restatement discussed in Note 1)
Philadelphia, Pennsylvania

THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED STATEMENTS OF INCOME (RESTATED)
Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004

	Fiscal
	2006	2005	2004
	(in millions)
Net sales	$12,812	$11,890	$11,099
Cost of sales	9,447	8,724	7,971

Gross income	3,365	3,166	3,128
Selling, general, and administrative expenses	1,627	1,507	1,543
Restructuring and other charges (credits), net	13	(10)	(34)
Goodwill impairment	316	—	—
Gain on divestiture	—	(301)	—

Income from operations	1,409	1,970	1,619
Interest income	48	44	33
Interest expense	(256)	(294)	(344)
Other expense, net	—	(365)	(102)

Income from continuing operations before income taxes and minority interest	1,201	1,355	1,206
Income taxes	(32)	(360)	(405)
Minority interest	(6)	(5)	(10)

Income from continuing operations	1,163	990	791
Income (loss) from discontinued operations, net of income taxes	38	143	(29)

Income before cumulative effect of accounting change	1,201	1,133	762
Cumulative effect of accounting change, net of income taxes	(8)	11	—

Net income	$1,193	$1,144	$762

See Notes to Combined Financial Statements.

THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED BALANCE SHEETS (RESTATED)
As of September 29, 2006 and September 30, 2005

	Fiscal
	2006	2005
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$470	$284
Accounts receivable, net of allowance for doubtful accounts of $64 and $74, respectively	2,544	2,363
Inventories	1,966	1,643
Prepaid expenses and other current assets	450	386
Deferred income taxes	368	388
Assets held for sale	242	278

Total current assets	6,040	5,342
Property, plant, and equipment, net	3,133	2,980
Goodwill	7,135	7,423
Intangible assets, net	1,028	1,074
Deferred income taxes	1,501	1,372
Other assets	254	282

Total Assets	$19,091	$18,473

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including amounts due to Tyco International Ltd. and affiliates of $285 and $575, respectively	$291	$695
Accounts payable	1,300	1,006
Accrued and other current liabilities	1,331	1,201
Deferred revenue	161	156
Liabilities held for sale	56	101

Total current liabilities	3,139	3,159
Long-term debt and obligations under capital lease, including amounts due to Tyco International Ltd. and affiliates of $3,225 and $3,666, respectively	3,371	3,816
Long-term pension and postretirement liabilities	498	611
Deferred income taxes	380	321
Other liabilities	527	698

Total Liabilities	7,915	8,605

Commitments and contingencies (Note 15)
Minority interest	16	26
Parent Company Equity:
Parent company investment	10,490	9,511
Accumulated other comprehensive income	670	331

Total Parent Company Equity	11,160	9,842

Total Liabilities and Parent Company Equity	$19,091	$18,473

See Notes to Combined Financial Statements.

THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED STATEMENTS OF PARENT COMPANY EQUITY (RESTATED)
Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity	Comprehensive Income
	(in millions)
Balance at October 1, 2003	$6,133	$161	$6,294
Comprehensive income:
Net income	762	—	762	$762
Currency translation	—	272	272	272
Unrealized gain on marketable securities, net of income taxes	—	4	4	4
Minimum pension liability, net of income taxes	—	54	54	54

Total comprehensive income				$1,092

Net transfers from parent	856	—	856

Balance at September 30, 2004	7,751	491	8,242
Comprehensive income:
Net income	1,144	—	1,144	$1,144
Currency translation	—	(87)	(87)	(87)
Unrealized loss on marketable securities, net of income taxes	—	(1)	(1)	(1)
Minimum pension liability, net of income taxes	—	(72)	(72)	(72)

Total comprehensive income				$984

Reporting calendar alignment, net of income taxes	(21)	—	(21)
Net transfers from parent	637	—	637

Balance at September 30, 2005	$9,511	331	9,842
Comprehensive income:
Net income	1,193	—	1,193	$1,193
Currency translation	—	242	242	242
Minimum pension liability, net of income taxes	—	97	97	97

Total comprehensive income				$1,532

Net transfers to parent	(214)	—	(214)

Balance at September 29, 2006	$10,490	$670	$11,160

See Notes to Combined Financial Statements.

THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED STATEMENTS OF CASH FLOWS (RESTATED)
Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004

	Fiscal
	2006	2005	2004
	(in millions)
Cash Flows From Operating Activities:
Net income	$1,193	$1,144	$762
(Income) loss from discontinued operations, net of income taxes	(38)	(143)	29
Cumulative effect of accounting change, net of income taxes	8	(11)	—

Income from continuing operations	1,163	990	791
Adjustments to reconcile net cash provided by operating activities:
Non-cash restructuring and other credits, net	—	(16)	(35)
Gain on divestiture	—	(301)	—
Depreciation and amortization	531	542	513
Deferred income taxes	(62)	(70)	127
Provision for losses on accounts receivable and inventory	73	82	55
Loss on retirement of debt	—	—	38
Allocated loss on retirement of debt	—	365	64
Goodwill impairment	316	—	—
Other	9	12	16
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	(136)	(529)	(144)
Repurchase of accounts receivable	—	—	(156)
Inventories	(353)	29	(96)
Other current assets	(67)	45	3
Accounts payable	275	205	97
Accrued and other liabilities	98	21	(25)
Income taxes	(183)	133	112
Deferred revenue	(2)	51	5
Long-term pension and postretirement liabilities	26	46	(152)
Other	(18)	(81)	5

Net cash provided by operating activities	1,670	1,524	1,218
Net cash (used in) provided by discontinued operating activities	(7)	(13)	64

Cash Flows From Investing Activities:
Capital expenditures	(560)	(481)	(410)
Proceeds from sale of property, plant, and equipment	12	33	30
Acquisition of businesses, net of cash acquired	(23)	(12)	(3)
Purchase accounting and holdback/earn-out liabilities	(3)	(8)	(47)
Divestiture of businesses, net of cash retained by businesses sold	—	130	25
(Increase) decrease in investments	(1)	66	6
Other	27	(5)	24

Net cash used in investing activities	(548)	(277)	(375)
Net cash (used in) provided by discontinued investing activities	(91)	(9)	3

Cash Flows From Financing Activities:
Change in short-term debt, net	(4)	(1)	7
Allocated debt activity	(731)	(1,330)	(1,202)
Repayment of long-term debt	(114)	(114)	(318)
Change in parent company investment	(74)	85	844
Minority interest distributions paid	(12)	(12)	(34)

Net cash used in financing activities	(935)	(1,372)	(703)
Net cash provided by (used in) discontinued financing activities	106	19	(75)

Effect of currency translation on cash	(1)	11	6
Net increase (decrease) in cash and cash equivalents	194	(117)	138
Less: net (increase) decrease in cash related to discontinued operations	(8)	3	8
Cash and cash equivalents at beginning of fiscal year	284	398	252

Cash and cash equivalents at end of fiscal year	$470	$284	$398

Supplementary Cash Flow Information:
Interest paid	$262	$295	$353
Income taxes paid, net of refunds	277	297	166

See Notes to Combined Financial Statements.

THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

1.    Basis of Presentation and Restatement

  The Separation

        On January 13, 2006, Tyco International Ltd. announced that its board of directors approved a plan to separate Tyco International Ltd. ("Tyco International" or "Parent") into three publicly-traded independent companies (the "Separation"), identifying its electronics businesses of Tyco International Ltd. as one of those three public companies. Upon the Separation, Tyco Electronics Ltd. will be the parent company which will own the electronics businesses as of the Separation date and whose shares will be owned by the existing Tyco International shareholders. The electronics businesses of Tyco International Ltd. ("Tyco Electronics" or the "Company"), presented herein, represent a combined reporting entity comprised of the assets and liabilities used in managing and operating the Tyco International electronics businesses and includes Tyco Electronics Ltd.

        Tyco International intends to accomplish the Separation through distributions of shares to Tyco International shareholders that are tax-free for U.S. federal income tax purposes (the "Distribution"). Following the Distribution, Tyco International's shareholders will own 100% of the equity in all three companies. The Separation will not require a vote by Tyco International shareholders.

  Basis of Presentation

        The Combined Financial Statements include the operations, assets, and liabilities of the Company and have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of the Combined Financial Statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant estimates in these Combined Financial Statements include restructuring and other charges and credits, acquisition liabilities, allowances for doubtful accounts receivable, estimates of future cash flows associated with asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, estimated contract revenue and related costs, legal liabilities, deferred tax asset valuation allowances, and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates.

        Additionally, the Combined Financial Statements may not be indicative of the Company's future performance and do not necessarily reflect what its combined results of operations, financial position, and cash flows would have been had the Company operated as a separate, stand-alone public company during the periods presented. Certain general corporate overhead, other expenses, and debt and related net interest expense have been allocated by Tyco International to the Company. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as a separate, stand-alone public company for the periods presented. Refer to Note 16 for further information regarding allocated expenses.

  Description of the Business

        The Company consists of four reportable segments:

  •
  Electronic Components. The Electronic Components segment is one of the world's largest suppliers of passive electronic components, which includes connectors and interconnect systems, relays, switches, circuit protection devices, touchscreens, sensors, and wire and cable. The products sold by the Electronic Components segment are sold primarily to original equipment manufacturers and their contract manufacturers in the automotive, computer, consumer electronics, communication equipment, appliance, aerospace and defense, industrial machinery, and instrumentation markets.

  •
  Network Solutions. The Network Solutions segment is one of the world's largest suppliers of infrastructure components and systems for telecommunications and energy markets. These components include connectors, above- and below-ground enclosures, heat shrink tubing, cable accessories, surge arrestors, fiber optic cabling, copper cabling, and racks for copper and fiber networks. This segment also provides electronic systems for test access and intelligent cross-connect applications as well as integrated cabling solutions for cabling and building management.

  •
  Wireless Systems. The Wireless Systems segment is an innovator of wireless technology for critical communications, radar, and defense applications. The segment's products include radio frequency components and subassembly solutions such as silicon and gallium arsenide semiconductors, radar sensors, radio frequency identification components, microwave subsystems, and diodes and land mobile radios systems and related products. These products are sold primarily to the aerospace and defense, public safety, communication equipment, and automotive markets.

  •
  Other. The Other segment designs, manufactures, distributes, and installs power systems and undersea telecommunication systems. Power Systems products focus on AC-DC and DC-DC switching power supplies, batteries, and electronic modules. This business also provides and installs complete communications and energy power systems. Power Systems sells primarily to the communication equipment, communication service provider, and wireless provider markets. Undersea Telecommunication Systems designs, builds, maintains, and tests undersea fiber optic networks for both the telecommunications and oil and gas markets.

  Principles of Combination

        The Combined Financial Statements include the assets and liabilities used in operating Tyco Electronics businesses, including entities in which it owns or controls more than fifty percent of the voting shares, or otherwise has the ability to control through similar rights. In addition, the Combined Financial Statements include variable interest entities in which the Company bears a majority of the risk to the entities' expected losses or stands to gain from a majority of the entities' expected returns. All intercompany transactions have been eliminated. The results of companies acquired or disposed of are included in the Combined Financial Statements from the effective date of acquisition or up to the date of disposal.

  Restatement

        The Company restated its Combined Financial Statements for fiscal 2006, fiscal 2005, and fiscal 2004. The restatement reflects adjustments to correct errors in accounting for income taxes, as well as an immaterial balance sheet adjustment related to deferred revenue. The tax adjustments resulted in a $4 million, $6 million, and $40 million reduction in income tax expense in fiscal 2006, fiscal 2005, and fiscal 2004, respectively. The tax corrections also resulted in various balance sheet adjustments, as summarized below.

        Subsequent to the issuance of the Company's Annual Combined Financial Statements, in connection with a review of Tyco International's income tax accounts, errors were discovered relating to accounting for income taxes. These errors primarily related to maintaining and tax effecting jurisdictional data and the classification of tax amounts in the Combined Balance Sheets. The more significant errors related to: (1) the treatment of taxes associated with impairment charges, (2) tax rate differentials on non-US income tax accruals, and (3) misclassifications within the balance sheet related to income taxes.

        The following table summarizes the impact of the adjustments discussed above on the Company's Combined Statements of Income for fiscal 2006, fiscal 2005, and fiscal 2004:

	Fiscal 2006		Fiscal 2005		Fiscal 2004
	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated
	(in millions)
Income taxes	$(36)	$(32)	$(366)	$(360)	$(445)	$(405)
Income from continuing operations	1,159	1,163	984	990	751	791
Income before cumulative effect of accounting change	1,197	1,201	1,127	1,133	722	762
Net Income	1,189	1,193	1,138	1,144	722	762

        The following table summarizes the impact of the adjustments discussed above on the Company's Combined Balance Sheets as of September 29, 2006 and September 30, 2005:

	Fiscal 2006		Fiscal 2005
	As Previously Reported	Restated	As Previously Reported	Restated
	(in millions)
Assets
Prepaid expenses and other current assets	$438	$450	$449	$386
Deferred income taxes	263	368	312	388
Total current assets	5,923	6,040	5,329	5,342
Deferred income taxes	1,795	1,501	1,582	1,372
Total Assets	19,268	19,091	18,670	18,473
Liabilities and Parent Company Equity
Accrued and other current liabilities	$1,341	$1,331	$1,334	$1,201
Deferred revenue	196	161	201	156
Total current liabilities	3,184	3,139	3,337	3,159
Deferred income taxes	493	380	428	321
Other liabilities	556	527	629	698
Total Liabilities	8,102	7,915	8,821	8,605
Parent company investment(1)	10,480	10,490	9,492	9,511
Total Parent Company Equity	11,150	11,160	9,823	9,842
Total Liabilities and Parent Company Equity	19,268	19,091	18,670	18,473

(1)
The impact of the restatement discussed above on parent company investment at October 1, 2003 was an increase of $9 million.

        The following table summarizes the impact of the adjustments discussed above on the Company's Combined Statements of Cash Flow for fiscal 2006, fiscal 2005, and fiscal 2004:

	Fiscal 2006		Fiscal 2005		Fiscal 2004
	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated
	(in millions)
Net income	$1,189	$1,193	$1,138	$1,144	$722	$762
Income from continuing operations	1,159	1,163	984	990	751	791
Net cash provided by operating activities	1,672	1,670	1,382	1,524	1,203	1,218
Net cash used in financing activities	(937)	(935)	(1,230)	(1,372)	(688)	(703)

  Change in Fiscal Year and Reporting Calendar Alignment

        Unless otherwise indicated, references in the Combined Financial Statements to fiscal 2006, fiscal 2005, and fiscal 2004 are to Tyco Electronics' fiscal years ended September 29, 2006, September 30, 2005, and September 30, 2004. Effective October 1, 2004, Tyco Electronics changed its fiscal year end from a calendar fiscal year ending September 30 to a "52-53 week" year ending on the last Friday of September, such that each quarterly period is 13 weeks in length. For fiscal years in which there are 53 weeks, the fourth quarter reporting period will include 14 weeks, with the first such occurrence taking prior to the place in fiscal 2011. The impact of this change was not material to the Combined Financial Statements. Net income for the transition period related to this change was $21 million after-tax, $29 million pre-tax, and was reported within Parent Company Investment.

2.    Summary of Significant Accounting Policies

  Revenue Recognition

        The Company's revenues are generated principally from the sale of its products. Revenue from the sale of products is recognized at the time title and risks and rewards of ownership pass. This is generally when the products reach the free-on-board shipping point, the sales price is fixed and determinable, and collection is reasonably assured. For those items where title has not yet transferred, the Company has deferred the recognition of revenue.

        The Company provides certain distributors with an inventory allowance for returns or scrap equal to a percentage of qualified purchases. A reserve for estimated scrap and returns allowances is established at the time of the sale based on a fixed percentage of sales to distributors authorized and agreed to by the Company and is recorded as a reduction of sales.

        Other allowances include customer quantity and price discrepancies. A reserve for other allowances is established at the time of sale based on historical experience and is recorded as a reduction of sales. The Company believes it can reasonably and reliably estimate the amounts of future allowances.

        Revenue from the sale of services represents less than 2% of net sales and is recognized as services are rendered. Revenue from service sales is generated primarily within the Company's Other segment.

        Contract sales for construction related projects are recorded primarily on the percentage-of-
completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related cost to complete. Percentage-of-completion is measured based on the ratio of actual cost incurred to total estimated cost. Revisions in cost estimates as contracts progress have the effect of increasing or decreasing profits in the current period. Provisions for anticipated losses are made in the period in which they first become determinable. Contract sales for construction related projects are generated primarily within the Company's Wireless Systems and Other segments.

        The Company typically warrants that its products will conform to the Company's specifications and that its products will be free from material defects in materials and manufacturing. The Company limits its liability to the replacement of defective parts or the cash value of replacement parts. The Company accepts returned goods only when the customer makes a claim and management has authorized the return. Returns result primarily from defective products or shipping discrepancies. A reserve for estimated returns is established at the time of sale based on historical return experience and is recorded as a reduction of sales.

        Additionally, certain of the Company's long-term contracts in its Wireless Systems and Other segments have warranty obligations. Estimated warranty costs for each contract are determined based on the contract terms and technology specific considerations. These costs are included in total estimated contract costs and are accrued over the construction period of the respective contracts under percentage-of-completion accounting.

  Research and Development

        Research and development expenditures are expensed when incurred and are included in cost of sales. Research and development expenses include salaries, direct costs incurred, and building and overhead expenses. The amounts expensed in fiscal 2006, fiscal 2005, and fiscal 2004 were $504 million, $454 million, and $441 million, respectively.

  Cash and Cash Equivalents

        All highly liquid investments purchased with maturities of three months or less from the time of purchase are considered to be cash equivalents.

  Allowance for Doubtful Accounts

        The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in the Company's outstanding receivables determined on the basis of historical experience, specific allowances for known troubled accounts, and other currently available evidence.

  Inventories

        Inventories are recorded at the lower of cost (first-in, first-out) or market value.

  Property, Plant, and Equipment, Net

        Property, plant, and equipment, net is recorded at cost less accumulated depreciation. Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	5 to 40 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Machinery and equipment	1 to 15 years

  Long-Lived Assets

        The Company periodically evaluates the net realizable value of long-lived assets, including property, plant, and equipment, and amortizable intangible assets, relying on a number of factors including operating results, business plans, economic projections, and anticipated future cash flows. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. An impairment in the carrying value of an asset group is recognized whenever anticipated future undiscounted cash flows from an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

  Goodwill and Other Intangible Assets

        Intangible assets acquired include both those that have a determinable life and residual goodwill. Intangible assets with a determinable life include primarily intellectual property consisting of patents, trademarks, and unpatented technology with estimates of recoverability ranging from 3 to 50 years that are amortized accordingly on a straight-line basis. (Refer to Note 9 for additional information.) An evaluation of the remaining useful life of intangibles with a determinable life is performed on a periodic basis when events and circumstances warrant an evaluation. The Company assesses intangible assets with a determinable life for impairment consistent with its policy for assessing other long-lived assets. Goodwill is assessed for impairment separately from other intangible assets with a determinable life by comparing the carrying value of each reporting unit to its fair value on the first day of the fourth quarter of each year or whenever the Company believes a triggering event requiring a more frequent assessment has occurred. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions, and market place data. There are inherent uncertainties related to these factors and management's judgment in applying them to the analysis of goodwill impairment.

        As of fiscal year end 2006, the Company has 15 reporting units, of which 12 contain goodwill that is assessed for impairment. When changes occur in the composition of one or more segments or reporting units, the goodwill is reassigned to the segments or reporting units affected based on their relative fair values.

        When testing for goodwill impairment, the Company performs a step I goodwill impairment test to identify a potential impairment. In doing so, the Company compares the fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, goodwill may be impaired and a step II goodwill impairment test is performed to measure the amount of any impairment loss. In the step II goodwill impairment test, the Company compares the implied fair value of reporting unit goodwill with the carrying value of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

        Estimates about fair value used in the step I goodwill impairment tests have been calculated using an income approach based on the present value of future cash flows of each reporting unit. This approach incorporates many assumptions including future growth rates, discount factors, and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods.

  Income Taxes

        Income taxes are computed on a stand-alone basis in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." In these Combined Financial Statements, the benefits of a consolidated return have been reflected where such returns have or could be filed based on the entities and jurisdictions included in the financial statements. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Combined Financial Statements. Deferred tax liabilities and assets are determined based on the differences between the book and tax bases of particular assets and liabilities and operating loss carryforwards using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  Financial Instruments

        All derivative financial instruments are reported on the Combined Balance Sheets at fair value. Changes in a derivative financial instrument's fair value are recognized currently in net income.

  Parent Company Investment

        Parent Company Investment on the Combined Balance Sheets represents the historical investment of capital into the Company, the Company's accumulated net earnings after taxes, and the net effect of transactions with and allocations from Tyco International. Refer to Note 16 for additional information regarding the allocation to the Company of various expenses incurred by Tyco International.

  Currency Translation

        For the Company's non-U.S. subsidiaries with a functional currency other than U.S. Dollars, assets and liabilities are translated into U.S. Dollars using year-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income within parent company equity.

        Gains and losses resulting from foreign currency transactions, the amounts of which are not material in any period presented, are included in net income.

  Cumulative Effect of Accounting Change

        During fiscal 2006, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143." Accordingly, the Company has recognized asset retirement obligations of $16 million and property, plant, and equipment, net of $4 million in its Combined Balance Sheet at year end fiscal 2006. In addition, the Company recorded a cumulative effect of accounting change which resulted in an $8 million after-tax, $12 million pre-tax, loss.

        During fiscal 2005, Tyco International changed the measurement date for its pension and postretirement benefit plans from September 30th to August 31st, effective October 1, 2004. Tyco International and the Company believe that the one-month change of measurement date is a preferable change as it allows management adequate time to evaluate and report the actuarial information in the Company's Combined Financial Statements under the accelerated reporting deadlines. As a result of this change, the Company recorded an $11 million after-tax, $13 million pre-tax, gain cumulative effect of accounting change. Refer to Note 14 for additional information on the Company's retirement plans.

  Recently Adopted Accounting Pronouncements

        Effective October 1, 2005, Tyco International adopted SFAS No. 123R, "Share-Based Payment," which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value. SFAS No. 123R revises SFAS No. 123, as amended, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Tyco International adopted SFAS No. 123R using the modified prospective application transition method. Under this method, compensation cost is recognized for the unvested portion of share-based payments granted prior to October 1, 2005 and all share-based payments granted subsequent to September 30, 2005 over the related vesting period. Compensation cost is generally recognized ratably over the requisite service period or period to retirement eligibility. Prior to October 1, 2005, Tyco International and the Company applied the intrinsic value based method prescribed in APB Opinion No. 25 in accounting for employee stock based compensation. Prior period results have not been restated. Due to the adoption of SFAS No. 123R, the Company's results for fiscal 2006 include incremental share-based compensation expense totaling $40 million. Refer to Note 19 for additional information.

        On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123R-3, "Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards." Tyco International elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123R in the fourth quarter of fiscal 2006. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Combined Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are fully vested and outstanding upon adoption of SFAS No. 123R. The adoption did not have a material impact on the Company's results of operations and financial condition.

        The Company adopted FIN 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143," during the fourth quarter of fiscal 2006. This Interpretation clarifies the timing of liability recognition for legal obligations associated with an asset retirement when the timing and (or) method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The interpretation requires that conditional asset retirement obligations, along with the associated capitalized asset retirement costs, be reported at their fair values. Upon adoption, the Company recognized a liability of $16 million for asset retirement obligation and an increase of $4 million in the carrying amount of the related assets. The initial recognition resulted in a cumulative effect of accounting change of $8 million after-tax, $12 million pre-tax, reflecting the accumulated depreciation and accretion that would have been recognized in prior periods had the provisions of FIN 47 been in effect at the time.

        In June 2005, the FASB issued Staff Position ("FSP") No. 143-1, "Accounting for Electronic Equipment Waste Obligations," which provides guidance on accounting for historical waste obligations associated with the European Union Waste, Electrical and Electronic Equipment Directive ("WEEE Directive"). Under the directive, the waste management obligation for historical equipment (products put on the market on or prior to August 13, 2005) remains with the commercial user until the equipment is replaced, at which time the waste management obligation may be transferred to the producer of the replacement equipment. FSP No. 143-1 is effective for the first reporting period ending after June 8, 2005 or the date of the adoption of the WEEE Directive into law by the applicable European Union member country. The Company evaluated the effects of FSP No. 143-1 and determined that the impact is immaterial to the Company's Combined Financial Statements.

  Recently Issued Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. The Company currently uses a measurement date of August 31st. SFAS No. 158 also requires additional disclosure in the notes to the financial statements. The recognition provisions of SFAS No. 158 are effective for fiscal 2007, while the measurement date provisions will become effective in fiscal 2009. The Company is currently assessing the impact of SFAS No. 158 on its Combined Financial Statements. Based on the funded status of its defined benefit and other postretirement plans as of September 29, 2006, the Company estimates that it would recognize a net $219 million liability through a reduction in shareholders' equity. The ultimate amounts recorded are highly dependent on various estimates and assumptions including, among other things, the discount rate selected, future compensation levels, and performance of plan assets. Changes in these assumptions could increase or decrease the estimated impact of implementing SFAS No. 158.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. SFAS No. 157 is effective for Tyco Electronics in the first quarter of fiscal 2009. The Company is currently assessing the impact that SFAS No. 157 will have on the results of its operations, financial position, or cash flows.

        In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 is effective for Tyco Electronics in the first quarter of fiscal 2008. The Company is currently assessing the impact that FIN 48 will have on the results of its operations, financial position, or cash flows.

3.    Restructuring and Other Charges (Credits), Net

        Charges (credits) to operations by segment during fiscal 2006, fiscal 2005, and fiscal 2004 are as follows:

	Fiscal
	2006	2005	2004
	(in millions)
Electronic Components	$9	$(1)	$4
Network Solutions	9	2	2
Wireless Systems	5	1	—
Other	(4)	(12)	(40)

	$19	$(10)	$(34)

        Amounts recognized in the Combined Statements of Income during fiscal 2006, fiscal 2005, and fiscal 2004 are as follows:

	Fiscal
	2006	2005	2004
	(in millions)
Restructuring and other charges (credits), net:
Cash charges	$13	$6	$1
Non-cash charges (credits)	—	(16)	(35)

Total restructuring and other charges (credits), net	13	(10)	(34)
Cost of sales	6	—	—

	$19	$(10)	$(34)

        Activity in the Company's restructuring reserves during fiscal 2006, fiscal 2005, and fiscal 2004 is summarized as follows:

	Balance at Beginning of Year	Charges	Utilization	Changes in Estimate	Transfers from (to) Held for Sale(1)	Currency Translation	Balance at End of Year
	(in millions)
Fiscal 2006 Activity:
Fiscal 2006 Actions
Employee severance	$—	$12	$(10)	$—	$—	$1	$3
Facilities exit costs	—	2	—	—	—	—	2
Other	—	—	—	—	—	—	—

Total	—	14	(10)	—	—	1	5

Fiscal 2005 Actions
Employee severance	5	—	(5)	—	—	—	—
Facilities exit costs	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total	5	—	(5)	—	—	—	—

Fiscal 2004 Actions
Employee severance	1	—	(1)	—	—	—	—
Facilities exit costs	1	—	(1)	—	—	—	—
Other	—	—	—	—	—	—	—

Total	2	—	(2)	—	—	—	—

Pre-Fiscal 2004 Actions
Employee severance	2	—	(2)	—	—	—	—
Facilities exit costs	70	—	(10)	1	—	5	66
Other	2	—	—	(2)	—	—	—

Total	74	—	(12)	(1)	—	5	66

Total fiscal 2006 activity	81	14	(29)	(1)	—	6	71

Fiscal 2005 Activity:
Fiscal 2005 Actions
Employee severance	—	8	(7)	—	4	—	5
Facilities exit costs	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total	—	8	(7)	—	4	—	5

Fiscal 2004 Actions
Employee severance	8	—	(3)	(4)	—	—	1
Facilities exit costs	1	—	—	—	—	—	1
Other	—	—	—	—	—	—	—

Total	9	—	(3)	(4)	—	—	2

Pre-Fiscal 2004 Actions
Employee severance	7	—	(5)	—	—	—	2
Facilities exit costs	42	—	(15)	4	39	—	70
Other	4	—	—	(2)	—	—	2

Total	53	—	(20)	2	39	—	74

Total fiscal 2005 activity	62	8	(30)	(2)	43	—	81

Fiscal 2004 Activity:
Fiscal 2004 Actions
Employee severance	—	11	(3)	—	—	—	8
Facilities exit costs	—	1	—	—	—	—	1
Other	—	1	(1)	—	—	—	—

Total	—	13	(4)	—	—	—	9

Pre-Fiscal 2004 Actions
Employee severance	28	—	(12)	(10)	—	1	7
Facilities exit costs	115	—	(39)	(3)	(31)	—	42
Other	84	—	(28)	1	(53)	—	4

Total	227	—	(79)	(12)	(84)	1	53

Total fiscal 2004 activity	$227	$13	$(83)	$(12)	$(84)	$1	$62

(1)
During fiscal 2004, the Tyco Global Network was accounted for as held for sale and related restructuring liabilities were reclassified accordingly. In fiscal 2005, the Tyco Global Network was sold and $39 million of restructuring liabilities were retained by the Company. See Note 4.

  Fiscal 2006 Actions

        During fiscal 2006, the Company recorded restructuring charges of $14 million primarily related to employee severance and benefits. These charges included the elimination of 166 positions. As of fiscal year end 2006, the remaining restructuring reserve related to the fiscal 2006 actions is $5 million.

  Fiscal 2005 Actions

        During fiscal 2005, the Company recorded restructuring charges of $8 million related to employee severance and benefits. These charges included the elimination of 802 positions. In addition, the Company transferred $4 million of severance liabilities from liability held for sale as a result of the sale of the Tyco Global Network. As of fiscal year end 2006, all actions under these plans are complete.

  Fiscal 2004 Actions

        During fiscal 2004, the Company approved plans to exit a facility and to reduce headcount by 742 employees. The total restructuring charges of $13 million included $11 million for employee severance and benefits, $1 million for facility exit costs, and $1 million for other related costs. The Company completed restructuring activities related to the fiscal 2004 actions for amounts less than originally estimated and reversed $4 million of restructuring reserves as restructuring credits in fiscal 2005. As of fiscal year end 2006, all actions under these plans are complete.

  Pre-Fiscal 2004 Actions

        During fiscal 2002, the Company recorded restructuring charges of $808 million primarily related to facility closures, headcount reductions, and purchase commitment cancellations due to significant downturn in the telecommunications industry and certain other end markets. These actions have been completed. During fiscal 2004, the Tyco Global Network was accounted for as held for sale and related restructuring liabilities were reclassified accordingly. In fiscal 2005, the Tyco Global Network was sold and $39 million of restructuring liabilities were retained by the Company. As of fiscal year end 2006, the remaining restructuring reserve related to the fiscal 2002 actions is $66 million, relating to exited lease facilities. The Company expects that this reserve will continue to be paid out over the expected terms of the obligations which range from one to fifteen years.

  Non-Cash Charges and Credits

        During fiscal 2006, the Company recorded non-cash charges of $10 million, including $6 million in cost of goods sold for write-downs in carrying value of inventory related to exited product lines. Also, during fiscal 2005, the Company completed exit activities related to previously acquired operations for which goodwill had been fully impaired in prior years. As these activities were completed for amounts less than originally established as acquisition liabilities, the Company recorded the reversal of the acquisition liabilities as a restructuring and other credit of $4 million.

        During fiscal 2005, the Company sold assets which were previously written down to their net realizable value in fiscal 2002 for amounts greater than originally estimated and recorded related gains as restructuring and other credits of $9 million. Also, during fiscal 2005, the Company completed exit activities related to previously acquired operations for which goodwill had been fully impaired in prior years. As these activities were completed for amounts less than originally established as acquisition liabilities, the Company recorded the reversal of the acquisition liabilities as a restructuring and other credit of $7 million.

        During fiscal 2004, the Company sold certain cable laying sea vessels and other assets that were written down to their expected net realizable value in fiscal 2002 for amounts greater than originally estimated and recorded related gains as restructuring and other credits of $26 million. Also, in fiscal 2004, the Company completed exit activities related to previously acquired operations for which goodwill had been fully impaired in prior years. As these activities were completed for amounts less than originally established as acquisition liabilities, the Company recorded the reversal of the acquisition liabilities as a restructuring and other credit of $9 million.

  Total Restructuring Reserves

        The Company's restructuring reserves by segment at fiscal year end 2006 and 2005 are as follows:

	Fiscal
	2006	2005
	(in millions)
Electronic Components	$1	$5
Network Solutions	3	1
Wireless Systems	3	1
Other	64	74

Restructuring reserves	$71	$81

        At fiscal year end 2006 and 2005, restructuring reserves were included in the Company's Combined Balance Sheets as follows:

	Fiscal
	2006	2005
	(in millions)
Accrued and other current liabilities	$16	$22
Other liabilities	55	59

Restructuring reserves	$71	$81

4.    Discontinued Operations and Divestitures

  Discontinued Operations

        During the third quarter of fiscal 2006, the Company approved a plan to divest its Printed Circuit Group business. At June 30, 2006, the Printed Circuit Group business met the held for sale and discontinued operations criteria and was included in discontinued operations in all periods presented. During the fourth quarter of fiscal 2006, the Company entered into a definitive agreement to divest the Printed Circuit Group business for $226 million in cash. See Note 23.

        During fiscal 2004, the Company divested its electrical contracting service business which was reported as discontinued operations. In fiscal 2004, in connection with the divestiture, the Company received proceeds of $25 million and recorded an impairment on divestiture of $52 million, of which $25 million related to goodwill.

        The following table reflects net sales, pre-tax income from discontinued operations, pre-tax loss on sale of discontinued operations including impairments and costs to sell, and income taxes for fiscal 2006, fiscal 2005, and fiscal 2004:

	Fiscal
	2006	2005	2004
	(in millions)
Net sales	$428	$425	$809

Pre-tax income from discontinued operations	5	3	—
Pre-tax loss on sale of discontinued operations	—	—	(52)
Income taxes	33	140	23

Income (loss) from discontinued operations, net of income taxes	$38	$143	$(29)

        The following table presents balance sheet information for discontinued operations and other businesses held for sale at fiscal year end 2006 and 2005:

	Fiscal
	2006	2005
	(in millions)
Accounts receivable, net	$78	$75
Inventories	57	53
Property, plant, and equipment, net	107	146
Other assets	—	4

Total assets	$242	$278

Accounts payable	$37	$46
Accrued and other current liabilities	17	36
Other liabilities	2	19

Total liabilities	$56	$101

  Gain on Divestiture

        During fiscal 2005, the Company agreed to sell the Tyco Global Network, its undersea fiber optic telecommunication network that was part of the Other segment. The sale was consummated on June 30, 2005. As part of the sale transaction, the Company received gross cash proceeds of $130 million and the purchaser assumed certain liabilities. In connection with this sale, the Company recorded a $301 million pre-tax gain which is reflected in gain on divestiture in the Combined Statement of Income for fiscal 2005. The Company has presented the operations of the Tyco Global Network in continuing operations as the criteria for discontinued operations were not met.

5.    Acquisitions

  Acquisitions

        During fiscal 2006, the Company acquired one business for an aggregate cost of $18 million and acquired the remaining interest in a joint venture for $5 million. The Company acquired one business for an aggregate cost of $8 million and acquired the remaining interest in a joint venture for $4 million in fiscal 2005. During fiscal 2004, the Company acquired two businesses for an aggregate cost of $3 million. These acquisitions were funded utilizing cash generated from operations. These acquisitions did not have a material effect on the Company's financial position, results of operations, or cash flows.

  Acquisition Liabilities

        At fiscal year end 2006 and 2005, acquisition liabilities were included in the Company's Combined Balance Sheets as follows:

	Fiscal
	2006	2005
	(in millions)
Accrued and other current liabilities	$3	$6
Other liabilities	11	15

	$14	$21

        These acquisition liabilities relate primarily to long-term non-cancelable lease obligations related to acquired facilities that have been exited. The Company paid $3 million, $6 million, and $17 million to fund acquisition liabilities during fiscal 2006, fiscal 2005, and fiscal 2004, respectively.

  Holdback and Earn-Out Liabilities

        The Company paid cash related to holdback and earn-out liabilities of approximately $82 million, $2 million, and $30 million during fiscal 2006, fiscal 2005, and fiscal 2004, respectively, relating to certain prior period acquisitions. The total cash paid in fiscal 2006 was reported in discontinued operations as it related to the Printed Circuit Group business. Holdback liabilities represent a portion of the purchase price withheld from the seller pending finalization of the acquisition balance sheet and other pre-acquisition contingencies. Additionally, certain acquisitions have provisions that would require the Company to make additional contingent purchase price payments to the sellers if the acquired company achieves certain milestones subsequent to its acquisition by the Company. These payments are tied to certain performance measures, such as sales, gross margin, or earnings growth and generally are treated as additional purchase price.

        At fiscal year end 2006 and 2005, holdback liabilities were included in the Company's Combined Balance Sheets as follows:

	Fiscal
	2006	2005
	(in millions)
Accrued and other current liabilities	$—	$76
Other liabilities	54	60

	$54	$136

6.    Inventories

        At fiscal year end 2006 and 2005, inventories consist of the following:

	Fiscal
	2006	2005
	(in millions)
Raw materials	$340	$268
Work in progress	706	618
Finished goods	920	757

Inventories	$1,966	$1,643

7.    Property, Plant, and Equipment, Net

        At fiscal year end 2006 and 2005, property, plant, and equipment, net consists of the following:

	Fiscal
	2006	2005
	(in millions)
Land and improvements	$256	$249
Buildings and leasehold improvements	1,330	1,253
Machinery and equipment	5,433	5,108
Construction in process	575	500

Gross property, plant, and equipment	7,594	7,110
Accumulated depreciation	(4,461)	(4,130)

Property, plant, and equipment, net	$3,133	$2,980

        Depreciation expense was $463 million, $475 million, and $447 million in fiscal 2006, fiscal 2005, and fiscal 2004, respectively.

        Property, plant, and equipment, net includes gross assets under capital leases of $164 million at fiscal year end 2005. Amortization related to the capital lease assets that is included in accumulated deprecation was $102 million at fiscal year end 2005. Capital leases are included as a component of machinery and equipment. Amortization of assets under capital leases is included in depreciation expense. The Company's capital lease facility was repaid and terminated in fiscal 2006. See Note 11.

8.    Goodwill

        The changes in the carrying amount of goodwill by segment for fiscal 2006 and fiscal 2005 are as follows:

	Electronic Components	Network Solutions	Wireless Systems	Total
	(in millions)
Balance at September 30, 2004	$5,980	$846	$635	$7,461
Purchase accounting adjustments(1)	(30)	(4)	—	(34)
Acquisitions	2	—	—	2
Currency translation	(5)	(1)	—	(6)

Balance at September 30, 2005	$5,947	$841	$635	$7,423
Acquisitions	5	1	—	6
Impairment	—	—	(316)	(316)
Currency translation	21	1	—	22

Balance at September 29, 2006	$5,973	$843	$319	$7,135

(1)
Adjustments to previously completed acquisitions primarily related to income tax matters.

        During fiscal 2006, the Company recorded a goodwill impairment of $316 million in its Wireless Systems segment related to the Integrated Wireless Products reporting unit. The impairment charge was incurred when the reporting unit experienced slower growth and profitability than management's previous experience and future expectations due to sales declines in certain end markets.

        In performing the annual step I goodwill impairment test, the Company determined the fair value of the Integrated Wireless Products reporting unit based on a discounted cash flows analysis incorporating the Company's estimate of future operating performance. The results of the step I goodwill impairment test indicated that the book value of the reporting unit exceeded the fair value of the reporting unit. The failure of the step I goodwill impairment test triggered a step II goodwill impairment test in which the Company determined the implied fair value of the reporting unit's goodwill by comparing the reporting unit fair value determined in step I to the fair value of the reporting unit's net assets, including unrecognized intangible assets. The step II goodwill impairment test indicated that there is no implied value related to the goodwill, resulting in an impairment of the reporting unit's entire goodwill balance of $316 million. The goodwill impairment is presented as a separate line in the Combined Statements of Income.

9.    Intangible Assets, Net

        The Company's intangible assets at fiscal year end 2006 and 2005 are as follows:

	Fiscal
	2006				2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period
	(in millions)
Amortizable:
Intellectual property	$1,479	$(462)	$1,017	22 years	$1,450	$(386)	$1,064	21 years
Other	11	(2)	9	50 years	10	(2)	8	49 years

Total amortizable	$1,490	$(464)	$1,026	22 years	$1,460	$(388)	$1,072	22 years
Non-amortizable	2	—	2		2	—	2

Intangible assets	$1,492	$(464)	$1,028		$1,462	$(388)	$1,074

        Intangible asset amortization expense for fiscal 2006, fiscal 2005, and fiscal 2004 was $68 million, $67 million, and $66 million, respectively. The estimated aggregate amortization expense on intangible assets currently owned by the Company is expected to be as follows:

(in millions)
Fiscal 2007	$69
Fiscal 2008	67
Fiscal 2009	67
Fiscal 2010	67
Fiscal 2011	66
Thereafter	690

$1,026

10.    Accrued and Other Current Liabilities

        At fiscal year end 2006 and 2005, accrued and other current liabilities consist of the following:

	Fiscal
	2006	2005
	(in millions)
Income taxes payable	$394	$382
Accrued payroll and employee benefits	343	250
Deferred income taxes	41	28
Other	553	541

Accrued and other current liabilities	$1,331	$1,201

11.    Debt

        Debt at fiscal year end 2006 and 2005 is as follows:

	Fiscal
	2006	2005
	(in millions)
Due to Tyco International Ltd. and affiliates	$3,510	$4,241
7.2% notes due 2008	86	85
Capital lease obligation	—	114
Other	66	71

Total debt	3,662	4,511
Less current portion	291	695

Long-term debt	$3,371	$3,816

        Tyco International utilizes a centralized approach to cash management and financing of its operations exclusive of certain debt directly incurred by one of its businesses, such as debt assumed in an acquisition or capital lease obligations. Accordingly, Tyco International's consolidated debt and related net interest expense, exclusive of amounts incurred directly by the Company, have been proportionately allocated to the Company based on the historical funding requirements of the Company using historical data. Net interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements designated as fair value hedges. For fiscal 2006, fiscal 2005, and fiscal 2004, Tyco International has allocated to Tyco Electronics interest expense of $234 million, $271 million, and $294 million, respectively, and interest income of $33 million, $32 million, and $24 million, respectively.

        In addition, Tyco International has allocated to the Company loss on retirement of debt in the amount of $365 million and $64 million for fiscal 2005 and fiscal 2004, respectively. Such amounts are included in other expense, net in the Combined Statements of Income. The method utilized to allocate loss on retirement of debt is consistent with the allocation of debt and net interest expense as described above.

        Management believes the allocation basis for debt, net interest expense, and loss on retirement of debt are reasonable based on the historical financing needs of Company. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented.

        Prior to the distribution date, the Company expects to issue third-party debt or to be assigned debt by Tyco International based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be issued or assigned may materially differ from the amounts presented herein. The allocated debt amounts, presented as "Due to Tyco International Ltd. and affiliates," have been classified on the Combined Balance Sheets based on the maturities of Tyco International's underlying debt. When the allocated debt is replaced with third party debt or debt is assigned from Tyco International, the maturities of such debt will be determined. Tyco International will not require repayment of such amounts on an accelerated basis.

        As of fiscal year end 2005, the Company held a synthetic capital lease facility used to finance capital expenditures for machinery and equipment. On January 26, 2006, Tyco International, on behalf of the Company, repaid and terminated the synthetic lease facility for a total cash payment of $118 million, reducing principal debt and minority interest by $114 million and $4 million, respectively.

        The Company's debt agreements contain a number of financial and other customary covenants including limitations on liens and sale/leaseback transactions. None of these covenants are presently considered restrictive to the Company's operations. The Company is currently in compliance with all of its debt covenants.

        The fair value of the Company's external debt, excluding Tyco International allocated amounts, was approximately $155 million and $276 million at fiscal year end 2006 and 2005, respectively.

        The aggregate amounts of the Company's external debt, excluding $3,510 million due to Tyco International Ltd. and affiliates which do not have contractual maturities, maturing during the next five years and thereafter are as follows:

(in millions)
Fiscal 2007	$7
Fiscal 2008	1
Fiscal 2009	87
Fiscal 2010	1
Fiscal 2011	1
Thereafter	55

Total	$152

        Certain of the Company's operating subsidiaries have overdraft and similar types of facilities, which total $350 million, of which $299 million was undrawn and available at fiscal year end 2006. These facilities, most of which are renewable, expire at various dates through the year 2013 and are established primarily within the Company's international operations.

12.    Guarantees

        In disposing of assets or businesses, the Company often provides representations, warranties and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company's financial position, results of operations, or cash flows.

        The Company has recorded liabilities for known indemnifications included as part of environmental liabilities. See Note 15 for a discussion of these liabilities.

        The Company has an obligation under an off-balance sheet leasing arrangement for five cable laying sea vessels. Upon expiration of this lease in October 2006, the Company has the option to buy these vessels for approximately $280 million, or return the vessels to the lessor and, under a residual guarantee, pay any shortfall in sales proceeds to the lessor from a third party in an amount not to exceed $235 million. As of fiscal year end 2006, the Company expects the obligation to be $54 million, which is recorded in the accompanying Combined Balance Sheet, based on its estimate of the fair value of the vessels performed by management with the assistance of a third-party valuation. During fiscal 2006, fiscal 2005, and fiscal 2004, the Company incurred annual expenses of $14 million in each year related to this obligation. See Note 23.

        In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations, or cash flows.

        The Company generally records estimated product warranty costs at the time of sale. For further information on estimated product warranty see Note 2.

        The changes in the Company's warranty liability for fiscal 2006 and fiscal 2005 are as follows:

	Fiscal
	2006	2005
	(in millions)
Balance at beginning of fiscal year	$43	$63
Warranties issued during the fiscal year	3	2
Warranty expirations and changes in estimate	(11)	(14)
Settlements	(5)	(8)

Balance at end of fiscal year	$30	$43

13.    Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, investments, accounts payable, debt, and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable, investments, accounts payable, external debt and derivative financial instruments approximated book value at fiscal year end 2006 and 2005. See Note 11 for the fair value estimates of external debt.

        All derivative financial instruments are reported on the Combined Balance Sheets at fair value, and changes in a derivative's fair value are recognized currently in earnings. Fair value estimates are based on relevant market information, including current market rates and prices, assuming adequate market liquidity.

        The Company uses derivative financial instruments to manage exposures to foreign currency risks. The Company's objective for utilizing derivatives is to manage these risks using the most effective methods to eliminate or reduce the impacts of these exposures.

        As part of managing the exposure to changes in foreign currency exchange rates, the Company utilizes forward and option contracts with financial institutions acting as principal counterparties. The objective of these contracts is to minimize impacts to cash flows due to changes in foreign currency exchange rates on intercompany transactions, accounts receivable, accounts payable, and forecasted transactions. These contracts are marked to market with changes in the derivatives fair value recognized currently in earnings. At fiscal year end 2006, the Company had recorded net liabilities of $2 million related to these transactions.

        To the extent that Tyco International enters into hedges on behalf of the Company, the income statement effects of those hedges have been allocated to the Company as part of the Tyco International general corporate overhead expense allocation or interest expense allocation as appropriate. See Note 16.

        The Company's derivative financial instruments present certain market and counterparty risks; however, concentration of counterparty risk is mitigated as the Company deals with a variety of major banks worldwide with long-term Standard & Poor's and Moody's credit ratings of A/A2 or higher. In addition, only conventional derivative financial instruments are utilized, thereby affording optimum clarity as to the market risk. None of the Company's derivative financial instruments outstanding at year end would result in a significant loss to the Company if a counterparty failed to perform according to the terms of its agreement. At this time, the Company does not require collateral or other security to be furnished by the counterparties to its derivative financial instruments.

14.    Retirement Plans

  Measurement Date

        In fiscal 2005, Tyco International changed the measurement date for its pension and postretirement benefit plans from September 30th to August 31st, effective October 1, 2004. Tyco International and the Company believe that the one-month change of measurement date is a preferable change as it allows management adequate time to evaluate and report the actuarial information in the Company's Combined Financial Statements under the accelerated reporting deadlines. Accordingly, all amounts presented as of and for the fiscal years ended 2006 and 2005 reflect an August 31 measurement date, while prior years reflect a September 30 measurement date. The Company has accounted for the change in measurement date as a change in accounting principle. The cumulative effect of the accounting principle change as of the beginning of fiscal 2005 was an $11 million after-tax, $13 million pre-tax, gain. The change in measurement date did not have a material effect on net periodic benefit costs.

  Defined Benefit Pension Plans

        The Company has and also participates through its parent, Tyco International, in a number of contributory and noncontributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with local custom and practice. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Combined Statements of Income on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.

        In limited circumstances, the Company participates through its parent in certain co-mingled plans that include plan participants of other Tyco International subsidiaries. The Company has recorded its portion of the co-mingled plan's expense and the related obligation which have been actuarially determined based on the Company's specific benefit formulas by participants and allocated plan assets. The contribution amounts were determined in total for the co-mingled plan and allocated to the Company based on headcount. Management believes such allocations are reasonable, however, during fiscal 2007, when these plans are legally separated, we expect there will be a reallocation of assets based on the Employee Retirement Income Security Act ("ERISA") prescribed calculation which will result in adjustments to the components of the net amount recognized and future expense.

        The net periodic benefit cost for all U.S. and non-U.S. defined benefit pension plans in fiscal 2006, fiscal 2005, and fiscal 2004 is as follows:

	U.S. Plans			Non-U.S. Plans
	Fiscal			Fiscal
	2006	2005	2004	2006	2005	2004
	(in millions)
Service cost	$4	$4	$4	$62	$55	$51
Interest cost	50	52	52	60	61	53
Expected return on plan assets	(72)	(65)	(49)	(51)	(45)	(35)
Amortization of initial net (asset) obligation	—	—	(1)	—	—	1
Amortization of prior service cost	—	—	—	(2)	—	—
Amortization of net actuarial loss	15	12	14	25	21	20
Curtailment/settlement gain and special termination benefits	—	—	—	—	(6)	(2)

Net periodic benefit cost	$(3)	$3	$20	$94	$86	$88

Weighted average assumptions used to determine net pension cost during the period:
Discount rate	5.25%	6.00%	6.00%	3.85%	4.53%	4.39%
Expected return on plan assets	7.99%	7.99%	7.99%	5.76%	6.12%	5.79%
Rate of compensation increase	4.00%	4.25%	4.25%	3.06%	3.37%	3.20%

        The following table represents the changes in benefit obligations, plan assets, and the net amount recognized on the Combined Balance Sheets for all U.S. and non-U.S. defined benefit plans at fiscal year end 2006 and 2005:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2006	2005	2006	2005
	(in millions)
Change in benefit obligations:
Benefit obligation at end of prior period	$988	$892	$1,591	$1,325
Effect of change in measurement date	—	4	—	(4)

Benefit obligation at beginning of period	988	896	1,591	1,321
Service cost	4	4	62	55
Interest cost	50	52	60	61
Employee contributions	—	—	5	3
Plan amendments	—	—	(19)	—
Actuarial (gain) loss	(44)	85	(42)	169
Benefits and administrative expenses paid	(51)	(49)	(47)	(46)
New plans	—	—	—	70
Currency translation	—	—	60	(42)

Benefit obligation at end of period	$947	$988	$1,670	$1,591

Change in plan assets:
Fair value of plan assets at end of prior period	$928	$853	$870	$726
Effect of change in measurement date	—	(126)	—	(11)

Fair value of plan assets at beginning of period	928	727	870	715
Actual return on plan assets	73	106	81	111
Employer contributions	1	144	53	51
Employee contributions	—	—	5	3
New plans	—	—	—	59
Benefits and administrative expenses paid	(51)	(49)	(47)	(46)
Currency translation	—	—	40	(23)

Fair value of plan assets at end of period	$951	$928	$1,002	$870

Funded status	$4	$(60)	$(668)	$(721)
Unrecognized net actuarial loss	200	260	400	483
Unrecognized prior service cost	1	1	(21)	(2)
Contributions after the measurement date	—	—	14	5

Net amount recognized	$205	$201	$(275)	$(235)

Amounts recognized on the Combined Balance Sheets:
Prepaid benefit cost	$4	$—	$17	$15
Accrued benefit liability	—	(60)	(460)	(509)
Intangible asset	1	1	1	1
Accumulated other comprehensive income	200	260	167	258

Net amount recognized	$205	$201	$(275)	$(235)

Weighted average assumptions used to determine pension benefit obligations at period end:
Discount rate	6.00%	5.25%	4.16%	3.85%
Rate of compensation increase	4.00%	4.00%	3.18%	3.06%

        In determining the expected return on plan assets, Tyco International and the Company consider the relative weighting of plan assets by class and individual asset class performance expectations as provided by their external advisors.

        The investment strategy for the pension plans has been governed by Tyco International. Tyco International's investment strategy for its pension plans is to manage the plans on a going concern basis. Current investment policy is to achieve a reasonable return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants.

        Target weighted-average asset allocations and weighted average asset allocations for U.S. and non-U.S. pension plans at fiscal year end 2006 and 2005 are as follows:

	U.S. Plans			Non-U.S. Plans
	Target	Fiscal 2006	Fiscal 2005	Target	Fiscal 2006	Fiscal 2005
Asset Category:
Equity securities	60%	52%	59%	54%	52%	52%
Debt securities	40	41	38	39	39	38
Real estate	—	3	—	3	3	3
Cash and cash equivalents	—	4	3	4	6	7

Total	100%	100%	100%	100%	100%	100%

        Tyco International's common shares are not a direct investment of the Company's pension funds; however, the pension funds may indirectly include Tyco International shares. The aggregate amount of the Tyco International common shares would not be considered material relative to the total pension fund assets.

        Tyco International and the Company's funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that, at a minimum, it will make the minimum required contributions to its pension plans in fiscal 2007 of $2 million for U.S. plans and $57 million for non-U.S. plans.

        Benefit payments, which reflect future expected service, as appropriate, are expected to be paid as follows:

	Fiscal
	U.S. Plans	Non-U.S. Plans
	(in millions)
Fiscal 2007	$50	$44
Fiscal 2008	52	47
Fiscal 2009	53	50
Fiscal 2010	57	53
Fiscal 2011	57	59
Fiscal 2012-2016	316	348

        The accumulated benefit obligation for all U.S. and non-U.S. plans as of fiscal year end 2006 and 2005 was as follows:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2006	2005	2006	2005
	(in millions)
Accumulated benefit obligation	$944	$985	$1,420	$1,349

        The accumulated benefit obligation and fair value of plan assets for U.S. and non-U.S. pension plans with accumulated benefit obligations in excess of plan assets at fiscal year end 2006 and 2005 were as follows:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2006	2005	2006	2005
	(in millions)
Accumulated benefit obligation	$88	$985	$1,341	$1,293
Fair value of plan assets	59	928	900	799

        The projected benefit obligation and fair value of plan assets for U.S. and non-U.S. pension plans with projected benefit obligations in excess of plan assets at fiscal year end 2006 and 2005 were as follows:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2006	2005	2006	2005
	(in millions)
Projected benefit obligation	$90	$988	$1,597	$1,562
Fair value of plan assets	59	928	926	835

  Defined Contribution Retirement Plans

        The Company maintains through Tyco International several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and share bonus retirement plans. Expense for the defined contribution plans is computed as a percentage of participants' compensation and was $69 million, $68 million, and $66 million for fiscal 2006, fiscal 2005, and fiscal 2004, respectively.

  Deferred Compensation Plans

        The Company maintains through Tyco International nonqualified deferred compensation plans, which permit eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in Tyco International's 401(k) plans and the account balance fluctuates with the investment returns on those funds. Total deferred compensation liabilities were $28 million and $25 million at fiscal year end 2006 and 2005, respectively. Deferred compensation expense was immaterial in all years presented.

  Rabbi Trust

        The Company has established rabbi trusts, related to certain acquired companies, through which the assets may be used to pay non-qualified plan benefits. The trust primarily holds bonds. The rabbi trust assets are subject to the claims of the Company's creditors in the event of the Company's insolvency. The value of the assets held by these trusts, included in other assets on the Combined Balance Sheets, was $87 million and $89 million at fiscal year end 2006 and 2005, respectively. Total liabilities related to the assets held by the rabbi trust were $28 million and $30 million at fiscal year end 2006 and 2005, respectively. Plan participants are general creditors of the Company with respect to these benefits.

  Postretirement Benefit Plans

        In addition to providing pension and 401(k) benefits, the Company through its parent, Tyco International, also provides certain health care coverage continuation for qualifying retirees from date of retirement to age 65.

        Net periodic postretirement benefit cost in fiscal 2006, fiscal 2005, and fiscal 2004 is as follows:

	Fiscal
	2006	2005	2004
	(in millions)
Service cost	$1	$1	$1
Interest cost	2	3	3
Amortization of prior service credit	—	(1)	(1)
Amortization of net actuarial loss	—	—	1

Net periodic postretirement benefit cost	$3	$3	$4

Weighted average assumptions used to determine net postretirement benefit cost during the period:
Discount rate	4.75%	5.50%	5.50%
Rate of compensation increase	4.00%	4.25%	4.25%

        The components of the accrued postretirement benefit obligations, substantially all of which are unfunded, at fiscal year end 2006 and 2005, are as follows:

	Fiscal
	2006	2005
	(in millions)
Change in benefit obligations:
Benefit obligation at beginning of period	$57	$58
Service cost	1	1
Interest cost	2	3
Plan amendments	—	3
Actuarial gain	(4)	(2)
Benefits paid	(7)	(6)

Benefit obligation at end of period	$49	$57

Change in plan assets:
Fair value of assets at beginning of period	$4	$4
Employer contributions	7	6
Benefits paid	(7)	(6)

Fair value of plan assets at end of period	$4	$4

Funded status	$(45)	$(53)
Unrecognized net actuarial loss	5	9
Unrecognized prior service cost	2	1
Contributions after the measurement date	—	1

Accrued postretirement benefit cost	$(38)	$(42)

Weighted average assumptions used to determine postretirement benefit obligations at period end:
Discount rate	5.75%	4.75%
Rate of compensation increase	4.00%	4.00%

        The Company expects to make contributions to its postretirement benefit plans of $5 million in fiscal 2007.

        Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows:

(in millions)
Fiscal 2007	$6
Fiscal 2008	4
Fiscal 2009	3
Fiscal 2010	3
Fiscal 2011	3
Fiscal 2012-2016	15

        Health care cost trend assumptions are as follows:

	Fiscal
	2006	2005
	($ in millions)
Health care cost trend rate assumed for next fiscal year	9.79%	11.22%
Rate to which the cost trend rate is assumed to decline	5.00%	5.00%
Fiscal year the ultimate trend rate is achieved	2013	2013

        A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

	1 Percentage Point Increase	1 Percentage Point Decrease
	(in millions)
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	4	3

15.    Commitments and Contingencies

        The Company has facility, land, vehicle, and equipment leases that expire at various dates through the year 2056. Rental expense under these leases was $171 million, $197 million, and $194 million for fiscal 2006, fiscal 2005, and fiscal 2004, respectively. At fiscal year end 2006, the minimum lease payment obligations under non-cancellable lease obligations were as follows:

(in millions)
Fiscal 2007	$113
Fiscal 2008	87
Fiscal 2009	66
Fiscal 2010	52
Fiscal 2011	42
Thereafter	184

Total	$544

        The Company also has purchase obligations related to commitments to purchase certain goods and services. At fiscal year end 2006, such obligations consisted of $41 million in fiscal 2007.

        At fiscal year end 2006, the Company had a contingent purchase price commitment of $80 million related to the fiscal 2001 acquisition of Com-Net by the Wireless Systems segment. This represents the maximum amount payable to the former shareholders of Com-Net only after the construction and installation of a communications system for the State of Florida is finished and the State has approved the system based on the guidelines set forth in the contract. A liability for this contingency has not been recorded in the Company's Combined Financial Statements as the outcome of this contingency cannot be reasonably determined.

        In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations, or cash flows.

        As a part of the separation and distribution agreement to be entered into at the separation date, any existing or potential liabilities related to Tyco International's outstanding litigation will be assigned if Tyco Electronics is specifically identified in the lawsuit. However, any existing or potential liabilities that cannot be associated with Tyco Electronics will be allocated appropriately and post-separation sharing agreements will be established. The discussions below identify the various outstanding litigation facing Tyco International. Tyco Electronics will be responsible for certain potential liabilities that may arise upon the settlement of the pending litigation based on the post-separation sharing agreement. If Tyco International or Covidien were to default on their obligation to pay their allocated share of these liabilities, however, we would be required to pay additional amounts.

  Class Actions

        As a result of actions taken by Tyco International's former senior corporate management, Tyco International, some members of Tyco International's former senior corporate management, former members of Tyco International's board of directors, Tyco International's current Chief Executive Officer and General Counsel, and Tyco International's former Chief Financial Officer are named defendants in a number of purported class actions alleging violations of the disclosure provisions of the federal securities laws. Tyco International, certain of its current and former employees, some members of its former senior corporate management, and some former members of its board of directors also are named as defendants in several ERISA class actions. In addition, some members of Tyco International's former senior corporate management are subject to a SEC inquiry. The findings and outcomes of the SEC inquiry may affect the course of the purported securities class actions and ERISA class actions pending against Tyco International. Tyco International is generally obligated to indemnify its directors and officers and its former directors and officers who are named as defendants in some or all of these matters to the extent required by Bermuda law. In addition, Tyco International's insurance carriers may decline coverage, or Tyco International's coverage may be insufficient to cover its expenses and liability, in some or all of these matters. While Tyco International may from time to time seek to engage plaintiff's counsel in settlement discussions, Tyco International is unable at this time to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. As a result, Tyco Electronics' share of such potential losses is also not estimable. However, it is possible that Tyco Electronics' portion of such liability would have a material adverse effect on its financial position, results of operations, or cash flows.

  Investigations

        Tyco International and others have received various subpoenas and requests from the SEC's Division of Enforcement, the United States Department of Labor, the General Service Administration, and others seeking the production of voluminous documents in connection with various investigations into Tyco International's governance, management, operations, accounting, and related controls. The Department of Labor is investigating Tyco International and the administrators of certain of its benefit plans. Tyco International cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties. It is not possible to estimate the amount of loss, or range of possible loss, if any, that might result from an adverse resolution of these matters. As a result, Tyco Electronics share of such potential losses is also not estimable and may have a material adverse effect on its financial position, results of operations, or cash flows.

        On April 17, 2006, Tyco International reached a settlement that closes the SEC Enforcement Division's investigation of certain accounting practices and other actions by former Tyco International officers. On April 25, 2006, the United States District court for the Southern District of New York entered a final judgment in which Tyco International was ordered to pay $1 in disgorgement and a fine of $50 million. During the third quarter of fiscal 2006, Tyco International satisfied the judgment which was accrued by Tyco International in fiscal 2005.

  Intellectual Property and Antitrust Litigation

        The Company is a party to a number of patent infringement and antitrust actions that may require the Company to pay damage awards. The Company has assessed the status of these matters and has recorded liabilities related to certain of these matters where appropriate.

  Environmental Matters

        The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations, and alternative cleanup methods. As of fiscal year end 2006, the Company concluded that it was probable that it would incur remedial costs in the range of approximately $10 million to $27 million. As of fiscal year end 2006, the Company concluded that the best estimate within this range is approximately $17 million, of which $4 million is included in accrued and other current liabilities and $13 million is included in other liabilities on the Combined Balance Sheets. In view of the Company's financial position and reserves for environmental matters of $17 million, the Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its financial position, results of operations, or cash flows.

  Income Taxes

        The Company and its subsidiaries' income tax returns are periodically examined by various regulatory tax authorities. In connection with such examinations, tax authorities, including the United States Internal Revenue Service ("IRS"), have raised issues and proposed tax adjustments. The Company and Tyco International are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies that management has assessed as probable and estimable and which relate specifically to the Tyco Electronics business have been recorded. While the timing and ultimate resolution of these matters is uncertain, it is reasonably possible that certain of these matters could be resolved during fiscal 2007. In addition, the Company may be required to pay additional taxes for contingencies not related to the electronics businesses as a result of the liability sharing arrangements with Tyco International and Covidien which will be entered into at the separation date.

        The IRS continues to audit the 1997 through 2000 fiscal years. In fiscal 2004, Tyco International submitted to the IRS proposed adjustments to these prior period U.S. federal income tax returns, resulting in a reduction in the taxable income previously filed. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through fiscal 2002. On the basis of the previously accepted amendments, the Company has determined that acceptance of these adjustments is probable and accordingly, has recorded them, as well as the impacts of the adjustments accepted by the IRS, in the Combined Financial Statements. These adjustments resulted in a $205 million net decrease in deferred income tax assets and a $205 million decrease in other liabilities in fiscal 2006. Such adjustments did not have a material impact on the Company's results of operations or cash flows.

        Tyco International has yet to complete proposed amendments to its U.S. federal income tax returns for periods subsequent to fiscal 2002, which will primarily reflect the roll forward through fiscal

2006 of the amendments for the 1997 to 2002 fiscal periods. When the Company's tax return positions are updated, additional adjustments may be identified and recorded in the Combined Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, the Company believes that any resulting adjustments will not have a material impact on its financial condition, results of operations, or cash flows.

        At Separation, pursuant to a tax sharing agreement, the Company will be allocated a portion of Tyco International's tax contingency liabilities. Such liabilities are not reflected in the accompanying financial statements. It is expected that the impact of this allocation will be material.

  Other Matters

        The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions, and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial position, results of operations, or cash flows.

16.    Related Party Transactions

  Cash Management

        Tyco International uses a centralized approach to cash management and financing of operations. The Company's cash is available for use and is regularly "swept" by Tyco International at its discretion. Tyco International also funds the Company's operating and investing activities as needed. Transfers of cash both to and from Tyco International's cash management system are reflected as a component of Parent Company Investment within Parent Company Equity on the Combined Balance Sheets.

  Trade Activity

        Accounts receivable includes $14 million and $12 million of receivables from Tyco International and its affiliates at the end of fiscal 2006 and fiscal 2005, respectively. The Company sells certain of its manufactured products consisting primarily of connectors and cable assemblies to Tyco International and its affiliates, at prices which approximate fair value. Sales to Tyco International and its affiliates, which are included in net sales on the Combined Statements of Income, were $76 million, $76 million, and $50 million during fiscal 2006, fiscal 2005, and fiscal 2004, respectively. Purchases from Tyco International and its affiliates were $6 million, $7 million, and $3 million during fiscal 2006, fiscal 2005, and fiscal 2004, respectively.

  Debt and Related Items

        The Company was allocated a portion of Tyco International's consolidated debt, net interest expense, and loss on retirement of debt. Note 11 provides further information regarding these allocations.

  Securitization Program

        During fiscal 2005 and fiscal 2004, the Company participated in Tyco International's accounts receivable securitization programs. Under these programs, Tyco International sold participating interests in accounts receivable to investors who, in turn, purchased and received ownership and security interests in those receivables. As collections reduced accounts receivable included in the pool, each participant, including the Company, sold new receivables. The costs of these programs have been allocated to the Company as part of the allocation of Tyco International's general corporate overhead expenses discussed below.

  Allocated Expenses

        The Company was allocated general corporate overhead expenses from Tyco International for corporate-related functions based on a pro-rata percentage of Tyco International's consolidated net revenue. General corporate overhead expenses primarily related to centralized corporate functions, including treasury, tax, legal, internal audit, human resources, and risk management functions. During fiscal 2006, fiscal 2005, and fiscal 2004, the Company was allocated $177 million, $198 million, and $177 million, respectively, of general corporate overhead expenses incurred by Tyco International, which are included within selling, general, and administrative expenses in the Combined Statements of Income.

        As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses from Tyco International are reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been or will be incurred by the Company if it were to operate as an independent, publicly-traded company. As such, the financial information herein may not necessarily reflect the combined financial position, results of operations, and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly-traded company during the periods presented.

  Transactions with Tyco International's Directors

        During fiscal 2006, fiscal 2005, and fiscal 2004, the Company engaged in commercial transactions in the normal course of business with companies where Tyco International's Directors were employed and served as officers. During each of these periods, Tyco Electronics' purchases from such companies aggregated less than one percent of net sales.

17.    Income Taxes

        Significant components of the income tax provision for fiscal 2006, fiscal 2005, and fiscal 2004 are as follows:

	Fiscal
	2006	2005	2004
	(in millions)
Current:
United States:
Federal	$(181)	$22	$67
State	(24)	25	(43)
Non-U.S.	299	383	254

Current income tax provision	94	430	278

Deferred:
United States:
Federal	37	(181)	62
State	(40)	74	28
Non-U.S.	(59)	37	37

Deferred income tax provision	(62)	(70)	127

	$32	$360	$405

        The U.S. and non-U.S. components of income from continuing operations before income taxes and minority interest for fiscal 2006, fiscal 2005, and fiscal 2004 are as follows:

	Fiscal
	2006	2005	2004
	(in millions)
U.S.	$(18)	$67	$222
Non-U.S.	1,219	1,288	984

Income from continuing operations before income taxes and minority interest	$1,201	$1,355	$1,206

        The reconciliation between U.S. federal income taxes at the statutory rate and the Company's provision for income taxes on continuing operations for fiscal 2006, fiscal 2005, and fiscal 2004 are as follows:

	Fiscal
	2006	2005	2004
	(in millions)
Notional U.S. federal income tax expense at the statutory rate	$420	$474	$422
Adjustments to reconcile to the income tax provision:
U.S. state income tax (benefit) provision, net	(42)	64	(10)
Divestitures and impairments	71	(105)	(24)
Non-U.S. net earnings(1)	(124)	(184)	(160)
Nondeductible charges	34	7	9
Change in accrued income tax liabilities	21	110	126
Allocated loss on retirement of debt	(87)	127	33
Valuation allowance	(268)	(129)	14
Other	7	(4)	(5)

Provision for income taxes	$32	$360	$405

(1)
Excludes asset impairments, nondeductible charges, and other items which are broken out separately in the table.

        The net decrease of $268 million of deferred tax asset valuation allowances in fiscal 2006 is primarily driven by improved profitability in certain jurisdictions, principally the U.S. The Company's U.S. results of operations in fiscal 2006 combined with other available evidence, including projections of future taxable income, indicate that it is more likely than not the Company will realize additional deferred tax assets in the future and accordingly the related valuation allowances were reduced. Reflected in the state tax provision line for fiscal 2006 is a $42 million state tax benefit primarily related to the Tyco Global Network divestiture.

        The allocated loss on retirement of debt in fiscal 2006 is a cumulative one-time benefit of $87 million associated with the receipt of a favorable non-U.S. tax ruling permitting the deduction of historical debt retirement costs. This benefit is partially offset by an increased valuation allowance of $62 million relating to the deferred tax asset associated with net operating losses created by the debt retirement deductions. This $62 million is reflected on the valuation allowance line in the table above.

        Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset at fiscal year end 2006 and 2005 are as follows:

	Fiscal
	2006	2005
	(in millions)
Deferred tax assets:
Accrued liabilities and reserves	$439	$592
Tax loss and credit carryforwards	1,936	1,932
Inventories	35	33
Postretirement benefits	151	216
Deferred revenue	68	73
Other	144	204

	2,773	3,050

Deferred tax liabilities:
Intangible assets	(347)	(203)
Property, plant, and equipment	(197)	(433)
Other	(170)	(130)

	(714)	(766)

Net deferred tax asset before valuation allowance	2,059	2,284
Valuation allowance	(611)	(873)

Net deferred tax asset	$1,448	$1,411

        At fiscal year end 2006, the Company had $1,929 million of net operating loss carryforwards in certain non-U.S. jurisdictions. Of these, $948 million have no expiration, and the remaining $981 million will expire in future years through 2016. Due to a favorable non-U.S. ruling in the fourth quarter of fiscal 2006, the Company was able to recognize $417 million of net operating loss carryforwards associated with the deduction of historical debt retirement costs. In the U.S., there were approximately $3,392 million of federal and $2,915 million of state net operating loss carryforwards at fiscal year end 2006, which will expire in future years through 2026.

        The valuation allowance for deferred tax assets of $611 million and $873 million at fiscal year end 2006 and 2005, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires that a valuation allowance be established or maintained when it is "more likely than not" that all or a portion of deferred tax assets will not be realized. At fiscal year end 2006, approximately $6 million of the valuation allowance will ultimately reduce goodwill if the net operating losses are utilized.

        The Company and its subsidiaries' income tax returns are periodically examined by various regulatory tax authorities. See "Income Taxes" in Note 15.

        The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across its global operations. The Company recognizes potential liabilities and records tax liabilities as well as related interest for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes and related interest will be due. These tax liabilities and related interest are reflected net of the impact of related tax loss carryforwards as such tax loss carryforwards will be applied against these tax liabilities and will reduce the amount of cash tax payments due upon the eventual settlement with the tax authorities. The Company adjusts these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company's current estimate of the tax liabilities. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. If the Company's estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. Substantially all of these potential tax liabilities are recorded in other liabilities on the Combined Balance Sheets as payment is not expected within one year.

        Except for earnings that are currently distributed, no additional provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to basis differences in investments in subsidiaries, as such earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if the intention to permanently reinvest earnings were to change and amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

18.    Other Expense, Net

        Other expense, net, of $365 million in fiscal 2005 includes an allocation of $365 million from Tyco International for the loss on the retirement of debt. See Note 11.

        Other expense, net, of $102 million in fiscal 2004 includes an allocation from Tyco International of $64 million related to Tyco International's loss on the retirement of debt. See Note 11. Additionally, during fiscal 2004, the Company repurchased $303 million of its 7.2% notes due 2008 for cash of $341 million, which resulted in a $38 million loss, including unamortized debt issuance costs, on the retirement of debt.

        The allocation methodology for the loss on retirement of debt is consistent with the treatment of debt and net interest expense as described in Note 11. Management believes that this allocation is reasonable given the impact such retirements had on the overall capital structure of Tyco International. However, these amounts may not be indicative of the actual losses on the retirement of debt that the Company would have incurred had the Company been operating as a separate, stand-alone company for the periods presented.

19.    Share Plans

        As of September 29, 2006, all equity awards (restricted share awards and share options) held by Company employees were granted under the Tyco International Ltd. 2004 Stock and Incentive Plan ("2004 Plan") or other Tyco International equity incentive plans. The 2004 Plan is administered by the Compensation and Human Resources Committee of the board of directors of Tyco International, which consists exclusively of independent directors of Tyco International and provides for the award of stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, promissory stock, and other stock-based awards (collectively, "Awards").

  Restricted Share Awards

        Restricted share awards are granted by Tyco International subject to certain restrictions. Conditions of vesting are determined at the time of grant under the 2004 Plan. All restrictions on the award will lapse upon normal retirement, death, or disability of the employee.

        For grants which vest based on certain specified performance criteria of Tyco International, the fair market value of the shares or units is expensed over the period of performance, once achievement of criteria is deemed probable. For grants that vest through passage of time, the fair market value of the award at the time of the grant is amortized to expense over the period of vesting. The fair value of restricted share awards has been determined based on the market value of Tyco International's shares on the grant date. Restricted share awards generally vest after a period of three years, as determined by Tyco International's Compensation Committee, or upon attainment of various levels of performance that equal or exceed targeted levels of Tyco International, if applicable. The compensation expense recognized for restricted share awards is net of estimated forfeitures.

        Recipients of restricted shares have the right to vote such shares and receive dividends, whereas recipients of restricted units have no voting rights and receive dividend equivalents.

        A summary of the status of Tyco International restricted share awards and performance shares granted to Tyco Electronics employees as of fiscal year end 2006 and changes during the year then ended is presented below:

Non-vested Restricted Share Awards	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at October 1, 2005	1,493,325	$27.98
Granted	1,510,119	28.96
Vested	(305,853)	17.16
Forfeited	(204,766)	28.36

Non-vested at September 29, 2006	2,492,825	$29.90

        The weighted-average grant-date fair value of Tyco International restricted share awards granted to Tyco Electronics employees during fiscal 2006, fiscal 2005, and fiscal 2004 was $28.96, $35.52, and $27.62 respectively. The total fair value of restricted share awards vested for Tyco Electronics employees was $5 million during fiscal 2006 and less than $1 million during fiscal 2005 and fiscal 2004.

Non-vested Performance Shares	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at October 1, 2005	—	$—
Granted	139,200	29.00
Vested	(7,100)	29.00
Forfeited	(14,500)	29.00

Non-vested at September 29, 2006	117,600	$29.00

        The total fair value of Tyco International performance shares granted to Tyco Electronics employees vested during fiscal 2006, fiscal 2005, and fiscal 2004 was insignificant.

        As of fiscal year end 2006, there was $39 million of total unrecognized compensation cost related to both non-vested Tyco International restricted share awards and performance shares granted to Tyco Electronics employees. That cost is expected to be recognized over a weighted-average period of 1.9 fiscal years.

  Share Options

        Options are granted to purchase Tyco International common shares at prices which are equal to or greater than the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant under the 2004 Plan. Options are generally exercisable in equal annual installments over a period of three years and will generally expire 10 years after the date of grant.

        Share option activity for Tyco Electronics employees under all Tyco International plans as of fiscal year end 2006 and changes during the fiscal year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in millions)
Outstanding at October 1, 2005	36,130,409	$36.41
Granted	2,219,500	29.02
Exercised	(3,016,585)	19.40
Expired	(1,672,027)	47.72
Forfeited	(662,599)	32.44

Outstanding at September 29, 2006	32,998,698	36.96	5.2	$60
Vested and unvested expected to vest at September 29, 2006	32,648,444	37.02	5.2	60
Exercisable at September 29, 2006	27,257,332	38.07	4.6	60

        As of fiscal year end 2006, there was $37 million of total unrecognized compensation cost related to non-vested Tyco International share options granted to Tyco Electronics employees under Tyco International share option plans. The cost is expected to be recognized over a period of 1.3 years.

  Stock-Based Compensation

        As discussed in Note 2, effective October 1, 2005, Tyco International adopted the provisions of SFAS No. 123R using the modified prospective transition method. As a result, the Company's results from continuing operations for fiscal 2006 include incremental share-based compensation expense of $40 million. Total share-based compensation cost during fiscal 2006, fiscal 2005, and fiscal 2004 of $69 million, $20 million, and $29 million, respectively, has been included in the Combined Statements of Income within selling, general, and administrative expenses. The Company has recognized a related tax benefit associated with its share-based compensation arrangements of $19 million, $6 million, and $9 million in fiscal 2006, fiscal 2005, and during fiscal 2004, respectively.

        Prior to October 1, 2005, Tyco International and the Company accounted for share-based compensation plans in accordance with the provisions of APB Opinion No. 25, as permitted by SFAS No. 123, and accordingly did not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price of the stock at the date of grant. If Tyco International and the Company applied the fair value based method prescribed by SFAS No. 123, for share options granted by Tyco International to Tyco Electronics employees, the effect on net income would have been as follows:

	Fiscal
	2005	2004
	(in millions)
Net income, as reported	$1,144	$762
Add: Employee compensation expense for share options included in reported net income, net of income taxes	5	14
Less: Total employee compensation expense for share options determined under fair value method, net of income taxes	(35)	(82)

Net income, pro forma	$1,114	$694

        The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of Tyco International's stock and implied volatility derived from exchange traded options. The average expected life was based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The expected annual dividend per share was based on Tyco International's expected dividend rate. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual option forfeitures.

The weighted-average assumptions Tyco International used in the Black-Scholes option pricing model for fiscal 2006, fiscal 2005, and fiscal 2004 are as follows:

	Fiscal
	2006	2005	2004
Expected stock price volatility	34%	33%	47%
Risk free interest rate	4.3%	4.1%	2.5%
Expected annual dividend per share	$0.40	$0.40	$0.05
Expected life of options (years)	4.0	4.3	4.0

        The weighted-average grant-date fair values of Tyco International options granted to Tyco Electronics employees during fiscal 2006, fiscal 2005, and fiscal 2004 were $8.96, $10.97, and $10.81, respectively. The total intrinsic value of Tyco International options exercised by Tyco Electronics employees during fiscal 2006, fiscal 2005, and fiscal 2004 was $22 million, $32 million, and $18 million, respectively. The related excess cash tax benefit classified as a financing cash inflow for fiscal 2006 in the Combined Statement of Cash Flows was not significant.

  Employee Stock Purchase Plans

        Substantially all full-time employees of the Company's U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in Tyco International's employee share purchase plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. Tyco International matches a portion of the employee contribution by contributing an additional 15% of the employee's payroll deduction. All shares purchased under the plan are purchased on the open market by a designated broker.

        Tyco International also maintains two other employee stock purchase plans for the benefit of employees of certain qualified non-U.S. subsidiaries. The terms of these plans provided for Tyco International to grant Tyco Electronics employees the right to purchase shares of Tyco International's stock at a stated price and receive certain tax benefits.

        Under one plan, the Irish Bonus Plan, eligible employees are offered the opportunity to acquire shares using a portion of their bonus. Such employees also have the opportunity to forego a portion of their basic salary to purchase additional shares.

        Under the second plan, the Save-As-You-Earn ("SAYE") Plan, eligible employees in the United Kingdom are granted options to purchase shares at the end of three years of service at 85% of the market price at the time of grant. Options under the SAYE Plan are generally exercisable after a period of three years and expire six months after the date of vesting. All of the shares purchased under both the SAYE Plan and the Irish Bonus Plan are purchased on the open market.

        As of September 29, 2006, there was $1 million in total unrecognized compensation cost related to non-vested options granted to Tyco Electronics employees under the SAYE plan.

  Impact of Separation

        Prior to the Distribution, the Tyco Electronics board of directors is expected to adopt, with the approval of Tyco International as its sole shareholder, the establishment of stock incentive plans providing for future awards to Tyco Electronics employees.

        Following the Distribution, restricted share awards will be converted into shares in each of the three separate companies, Tyco Electronics being one of such companies. For each employee of the three separate companies, restricted share awards of the companies that do not employ such employee will be subject to accelerated vesting on or following the Distribution. The original vesting provisions will remain in effect for restricted share awards of the company in which the employee is employed. Employee share options and performance units outstanding as of the completion of the Distribution will be converted at equivalent value into equity awards for Tyco Electronics at the time of the Distribution. All other provisions will remain in effect.

20.    Comprehensive Income

        The components of accumulated other comprehensive (loss) income are as follows:

	Currency Translation(1)	Unrealized (Loss) Gain on Securities	Minimum Pension Liability	Accumulated Other Comprehensive (Loss) Income
	(in millions)
Balance at October 1, 2003	$472	$(2)	$(309)	$161
Pre-tax current period change	272	4	74	350
Income tax expense	—	—	(20)	(20)

Balance at September 30, 2004	744	2	(255)	491
Pre-tax current period change	(87)	(1)	(116)	(204)
Income tax benefit	—	—	44	44

Balance at September 30, 2005	657	1	(327)	331
Pre-tax current period change	242	—	150	392
Income tax expense	—	—	(53)	(53)

Balance at September 29, 2006	$899	$1	$(230)	$670

(1)
During fiscal 2006, $38 million was transferred from currency translation adjustments as a result of the sale of non-U.S. entities. The $38 million gain is included in income (loss) from discontinued operations in the Combined Statements of Income. During fiscal 2005, $30 million was transferred from currency translation adjustments and included in net income as a result of the sale of non-U.S. entities. The $30 million gain in fiscal 2005 related to the Tyco Global Network and is included in gain on divestiture in the Combined Statements of Income.

21.    Combined Segment and Geographic Data

       The Company aggregates its operating segments into four reportable segments based upon the Company's internal business structure. See Note 1 for a description of the segments in which the Company operates. Segment performance is evaluated based on net sales and operating income. The Company considers all expenses to be of an operating nature, and, accordingly, allocates them to each reportable segment. Costs specific to a segment are charged to the segment. Corporate expenses, such as headquarters administrative costs, are allocated to the segments based on segment income from operations. Intersegment sales are not material and are recorded at selling prices that approximate market prices.

        Selected information by business segment is presented in the following table for fiscal 2006, fiscal 2005, and fiscal 2004:

	Electronic Components	Network Solutions	Wireless Systems		Other(1)	Total
	(in millions)
Fiscal 2006:
Net sales	$9,386	$1,740	$874		$812	$12,812
Income (loss) from operations	1,404	268	(239	)(2)	(24)	1,409
Depreciation and amortization	396	32	41		62	531
Segment assets(3)	3,320	592	314		284	4,510
Capital expenditures	462	38	51		9	560
Fiscal 2005:
Net sales	8,757	1,526	871		736	11,890
Income from operations	1,398	225	92		255	1,970
Depreciation and amortization	396	33	46		67	542
Segment assets(3)	2,921	498	345		242	4,006
Capital expenditures	419	28	25		9	481
Fiscal 2004:
Net sales	8,220	1,324	835		720	11,099
Income (loss) from operations	1,467	168	62		(78)	1,619
Depreciation and amortization	374	29	42		68	513
Segment assets(3)	2,650	436	272		205	3,563
Capital expenditures	348	20	35		7	410

(1)
Includes gain on sale of the Tyco Global Network of $301 million in fiscal 2005, see Note 4. In addition, includes the Tyco Global Network operating income of $246 million in fiscal 2005, including the $301 million gain on sale, and operating loss of $78 million in fiscal 2004.

(2)
Includes goodwill impairment of $316 million in fiscal 2006. See Note 8.

(3)
Segment assets are comprised of accounts receivable and inventory.

        No single customer accounted for a significant portion of sales in the years presented.

        As the Company is not organized by product or service, it is not practicable to disclose net sales by product or service.

        Reconciliation of segment assets to combined total assets at fiscal year end 2006, 2005, and 2004 is as follows:

	Fiscal
	2006	2005	2004
	(in millions)
Segment assets	$4,510	$4,006	$3,563
Other current assets	1,530	1,336	1,600
Non-current assets	13,051	13,131	13,626

Combined total assets	$19,091	$18,473	$18,789

        Net sales by geographic region for fiscal 2006, fiscal 2005, and fiscal 2004 is as follows:

	Fiscal
	2006	2005	2004
	(in millions)
United States	$4,503	$4,326	$4,278
Other Americas	461	399	311
Europe/Middle East/Africa	4,407	4,196	3,872
Asia-Pacific	3,441	2,969	2,638

Net sales(1)	$12,812	$11,890	$11,099

(1)
Net sales from external customers is attributed to individual countries based on the legal entity that records the sale.

        Property, plant, and equipment, net by geographic area at fiscal year end 2006, 2005, and 2004 is as follows:

	Fiscal
	2006	2005	2004
	(in millions)
United States	$1,238	$1,236	$1,314
Other Americas	90	91	86
Europe/Middle East/Africa	1,190	1,122	1,144
Asia-Pacific	615	531	477

Property, plant, and equipment, net	$3,133	$2,980	$3,021

22.    Tyco Electronics Group S.A.

        In December 2006, Tyco Electronics Group S.A. ("TEGSA"), a Luxembourg company, was formed in connection with the Separation and will be a wholly owned subsidiary of Tyco Electronics Ltd. TEGSA is a holding company established to directly, or indirectly, own all of the operating subsidiaries of Tyco Electronics Ltd., to issue debt securities and to perform treasury operations. Upon formation, TEGSA held $50 thousand in cash and had share capital of $50 thousand. TEGSA is in the process of registering and issuing debt securities, and upon completion of any debt offering, the registered debt securities will be fully and unconditionally guaranteed by its parent, Tyco Electronics Ltd. Once certain internal reorganizations are completed prior to the Separation, TEGSA will own, directly or indirectly, all the operating subsidiaries of the Company. The following tables present the historical combined financial information for Tyco Electronics Ltd., and all other subsidiaries for the purposes of illustrating the composition of Tyco Electronics Ltd. and the other subsidiaries prior to the creation of TEGSA and the respective ownership in connection with the Separation.

Combined Statement of Income
For the Year Ended September 29, 2006

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Net sales	$—	$12,812	$12,812
Cost of sales	—	9,447	9,447

Gross income	—	3,365	3,365
Selling, general, and administrative expenses	—	1,627	1,627
Restructuring and other charges, net	—	13	13
Goodwill impairment	—	316	316

Income from operations	—	1,409	1,409
Interest income	—	48	48
Interest expense	—	(256)	(256)

Income from continuing operations before income taxes and minority interest	—	1,201	1,201
Income taxes	—	(32)	(32)
Minority interest	—	(6)	(6)

Income from continuing operations	—	1,163	1,163
Income from discontinued operations, net of income taxes	—	38	38

Income before cumulative effect of accounting change	—	1,201	1,201
Cumulative effect of accounting change, net of income taxes	—	(8)	(8)

Net income	$—	$1,193	$1,193

Combined Statement of Income
For the Year Ended September 30, 2005

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Net sales	$—	$11,890	$11,890
Cost of sales	—	8,724	8,724

Gross income	—	3,166	3,166
Selling, general, and administrative expenses	—	1,507	1,507
Restructuring and other credits, net	—	(10)	(10)
Gain on divestiture	—	(301)	(301)

Income from operations	—	1,970	1,970
Interest income	—	44	44
Interest expense	—	(294)	(294)
Other expense, net	—	(365)	(365)

Income from continuing operations before income taxes and minority interest	—	1,355	1,355
Income taxes	—	(360)	(360)
Minority interest	—	(5)	(5)

Income from continuing operations	—	990	990
Income from discontinued operations, net of income taxes	—	143	143

Income before cumulative effect of accounting change	—	1,133	1,133
Cumulative effect of accounting change, net of income taxes	—	11	11

Net income	$—	$1,144	$1,144

Combined Statement of Income
For the Year Ended September 30, 2004

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Net sales	$—	$11,099	$11,099
Cost of sales	—	7,971	7,971

Gross income	—	3,128	3,128
Selling, general, and administrative expenses	—	1,543	1,543
Restructuring and other credits, net	—	(34)	(34)

Income from operations	—	1,619	1,619
Interest income	—	33	33
Interest expense	—	(344)	(344)
Other expense, net	1	(103)	(102)

Income from continuing operations before income taxes and minority interest	1	1,205	1,206
Income taxes	—	(405)	(405)
Minority interest	—	(10)	(10)

Income from continuing operations	1	790	791
Loss from discontinued operations, net of income taxes	—	(29)	(29)

Net income	$1	$761	$762

Combined Balance Sheet
As of September 29, 2006

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$—	$470	$470
Accounts receivable, net	—	2,544	2,544
Inventories	—	1,966	1,966
Prepaid expenses and other current assets	—	450	450
Deferred income taxes	—	368	368
Assets held for sale	—	242	242

Total current assets	—	6,040	6,040
Property, plant, and equipment, net	—	3,133	3,133
Goodwill	—	7,135	7,135
Intangible assets, net	—	1,028	1,028
Deferred income taxes	—	1,501	1,501
Other assets	—	254	254

Total Assets	$—	$19,091	$19,091

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$—	$291	$291
Accounts payable	—	1,300	1,300
Accrued and other current liabilities	—	1,331	1,331
Deferred revenue	—	161	161
Liabilities held for sale	—	56	56

Total current liabilities	—	3,139	3,139
Long-term debt and obligations under capital lease	—	3,371	3,371
Long-term pension and postretirement liabilities	—	498	498
Deferred income taxes	—	380	380
Other liabilities	—	527	527

Total Liabilities	—	7,915	7,915

Minority interest	—	16	16
Parent company equity	—	11,160	11,160

Total Liabilities and Parent Company Equity	$—	$19,091	$19,091

Combined Balance Sheet
As of September 30, 2005

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$—	$284	$284
Accounts receivable, net	—	2,363	2,363
Inventories	—	1,643	1,643
Prepaid expenses and other current assets	—	386	386
Deferred income taxes	—	388	388
Assets held for sale	—	278	278

Total current assets	—	5,342	5,342
Property, plant, and equipment, net	—	2,980	2,980
Goodwill	—	7,423	7,423
Intangible assets, net	—	1,074	1,074
Deferred income taxes	—	1,372	1,372
Other assets	—	282	282

Total Assets	$—	$18,473	$18,473

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$—	$695	$695
Accounts payable	—	1,006	1,006
Accrued and other current liabilities	—	1,201	1,201
Deferred revenue	—	156	156
Liabilities held for sale	—	101	101

Total current liabilities	—	3,159	3,159
Long-term debt and obligations under capital lease	—	3,816	3,816
Long-term pension and postretirement liabilities	—	611	611
Deferred income taxes	—	321	321
Other liabilities	—	698	698

Total Liabilities	—	8,605	8,605

Minority interest	—	26	26
Parent company equity	—	9,842	9,842

Total Liabilities and Parent Company Equity	$—	$18,473	$18,473

Combined Statement of Cash Flows
For the Year Ended September 29, 2006

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$1,670	$1,670
Net cash used in discontinued operating activities	—	(7)	(7)

Cash Flows From Investing Activities:
Capital expenditures	—	(560)	(560)
Proceeds from sale of property, plant, and equipment	—	12	12
Acquisition of businesses, net of cash acquired	—	(23)	(23)
Purchase accounting and holdback/earn-out liabilities	—	(3)	(3)
Increase in investments	—	(1)	(1)
Other	—	27	27

Net cash used in investing activities	—	(548)	(548)
Net cash used in discontinued investing activities	—	(91)	(91)

Cash Flows From Financing Activities:
Change in short-term debt, net	—	(4)	(4)
Allocated debt activity	—	(731)	(731)
Repayment of long-term debt	—	(114)	(114)
Change in parent company investment	—	(74)	(74)
Minority interest distributions paid	—	(12)	(12)

Net cash used in financing activities	—	(935)	(935)
Net cash provided by discontinued financing activities	—	106	106

Effect of currency translation on cash	—	(1)	(1)
Net increase in cash and cash equivalents	—	194	194
Less: net increase in cash related to discontinued operations	—	(8)	(8)
Cash and cash equivalents at beginning of fiscal year	—	284	284

Cash and cash equivalents at end of fiscal year	$—	$470	$470

Combined Statement of Cash Flows
For the Year Ended September 30, 2005

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$1,524	$1,524
Net cash used in discontinued operating activities	—	(13)	(13)

Cash Flows From Investing Activities:
Capital expenditures	—	(481)	(481)
Proceeds from sale of property, plant, and equipment	—	33	33
Acquisition of businesses, net of cash acquired	—	(12)	(12)
Purchase accounting and holdback/earn-out liabilities	—	(8)	(8)
Divestiture of businesses, net of cash retained by businesses sold	—	130	130
Decrease in investments	—	66	66
Other	—	(5)	(5)

Net cash used in investing activities	—	(277)	(277)
Net cash used in discontinued investing activities	—	(9)	(9)

Cash Flows From Financing Activities:
Change in short-term debt, net	—	(1)	(1)
Allocated debt activity	—	(1,330)	(1,330)
Repayment of long-term debt	—	(114)	(114)
Change in parent company investment	—	85	85
Minority interest distributions paid	—	(12)	(12)

Net cash used in financing activities	—	(1,372)	(1,372)
Net cash provided by discontinued financing activities	—	19	19

Effect of currency translation on cash	—	11	11
Net decrease in cash and cash equivalents	—	(117)	(117)
Less: net decrease in cash related to discontinued operations	—	3	3
Cash and cash equivalents at beginning of fiscal year	—	398	398

Cash and cash equivalents at end of fiscal year	$—	$284	$284

Combined Statement of Cash Flows
For the Year Ended September 30, 2004

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$1,218	$1,218
Net cash provided by discontinued operating activities	—	64	64

Cash Flows From Investing Activities:
Capital expenditures	—	(410)	(410)
Proceeds from sale of property, plant, and equipment	—	30	30
Acquisition of businesses, net of cash acquired	—	(3)	(3)
Purchase accounting and holdback/earn-out liabilities	—	(47)	(47)
Divestiture of businesses, net of cash retained by businesses sold	—	25	25
Decrease in investments	—	6	6
Other	—	24	24

Net cash used in investing activities	—	(375)	(375)
Net cash provided by discontinued investing activities	—	3	3

Cash Flows From Financing Activities:
Change in short-term debt, net	—	7	7
Allocated debt activity	—	(1,202)	(1,202)
Repayment of long-term debt	—	(318)	(318)
Change in parent company investment	—	844	844
Minority interest distributions paid	—	(34)	(34)

Net cash used in financing activities	—	(703)	(703)
Net cash used in discontinued financing activities	—	(75)	(75)

Effect of currency translation on cash	—	6	6
Net increase in cash and cash equivalents	—	138	138
Less: net decrease in cash related to discontinued operations	—	8	8
Cash and cash equivalents at beginning of fiscal year	—	252	252

Cash and cash equivalents at end of fiscal year	$—	$398	$398

        The following pro forma information has been provided to give effect to the composition of the Company's assets, liabilities, equity, operations, and cash flows by relevant group within the Company; Tyco Electronics Ltd. providing the guarantee, TEGSA as issuer of the debt, and the operating companies not providing a guarantee of debt but which represent assets of TEGSA following completion of the internal reorganizations.

        The following tables present unaudited pro forma financial information using the equity method of accounting for subsidiaries assuming the creation of TEGSA and completion of the Company's internal reorganizations discussed above as if they occurred on September 29, 2006 for the balance sheet and as of the beginning of the period presented for statement of income and cash flows. These unaudited pro forma consolidating financial statements are not necessarily indicative of the Company's results of operations or financial condition had the transactions and events been completed on the dates assumed. Additionally, these statements are not necessarily indicative of the Company's future results of operations or financial condition.

Pro Forma Consolidating Statement of Income
For the Year Ended September 29, 2006
Unaudited

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Net sales	$—	$—	$12,812	$—	$12,812
Cost of sales	—	—	9,447	—	9,447

Gross income	—	—	3,365	—	3,365
Selling, general, and administrative expenses	—	18	1,609	—	1,627
Restructuring and other charges, net	—	—	13	—	13
Goodwill impairment	—	—	316	—	316

(Loss) income from operations	—	(18)	1,427	—	1,409
Interest income	—	10	38	—	48
Interest expense	—	(229)	(27)	—	(256)
Equity in net income of subsidiaries	1,193	1,231	—	(2,424)	—
Intercompany interest and fees	—	199	(199)	—	—

Income from continuing operations before income taxes and minority interest	1,193	1,193	1,239	(2,424)	1,201
Income taxes	—	—	(32)	—	(32)
Minority interest	—	—	(6)	—	(6)

Income from continuing operations	1,193	1,193	1,201	(2,424)	1,163
Income from discontinued operations, net of income taxes	—	—	38	—	38

Income before cumulative effect of accounting change	1,193	1,193	1,239	(2,424)	1,201
Cumulative effect of accounting change, net of income taxes	—	—	(8)	—	(8)

Net income	$1,193	$1,193	$1,231	$(2,424)	$1,193

Pro Forma Consolidating Balance Sheet
As of September 29, 2006
Unaudited

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$470	$—	$470
Accounts receivable, net	—	—	2,544	—	2,544
Inventories	—	—	1,966	—	1,966
Intercompany receivables	—	20	4,815	(4,835)	—
Prepaid expenses and other current assets	—	—	450	—	450
Deferred income taxes	—	—	368	—	368
Assets held for sale	—	—	242	—	242

Total current assets	—	20	10,855	(4,835)	6,040
Property, plant, and equipment, net	—	—	3,133	—	3,133
Goodwill	—	—	7,135	—	7,135
Intangible assets, net	—	—	1,028	—	1,028
Deferred income taxes	—	—	1,501	—	1,501
Investment in subsidiaries	11,160	11,401	—	(22,561)	—
Intercompany loans receivable	—	8,049	—	(8,049)	—
Other assets	—	—	254	—	254

Total Assets	$11,160	$19,470	$23,906	$(35,445)	$19,091

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$—	$285	$6	$—	$291
Accounts payable	—	—	1,300	—	1,300
Accrued and other current liabilities	—	—	1,331	—	1,331
Deferred revenue	—	—	161	—	161
Intercompany payables	—	4,815	20	(4,835)	—
Liabilities held for sale	—	—	56	—	56

Total current liabilities	—	5,100	2,874	(4,835)	3,139
Long-term debt and obligations under capital lease	—	3,210	161	—	3,371
Intercompany loans payable	—	—	8,049	(8,049)	—
Long-term pension and postretirement liabilities	—	—	498	—	498
Deferred income taxes	—	—	380	—	380
Other liabilities	—	—	527	—	527

Total Liabilities	—	8,310	12,489	(12,884)	7,915

Minority interest	—	—	16	—	16
Parent company equity	11,160	11,160	11,401	(22,561)	11,160

Total Liabilities and Parent Company Equity	$11,160	$19,470	$23,906	$(35,445)	$19,091

Pro Forma Consolidating Statement of Cash Flows
For the Year Ended September 29, 2006
Unaudited

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$—	$(485)	$2,155	$—	$1,670
Net cash used in discontinued operating activities	—	—	(7)	—	(7)

Cash Flows From Investing Activities:
Capital expenditures	—	—	(560)	—	(560)
Proceeds from sale of property, plant, and equipment	—	—	12	—	12
Acquisition of businesses, net of cash acquired	—	—	(23)	—	(23)
Purchase accounting and holdback/earn-out liabilities	—	—	(3)	—	(3)
Increase in investments	—	—	(1)	—	(1)
Decrease in intercompany loans	—	848	—	(848)	—
Other	—	—	27	—	27

Net cash provided by (used in) investing activities	—	848	(548)	(848)	(548)
Net cash used in discontinued investing activities	—	—	(91)	—	(91)

Cash Flows From Financing Activities:
Change in short-term debt, net	—	—	(4)	—	(4)
Allocated debt activity	—	(363)	(368)	—	(731)
Repayment of long-term debt	—	—	(114)	—	(114)
Change in parent company investment	—	—	(74)	—	(74)
Loan borrowing from parent	—	—	(848)	848	—
Minority interest distributions paid	—	—	(12)	—	(12)

Net cash (used in) provided by financing activities	—	(363)	(1,420)	848	(935)
Net cash provided by discontinued financing activities	—	—	106	—	106

Effect of currency translation on cash	—	—	(1)	—	(1)
Net increase in cash and cash equivalents	—	—	194	—	194
Less: net increase in cash related to discontinued operations	—	—	(8)	—	(8)
Cash and cash equivalents at beginning of fiscal year	—	—	284	—	284

Cash and cash equivalents at end of fiscal year	$—	$—	$470	$—	$470

23.    Subsequent Events

        On October 27, 2006, the Company completed the sale of its Printed Circuit Group business for $226 million and recognized a gain on divestiture of approximately $45 million which was reported as discontinued operations.

        On October 31, 2006, the Company's off-balance sheet leasing arrangement for five cable laying sea vessels expired at which time the Company exercised its option to buy the vessels for $280 million.

        Effective January 1, 2007, Tyco International legally separated certain pension plans which contained participants of both the Company as well as a Tyco International subsidiary. As a result, the Company is in the process of remeasuring the assets and projected benefit obligation of the separated pension plan. The Company does not believe the remeasurement will be material to its results of operations, financial position, or cash flows.

THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004

Description	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Acquisitions, Divestitures and Other	Deductions	Balance at End of Year
	(in millions)
Fiscal 2006
Allowance for Doubtful Accounts Receivable	$74	$2	$1	$(13)	$64
Fiscal 2005
Allowance for Doubtful Accounts Receivable	68	19	7	(20)	74
Fiscal 2004
Allowance for Doubtful Accounts Receivable	146	11	(9)	(80)	68

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Tyco International Ltd. Board of Directors:

        We have audited the accompanying balance sheets of Tyco Electronics Ltd., formerly Tyco Holdings (Bermuda) No. 4 Limited (the "Company") as of September 29, 2006 and September 30, 2005, and the related statements of income, parent company equity (deficit), and cash flows for each of the three fiscal years in the period ended September 29, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of September 29, 2006 and September 30, 2005, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 29, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
January 16, 2007
Dallas, Texas

TYCO ELECTRONICS LTD.
FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED
STATEMENTS OF INCOME
Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004
(in thousands of U.S. dollars)

	Fiscal
	2006	2005	2004
Income
Realized gain on investment	$—	$—	$1,300
Management fees	—	—	6

Net Income	$—	$—	$1,306

See Notes to Financial Statements.

TYCO ELECTRONICS LTD.
FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED
BALANCE SHEETS
As of September 29, 2006 and September 30, 2005
(in thousands of U.S. dollars)

	Fiscal
	2006	2005
Assets
Cash	$12	$—

Total Assets	$12	$—

Liabilities and Parent Company Equity (Deficit)
Short term liability due to a related party	$—	$992

Total Liabilities	—	992

Commitments and contingencies (Note 3)
Parent company investment	3,516	2,512
Retained deficit	(3,504)	(3,504)

Total Parent Company Equity (Deficit)	12	(992)

Total Liabilities and Parent Company Equity	$12	$—

See Notes to Financial Statements.

TYCO ELECTRONICS LTD.
FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED
STATEMENTS OF PARENT COMPANY EQUITY (DEFICIT)
Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004
(in thousands of U.S. dollars)

	Parent Company Investment	Retained Earnings (Deficit)	Total
Balance at October 1, 2003	$2,512	$(4,810)	$(2,298)
Net income	—	1,306	1,306

Balance at September 30, 2004	2,512	(3,504)	(992)

Balance at September 30, 2005	2,512	(3,504)	(992)
Capital contribution from Parent	1,004	—	1,004

Balance at September 29, 2006	$3,516	$(3,504)	$12

See Notes to Financial Statements.

TYCO ELECTRONICS LTD.
FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED
STATEMENTS OF CASH FLOWS
Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004
(in thousands of U.S. dollars)

	Fiscal
	2006	2005	2004
Cash Flows From Operating Activities:
Net income	$—	$—	$1,306
Adjustments to reconcile to net cash provided by operating activities:
Realized gain on investment	—	—	(1,300)

Net cash provided by operating activities	—	—	6
Cash Flows From Investing Activities:
Investment in Limited Liability Partnership	—	—	(1,000)
Proceeds from sale of investment in Limited Liability Partnership	—	—	3,300

Net cash provided by investing activities	—	—	2,300
Cash Flows From Financing Activities:
Net decrease in amounts due to a related party	(992)	—	(2,306)
Capital contribution from Parent	1,004	—	—

Net cash provided by (used in) financing activities	12	—	(2,306)

Net increase in cash	12	—	—
Cash at beginning of fiscal year	—	—	—

Cash at end of fiscal year	$12	$—	$—

See Notes to Financial Statements.

TYCO ELECTRONICS LTD.
FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED
NOTES TO FINANCIAL STATEMENTS

1.     History and Description of the Company

        Tyco Electronics Ltd. (the "Company") changed its name from Tyco Holdings (Bermuda) No. 4 Limited in December 2006. Until the Separation described in Note 6, the Company is a 100% owned subsidiary of Tyco International Ltd. (also a Bermuda company, which is publicly-traded on the New York and Bermuda stock exchanges). Tyco International Ltd. and its subsidiaries are referred to herein as "Tyco International" or "Parent." The Company has 12,000 shares authorized and outstanding with a par value of $1.00 per share.

2.     Basis of Presentation and Summary of Significant Accounting Policies

        Basis of Presentation.    The Financial Statements of the Company present the financial position, results of operations and cash flows of the Company as a subsidiary of Tyco International, including allocations and related party transactions (see Note 5). These financial statements have been prepared in United States dollars and in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone public company.

        Financial Instruments.    The Company's financial instruments consist of cash.

3.     Commitments and Contingencies

        Litigation.    In the normal course of its business, the Company may be subject to certain contractual obligations and litigation. In management's opinion, upon consultation with legal counsel, there is no current litigation which will materially affect the Company's financial position or results of operations.

4.     Taxation

        Under current Bermuda law, the Company is not required to pay taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Bermuda government that, in the event of income or capital gains taxes being imposed, the Company will be exempted from such taxes until the year 2016.

5.     Related Party Transactions

        Short Term Liability Due to Parent.    The Company receives short-term funding from Tyco International, payable on demand, to meet its periodic cash flow needs. Cash disbursements and collections, advances, loans and repayments between Tyco International and the Company have been reflected in "Short-term liability due to Parent" in the accompanying financial statements. Balances due to Tyco International at September 30, 2005 of $992 thousand were primarily related to funding of investments. Following a capital contribution from Tyco during fiscal 2006, the intercompany indebtedness was repaid in full.

6.     Separation Transaction

        On January 13, 2006, Tyco International announced that its Board of Directors had approved a plan to separate Tyco International into three independent separate, publicly-traded companies (the "Separation") identifying the electronics businesses of Tyco International as one of those three companies. Upon the Separation, Tyco Electronics Ltd. will be the parent company which will own the electronics businesses as of the Separation date and whose shares will be owned by the existing Tyco International shareholders. Tyco International intends to accomplish the Separation through distributions of shares to Tyco International shareholders that are tax-free for U.S. federal income tax purposes (the "Distribution"). Following the Distribution, Tyco International's shareholders will own 100% of the equity in all three companies. The Separation will not require a vote by Tyco International shareholders. The Company will be the public registrant which will own the electronics businesses of Tyco International.

PRELIMINARY PROSPECTUS

U.S. $2,000,000,000            % Notes due

                        , 2007

        Until                        , 2007 (90 days from the date of this prospectus), all dealers effecting transactions in the notes, whether or not participating in this offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the registrant in connection with the sale of the notes being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Item	Amount to be Paid
Securities and Exchange Commission registration fee		$137,700
Blue Sky fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Miscellaneous		*

Total	$	*

*
To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Bye-Law 102 of Tyco Electronics' Bye-Laws provides, in part, that Tyco Electronics shall indemnify its directors and other officers for all costs, losses and expenses that they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of fraud or dishonesty of the director or officer. However, such section permits Tyco Electronics to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

        Tyco Electronics maintains $             million of insurance to reimburse the directors and officers of Tyco Electronics and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Tyco Electronics or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Tyco Electronics pursuant to Section 16(b) of the Securities Exchange Act of 1934 (as amended) and deliberate dishonesty.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Memorandum of Association of Tyco Electronics Ltd.*
3.2	Certificate of Incorporation of Tyco Electronics Ltd.**
3.3	Form of Bye-laws of Tyco Electronics Ltd.*
3.4	Articles of Association of Tyco Electronics Group S.A.****
4.1	Form of Indenture*
4.2	Form of Note*
5.1	Opinion of Appleby Hunter Bailhache*
5.2	Opinion of Allen & Overy Luxembourg*
5.3	Opinion of Gibson, Dunn & Crutcher LLP*
8.1	Opinion of McDermott Will & Emery LLP*
10.1	Form of Separation and Distribution Agreement***
10.2	Form of Tax Sharing Agreement by and among Tyco International Ltd., Tyco Electronics Ltd. and Covidien Ltd.***
10.3	Tyco Electronics Ltd. 2007 Stock and Incentive Plan*
10.4	Director Deferred Compensation Plan*
10.5	Employment Agreement, dated October 1, 1999, between Tyco Electronics Logistics AG and Juergen Gromer*
10.6	Retention Agreement, dated March 22, 2006, between Tyco Electronics Ltd. and Juergen Gromer**
10.7	Employment Agreement, dated November 14, 2006, between Tyco Electronics Ltd. and Terrence Curtin*
10.8	Retention Agreement, dated May 26, 2006, between Tyco Electronics Ltd. and Terrence Curtin*
10.9	Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives*
10.10	Settlement Agreement, dated April 10, 2007, between Tyco Electronics AMP GmbH, Tyco Electronics Logistics AG, Tyco International Ltd. and Juergen Gromer***
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries***
23.1	Independent Auditors' Consent
23.2	Independent Auditors' Consent
23.3	Consent of Appleby Hunter Bailhache (included in Exhibit 5.1)
23.4	Consent of Allen & Overy Luxembourg (included in Exhibit 5.2)
23.5	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.3)
23.6	Consent of McDermott, Will & Emery LLP (included in Exhibit 8.1)
23.7	Consent of Duff & Phelps (included in Exhibit 99.1)
24.1	Power of Attorney****
25.1	Form of T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 with Respect to the Indenture*
99.1	Opinion of Duff & Phelps*
99.2	Consent of Juergen W. Gromer to be Named as Director Nominee*
99.3	Consent of Pierre R. Brondeau to be Named as Director Nominee*
99.4	Consent of Ram Charan to be Named as Director Nominee*
99.5	Consent of Robert M. Hernandez to be Named as Director Nominee*
99.6	Consent of Daniel J. Phelan to be Named as Director Nominee*
99.7	Consent of Frederic M. Poses to be Named as Director Nominee*
99.8	Consent of Lawrence S. Smith to be Named as Director Nominee*
99.9	Consent of Paula A. Sneed to be Named as Director Nominee*
99.10	Consent of David P. Steiner to be Named as Director Nominee*
99.11	Consent of Sandra S. Wijnberg to be Named as Director Nominee*

*
To be filed by amendment

**
Incorporated by reference to the registration statement on Form 10 filed by Tyco Electronics Ltd. on January 18, 2007

***
Incorporated by reference to the registration statement on Form 10 filed by Tyco Electronics Ltd. on April 20, 2007

****
Previously filed

  (b)
  Financial Statement Schedules

        Financial statement schedule II is included on page F-59. All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        1.     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        2.     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Berwyn, State of Pennsylvania, on the 18th day of May, 2007.

TYCO ELECTRONICS LTD.
By:	/s/ THOMAS J. LYNCH Thomas J. Lynch President (Principal executive officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons on May 18, 2007 in the capacities indicated below.

Signature	Title

/s/ THOMAS J. LYNCH Thomas J. Lynch	President and Director (Principal executive officer)
/s/ TERRENCE R. CURTIN Terrence R. Curtin	Executive Vice President and Director (Principal financial and accounting officer)
/s/ ROBERT A. SCOTT Robert A. Scott	Executive Vice President, Assistant Secretary and Director
/s/ THOMAS J. LYNCH Thomas J. Lynch	Authorized Representative in the United States

*
The undersigned does hereby sign this Amendment No. 2 to the Registration Statement on behalf of the above-indicated director or officer of Tyco Electronics Ltd. pursuant to a power of attorney executed by such director or officer.

By:	/s/ ROBERT A. SCOTT
Name:	Robert A. Scott
Attorney in fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on the 18th day of May, 2007.

TYCO ELECTRONICS GROUP S.A.
By:	/s/ MICHELANGELO STEFANI Michelangelo Stefani Managing Director (Principal executive, financial and accounting officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons on May 18, 2007 in the capacities indicated below.

Signature	Title

/s/ MICHELANGELO STEFANI Michelangelo Stefani	Managing Director (Principal executive, financial and accounting officer)
/s/ KEVIN O'KELLY-LYNCH Kevin O'Kelly-Lynch	Managing Director
/s/ MADELEINE BARBER Madeleine Barber	Director
/s/ MARIO CALASTRI Mario Calastri	Director
/s/ ERIC GREEN Eric Green	Director
/s/ MARTINA HUND-MEJEAN Martina Hund-Mejean	Director
/s/ THOMAS J. LYNCH Thomas J. Lynch	Authorized Representative in the United States

*
The undersigned does hereby sign this Amendment No. 2 to the Registration Statement on behalf of the above-indicated director or managing director of Tyco Electronics Group S.A., pursuant to a power of attorney executed by such director or managing director.

By:	/s/ MICHELANGEO STEFANI
Name:	Michelangelo Stefani Attorney in fact

QuickLinks

TABLE OF CONTENTS
MARKET AND INDUSTRY DATA
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
RISK FACTORS
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
THE SEPARATION
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER OPERATING DATA
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
The Electronics Businesses of Tyco International Ltd. Unaudited Pro Forma Combined Statement of Income Six Months Ended March 30, 2007
The Electronics Businesses of Tyco International Ltd. Unaudited Pro Forma Combined Statement of Income Fiscal Year Ended September 29, 2006
The Electronics Businesses of Tyco International Ltd. Unaudited Pro Forma Combined Balance Sheet As of March 30, 2007
The Electronics Businesses of Tyco International Ltd. Notes to Unaudited Pro Forma Combined Financial Statements
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 30, 2007 AND MARCH 31, 2006
RESULTS OF OPERATIONS FOR FISCAL 2006, FISCAL 2005, AND FISCAL 2004
INDUSTRY OVERVIEW
BUSINESS
DESCRIPTION OF THE NOTES AND THE GUARANTEE
RELATIONSHIP WITH TYCO INTERNATIONAL AND COVIDIEN
MANAGEMENT OF TYCO ELECTRONICS
Individual Grants
MANAGEMENT OF TEGSA
DESCRIPTION OF OTHER INDEBTEDNESS
SECURITY OWNERSHIP OF TYCO INTERNATIONAL AND TYCO ELECTRONICS
LUXEMBOURG, BERMUDA AND U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
ENFORCEMENT OF CIVIL LIABILITIES
VALIDITY OF THE NOTES AND THE GUARANTEE
EXPERTS
INDEX TO INTERIM FINANCIAL STATEMENTS
INDEX TO ANNUAL FINANCIAL STATEMENTS THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD.
TYCO ELECTRONICS LTD.
THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF INCOME (UNAUDITED)
THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD. COMBINED BALANCE SHEETS (UNAUDITED)
THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD. NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Combined Statement of Income For the Six Months Ended March 30, 2007
Combined Statement of Income For the Six Months Ended March 31, 2006
Combined Balance Sheet As of March 30, 2007
Combined Balance Sheet As of September 29, 2006
Combined Statement of Cash Flows For the Six Months Ended March 30, 2007
Combined Statement of Cash Flows For the Six Months Ended March 31, 2006
Pro Forma Consolidating Statement of Income For the Six Months Ended March 30, 2007
Pro Forma Consolidating Balance Sheet As of March 30, 2007
Pro Forma Consolidating Statement of Cash Flows For the Six Months Ended March 30, 2007
TYCO ELECTRONICS LTD. FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED STATEMENTS OF INCOME (UNAUDITED) (in thousands of U.S. dollars)
TYCO ELECTRONICS LTD. FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED BALANCE SHEETS (UNAUDITED) (in thousands of U.S. dollars)
TYCO ELECTRONICS LTD. FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands of U.S. dollars)
TYCO ELECTRONICS LTD. FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF INCOME (RESTATED) Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004
THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD. COMBINED BALANCE SHEETS (RESTATED) As of September 29, 2006 and September 30, 2005
THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF PARENT COMPANY EQUITY (RESTATED) Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004
THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF CASH FLOWS (RESTATED) Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004
THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD. NOTES TO COMBINED FINANCIAL STATEMENTS
Combined Statement of Income For the Year Ended September 29, 2006
Combined Statement of Income For the Year Ended September 30, 2005
Combined Statement of Income For the Year Ended September 30, 2004
Combined Balance Sheet As of September 29, 2006
Combined Balance Sheet As of September 30, 2005
Combined Statement of Cash Flows For the Year Ended September 29, 2006
Combined Statement of Cash Flows For the Year Ended September 30, 2005
Combined Statement of Cash Flows For the Year Ended September 30, 2004
Pro Forma Consolidating Statement of Income For the Year Ended September 29, 2006 Unaudited
Pro Forma Consolidating Balance Sheet As of September 29, 2006 Unaudited
Pro Forma Consolidating Statement of Cash Flows For the Year Ended September 29, 2006 Unaudited
THE ELECTRONICS BUSINESSES OF TYCO INTERNATIONAL LTD. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TYCO ELECTRONICS LTD. FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED STATEMENTS OF INCOME Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004 (in thousands of U.S. dollars)
TYCO ELECTRONICS LTD. FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED BALANCE SHEETS As of September 29, 2006 and September 30, 2005 (in thousands of U.S. dollars)
TYCO ELECTRONICS LTD. FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED STATEMENTS OF PARENT COMPANY EQUITY (DEFICIT) Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004 (in thousands of U.S. dollars)
TYCO ELECTRONICS LTD. FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED STATEMENTS OF CASH FLOWS Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004 (in thousands of U.S. dollars)
TYCO ELECTRONICS LTD. FORMERLY TYCO HOLDINGS (BERMUDA) NO. 4 LIMITED NOTES TO FINANCIAL STATEMENTS
PRELIMINARY PROSPECTUS
, 2007
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
SIGNATURES